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Proxy Statement/Prospectus Table of Contents
Index to Financial Statements

As filed with the Securities and Exchange Commission on March 26, 2002

Registration No. 333-73466

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PERFICIENT, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7371 (Primary Standard Industrial Classification Code Number)	74-2853258 (I.R.S. Employer Identification Number)

7600-B North Capital of Texas Highway
Austin, Texas 78731
(512) 531-6000
(Address and telephone number of registrant's principal executive offices)

John T. McDonald
7600-B North Capital of Texas Highway
Austin, Texas 78731
(512) 531-6000
(Name, address, and telephone number of agent for service)

Copies to:

Jeffrey A. Baumel, Esq. McCarter & English, LLP Four Gateway Center 100 Mulberry Street Newark, New Jersey 07101-0652 (973) 622-4444	A.J. Chivetta, Esq. Armstrong Teasdale LLP One Metropolitan Square, Suite 2600 211 N. Broadway St. Louis, Missouri 63102 (314) 621-5070	Michael J. Kolar, Esq. Oppenheimer Wolff &Donnelly, LLP Plaza VII, Suite 3400 45 South 7th Street Minneapolis, Minnesota 55402 (612) 607-7205

        Approximate date of commencement of proposed sale of the securities to the public:    As promptly as practicable after this Registration Statement, the proposed merger of Primary Webworks, Inc., d/b/a Vertecon, Inc., with and into Perficient Vertecon, Inc., a wholly-owned subsidiary of the Registrant, and the proposed merger of Javelin Solutions, Inc. with and into Perficient Javelin, Inc., a wholly-owned subsidiary of the Registrant, become effective, as described herein.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box / /

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PERFICIENT, INC.
7600-B North Capital of Texas Highway
Austin, Texas 78731

                                  March 26, 2002

Dear Fellow Stockholder:

        On behalf of the Board of Directors of Perficient, Inc. ("Perficient"), I cordially invite you to attend a Special Meeting of Stockholders (the "Special Meeting") of Perficient, Inc. The Special Meeting will be held at Perficient's offices at 7600B North Capital of Texas Highway, Austin, Texas, 78731 on April 23, 2002, at 10:00 a.m. Central Standard Time. The formal notice of the Special Meeting appears on the next page. During the Special Meeting, stockholders who are present will have the opportunity to meet and ask questions of our senior management team.

        THE PROPOSALS. At the Special Meeting, you will be asked to consider, among others, the following proposals:

        THE STOCK ISSUANCE IN CONNECTION WITH THE VERTECON MERGER. At the Perficient Special Meeting, you will be asked to consider and approve a proposal to authorize the issuance of up to 2,092,287 shares of common stock of Perficient, par value $.001 per share, to the stockholders of Vertecon. The shares will be issued in a merger between a wholly-owned subsidiary of Perficient and Vertecon. Vertecon is an eBusiness solutions provider that employs over 40 professionals at its St. Louis, Missouri headquarters.

        Our Board of Directors unanimously approved the Vertecon Merger Agreement, the Vertecon Merger and the Vertecon Stock Issuance and recommends that you vote FOR the Vertecon Stock Issuance in connection with the Vertecon Merger.

        THE STOCK ISSUANCE IN CONNECTION WITH THE JAVELIN MERGER. At the Perficient Special Meeting, you will be asked to consider and approve a proposal to authorize the issuance of up to 2,216,255 shares of common stock of Perficient, par value $.001 per share, to the stockholders of Javelin. The shares will be issued in a merger between a wholly-owned subsidiary of Perficient and Javelin. Javelin is an eBusiness consulting services provider that employs approximately 45 professionals at its Minneapolis, Minnesota headquarters.

        Our Board of Directors unanimously approved the Javelin Merger Agreement, the Javelin Merger and the Javelin Stock Issuance and recommends that you vote FOR the Javelin Stock Issuance in connection with the Javelin Merger.

        THE SPECIAL MEETING. All stockholders are invited to attend the Special Meeting in person. The stock issuance in connection with the Vertecon Merger, the stock issuance in connection with the Javelin Merger, the stock issuance in connection with the conversion of Series A Preferred Stock and exercise of Warrants (as described in the accompanying proxy statement) and the amendment to the Perficient Option Plan (as described in the accompanying proxy statement) each require the affirmative vote of a majority of shares of Perficient common stock cast in person or by proxy at the Perficient Special Meeting. Officers, directors and stockholders of Perficient, owning in the aggregate more than 50% of the issued and outstanding shares of Perficient common stock, have agreed, under certain voting agreements, to vote their shares in favor of the Vertecon Stock Issuance, the Javelin Stock Issuance and the issuance of stock upon conversion of the Series A Preferred Stock and exercise of the Warrants. Accordingly, the approval of these matters is assured.

        Whether or not you expect to attend the Perficient Special Meeting in person, please complete, sign and promptly return the enclosed proxy card in the enclosed envelope, which does not require postage if mailed in the United States, to assure representation of your shares. You may revoke your proxy at any time before it has been voted, and if you attend the meeting you may vote in person even if you have previously returned you proxy card.

        Stockholders are urged to review carefully the information contained in the accompanying proxy statement. We believe that interaction between stockholders and management is important and hope that you will be able to attend the Special Meeting. Your interest and support in the affairs of Perficient are appreciated.

                      Sincerely,

                      /s/ John T. McDonald
                      John T. McDonald
                       Chairman of the Board and Chief Executive Officer

PERFICIENT, INC.
7600-B North Capital of Texas Highway
Austin, Texas 78731

Notice Of Special Meeting Of Stockholders To Be Held April 23, 2002

        NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of Perficient, Inc. ("Perficient") will be held at Perficient's offices at 7600B North Capital of Texas Highway, Austin, Texas, 78731 on April 23, 2002 at 10:00 a.m., Central Standard Time for the following purposes:

  (1)
  To approve the issuance of up to 2,092,287 shares of Perficient common stock in connection with the acquisition of Primary Webworks, Inc. d/b/a Vertecon, Inc. ("Vertecon") through a merger (the "Vertecon Merger") of Vertecon with and into Perficient Vertecon, Inc., a subsidiary of Perficient ("Vertecon Merger Sub"), under an Agreement and Plan of Merger, dated as of September 30, 2001, by and among Perficient, Vertecon Merger Sub, Vertecon and certain shareholders of Vertecon (the "Vertecon Merger Agreement");

  (2)
  To approve the issuance of up to 2,216,255 shares of Perficient common stock in connection with the acquisition of Javelin Solutions, Inc. ("Javelin") through a merger (the "Javelin Merger") of Javelin with and into Perficient Javelin, Inc., a subsidiary of Perficient ("Javelin Merger Sub"), under an Agreement and Plan of Merger, dated as of October 26, 2001, by and among Perficient, Javelin Merger Sub, Javelin and the shareholders of Javelin (the "Javelin Merger Agreement");

  (3)
  To approve the issuance of up to 2,976,000 shares of common stock upon conversion of shares of Series A Convertible Preferred Stock and the exercise of common stock purchase Warrants;

  (4)
  To approve an amendment to the Perficient 1999 Stock Option/Stock Issuance Plan (the "Perficient Option Plan") to increase the number of shares of Perficient common stock underlying the plan to 4,346,085 shares; and

  (5)
  To approve such other matters that come before the Special Meeting, or any adjournment thereof, that are required to be approved by the stockholders of Perficient.

        The Board of Directors of Perficient has fixed the close of business on March 4, 2002, as the record date for the determination of stockholders of Perficient entitled to notice of, and to vote at, the Special Meeting. Only holders of record of Perficient common stock at the close of business on that date will be entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. The stock issuances in connection with the proposed mergers, the stock issuances in connection with the conversion of the Series A Preferred Stock and exercise of the Warrants, the Perficient Option Plan amendment and other related matters are more fully described in the accompanying proxy statement and the Appendices thereto, which form a part of this notice and should be read carefully by all stockholders.

        Your attention is directed to the accompanying Proxy Statement for further information regarding each proposal to be made.

        All stockholders are asked to complete, sign and date the enclosed proxy and return it promptly by mail in the enclosed self-addressed envelope, which does not require postage if mailed in the United States.

                      By Order of the Board of Directors

                      /s/ Matthew Clark
                      Matthew Clark
                      Secretary

March 26, 2002
Austin, Texas

PERFICIENT, INC.

Proxy Statement/Prospectus

        This proxy statement/prospectus is furnished by the Board of Directors of Perficient, Inc., a Delaware corporation, in connection with the solicitation of proxies to be used at the Special Meeting of Stockholders to be held on April 23, 2002 at Perficient's offices at 7600B North Capital of Texas Highway, Austin, Texas, 78731 at 10:00 a.m., Central Standard Time, and at any adjournment thereof.

        Only stockholders who hold common stock of Perficient at the close of business on March 4, 2002, the record date, will be entitled to vote at the Special Meeting. At the Special Meeting, Perficient shareholders will be asked to approve:

  •
  the issuance of up to 2,092,287 shares of Perficient common stock in connection with the acquisition of Primary Webworks, Inc. d/b/a Vertecon, Inc. through a merger of Vertecon with and into Perficient Vertecon, Inc., a wholly-owned subsidiary of Perficient;

  •
  the issuance of up to 2,216,255 shares of Perficient common stock in connection with the acquisition of Javelin Solutions, Inc. through a merger of Javelin with and into Perficient Javelin, Inc., a wholly-owned subsidiary of Perficient;

  •
  The issuance of up to 2,976,000 shares of common stock upon conversion of shares of Series A Convertible Preferred Stock and the exercise of common stock purchase Warrants;

  •
  To approve an amendment to the Perficient 1999 Stock Option/Stock Issuance Plan to increase the number of shares of Perficient common stock authorized for issuance under the plan to 4,346,085 shares; and

  •
  To approve such other matters that come before the Special Meeting, or any adjournment thereof, that are required to be approved by the stockholders of Perficient.

        Whether or not you plan to attend the Special Meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. Your vote is very important.

        This proxy statement/prospectus is also Perficient's offering document or prospectus for the shares of Perficient common stock to be issued in connection with the proposed Vertecon and Javelin mergers. Perficient common stock is listed on the Nasdaq SmallCap Market under the symbol "PRFT."

        We encourage you to read this entire document carefully. IN PARTICULAR, PLEASE CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 23 OF THIS PROXY STATEMENT/PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGERS OR THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED THAT THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Proxy Statement/Prospectus dated March 26, 2002, and first mailed to stockholders on or about March 28, 2002.

Proxy Statement/Prospectus Table of Contents

DOCUMENTS INCORPORATED BY REFERENCE

        This proxy statement/prospectus incorporates important business and financial information about Perficient that is not included in or delivered with this document. This information is available without charge to our stockholders upon written or oral request at the following address and telephone number:

Perficient, Inc.
7600-B North Capital of Texas Highway
Suite 340
Austin, Texas 78731
(512) 531-6000
Attention: Matthew Clark, Secretary

        IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY APRIL 16, 2002 IN ORDER TO RECEIVE THEM BEFORE THE PERFICIENT SPECIAL MEETING.

        See "Where You Can Find More Information" (page 129).

QUESTIONS AND ANSWERS

Q.
Why are we acquiring Vertecon and Javelin?

A.
We are proposing each of the two mergers because we believe that the combined strengths of Vertecon and Javelin with our established expertise will enable us to accelerate our growth as, in management's opinion, a leading provider of eBusiness solutions in the Midwestern and Southwestern United States. Each of Vertecon and Javelin bring to Perficient a presence in their respective markets, St. Louis and Minnesota, important customer relationships, an increased base of information technology professionals and technology expertise. As a result, Perficient will have a staff of more than 180 information technology professionals in five offices in the United States, Canada and Europe with an expectation of having more than 250 significant client relationships. By adding the resources and expertise of Vertecon and Javelin to Perficient's existing infrastructure, we can create the potential for more accelerated growth and stronger operating results than we could have achieved without the acquisitions.

Q.
Why am I receiving these materials?

A.
We have entered into an agreement with Vertecon to acquire Vertecon by merger into our subsidiary by exchanging Perficient common stock and cash for all of the outstanding stock of Vertecon. We have also entered into an agreement with Javelin to acquire Javelin by merger into our subsidiary by exchanging Perficient common stock and promissory notes for all of the outstanding stock of Javelin. Each of Perficient's and Vertecon's respective boards of directors has approved the Vertecon Merger Agreement and key shareholders of Vertecon have agreed to vote in favor of the Vertecon merger. Each of Perficient's and Javelin's respective boards of directors and Javelin's stockholders have approved the Javelin Merger Agreement. To accomplish each of the Vertecon Merger and the Javelin Merger, we will be issuing in excess of 20% of the outstanding shares of Perficient common stock. Under the rules of the Nasdaq, current Perficient stockholders must approve of the issuance of these additional shares. We are sending you these materials to help you decide whether to approve the Vertecon Stock Issuance and the Javelin Stock Issuance. Additionally, we are requesting approval of the stock issuances in connection with the conversion of the Series A Preferred Stock and exercise of the Warrants and an amendment to our current option plan.

Q.
Are the two acquisitions mutually conditioned upon each other?

A.
Our agreement with Javelin provides that the closing of the acquisition of Vertecon is one of the conditions of the closing of the Javelin merger. Since the agreement with Vertecon was signed a month prior to the execution of the agreement with Javelin, it does not reference the Javelin acquisition. In addition, officers, directors and stockholders of Perficient, owning in the aggregate more than 50% of the issued and outstanding shares of Perficient common stock, have agreed, under a voting agreement, to vote their shares in favor of the Vertecon Stock Issuance and the Javelin Stock Issuance. Accordingly, the approval of these matters is assured. Therefore, since the Javelin acquisition depends upon the acquisition of Vertecon, and the outcome is assured, it is extremely unlikely that one transaction would close without the other.

Q.
When is the Special Meeting?

A.
The Special Meeting will take place on April 23, 2002 at 10:00 a.m. Central Standard Time.

Q.
When do you expect the mergers to be completed?

A.
We are working toward completing the Vertecon Merger and Javelin Merger as quickly as possible. We hope to complete both mergers by April 30, 2002.

Q.
Does the Perficient Board of Directors recommend voting in favor of the Vertecon Stock Issuance and the Javelin Stock Issuance?

A.
Our board of directors has unanimously determined that each of the Vertecon Stock Issuance and the Javelin Stock Issuance is fair to, and in the best interests of, the Perficient stockholders, and unanimously recommends that stockholders vote FOR the approval of the Vertecon Stock Issuance and the Javelin Stock Issuance and the transactions contemplated thereby.

Q.
How will the Vertecon Stock Issuance and the Javelin Stock Issuance affect my ownership of Perficient?

A.
You will have the same number of shares of Perficient common stock you presently have, with substantially all of the rights you now hold. However, your shares will represent a significantly smaller percentage of the total shares that will be outstanding after all of the shares are issued pursuant to the Vertecon Stock Issuance and the Javelin Stock Issuance, as compared to your current percentage ownership in Perficient. After the Vertecon Merger and the Javelin Merger, however, Perficient should have significantly more resources than does the current Perficient, including additional revenue, additional customer contracts and relationships, more technical and sales professionals, additional senior management expertise, delivery methodologies and an extended geographic reach.

Q.
Who can vote on the Vertecon Stock Issuance, the Javelin Stock Issuance, the stock issuances in connection with the conversion of the Series A Preferred Stock and exercise of the Warrants and the amendment to the Perficient Option plan?

A.
Holders of Perficient common stock at the close of business on March 4, 2002, the Record Date relating to the Special Meeting, may vote on the Vertecon Stock Issuance, the Javelin Stock Issuance, the stock issuances in connection with the conversion of the Series A Preferred Stock and exercise of the Warrants and the amendment of the Perficient Option Plan.

Q.
Why didn't Perficient retain an outside party to render a fairness opinion in connection with the Vertecon Merger and the Javelin Merger?

A.
Our Board of Directors chose not to retain a fairness opinion from an outside financial advisor with respect to the Vertecon Merger and the Javelin Merger. We concluded that given that both acquisitions are small and relatively routine, the business model of each of Vertecon and Javelin is similar enough to Perficient's business model that we could evaluate it without the help of an outside advisor, and that we have enough in-house sophistication, knowledge and expertise to assist the Board in evaluating the financial impact of the acquisitions and the fairness of the acquisition terms.

Q.
What if I do not vote or abstain?

A.
If you fail to respond, it will have the same effect as a vote against the matters to be considered at the Special Meeting.

•
If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the matters to be considered at the Special Meeting.

•
If you respond and abstain from voting, your proxy will have the same effect as a vote against the matters to be considered at the Special Meeting.

Q.
Do I have Appraisal Rights?

A.
Because Perficient is the surviving company and the mergers of Vertecon and Javelin are with our subsidiaries, stockholders of Perficient are not entitled to appraisal rights.

Q.
What do I need to do now?

A.
Read this proxy statement/prospectus. Then, if you choose to vote by proxy, complete your proxy card and indicate how you want to vote. Sign and mail the proxy card in the enclosed return envelope as soon as possible. You should complete, sign and return your proxy card even if you currently expect to attend the Special Meeting and vote in person. Mailing in a proxy card now will not prevent you from later canceling or "revoking" your proxy right up to the day of the Special Meeting, and you will ensure that your shares get voted if you later find you are unable to attend. If you sign and send in the proxy card and do not indicate how you want to vote, your proxy will be voted FOR the Vertecon Stock Issuance, FOR the Javelin Stock Issuance, FOR the issuance of common stock upon conversion of the Series A Preferred Stock and exercise of the Warrants and FOR the Option Plan Amendment.

Q.
Can I change my vote after I have mailed my signed proxy card?

A.
Yes. You can change your vote at any time before the vote is taken at the Special Meeting. You can do this in one of three ways. First, you can send a written notice dated later than your proxy card stating that you would like to revoke your current proxy. Second, you can complete and submit a new proxy card dated later than your original proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the Secretary of Perficient at 7600-B North Capital of Texas Highway, Suite 340, Austin, Texas 78731. We must receive the notice or new proxy card before the vote is taken at the Special Meeting. Third, you can attend the Special Meeting and vote in person. Simply attending the Special Meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker as to how to change your vote.

Q.
If my broker holds my shares in "street name," will my broker vote my shares for me?

A.
YOUR BROKER WILL VOTE YOUR SHARES ONLY IF YOU TELL THE BROKER HOW TO VOTE. TO DO SO, FOLLOW THE DIRECTIONS YOUR BROKER PROVIDES. WITHOUT INSTRUCTIONS, YOUR BROKER WILL NOT VOTE YOUR SHARES AND THE FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE VERTECON STOCK ISSUANCE, A VOTE AGAINST THE JAVELIN STOCK ISSUANCE, A VOTE AGAINST THE STOCK ISSUANCES IN CONNECTION WITH THE CONVERSION OF THE SERIES A PREFERRED STOCK AND EXERCISE OF THE WARRANTS AND A VOTE AGAINST THE OPTION PLAN AMENDMENT.

Q.
What will Vertecon stockholders receive in the Vertecon Merger?

A.
As part of the merger of Vertecon into a wholly-owned subsidiary of Perficient, Vertecon stockholders will receive in the aggregate up to a maximum of 2,092,287 shares of Perficient common stock. On a per share basis, each Vertecon shareholder will get the right to receive up to 0.14 shares of Perficient common stock in exchange for each share of Vertecon common stock he/she owns.

Example:

  •
  If a person currently owns 100,000 shares of Vertecon common stock, then after the Vertecon Merger he will receive up to 13,828 shares of Perficient common stock. The value of the Perficient common stock that a Vertecon stockholder will receive depends on the market price of Perficient common stock immediately following the Vertecon Merger.

  •
  On January 31, 2002, the closing price of Perficient common stock on the Nasdaq SmallCap Market was $1.30. Applying the exchange ratio, on that date, each holder of Vertecon common stock, assuming Vertecon receives the maximum number of shares, would be entitled to receive Perficient common stock with a market value of approximately $0.18 for each share of Vertecon common stock. However, the market price for Perficient common stock is likely to change between now and the date of the consummation of the Vertecon Merger. You are urged to obtain current price quotes for Perficient common stock.

  Perficient will not issue fractional shares. Instead, holders of Vertecon common stock will receive cash for any fractional shares of Perficient common stock owed to them based on the average closing price of Perficient common stock for the twenty trading days prior to the closing of the Vertecon Merger.

Q.
What will Javelin stockholders receive in the Javelin Merger?

A.
As part of the merger of Javelin with and into a wholly-owned subsidiary of Perficient, Javelin stockholders will receive in the aggregate, promissory notes with an aggregate principal amount equal to up to $1,500,000 and up to 2,216,255 shares of Perficient common stock. On a per share basis, each Javelin shareholder will receive a promissory note in the principal amount of up to approximately $0.18 and the right to receive up to 0.27 shares of Perficient common stock in exchange for each share of Javelin common stock they own.

Example:

  •
  If a person currently owns 100,000 shares of Javelin common stock, then after the merger he will receive a promissory note in the amount of up to $18,277 and up to 27,004 shares of Perficient common stock. The value of the Perficient common stock that a Javelin stockholder will receive depends on the price of Perficient common stock immediately after the Javelin Merger.

  •
  On January 31, 2002 the closing price of Perficient common stock on the Nasdaq SmallCap Market was $1.30. Applying the exchange ratio, on that date, each holder of Javelin common stock would be entitled to receive Perficient common stock with a market value of approximately $0.35 for each share of Javelin common stock. However, the market price for Perficient common stock is likely to change between now and the date of the consummation of the Javelin Merger. You are urged to obtain current price quotes for Perficient common stock.

        The consideration paid to the Javelin shareholders may be reduced according to a formula depending upon the value of certain of Javelin's assets on the closing date of the merger. Perficient will not issue fractional shares. Instead, holders of Javelin common stock will receive cash for any fractional shares of Perficient common stock owed to them based on the average closing price of Perficient common stock for the twenty trading days prior to the closing of the Javelin Merger.

WHO CAN HELP ANSWER YOUR QUESTIONS

        If you have more questions about the Special Meeting or the Vertecon Stock Issuance, the Javelin Stock Issuance, the Series A Preferred Stock or Warrants or the Option Plan Amendment you should contact:

Perficient
7600-B North Capital of Texas Highway
Suite 340
Austin, Texas 78731
Attention: Matthew Clark, Secretary
(512) 531-6000

SUMMARY

        The following is a brief summary of certain information contained elsewhere in this proxy statement/prospectus. This summary discusses the most material aspects of the transactions and is not intended to be a complete description and is qualified in its entirety by, and should be read in conjunction with, the more detailed information contained elsewhere in this proxy statement/prospectus and the documents incorporated herein by reference. This proxy statement/prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in those forward-looking statements as a result of the factors described under the heading "Risk Factors" and elsewhere in this prospectus. All references to "we," "us," and/or "our" in this proxy statement/prospectus refer to Perficient, Inc. and its direct and indirect subsidiaries.

The Special Meeting (page 35)

        The Special Meeting will be held at 10:00 a.m. Central Standard Time on April 23, 2002. At the Special Meeting, Perficient stockholders will be asked to approve the following:

  •
  The issuance of up to 2,092,087 shares of Perficient common stock in connection with the acquisition of Vertecon through a merger of Vertecon with and into a wholly-owned subsidiary of Perficient;

  •
  The issuance of up to 2,216,255 shares of Perficient common stock (subject to reduction under certain limited circumstances) in connection with the acquisition of Javelin through a merger of Javelin with and into a wholly-owned subsidiary of Perficient;

  •
  The issuance of up to 2,976,000 shares of common stock upon conversion of shares of Series A Convertible Preferred Stock and the exercise of common stock purchase Warrants;

  •
  An amendment to the Perficient 1999 Stock Option/Stock Issuance Plan to increase the number of shares of Perficient common stock underlying the plan to 4,346,085 shares; and

  •
  Such other matters that come before the Special Meeting, or any adjournment thereof, that are required to be approved by the stockholders of Perficient.

        The Special Meeting will be held at Perficient's offices at 7600B North Capital of Texas Highway, Austin, Texas 78731. You can vote, or submit a proxy to vote, at the Special Meeting if you were a record holder of Perficient common stock at the close of business on March 4, 2002. You can vote your shares by attending the meeting and voting in person or you can mark the enclosed proxy card with your vote, sign it and mail it in the enclosed return envelope. You can revoke your proxy at any time before it has been voted.

Record Date and Voting (page 35)

        Our Board of Directors has fixed March 4, 2002 as the record date for determination of holders of Perficient common stock entitled to notice of, and to vote at, the Special Meeting. Only holders of record of Perficient common stock at the close of business on the record date will be entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof.

        Approval of each of the Vertecon Stock Issuance, the Javelin Stock Issuance, the stock issuances in connection with the conversion of the Series A Preferred Stock and exercise of the Warrants and Option Plan Amendment requires the affirmative vote of the majority of the total votes cast regarding each proposal.

Perficient, Vertecon and Javelin

Perficient, Inc.
7600-B North Capital of Texas Highway
Suite 340
Austin, Texas 78731
Telephone No.: (512) 531-6000

        Perficient is an eBusiness solutions and technology services provider to large and major midsize companies. Perficient enables its clients and partners to optimize profitability and strengthen customer relationships by providing deep technical expertise around middleware, portals and content management and by providing reliable, quick-to-market eBusiness solutions. Perficient employs more than 90 professionals in five offices in the United States, Canada and Europe. Perficient's partners are eBusiness technology and services providers including IBM, Vignette, Stellant, and Interwoven. Perficient's common stock is traded on the Nasdaq Smallcap Market and the Boston Stock Exchange. Perficient was incorporated in Texas in September 1997, and in May 1999 was reincorporated in Delaware.

Recent Developments

        During the first through third quarters of 2001, we implemented certain cost reduction initiatives and workforce reductions resulting in charges of approximately $289,000 during the first quarter of 2001, $143,000 during the second quarter of 2001 and $211,000 during the third quarter of 2001, consisting mostly of severance costs to former employees and the satisfaction of our remaining commitment under an office space lease we no longer utilize as a result of our workforce reductions. The workforce reductions during the third quarter of 2001 also include actions taken in connection with the integration plan and elimination of duplicate roles in anticipation of the merger with Vertecon. As part of this restructuring, Perficient reduced its workforce by a total of 84 employees, of which 66 were technology professionals and 18 were involved in selling, general administration and marketing. As of December 31, 2001, approximately $23,000 of restructuring costs is included in other current liabilities.

        During the third quarter of 2001, we recognized an impairment charge of approximately $27 million to write down the carrying value of our goodwill and other intangibles for the amount by which the carrying value of goodwill and other intangibles exceeded fair value based on undiscounted cash flows.

Primary Webworks, Inc. d/b/a Vertecon, Inc.
622 Emerson Road, Suite 400
Creve Coeur, Missouri 63141
(314) 995-8800

        Vertecon is a St. Louis based eBusiness solutions provider which uses advanced technology solutions to create competitive business advantages for their clients. Vertecon provides its customers with comprehensive solutions across the e-Business life cycle, including strategy, architecture, design, development and implementation services. Vertecon employs more than 40 professionals in its St. Louis office. Its partners include IBM, Microsoft, DIGEX, Stellant, Oracle and Sun. Vertecon was founded in 1999 and between the date of its founding and December 31, 2001, incurred losses of approximately $2,417,480. In addition, at December 31, 2001, it had a working capital deficit of $1,516,539. Perficient believes that it will be able to implement a plan to integrate the resources, expertise and client relationships of Vertecon into its own and reduce substantially the operating costs and inefficiencies previously experienced by Vertecon. Vertecon does not have any class of stock that is publicly traded. However, it has 84 stockholders of record.

Javelin Solutions, Inc.
100 North 6th Street, Suite 935C
Minneapolis, Minnesota 55403

        Javelin Solutions, Inc. is a Minneapolis-based professional services firm providing eBusiness strategy consulting, application design, implementation and integration services to large and major midsize companies. Javelin helps its clients define eBusiness strategies to improve their competitive position and business efficiency and then designs, develops and implements solutions to execute those strategies. Javelin has the expertise to solve complex eBusiness challenges and create solutions that provide its clients with significant competitive advantages. Javelin offers a full range of integrated services consisting of strategic consulting, design of information architectures and the creation, customization and implementation of software applications. Javelin also provides consulting services to help clients address security issues and web hosting decisions. As part of these services, Javelin provides application management services for its clients. Javelin employs more than 45 professionals from its Minnesota facilities. Its partners include IBM, ATG, and BEA. From the date of its formation, Javelin achieved moderate growth, yet Perficient believes that its growth is limited by its geographical isolation and by its inability to identify additional sources of capital. Javelin has 6 stockholders and does not have a class of stock that is publicly traded. Javelin was founded in 1996.

PROPOSAL 1—THE VERTECON STOCK ISSUANCE

General (page 38)

        If the Vertecon Stock Issuance is approved and the Vertecon Merger is consummated, Vertecon will merge with and into a wholly-owned subsidiary of Perficient. As consideration for the merger, the outstanding shares of Vertecon common stock will be converted into the right to receive an aggregate of up to 2,092,287 shares of Perficient common stock. The Vertecon Merger Agreement provides that Perficient will withhold and deposit in escrow one-half of the shares of Perficient common stock issued to certain key employees of Vertecon and one-quarter of the shares of Perficient common stock issued to certain non-employee stockholders of Vertecon in connection with the merger subject to forfeiture under certain conditions relating to the retention of employees and indemnification for breaches of representations, warranties and covenants under the merger agreement.

        The purchase price of Vertecon is estimated to be $3,384,000 consisting of the value of common stock ($3,013,000), the assumption of options to purchase shares of Perficient common stock ($36,000), and direct acquisition costs ($335,000).

Description of the Vertecon Merger

  The Vertecon Merger Agreement (page 46)

        The Vertecon Merger Agreement is included as Appendix A to this Proxy Statement. It is the legal document that governs the Vertecon Merger and is incorporated herein by reference.

  Structure of the Vertecon Merger (page 46)

        The Vertecon Merger Agreement provides that Perficient will acquire Vertecon by merger, with Vertecon being merged into a wholly-owned subsidiary of Perficient. We hope to complete the merger as soon as possible following the Special Meeting.

  What We Will Issue In the Vertecon Merger—The Vertecon Stock Issuance (page 46)

        Upon consummation of the Vertecon Merger, all shares of Vertecon common stock outstanding will be converted into the right to receive, among other things, an aggregate of up to 2,092,287 shares of Perficient common stock. The shares of Perficient common stock to be issued in connection with the merger will be allocated among the Vertecon stockholders in proportion to the number of shares of Vertecon that each holds. Perficient will pay cash in lieu of any fractional shares. We will also issue options to purchase common stock of Perficient to holders of options to purchase common stock of Vertecon in connection with our assumption of Vertecon's option plan.

  Some Vertecon Directors and Officers Will Become Executive Officers of Perficient (page 48)

        If we complete the Merger, a number of Vertecon officers will become directors and/or members of management of Perficient. Our Board of Directors will elect Charles Windsor, the former President and Chief Executive Officer of Vertecon, as a member of the Board of Directors of Perficient, Jeffrey Davis, the Vice President of Operations of Vertecon, as Chief Operating Officer of Perficient and Timothy Thompson, the Chief Business Development Officer of Vertecon, as Chief Business Development Officer of Perficient.

•    Executive Officers and Directors of Vertecon Will Own up to 8% of Perficient, after giving effect to the Javelin merger

        As a group, Vertecon executive officers and directors owned 6,379,870 Vertecon shares (43%) and 250,000 Vertecon options, which will be converted into up to 882,211 Perficient shares and a maximum of 34,570 Perficient options after the acquisition. In addition Perficient has entered into two year employment agreements with Jeff Davis and Tim Thompson, who are officers of Vertecon, and severance arrangements with Dan Sills and Charles Windsor who are officers and directors of Vertecon, who will receive five months and eight months of severance, respectively. Vertecon does not have any class of securities that is traded publicly.

  Indemnification (page 49)

        We will make various customary representations and warranties to Vertecon stockholders and Vertecon and certain stockholders of Vertecon will make various customary representations and warranties to us. The shares deposited into escrow issued by us in the merger will be held in escrow for up to 15 months subject to claims by us.

  There will be Restrictions on Resale of the Perficient Stock Issued in the Vertecon Merger (page 44)

        The Vertecon Stock Issuance will be registered under the Securities Act of 1933 on Form S-4. Each Vertecon stockholder, however, will agree not to sell the Perficient stock received in the Vertecon Merger for a period of one year after the date of the consummation of the Vertecon Merger. In addition, for the period between the first anniversary of the merger and the second anniversary of the merger, sales of Perficient common stock by former holders of Vertecon stock are limited to 1% of the outstanding stock of Perficient during any 90 day period.

  Vertecon Has a Working Capital Deficit (page 24)

        As of December 31, 2001 Vertecon had current liabilities in excess of its current assets. In acquiring Vertecon, Perficient will have to absorb this working capital deficit, which could strain Perficient's capital resources. Since September 30, 2001, Perficient has loaned Vertecon approximately $600,000 in order to fund its operations.

Why the Directors Believe that the Merger is Fair (page 40)

        Our Board of Directors considered a variety of factors in approving the Vertecon Merger Agreement and decided that it would recommend that Perficient stockholders approve the Vertecon Stock Issuance. We expect the addition of Vertecon to provide us with the following:

  •
  a significant increase in revenues;

  •
  significant and longstanding customer relationships;

  •
  geographic expansion into the St. Louis market;

  •
  an increase in qualified information technology consultants;

  •
  diversification of the sources of Perficient's revenues;

  •
  the addition of experienced members of management;

  •
  significant eBusiness solution selling and implementation expertise;

  •
  an established and proven eBusiness solution methodology; and

  •
  other advantages discussed below.

        Our Board also considered various risks, including:

  •
  the risk of immediate and substantial dilution of the percentage equity and voting interest of Perficient,

  •
  the risk that Vertecon stockholders may be able to significantly influence Perficient following the Vertecon stock issuance,

  •
  the risk that we may not be able to successfully integrate Vertecon into our operations,

  •
  liquidity risks surrounding the liabilities of Vertecon and the cash impact of the acquisition, and

  •
  the risk of the loss of key Vertecon personnel and relationships.

        Perficient's Board of Directors believes that the entry into the St. Louis marketplace afforded by the acquisition of Vertecon, Vertecon's customer relationships, significant solution selling expertise, as well as other factors listed above, provides value to Perficient at least equal to the negotiated purchase price, even giving effect to the assumption of Vertecon's working capital deficit, and offsets the risks associated with the acquisition (including the possible loss of key personnel and relationships). Additionally, Perficient factored Vertecon's net working capital deficit into the price negotiations. In fact, Vertecon's cash deficiency is one of the primary reasons that the cash portion of the purchase price associated with the Vertecon acquisition is contingent upon Vertecon meeting performance criteria.

        Perficient's Board of Directors chose not to retain a fairness opinion from an outside financial advisor with respect to the Vertecon Merger. We concluded that given that this acquisition is small and relatively routine, the business model of Vertecon is similar enough to Perficient's business model that we could evaluate it without the help of an outside advisor, and that Perficient had enough in-house sophistication, knowledge and expertise to assist the Board in evaluating the financial impact of the acquisition and the fairness of the acquisition terms.

What Perficient Stockholders Will Hold After the Vertecon Merger (page 53)

        Perficient stockholders will continue to own their existing shares after the acquisition of Vertecon. There will be no change to the corporate structure of Perficient. Perficient stockholders should not send in their stock certificates in connection with the merger.

What Vertecon Stockholders Will Receive as Part of the Vertecon Merger (page 38)

        As part of the merger, Vertecon stockholders will be entitled to receive up to an aggregate of 2,092,287 shares of Perficient common stock in exchange for their Vertecon common stock.

Ownership of Perficient After the Vertecon Merger (page 38)

        We will issue up to 2,092,287 shares (and a minimum of 1,100,000 shares) of Perficient common stock to Vertecon stockholders as part of the consideration to be paid in connection with the merger. If the maximum number of shares are issued in connection with the Vertecon Merger, then Vertecon stockholders will own approximately 25% of the outstanding shares of Perficient common stock after the merger without giving effect to the Javelin Merger and approximately 20% of the outstanding shares of Perficient common stock after giving effect to the Javelin Merger. This information is based on the number of shares of Perficient common stock outstanding on December 31, 2001.

There are Various Conditions to the Vertecon Merger (page 49)

        The Vertecon Merger will be completed if certain conditions, including the following, are met:

  •
  receipt of all required consents and approvals from government and other agencies;

  •
  the approval of the stockholders of Perficient of the Vertecon Stock Issuance sought by this proxy statement;

  •
  the consent of Silicon Valley Bank, our lender;

  •
  the consent of Vertecon's Bank, PrivateBank;

  •
  the election of Charles Windsor to the Board of Directors of Perficient and its wholly-owned acquisition subsidiary at or prior to the effective time; and

  •
  fulfillment of other customary contractual conditions set forth in the merger agreement.

        If legally permitted, Perficient or Vertecon may each waive conditions for the benefit of their respective companies and stockholders and complete the Vertecon Merger even though one or more of these conditions has not been met. We cannot assure you that the conditions will be satisfied or waived or that the Vertecon Merger will occur.

The Vertecon Merger Agreement May be Terminated (page 51)

        The Vertecon Merger Agreement may be terminated and the Vertecon Merger abandoned at any time prior to the completion of such merger under the following conditions:

  •
  by mutual consent of Perficient and Vertecon upon the vote of a majority of the members of each company's Board of Directors;

  •
  by either Perficient or Vertecon if the other party has materially breached any of the representations, warranties, covenants or agreements set forth in the merger agreement; or

  •
  by Vertecon if the merger is not completed by March 31, 2002, subject to our right to extend such deadline by up to 30 days under certain limited circumstances.

There may be Termination Fees and Expenses if the Merger is Abandoned (page 51)

        If either party terminates the merger agreement and abandons the merger solely because the other party has materially breached a representation, warranty, covenant or agreement in the merger agreement, the breaching party is obligated to pay the non-breaching party a $500,000 termination fee within ten business days of such termination. If the merger is not consummated as a result of our failure to close the merger, we will reimburse Vertecon for up to $25,000 in legal fees, provided the merger is not consummated for reason other than a breach of the agreement by Vertecon. If the Vertecon Merger is consummated, we have agreed to pay up to $60,000 in legal and auditing fees of Vertecon. If the legal and auditing fees incurred by Vertecon are greater than $60,000, we will pay the excess fees and reduce the shares of stock issued to Vertecon stockholders by a number of shares having a value equal to the excess fees.

Our Historical Book Value Per Share and Diluted Net Loss Per Share Change After Giving Effect to the Vertecon Merger.

        Perficient had a book value of $1.09 per share at December 31, 2001 and diluted net loss of $(7.46) per share for the year ended December 31, 2001. After giving effect to the Vertecon merger, Perficient and Vertecon had a combined Pro Forma book value per share at December 31, 2001 of $1.34 and a Pro Forma basic and diluted net loss per share of $(6.14).

        After considering these factors, our Board of Directors concluded that the Vertecon Merger is in the best interests of Perficient and its stockholders. Our Board of Directors has unanimously approved the issuance of shares of Perficient's common stock pursuant to the Vertecon Merger Agreement and has directed that such issuance be submitted to the stockholders of Perficient. The Board of Directors unanimously recommends that you vote FOR the Vertecon Stock Issuance.

PROPOSAL 2—THE JAVELIN STOCK ISSUANCE

General (page 57)

        If the Javelin Stock Issuance is approved and the Javelin Merger is consummated, Javelin will merge with and into a wholly-owned subsidiary of Perficient. As consideration for the Javelin Merger, the outstanding shares of Javelin common stock will be converted into the right to receive an aggregate of up to 2,216,255 shares of Perficient common stock (subject to reduction under certain limited circumstances) and the right to receive promissory notes of Perficient in the aggregate principal amount of up to $1,500,000. Cash will be paid in lieu of fractional shares. The Javelin Merger Agreement provides that Perficient will withhold and deposit in escrow approximately one-half of the shares of Perficient common stock to be issued in connection with the merger and notes having the aggregate principal value of $500,000 to cover the indemnification obligations of the Javelin stockholders under the Javelin Merger Agreement. The purchase price of Javelin is estimated to be $5,771,000 consisting of the value of common stock ($3,768,000), the assumption of options to purchase shares of Perficient common stock ($406,000), the issuance of non-interest bearing notes ($1,298,000), and direct acquisition costs ($299,000).

Description of the Javelin Merger

  The Javelin Merger Agreement (page 66)

        The Javelin Merger Agreement is included as Appendix B to this Proxy Statement. It is the legal document that governs the Javelin Merger and is incorporated herein by reference.

  Structure of the Javelin Merger (page 66)

        The Javelin Merger Agreement provides that Perficient will acquire Javelin by merger, with Javelin being merged into a wholly-owned subsidiary of Perficient. We hope to complete the Javelin Merger as soon as possible following the Special Meeting.

  What We Will Issue In the Javelin Merger—The Javelin Stock Issuance (page 66)

        Upon consummation of the Javelin Merger, all shares of Javelin common stock outstanding will be converted into the right to receive, among other things, an aggregate of up to 2,216,255 shares of Perficient common stock, one-half of which will be held in escrow subject to the retention of employees and to indemnify us under certain circumstances. The shares of Perficient common stock issued in connection with the merger will be allocated among the Javelin stockholders in proportion to the number of shares of Javelin that each holds. Perficient will pay cash in lieu of any fractional shares. We will also issue options to purchase common stock of Perficient to holders of options to purchase the common stock of Javelin in connection with our assumption of Javelin's option plan.

  Some Javelin Directors and Officers Will Become Executive Officers of Perficient

        If we complete the Javelin Merger, one of the employee shareholders of Javelin, as selected by the Javelin shareholders, will become a director of Perficient. Dale Klein, the Chairman of the Board and Chief Executive Officer of Javelin, will be employed by us as our Chief Corporate Development Officer pursuant to a two-year employment agreement that will become effective on the Closing Date of the merger.

  Executive Officers and Directors of Javelin Will Own an estimated 21% of Perficient, after giving effect to the Vertecon merger

        As a group, Javelin executive officers and directors owned 8,000,000 Javelin shares (97.5%) and no Javelin options which will be converted into up to 2,160,328 Perficient shares after the acquisition. In addition Perficient has entered into two year employment agreements with Dale Klein, Warren Golla, John Waddel, Tim Huenaman, and Ken Faanes.

  Indemnification (page 69)

        We will make various customary representations and warranties to Javelin stockholders, and the Javelin stockholders will make various customary representations and warranties to us. The stock and notes deposited into escrow in connection with the Javelin Merger will be held in escrow for up to one year subject to claims by us.

  There will be Restrictions on Resale of the Perficient Stock Issued in the Javelin Merger (page 65)

        The Javelin Stock Issuance will be registered under the Securities Act of 1933 on Form S-4. Each Javelin stockholder, however, will agree not to sell the Perficient stock received in the Javelin Merger for a period of one year after the date of the consummation of the Javelin Merger. In addition, for the period between the first anniversary of the merger and the second anniversary of the merger, sales of Perficient common stock by former holders of Javelin stock are limited to 1% of the outstanding stock of Perficient during any 90 day period.

Why the Directors Believe that the Merger is Fair (page 59)

        Our Board of Directors considered a variety of factors in approving the Javelin Merger Agreement and decided that it would recommend that Perficient stockholders approve the Javelin Stock Issuance. We expect the addition of Javelin to provide us with the following:

  •
  a significant increase in revenues;

  •
  significant and longstanding customer relationships;

  •
  geographic expansion into the Minnesota market;

  •
  an increase in qualified information technology consultants;

  •
  diversification of the sources of Perficient's revenues;

  •
  the addition of experienced members of management;

  •
  significant eBusiness solution selling and implementation expertise;

  •
  an established and proven eBusiness solution methodology; and

  •
  other advantages discussed below.

        Our Board also considered various risks, including:

  •
  the risk of increased indebtedness associated with issuing $1.5 million of notes to Javelin shareholders,

  •
  the risk of immediate and substantial dilution of the percentage equity and voting interests of Perficient,

  •
  the risk we may not be able to successfully integrate Javelin into our operations, and

  •
  the risk that Perficient and Javelin may not be able to capitalize on Javelin's backlog and pipeline of business.

        Perficient's Board of Directors believes that the access to the Minnesota marketplace, the addition of Javelin's customer base and Javelin's technical resources, as well as other factors listed above, offset the risks associated with the Javelin merger (including the loss of key personnel and customers) and provides sufficient value to Perficient and its stockholders to justify the Purchase Price.

        Perficient's Board of Directors chose not to retain a fairness opinion from an outside financial advisor with respect to the Javelin Merger. We concluded that given that this acquisition is small and relatively routine, the business model of Javelin is similar enough to Perficient's business model that it could evaluate it without the help of an outside advisor, and that Perficient had enough in-house sophistication, knowledge and expertise to assist the Board in evaluating the financial impact of the acquisition and the fairness of the acquisition terms.

What Perficient Stockholders Will Hold After the Javelin Merger (page 66)

        Perficient stockholders will continue to own their existing shares after the acquisition of Javelin. There will be no change to the corporate structure of Perficient. Perficient stockholders should not send in their stock certificates in connection with the merger.

What Javelin Stockholders Will Receive as Part of the Merger (page 66)

        As part of the Javelin Merger, Javelin stockholders will receive promissory notes of Perficient in the aggregate principal amount of up to $1,500,000 and the right to receive up to 2,216,255 shares of Perficient common stock in exchange for their Javelin common stock. The amount of the notes that Javelin's stockholders will receive may be reduced if, among other things, Javelin's net working capital at the closing of the merger is below certain thresholds.

Ownership of Perficient After the Javelin Merger (page 25)

        We will issue up to 2,216,255 shares of Perficient common stock (subject to reduction under certain limited circumstances) to Javelin stockholders as part of the consideration to be paid in connection with the merger. Javelin stockholders will own approximately 26% of the outstanding shares of Perficient common stock after the merger without giving effect to the Vertecon Merger and approximately 21% of the outstanding shares of Perficient common stock after giving effect to the Vertecon Merger. This information is based on the number of shares of Perficient common stock outstanding on December 31, 2001.

There are Various Conditions to the Javelin Merger (page 69)

        The Javelin Merger will be completed if certain conditions, including the following, are met:

  •
  receipt of all required consents and approvals from government and other agencies;

  •
  the approval of the stockholders of Perficient of the Javelin Stock Issuance sought by this proxy statement;

  •
  the election of an employee shareholder of Javelin to the Board of Directors of Perficient at or prior to the effective time;

  •
  the completion by Perficient of a financing transaction under which it receives gross proceeds of $1,500,000 (subject to a reduction of up to $400,000 under certain circumstances);

  •
  fulfillment of other customary contractual conditions set forth in the Javelin merger agreement; and

  •
  consent of Wells Fargo Bank, Javelin's lender.

        If legally permitted, Perficient or Javelin may each waive conditions for the benefit of their respective companies and stockholders and complete the Javelin Merger even though one or more of these conditions has not been met. We cannot assure you that the conditions will be satisfied or waived or that the Javelin Merger will occur.

The Javelin Merger Agreement May Be Terminated (page 71)

        The Javelin Merger Agreement may be terminated and the Javelin Merger abandoned at any time prior to the completion of such merger under the following conditions:

  •
  by mutual consent of Perficient and Javelin upon the vote of a majority of the members of each company's Board of Directors;

  •
  by either Perficient or Javelin if the other party has materially breached any of the representations, warranties, covenants or agreements set forth in the merger agreement; or

  •
  by either Perficient or Javelin if the Javelin Merger is not completed by March 31, 2002 (or January 31, 2002 under certain circumstances), subject to our right to extend such deadline by up to 30 days under certain limited circumstances.

There May Be Termination Fees and Expenses if the Merger is Abandoned (page 71)

        If the transactions contemplated by the Javelin Merger Agreement are not consummated, each party will pay its own costs and expenses incurred in connection with the merger agreement. Upon closing of the Javelin Merger, Perficient will reimburse Javelin for up to $50,000 in fees and expenses.

        Under some circumstances either Perficient or Javelin may be entitled to a break-up fee of $500,000 in the event that the merger is not consummated.

No Appraisal Rights for shareholders of Perficient (page 64)

        While Section 262 of the Delaware General Corporation Law provides appraisal rights (sometimes referred to as "dissenters' rights") to stockholders of a Delaware corporation in certain situations, these appraisal rights are not available to the stockholders of Perficient in connection with the proposed acquisition of Javelin.

        After considering these factors, our Board of Directors concluded that the Javelin Merger is in the best interests of Perficient and its stockholders. Our Board of Directors has unanimously approved the issuance of shares of Perficient's common stock pursuant to the Javelin Merger Agreement and has directed that such issuance be submitted to the stockholders of Perficient. The Board of Directors unanimously recommends that you vote FOR the Javelin Stock Issuance.

MATTERS COMMON TO PROPOSAL 1 AND PROPOSAL 2

Regulatory Approvals Required for the Mergers (page 64)

        Other than the declaration of the effectiveness of the Registration Statement of which this proxy statement/prospectus is a part by the Securities & Exchange Commission and any state securities administrators in connection with the registration of up to 2,092,287 shares to be issued in connection with the Vertecon Merger, and up to 2,216,255 shares to be issued in connection with the Javelin Merger, there are no federal or state regulatory requirements applicable to the mergers.

Accounting Treatment (page 61)

        The mergers of Vertecon and Javelin with and into our wholly-owned subsidiaries will be accounted for by the purchase method of accounting for financial reporting purposes.

There Will Be No Federal Income Tax Consequences to the Perficient Stockholders (page 43)

        The mergers will not result in any federal income tax consequences to Perficient stockholders. The mergers will result in federal income tax consequences to the stockholders of each of Vertecon and

Javelin to the extent that the cash proceeds or Notes received as part of each Merger will be taxed at the same rate as capital gains.

You are Generally Not Entitled to Appraisal Rights (page 44)

        While Section 262 of the Delaware General Corporation Law provides appraisal rights (sometimes referred to as "dissenters' rights") to stockholders of a Delaware corporation in certain situations, these appraisal rights are not available to the stockholders of Perficient in connection with the proposed mergers.

Interests of Officers and Directors in the Mergers (page 73)

        The directors and executive officers of Perficient do not have any substantial interest, direct or indirect, by security holdings or otherwise in Vertecon or Javelin.

        A limited number of officers, directors and principal stockholders of Perficient, owning in the aggregate more than 50% of the issued and outstanding shares of Perficient common stock, have agreed, under certain voting agreements, to vote their shares in favor of the Vertecon Stock Issuance, the Javelin Stock Issuance and the issuance of stock upon the conversion of Series A Preferred Stock and exercise of the Warrants. Accordingly, the approval of these matters is assured.

Our Historical Book Value Per Share and Diluted Net Loss Per Share Change After Giving Effect to both the Vertecon and Javelin Mergers.

        Perficient had a book value of $1.09 per share at December 31, 2001 and diluted net loss of $(7.46) per share for the year ended December 31, 2001. After giving effect to both the Vertecon and Javelin mergers, Perficient, Vertecon and Javelin had a combined Pro Forma book value per share at December 31, 2001 of $1.87 and a combined diluted net loss per share for the year ended December 31, 2001 of $(5.80) per share.

PROPOSAL 3—ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE CONVERSION OF SERIES A CONVERTIBLE PREFERRED STOCK AND THE EXERCISE OF COMMON STOCK PURCHASE WARRANTS

General (page 130)

        We have entered into a Convertible Preferred Stock Purchase Agreement, dated as of December 21, 2001, with a limited number of investors under which we have sold 1,984,000 shares of our Series A Convertible Preferred Stock, par value $0.001 per share, to such investors for a purchase price of $1.00 per share. Each share of Series A Preferred Stock is initially convertible into one share of our common stock, par value $0.001 per share, at the election of the holder. We have also issued Warrants to purchase 992,000 shares of our common stock in connection with this sale of Series A Preferred Stock. For every two shares of Series A Preferred Stock purchased by an investor, such investor received a Warrant to purchase one share of our common stock at an initial exercise price of $2.00 per share of common stock.

        Subject to earlier release under certain circumstances, the proceeds from the sale of Series A Preferred Stock as well as the certificates representing the Series A Preferred Stock and the Warrants will remain in escrow subject to the consummation of the Vertecon Merger and the Javelin Merger and the approval of Perficient stockholders sought by this proxy statement. If these conditions are not satisfied by April 30, 2002, or if either the Vertecon Merger or Javelin Merger is terminated, all proceeds from the sale of the Series A Preferred Stock will be promptly returned to the investors.

Use of Proceeds

        We intend to use the proceeds from the sale of the Series A Preferred Stock to further accelerate our previously announced acquisition program, strengthen our working capital position and for other corporate purposes.

Description of Series A Preferred Stock (page 131)

        The following table presents a summary of the material terms of the Series A Preferred Stock. This summary does not purport to be complete and is subject in all respects to the Delaware General Corporation Law and our Certificate of Incorporation and the Certificate of Rights, Designations and Preferences related to Series A Preferred Stock.

Conversion	At any time following shareholder approval of the issuance of the common stock upon conversion of the Series A Preferred Stock sought by this proxy statement, holders of Series A Preferred Stock have the right to convert such shares of Series A Preferred Stock into our common stock. The initial conversion ratio is one-to-one (one share of common stock for each share of Series A Preferred Stock converted), subject to adjustment under certain circumstances. Each of the outstanding shares of Series A Preferred Stock will be automatically converted in the event that the closing price of our common stock on the Nasdaq SmallCap Market is greater than $3.00 for any twenty consecutive trading days or at the election of holders of 50% of the voting power of the Series A Preferred Stock.

Voting
In addition to any other voting rights provided in our certificate of incorporation or as otherwise required by law, holders of Series A Preferred Stock will vote together with holders of common stock on all matters as to which holders of common stock are entitled to vote. Each share of Series A Preferred Stock entitles the holder thereof to one vote for each share of common stock into which such share of Series A Preferred Stock is then convertible.
Dividends
Holders of Series A Preferred Stock are entitled to dividends only upon the liquidation, dissolution or sale of Perficient or the redemption or conversion of the Series A Preferred Stock. Such dividends will accrue and be payable at an annual rate per share equal to $1.00 multiplied by the Prime Rate plus 150 basis points.
Liquidation Preference
In the event of the liquidation, dissolution or winding up of Perficient or the sale of Perficient, holders of Series A Preferred Stock will be entitled to receive $1.00 per share (subject to certain adjustments) plus all unpaid, accrued dividend payments. After payment of the full liquidation preference to the holders of Series A Preferred Stock, any remaining assets of Perficient will be distributed ratably among the holders of Perficient common stock and Series A Preferred Stock. In the event that the assets of Perficient are insufficient to pay the full liquidation preference to the holders of Series A Preferred Stock, the assets of Perficient will be distributed ratably among such holders.
Registration Rights
We have agreed to file a registration statement covering the resale of the shares of common stock issuable upon the conversion of the Series A Preferred Stock (and exercise of the Warrants) within thirty days following the date of the special meeting contemplated by this proxy statement. Our Board of Directors can extend this filing deadline by sixty days under certain circumstances.

Certain Officers and Directors of Perficient have agreed to Purchase Shares of Series A Convertible Preferred Stock

        John T. McDonald, our Chairman and Chief Executive Officer, has purchased 100,000 shares of Series A Preferred Stock. Sam J. Fatigato, our President, Chief Operating Officer and Director, has purchased 50,000 shares of Series A Preferred Stock. Such purchases were made on the same terms as those by non-affiliated investors and, in fact, were a condition to the purchase of the Series A Preferred Stock by the non-affiliated investors.

        David Lundeen, a director of Perficient, is managing member of Watershed-Perficient, LLC which purchased 625,000 shares of Series A Preferred Stock. This purchase was made on the same terms as those by non-affiliated investors.

        Michael J. Cromwell, III, a nominee for director of Perficient, is a control person of WWC Capital Management, L.L.C., which is the general partner of WWC Capital Fund, L.P. WWC Capital Fund purchased 600,000 shares of Series A Preferred Stock (this information is based solely on the Schedule 13D filed by WWC Capital Fund on January 11, 2002). This purchase was made on the same terms as those by non-affiliated investors.

        Robert E. Pickering, Jr., a nominee for director of Perficient, is an investor in Watershed-Perficient, LLC which purchased 625,000 shares of Series A Preferred Stock. This purchase was made on the same terms as those by non-affliated investors.

Approval of the issuance of common stock upon conversion of the Series A Preferred Stock and exercise of the Warrants is assured

        Officers, directors and stockholders of Perficient, owning in the aggregate more than 50% of the issued and outstanding shares of Perficient common stock, have agreed, under voting agreements, to vote their shares in favor of the issuance of the common stock upon conversion of the Series A Preferred Stock and exercise of the Warrants. Accordingly, approval is assured.

        After considering these factors, our Board of Directors concluded that the issuance of common stock in connection with the conversion of Series A Preferred Stock and the exercise of Warrants is in the best interests of Perficient and its shareholders. Our Board of Directors has unanimously approved of the issuance of common stock in connection with the conversion of Series A Preferred Stock and the exercise of Warrants. The Board of Directors unanimously recommends that you vote FOR the issuance of common stock in connection with the conversion of Series A Preferred Stock and the exercise of Warrants.

PROPOSAL 4—THE PERFICIENT OPTION PLAN AMENDMENT (page 134)

        Perficient stockholders are being asked to approve an amendment to our 1999 Stock Option/Stock Issuance Plan to increase the number of shares authorized under the plan from 3,732,085 to 4,346,085 shares of Perficient common stock. This increase will be needed to have options available for grants made to Vertecon employees and shareholders, Javelin employees and shareholders and employees of other companies that may be acquired by us in the future. With our recent acquisitions and the proposed mergers, our number of employees has grown or may grow significantly, and in order to grant options to employees to serve as an incentive for superior performance, we need additional shares to be authorized for issuance under the plan.

        Our Board of Directors believes that the Option Plan Amendment is in the best interests of Perficient and its stockholders, and unanimously recommends that you vote FOR the Option Plan Amendment.

Comparative Per Share Data

        The following table reflects the historical net income (loss) and book value per share of Perficient common stock, Vertecon common stock and Javelin common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to Perficient's proposed merger with Vertecon and Javelin and the equivalent historical net income (loss) and book value per share attributable to the shares of Perficient common stock which will be received for each share of Vertecon and Javelin.

        The historical book value per share is computed by dividing common stockholders' equity as of December 31, 2001, by the actual common shares outstanding. The pro forma net loss per share is computed by dividing the pro forma net loss by the pro forma weighted average number of shares outstanding, assuming the acquisitions of Vertecon and Javelin at the beginning of the earliest period presented. The pro forma combined book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of common shares outstanding at December 31, 2001, assuming the acquisitions had occurred on that date. The Vertecon and Javelin equivalent pro forma per share amounts are calculated by multiplying the Perficient pro forma combined per share amounts by the assumed common stock exchange ratio of for 0.138 Vertecon and 0.270 for Javelin.

        The following information should be read in conjunction with (a) the separate historical financial statements and related notes of Perficient, Vertecon and Javelin, included in this filing, and the unaudited pro forma combined condensed financial information and related notes of Perficient. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisitions had been consummated as of the beginning of the earliest period presented, nor is it necessarily indicative of the future operation results or financial position of the combined companies.

	Year Ended December 31, 2001
	Perficient	Vertecon	Javelin
Historical
Basic net income (loss) per share	$(7.46)	$(0.08)	$(0.17)
Diluted net income (loss) per share	$(7.46)	$(0.08)	$(0.17)
Book value per share at the end of the period	$1.09	$(0.06)	$0.10
Year Ended December 31, 2001
Pro Forma—Combined (Vertecon)
Basic and diluted net loss per share	$(6.14)
Book value per share at the end of the period	1.34
Pro Forma Equivalent (Vertecon)
Basic and diluted net loss per share—Vertecon	$(0.85)
Book value per share at the end of the period—Vertecon	0.18
Pro Forma—Combined (Vertecon and Javelin)
Basic and diluted net loss per share	$(5.80)
Book value per share at the end of the period	1.87
Pro Forma Equivalent (Vertecon and Javelin)
Basic and diluted net loss per share—Vertecon	$(0.80)
Basic and diluted net loss per share—Javelin	$(1.57)
Book value per share at the end of the period—Vertecon	0.26
Book value per share at the end of the period—Javelin	0.51

RISK FACTORS

Risks Particular to the Acquisition of Vertecon

We may have difficulty integrating the business of Vertecon into our existing operations.

        The acquisition of Vertecon will involve the integration into Perficient of a company that has previously operated independently, with a focus on different geographical markets and software products utilizing different personnel. We cannot assure you that we will be able to integrate the operations of Vertecon without encountering difficulties or experiencing the loss of key Vertecon employees, customers or suppliers, or that the benefits expected from such integration will be realized. In addition, we cannot assure you that the management teams of Perficient and Vertecon will be able to satisfactorily work with one another.

You will suffer immediate and substantial dilution of your percentage equity and voting interest; Vertecon shareholders could own up to 20% of the combined company.

        We will issue up to 2,092,287 shares of common stock in connection with the Vertecon Merger, of which up to approximately 579,023 of the shares of common stock issued will be reserved and held in escrow to cover possible indemnification obligations. We will also convert existing Vertecon options into options to purchase a maximum of approximately 161,840 shares of Perficient's common stock. The 2,092,287 shares would represent approximately 20% of the number of shares of our common stock outstanding on a fully-diluted basis as of December 31, 2001 after giving effect to the Vertecon Merger and the Javelin Merger (assuming the maximum number of shares is issued in connection with each of the mergers). Accordingly, the merger will have the effect of substantially reducing the percentage equity and voting interest held by each of our stockholders.

The Vertecon stockholders may be able to significantly influence us following the Stock Issuance.

        The substantial ownership of our common stock by Vertecon's current stockholders after the Vertecon Merger will provide them with the ability to exercise substantial influence in the election of directors and other matters submitted for approval by Perficient's stockholders. Following the closing of the Vertecon Merger and Javelin Merger, the ownership of our common stock by the Vertecon stockholders will represent up to 20% of the outstanding shares of Perficient. This concentration of ownership of our common stock may make it difficult for other Perficient stockholders to successfully approve or defeat matters which may be submitted for action by our stockholders. It may also have the effect of delaying, deterring or preventing a change in control of Perficient without the consent of the Vertecon stockholders. In addition, sales of our common stock by the Vertecon stockholders to a third party may result in a change of control of Perficient.

We may lose rights under contracts with customers and other third parties as a result of the Vertecon Merger.

        Perficient and Vertecon each have contracts with suppliers, customers, licensors, licensees and other business partners. The Stock Issuance may trigger requirements under some of these contracts to obtain the consent, waiver or approval of the other parties. If we cannot do so, we may lose some of these contracts or have to renegotiate the contracts on terms that may be less favorable. In addition, many of these contracts are for a short term or can be terminated following a short notice period. A loss of any of these contracts would reduce our revenues and may, in the case of some contracts, affect rights that are important to the operation of our business.

Inability of Perficient to satisfy Vertecon's liabilities and absorb Vertecon's net working capital deficit.

        As of December 31, 2001, Vertecon had current liabilities in excess of its current assets. The absorption of this net working capital deficit by Perficient as a result of the Vertecon Merger, as well as associated transaction costs of $350,000 could strain Perficient's capital resources. Since September 30, 2001, Perficient has loaned Vertecon approximately $600,000 in order to fund its operations. We believe that this loan, combined with Vertecon's operating cash flow should be sufficient to provide for Vertecon's working capital requirements through closing. We anticipate that our existing asset backed $6 million Line of Credit and available cash following the closing of the Vertecon Merger will provide ample financing to cover the transaction costs, absorb the working capital deficit, and provide working capital for the combined company going forward.

Inability of Perficient and Vertecon to successfully close Vertecon's pipeline of new business.

        The success of Vertecon's business model relies on the continuing sale of its services to both new and existing customers. While Vertecon's existing backlog of customer contracts and pipeline of business prospects appears to be consistent with historical levels, there can be no guarantee that after the merger Perficient will be as successful in closing new business as Vertecon has been in the past. Any failure by Perficient to close business at historical rates could have a significant impact on revenues and lead to significant losses.

Vertecon will face many of the same risk factors as we do.

        Because Vertecon's business is very similar to ours, it faces many of the same risks as we do. Our investment in Vertecon is subject to, among others, the following risk factors:

  •
  Vertecon's limited operating history makes evaluating its business difficult;

  •
  Vertecon's customers are not obligated to use its services;

  •
  Vertecon's success will depend upon retaining its management team;

  •
  Vertecon's quarterly operating results will be volatile and may cause our stock price to fluctuate; and

  •
  Vertecon focuses solely on the Internet professional services industry and could be damaged by any downturn in this industry.

Risks Particular to the Acquisition of Javelin

We may have difficulty integrating the business of Javelin into our existing operations.

        The acquisition of Javelin will involve the integration into Perficient of a company that has previously operated independently, with focuses on different geographical markets and software products utilizing different personnel. We cannot assure you that we will be able to integrate the operations of Javelin without encountering difficulties or experiencing the loss of key Javelin employees, customers or suppliers, or that the benefits expected from such integration will be realized. In addition, we cannot assure you that the management teams of Perficient and Javelin will be able to satisfactorily work with one another.

You will suffer immediate and substantial dilution of your percentage equity and voting interest. Javelin Shareholders could own approximately 21% of the combined company.

        We will issue up to 2,216,255 shares of common stock in connection with the merger, of which approximately 1,108,127 of the shares of common stock issued will be reserved and held in escrow to cover possible indemnification obligations. We will also convert existing Javelin options into options to purchase approximately 495,325 shares of Perficient's common stock. The 2,216,255 shares would represent approximately 21% of the number of shares of our common stock outstanding on a fully-diluted basis as of December 31, 2001 after giving effect to the Vertecon Merger and the Javelin Merger (assuming the maximum number of shares is issued under each of the mergers). Accordingly, the Javelin Merger will have the effect of substantially reducing the percentage equity and voting interest held by each of our stockholders.

We will incur $1,500,000 of additional indebtedness as a result of the acquisition of promissory notes.

        We will issue or assume an aggregate of $1,500,000 of promissory notes to the stockholders of Javelin at the Closing of the Javelin Merger. As a result our liabilities will be increased by $1,500,000.

The Javelin stockholders may be able to influence us significantly following the Stock Issuance.

        The substantial ownership of our common stock by Javelin's current stockholders after the Javelin Merger will provide them with the ability to exercise substantial influence in the election of directors and other matters submitted for approval by Perficient's stockholders. Following the closing of the Javelin Merger and the Vertecon Merger, the ownership of our common stock by Javelin's stockholders will represent up to 21% of the outstanding shares of Perficient. This concentration of ownership of our common stock may make it difficult for other Perficient stockholders to successfully approve or defeat matters which may be submitted for action by our stockholders. It may also have the effect of delaying, deterring or preventing a change in control of Perficient without the consent of the Javelin stockholders. In addition, sales of our common stock by the Javelin stockholders to a third party may result in a change of control of Perficient.

We may lose rights under contracts with customers and other third parties as a result of the Javelin Merger.

        Perficient and Javelin each have contracts with suppliers, customers, licensors, licensees and other business partners. The Javelin Stock Issuance may trigger requirements under some of these contracts to obtain the consent, waiver or approval of the other parties. If we cannot do so, we may lose some of these contracts or have to renegotiate the contracts on terms that may be less favorable. In addition, many of these contracts are for a short term or can be terminated following a short notice period. A loss of any of these contracts would reduce our revenues and may, in the case of some contracts, affect rights that are important to the operation of our business.

Inability of Perficient and Javelin to successfully close Javelin's pipeline of new business.

        The success of Javelin's business model relies on the continuing sale of its services to both new and existing customers. While Javelin's existing backlog of customer contracts and pipeline of business prospects appears consistent with historical levels, there can be no guarantee that after the merger, Perficient will be as successful in closing new business as Javelin has been in the past. Any failure by Perficient to close business at historical rates could have a significant impact on revenues and lead to significant losses.

Javelin will face many of the same risk factors as we do.

        Because Javelin's business is very similar to ours, it faces many of the same risks as we do. Our investment in Javelin is subject to, among others, the following risk factors:

  •
  Javelin's limited operating history makes evaluating its business difficult;

  •
  Javelin's customers are not obligated to use its services;

  •
  Javelin's success will depend upon retaining its management team;

  •
  Javelin's quarterly operating results will be volatile and may cause our stock price to fluctuate; and

  •
  Javelin focuses solely on the Internet professional services industry and could be damaged by any downturn in this industry.

Risks Specific to Our Business

We have incurred losses during most of the quarters during which we have been in business and we expect to incur losses in the future.

        We have incurred operating losses in most of the quarters during which we have been in business and as a result, we have a retained deficit of $58,890,310 as of December 31, 2001. As a result of the acquisitions that we recently completed, we recorded a substantial amount of goodwill. During the quarter ended September 30, 2001, we recorded an approximate $27 million impairment charge to write down the carrying value of our goodwill, as a result of factors including, but not limited to, the general decline in the valuation of service companies and the decline in demand for Information Technology services. We cannot assure you of any operating results. In future quarters, our operating results may not meet public market analysts' and investors' expectations. If that happens, the price of our common stock will likely fall.

        In addition to the recent cost reduction initiatives taken during 2001, we will also need to generate significant revenues to achieve profitability. Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. You should not view our historical growth rates as indicative of our future revenues.

We have a limited number of customers. The loss of sales to IBM would materially harm our business.

        We have arrangements with a limited number of customers. IBM accounted for 37% of our revenue during 2001. Any termination of our relationship with, or significant reduction or modification of the services we perform for, IBM would have a material adverse effect on our business, operating results and financial condition.

Concentration of Credit Risk—IBM represented 31% of our accounts receivable as of December 31, 2001

        Amount owed to us by IBM represented 31% of our accounts receivable, or $913,000, as of December 31, 2001. Failure of IBM to pay that amount would have a material adverse effect on our working capital, cash position, business, operating results and financial condition. However, IBM has a strong historical payment record with Perficient. We believe that the risk is also mitigated because the accounts receivable are spread out over numerous end-user projects.

IBM may terminate its agreement with us or reduce substantially its obligations to use our services.

        IBM has the right to reduce by up to one-third the minimum amount of our services contemplated by our agreement over any 60-day period. In addition, IBM may terminate the agreement on four month's notice. Any termination of our agreement with IBM or a reduction of the services performed pursuant to this agreement would have an adverse effect on our business, operating results and financial condition.

Our customers may not be obligated to use our services.

        Our contracts with some of our customers do not obligate them to use our services. A customer may choose at any time to use another consulting firm or to perform the services we provide through internal resources. Termination of a relationship with certain customers, or the decision of such customers to employ other consulting firms or perform services in-house, could materially harm our business.

Our quarterly operating results will be volatile and may cause our stock price to fluctuate.

        A high percentage of our operating expenses, particularly personnel and rent, are fixed in advance of any particular quarter. As a result, if we experience unanticipated changes in the number or nature of our projects or in our employee utilization rates, we could experience large variations in quarterly operating results and losses in any particular quarter. Due to these factors, we believe you should not compare our quarter-to-quarter operating results to predict our future performance.

        Our quarterly revenue, expenses and operating results have varied significantly in the past and are likely to vary significantly in the future. These quarterly fluctuations have been and will continue to be affected by a number of factors, including:

  •
  the loss of a significant customer or project;

  •
  the number and types of projects that we undertake;

  •
  our ability to attract, train and retain skilled management and technology professionals;

  •
  seasonal variations in spending patterns;

  •
  our employee utilization rates, including our ability to transition our technology professionals from one project to another;

  •
  changes in our pricing policies;

  •
  our ability to manage costs; and

  •
  costs related to acquisitions of other businesses.

        In addition, many factors affecting our operating results are outside of our control, such as:

  •
  demand for Internet software;

  •
  end-user customer budget cycles;

  •
  changes in end-user customers' desire for our partners' products and our services;

  •
  pricing changes in our industry;

  •
  government regulation and legal developments regarding the use of the Internet; and

  •
  general economic conditions.

        Although we have limited historical financial data, we expect that we will experience seasonal fluctuations in revenues. We expect that revenues in the quarter ending December 31 will typically be lower than in other quarters because there are fewer billable days in this quarter as a result of vacations and holidays. This seasonal trend may materially affect our quarter-to-quarter operating results.

We may not be able to attract and retain technology professionals, which could affect our ability to compete effectively.

        Our business is labor intensive. Accordingly, our success depends in large part upon our ability to attract, train, retain, motivate, manage and utilize highly skilled technology professionals. Additionally, our technology professionals are at-will employees with no restrictions on their ability to work for our competitors. Any inability to attract, train and retain highly skilled technology professionals would impair our ability to adequately manage, staff and utilize our existing projects and to bid for or obtain new projects, which in turn would adversely affect our operating results.

Our gross margins are subject to fluctuations as a result of variances in utilization rates.

        Our gross margins are affected by trends in the utilization rate of our professionals, defined as the percentage of: our professionals' time billed to customers divided by the total available hours in a period. Our operating expenses, including employee salaries, rent and administrative expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of projects in process. If a project ends earlier than scheduled, we may need to redeploy our project personnel. Any resulting non-billable time may adversely affect our gross margins. The absence of long-term contracts and the need for new partners and business create an uncertain revenue stream, which could negatively affect our financial condition.

Our success will depend on retaining our senior management team and key technical personnel.

        We believe that our success will depend on retaining our senior management team, key technical personnel and our Chief Executive Officer, John T. McDonald. This dependence is particularly important in our business, because personal relationships are a critical element of obtaining and maintaining our partners. If any of these people stop working for us, our level of management, technical, marketing and sales expertise could significantly diminish. These people would be difficult to replace, and losing them could seriously harm our business.

        We may not be able to prevent key personnel, who may leave our employ in the future, from disclosing or using our technical knowledge, practices or procedures. One or more of our key personnel may resign and join a competitor or form a competing company. As a result, we might lose existing or potential clients.

We may not grow, or we may be unable to manage our growth.

        Our success will depend on our ability to increase the number of our partners, end-user customers and our teams of technology professionals. However, we may not grow as planned or at all. Many of our competitors have longer operating histories, more established reputations and potential partner and end-user customer relationships and greater financial, technical and marketing resources than we do. If we continue to grow, our growth will place significant strains on our management, personnel and other resources. For example, it will be difficult to manage technology professionals who will be widely dispersed around the country. Additionally, our success may depend on the effective integration of acquired businesses. This integration, even if successful, may be expensive and time-consuming and could strain our resources. If we are unable to manage our growth effectively, this inability will adversely affect the quality of our services and our ability to retain key personnel, and could materially harm our business.

Our operations in Europe expose us to certain risks related to international operations.

        In 1999, we opened an office in London. During the year ended December 31, 2000, on a pro forma basis including the results of significant acquisitions, our London operations accounted for 7% of our revenue and during 2001 accounted for 7% of our revenue. Risks inherent in our international business activities include the fluctuation of currency exchange rates, recessions in foreign economies, political and economic instability, reductions in business activity during the summer months in Europe, various and changing regulatory requirements, increased sales and marketing expenses, difficulty in staffing and managing foreign operations, potentially adverse taxes, complex foreign laws and treaties and the possibility of difficulty in accounts receivable collections. Further, we have only minimal experience in managing international offices and only limited experience in marketing services to international clients. Revenues from our international offices may prove inadequate to cover the expenses of such offices and marketing to international clients. There can be no assurance that any of these factors will not have a material adverse effect on our business, financial condition and results of operations.

We face risks associated with finding and integrating acquisitions.

        We have made three acquisitions during 2000 and we have also signed definitive merger agreements with Vertecon and Javelin. These acquisitions are expected to close before April 30, 2002. We may continue to expand our technological expertise and geographical presence through selective acquisitions. Any acquisitions or investments we make in the future will involve risks. We may not be able to make acquisitions or investments on commercially acceptable terms. If we do buy a company, we could have difficulty retaining and assimilating that company's personnel. In addition, we could have difficulty assimilating acquired products, services or technologies into our operations and retaining the customers of that company. Our operating results may be adversely affected by increased intangibles amortization, stock compensation expense and increased compensation expense attributable to newly hired employees. Furthermore, our management's attention may be diverted from other aspects of our business and our reputation may be harmed if an acquired company performs poorly. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and materially and adversely affect our results of operations. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. If we issue equity securities, your ownership share of our common stock could be reduced.

Risks Specific to Vertecon's Business

Vertecon has a limited number of customers, a few of which account for a substantial portion of their business.

        Vertecon's largest three customers accounted for over 72% of its revenues in 2001. Vertecon performs work on a project-by-project basis, and therefore tends to have short term contractual relationships with its customers. Therefore, there can be no guarantee that any of its largest three customers will continue to retain Vertecon in the future. The loss of any one of these customers combined with the failure to replace them with a like sized customer could result in a substantial reduction in sales.

Vertecon's customers may not be obligated to use its services.

        Vertecon's contracts with some of its customers do not obligate them to use its services. A customer may choose at any time to use another consulting firm or to perform the services Vertecon provides through internal resources. Termination of a relationship by Vertecon's largest customers, or the decision of such customers to employ other consulting firms or perform services in-house, could result in a substantial reduction in Vertecon's sales.

Vertecon's has a concentration of Credit Risk.

        Vertecon's three largest customers were responsible for approximately 67% of its total accounts receivable at December 31, 2000. In 1999, Vertecon's five largest clients accounted for approximately 75% of accounts receivable. Express Scripts alone represented 78% of Vertecon's accounts receivable as of December 31, 2001. Due to Vertecon's high degree of revenue concentration, it is common for it largest customers to represent a large portion of its accounts receivable. Failure of any one of Vertecon's large customers to satisfy their accounts receivable could result in increased write-offs and increased losses for Vertecon.

Vertecon's quarterly operating results will be volatile

        A high percentage of Vertecon's operating expenses, particularly personnel and rent, are fixed in advance of any particular quarter. As a result, if Vertecon experiences unanticipated changes in the number or nature of its projects or in its employee utilization rates, it would experience large variations in quarterly operating results and increased losses in any particular quarter.

Vertecon may not be able to attract and retain technology professionals, which could affect our ability to compete effectively.

        Vertecon's business is labor intensive. Accordingly, its success depends in large part upon its ability to attract, train, retain, motivate, manage and utilize highly skilled technology professionals. Additionally, Vertecon's technology professionals are at-will employees with no restrictions on their ability to work for its competitors. Any inability to attract, train and retain highly skilled technology professionals would impair Vertecon's ability to adequately manage, staff and utilize its existing projects and to bid for or obtain new projects, which in turn would adversely affect its operating results.

Vertecon's gross margins are subject to fluctuations as a result of variances in utilization rates.

        Vertecon's gross margins are affected by trends in the utilization rate of its professionals, defined as the percentage of: its professionals' time billed to customers divided by the total available hours in a period. Vertecon's operating expenses, including employee salaries, rent and administrative expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of projects in process. If a project ends earlier than scheduled, Vertecon may need to redeploy its project personnel. Any resulting non-billable time may adversely affect its gross margins. The absence of long-term contracts and the need for new customers and business create an uncertain revenue stream, which could negatively affect Vertecon's financial condition.

Vertecon's success will depend on retaining key personnel.

        Vertecon believe that its success will depend on retaining key technical personnel, its Chief Operating Officer, Jeff Davis, and its Chief Business Development Officer, Tim Thompson. This dependence is particularly important in Vertecon's business, because personal relationships are a critical element of obtaining and maintaining it customers. If any of these people stop working for Vertecon, its level of management, technical, marketing and sales expertise could significantly diminish. These people would be difficult to replace, and losing them could seriously harm Vertecon's prospects and ability to expand in its market.

Risks Specific to Javelin's Business

Javelin has a limited number of customers, a few of which account for a substantial portion of their business.

        Javelin's largest six customers accounted for over 66% of its revenues in 2001. Javelin performs work on a project-by-project basis, and therefore tends to have short-term contractual relationships with its customers. Therefore, there can be no guarantee that any of its largest customers will continue to retain Javelin in the future. The loss of any one of these customers combined with the failure to replace them with a like sized customer could result in a substantial reduction in sales.

Javelin's customers may not be obligated to use its services.

        Javelin's contracts with some of its customers do not obligate them to use its services. A customer may choose at any time to use another consulting firm or to perform the services Javelin provides through internal resources. Termination of a relationship by Vertecon's largest customers, or the decision of such customers to employ other consulting firms or perform services in-house, could result in a substantial reduction in Javelin's sales.

Javelin's has a concentration of Credit Risk.

        Javelin's five largest customers were responsible for approximately 79% of its total accounts receivable at December 31, 2000. Separately, Javelin's four largest clients account for approximately 65% of total accounts receivable at December 31, 2001. Due to Javelin's high degree of revenue concentration, it is common for its largest customers to represent a large portion of its accounts receivable. Failure of any one of Javelin's large customers to satisfy their accounts receivable could result in increased write-offs and increased losses for Javelin.

Javelin's quarterly operating results will be volatile.

        A high percentage of Javelin's operating expenses, particularly personnel and rent, are fixed in advance of any particular quarter. As a result, if Javelin experiences unanticipated changes in the number or nature of its projects or in its employee utilization rates, it would experience large variations in quarterly operating results and increased losses in any particular quarter.

Javelin may not be able to attract and retain technology professionals, which could affect our ability to compete effectively.

        Javelin's business is labor intensive. Accordingly, its success depends in large part upon its ability to attract, train, retain, motivate, manage and utilize highly skilled technology professionals. Additionally, Javelin's technology professionals are at-will employees with no restrictions on their ability to work for its competitors. Any inability to attract, train and retain highly skilled technology professionals would impair Javelin's ability to adequately manage, staff and utilize its existing projects and to bid for or obtain new projects, which in turn would adversely affect its operating results.

Javelin's gross margins are subject to fluctuations as a result of variances in utilization rates.

        Javelin's gross margins are affected by trends in the utilization rate of its professionals, defined as the percentage of: its professionals' time billed to customers divided by the total available hours in a period. Javelin's operating expenses, including employee salaries, rent and administrative expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of projects in process. If a project ends earlier than scheduled, Javelin may need to redeploy its project personnel. Any resulting non-billable time may adversely affect its gross margins. The absence of long-term contracts and the need for new customers and business create an uncertain revenue stream, which could negatively affect Javelin's financial condition.

Javelin's success will depend on retaining key personnel.

        Javelin believe that its success will depend on retaining key technical personnel, its founding partners. This dependence is particularly important in Javelin's business, because personal relationships are a critical element of obtaining and maintaining it customers. If any of these people stop working for Javelin, its level of management, technical, marketing and sales expertise could significantly diminish. These people would be difficult to replace, and losing them could seriously harm Javelin's prospects and its ability to expand in its business.

Risks Relating to Our Industry

The Internet services market demand is subject to uncertainty.

        The market for Internet services is relatively new and is evolving rapidly. Our future growth is dependent upon our ability to provide strategic Internet services that are accepted by our end-user customers. Demand and market acceptance for recently introduced services are subject to a high level of uncertainty. The level of demand and acceptance of strategic Internet services is dependent upon a number of factors, including:

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  the growth in consumer access to and acceptance of new interactive technologies such as the Internet;

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  companies adopting Internet-based business models; and

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  the development of technologies that facilitate two-way communication between companies and targeted audiences.

        Significant issues concerning the commercial use of these technologies include security, reliability, cost, ease of use and quality of service. These issues remain unresolved and may inhibit the growth of Internet business solutions providers that utilize these technologies.

Our business will suffer if we do not keep up with rapid technological change, evolving industry standards or changing partner requirements.

        Rapidly changing technology, evolving industry standards and changing partner needs are common in the Internet professional services market. Accordingly, our success will depend, in part, on our ability to:

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  continue to develop our technology expertise;

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  enhance our current services;

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  develop new services that meet changing partner and end-user customer needs;

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  advertise and market our services; and

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  influence and respond to emerging industry standards and other technological changes.

        We must accomplish all of these tasks in a timely and cost-effective manner. We might not succeed in effectively doing any of these tasks, and our failure to succeed could have a material and adverse effect on our business, financial condition or results of operations.

        We may also incur substantial costs to keep up with changes surrounding the Internet. Unresolved critical issues concerning the commercial use and government regulation of the Internet include the following:

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  security;

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  cost and ease of Internet access;

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  intellectual property ownership;

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  privacy;

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  taxation; and

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  liability issues.

        Any costs we incur because of these factors could materially and adversely affect our business, financial condition and results of operations.

Our market is highly competitive and has low barriers to entry.

        The market for Internet professional services is relatively new, intensely competitive, rapidly evolving and subject to rapid technological change. In addition, there are relatively low barriers to entry into this market. Because of the rapid changes to, and volatility in, the Internet software and service industry, many well-capitalized companies that may have chosen sectors of the industry that are not competitive with our business including our partners, may refocus their activities and resources. As a result, they could deploy their resources and enter a business that is competitive with ours. In addition, with consolidation in the Internet software and service industry, many software developers that may have become our partners could acquire or develop the capabilities of performing our services for themselves or merge with our competitors.

        Our current competitors include:

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  in-house information technology and professional services and support departments of software companies;

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  systems integrators, such as Cambridge Technology Partners, Cysive Inc., Proxicom, Inc., Sapient Corporation, Scient Corporation, CBridge, Viant Corporation;

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  large consulting firms, such as Accenture and the consulting arms of the large accounting firms; and

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  information technology staffing firms, such as Keane, Inc. and Renaissance Worldwide.

        Many of our current and potential competitors have longer operating histories, more established reputations and potential partner relationships and greater financial, technical, industry and marketing resources than we do. This may place us at a disadvantage to our competitors.

        We intend to compete by providing targeted technical / industry expertise, leveraging existing relationships and reputation to acquire new business and by providing superior, more personalized service than our larger, better capitalized competitors.

Risks Relating to Ownership of Our Stock

        We are, and will continue to be, controlled by our officers and directors, which could result in us taking actions that other stockholders do not approve.

        Our executive officers, directors and existing 5% and greater stockholders beneficially own or control greater than 40% of the voting power of our common stock. This concentration of ownership of our common stock may make it difficult for other Perficient stockholders to successfully approve or defeat matters which may be submitted for action by our stockholders. It may also have the effect of delaying, deterring or preventing a change in control of our company. In addition, sales of our common stock by the former Compete stockholders, and if the mergers are consummated, former Vertecon and Javelin stockholders, to a third party may result in a change of control of our company.

It may be difficult for another company to acquire us, and this could depress our stock price.

        Provisions of our certificate of incorporation, by-laws and Delaware law could make it difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. In addition, under our agreement with IBM, we have granted IBM a right of first refusal with respect to any transaction with a company that has a substantial portion of its business in the web application server product and services market, other than a systems integrator or professional services firm. As a result, a potential acquirer may be discouraged from making an offer to buy us.

We may need additional capital in the future, which may not be available to us. The raising of any additional capital may dilute your ownership in our stock.

        We believe the cash requirements of integrating and operating Vertecon and Javelin will increase our near term capital requirements by approximately $1.5 million. We believe our existing line of credit, along with our recent $2.0 million preferred stock offering, should provide sufficient resources to satisfy our near term capital requirements. However, while we do not see an immediate need, in the future we may need to raise additional funds through public or private debt or equity financing in order to:

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  take advantage of opportunities, including more rapid expansion or acquisitions of, or investments in, businesses or technologies;

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  develop new services; or

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  respond to competitive pressures.

        Any additional capital raised through the sale of equity may dilute your ownership percentage in our stock. Furthermore, we cannot assure you that any additional financing we may need will be available on terms favorable to us, or at all. In such case, our business results would suffer.

Our common stock could be delisted from the Nasdaq SmallCap Market, which could make trading our stock more difficult.

        Our common stock is currently listed on the Nasdaq SmallCap Market. However, our shares could be subsequently delisted if, among other things, our stock price declines below $1.00 per share. Delisting would force us to list our shares on the OTC Bulletin Board or some other quotation medium, such as "pink sheets," depending upon our ability to meet the specific listing requirements of those quotation systems. As a result, our shareholders would find it more difficult to dispose of, or to obtain accurate quotations for, our common stock. Delisting could also reduce the visibility, liquidity and price of our common stock.

        If our common stock is delisted from the Nasdaq SmallCap Market and does not trade on another national securities exchange, we may become subject to "penny stock" regulations that impose additional sales practice disclosure and market making requirements on broker-dealers who sell or make a market in our stock. In such instance, the rules of the Securities Exchange Commission would generally define "penny stock" to be common stock that has a market price of less than $5.00 per share and is not listed on a national securities exchange. If our stock becomes subject to penny stock regulations, it would adversely affect the ability and willingness of broker-dealers who sell or make a market in our common stock and of our shareholders to sell our stock in the secondary market.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

        Some of the statements contained in or considered a part of this proxy statement/prospectus discuss future expectations, contain projections of results of operations or financial condition or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The "forward-looking" information is based on various factors and was derived using numerous assumptions. In some cases, you can identify these so-called forward-looking statements by words like "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from the forward-looking statements are disclosed under the heading "Risks Factors" in this proxy statement/prospectus.

THE SPECIAL MEETING

        This proxy statement is first being mailed or delivered by Perficient to its stockholders on or about March 28, 2002, and is accompanied by the notice of the Special Meeting and a form of proxy that is solicited by the Perficient Board of Directors for use at the Special Meeting and at any adjournments or postponements thereof.

Date, Time And Place; Matters To Be Considered

        The Special Meeting is scheduled to be held on April 23, 2002, at 10:00 a.m. Central Standard Time at Perficient's offices at 7600B North Capital of Texas Highway, Austin Texas 78731. At the Special Meeting, Perficient stockholders will be asked to consider and approve:

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  the Vertecon Stock Issuance;

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  the Javelin Stock Issuance;

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  the issuance of common stock in connection with the conversion of the Series A Preferred Stock and the exercise of the warrants;

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  the Perficient Option Plan Amendment; and

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  such other matters as may properly be submitted to a vote at the Special Meeting.

Record Date And Voting

        Our Board of Directors has fixed March 4, 2002 as the record date for determination of holders of Perficient common stock entitled to notice of, and to vote at, the Special Meeting. Only holders of record of our common stock at the close of business on the record date will be entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof. On March 22, 2002, there were issued and outstanding, and entitled to vote, 6,296,711 shares of Perficient common stock and 1,984,000 shares of Perficient Series A Preferred Stock.

        Each holder of our common stock of record on such date will be entitled to one vote on all matters to be voted upon at the Special Meeting. Holders of a majority of the common stock represented at the Special Meeting may approve all of the proposals submitted to the stockholders.

        A quorum consists of a majority of our outstanding common stock represented in person or by proxy and entitled to vote at the Special Meeting. Any stockholder present in person or by proxy who abstains from voting on any particular matter will be counted in determining whether or not a quorum is present. For purposes of voting on the matters described in this proxy statement at any meeting of stockholders at which a quorum is present, the required vote is as follows:

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  the affirmative vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting is required to approve the Vertecon Stock Issuance, the Javelin Stock Issuance, the stock issuances in connection with the conversion of the Series A Preferred Stock and exercise of the Warrants and the Perficient Option Plan Amendment and in each case, the aggregate number of votes cast by all stockholders present in person or by proxy will be used to determine whether a motion will carry.

        If the enclosed proxy card is executed properly and received by Perficient by April 23, 2002 in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED THEREON WILL BE VOTED "FOR" THE VERTECON STOCK ISSUANCE, THE JAVELIN STOCK ISSUANCE, THE ISSUANCE OF STOCK UPON THE CONVERSION OF THE SERIES A PREFERRED STOCK AND EXERCISE OF THE WARRANTS AND THE PERFICIENT OPTION PLAN AMENDMENT.

        Our Board of Directors is not aware of any matters other than the Vertecon Stock Issuance, the Javelin Stock Issuance, the issuance of stock upon the conversion of the Series A Preferred Stock and exercise of the Warrants and the Perficient Option Plan Amendment that may be properly brought before the Special Meeting. If any other matters properly come before the Special Meeting or any adjournments or postponements of the Special Meeting and are voted on, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors of Perficient.

Share Ownership of Management and Certain Stockholders

        On February 20, 2002, Perficient directors, executive officers and their affiliates owned and were entitled to vote 2,337,027 shares of Perficient common stock, or approximately 37% of the shares of Perficient common stock outstanding on that date.

        Six stockholders, owning in the aggregate in excess of 55% of the Perficient common stock have entered into voting agreements in which they have agreed to vote in favor of the matters before the Special Meeting. Therefore, the approval of the Vertecon Stock Issuance, the Javelin Stock Issuance and the issuance of stock upon the conversion of the Series A Preferred Stock and exercise of the Warrants is assured.

Proxies

        All shares of Perficient common stock represented by properly executed proxies or voting instructions received before or at the Special Meeting will, unless the proxies or voting instructions are revoked, be voted in accordance with the instructions indicated on those proxies or voting instructions. If no instructions are indicated on a properly executed proxy card or voting instruction, the shares will be voted FOR all of the matters so presented. You are urged to mark the box on the proxy card to indicate how to vote your shares.

        If a properly executed proxy card or voting instruction is returned and the stockholder has abstained from voting on adoption of the proposals, the Perficient common stock represented by the proxy or voting instruction will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of adoption of the proposals. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote on adoption of the proposals, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of adoption of the proposals. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

        Because adoption of each of the proposals requires the affirmative vote of at least a majority of the shares present and voting at the meeting, abstentions, failures to vote and broker non-votes will have the same effect as a vote against adoption of the proposals.

Voting Electronically or by Telephone

        Perficient does not provide electronic, internet or telephone voting for the record holders of its stock because of the relatively small number of record holders of Perficient common stock.

Revocability Of Proxies

        The accompanying form of proxy is for use at the meeting if a holder of Perficient common stock is unable to attend in person. The presence of a stockholder at the Special Meeting will not automatically revoke such stockholder's proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by:

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  delivering to Matthew Clark, Secretary, Perficient, Inc., 7600-B North Capital of Texas Highway, Suite 340, Austin, Texas, 78731, a written notice of revocation prior to the Special Meeting or a duly executed proxy bearing a later date; or

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  attending the Special Meeting and voting in person.

        All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are voted, will be voted in the manner specified therein.

No Appraisal Rights

        Under the Delaware General Corporation Law, the stockholders of Perficient are not entitled to appraisal rights with respect to the Vertecon Stock Issuance, the Javelin Stock Issuance or any other matters addressed herein.

Solicitation Of Proxies

        The costs of soliciting proxies in the form enclosed herewith will be borne entirely by Perficient. In addition to the solicitation of proxies by mail, proxies may be solicited by our officers and directors and our regular employees, without additional remuneration, by personal interviews, telephone, telegraph or otherwise. Copies of solicitation materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock and normal handling charges may be paid for such forwarding services.

PROPOSAL 1. APPROVAL OF ISSUANCE OF SHARES OF PERFICIENT COMMON STOCK IN THE VERTECON MERGER

General

        The Vertecon Merger Agreement provides that, at the effective time, Vertecon will merge with and into a wholly-owned subsidiary of Perficient and Vertecon's common stock will be converted into the right to receive up to 2,092,287 shares of Perficient common stock. Cash will be paid in lieu of fractional shares.

        If the maximum number of shares are issued in connection with the Vertecon Merger, then Vertecon stockholders will own approximately 25% of the outstanding shares of Perficient common stock after the merger without giving effect to the Javelin Merger and approximately 20% of the outstanding shares of Perficient common stock after giving effect to the Javelin Merger. This information is based on the number of shares of Perficient common stock outstanding on December 31, 2001.

Nasdaq Requirement For Stockholder Approval

        Nasdaq regulations require that we obtain approval from our stockholders in connection with a transaction, other than a public offering, involving the sale or issuance by us of common stock (or securities convertible into, or exercisable for, common stock) equal to 20% or more of our common stock, or 20% or more of the voting power of our securities, which were outstanding before the issuance of the common stock in connection with such transaction. We will issue up to 2,092,287 shares of Perficient common stock in connection with the Vertecon Merger which would represent approximately 20% of the number of shares of our common stock outstanding on a fully-diluted basis as of December 31, 2001 after giving effect to the Vertecon Merger and the Javelin Merger (assuming the maximum number of shares is issued in connection with each of the mergers). As a result, even though the Vertecon Stock Issuance is not required to be approved by Perficient's stockholders under the terms of the Delaware General Corporation Law, such stockholder approval is required under the regulations of Nasdaq to which Perficient is subject. A majority of the total votes cast in person or by proxy at the Special Meeting is required to approve the Vertecon Stock Issuance.

Background Of The Merger

        On March 6, 2001, we retained WWC Securities, Inc. to assist us in identifying potential acquisition candidates that complement our business and fit our stated acquisition plan—which was to further our internal goal of becoming a leading eBusiness solution provider in the Midwest by acquiring small ($4 million to $10 million in annual revenue) solution orientated technical services companies with a strong geographic presence in St. Louis, Minnesota, Kansas City, Cincinnati, Milwaukee, Columbus, Chicago, Detroit and/or Phoenix.

        On July 25, 2001, WWC Securities identified Vertecon as a potential acquisition candidate for us. We agreed to investigate further as to whether it met our acquisition criteria. It was of a size (approximately $8 million in revenues) that we felt could be readily integrated into our current business, it was in St. Louis, one of our target cities, and it had a strong solutions orientation. WWC indicated to Perficient that Vertecon was not actively soliciting offers, but was open to the idea of merging with the right company.

        On July 27, 2001, Matt Clark and Jack McDonald our Chief Financial Officer and Chief Executive Officer, respectively, contacted Charles Windsor, the President and CEO of Vertecon, to discuss the possibility of a Vertecon and Perficient merger. This was the first time any discussion had taken place between Mr. Windsor, Mr. Clark and Mr. McDonald. During that call Mr. Windsor indicated that Vertecon was interested in a possible merger to expand what it had been doing locally within St. Louis to a more national level, and to join up with a company with greater access to capital resources. Mr. McDonald and Mr. Clark outlined Perficient's strategy to expand in the Midwest and the type of firms Perficient was looking for (i.e., small, solutions-oriented and Midwest-based). All parties agreed that there was a possible match and that further discussions were in order. The parties subsequently set up a face-to-face meeting in Austin on July 30, 2001. Subsequent to that call, Mr. Windsor sent preliminary financial information about Vertecon to Mr. Clark and Mr. McDonald.

        On July 30, 2001, Mr. Clark, Mr. McDonald, Andy Sweet, and Sam Fatigato of Perficient met, in Austin, with members of management of Vertecon, including Jeff Davis, the Chief Operating Officer of Vertecon and Mr. Windsor. At the meeting, the two management teams discussed the results of operations of their respective companies, their projected performance, their business models and how and if the two companies could fit together.

        Between July 30, 2001 and September 30, 2001, the parties had numerous telephone conversations that outlined a detailed framework of how the two companies could fit together structurally, including functional areas of responsibility (e.g., management roles in the combined company), employee compensation and benefit plans, how Perficient should continue operating following the merger, and what market strategy should be. During these telephone conversation and some of the other meetings, it was agreed that Mr. McDonald would remain CEO of Perficient, Mr. Fatigato remain President, and Mr. Clark remain CFO. It was furthered determined that Mr. Davis would become COO and Tim Thompson (the Chief Business Development Officer of Vertecon) would become Chief Business Development officer reporting to Mr. Fatigato.

        On August 9, 2001, Mr. McDonald, Mr. Fatigato, Mr. Sweet and John Jenkins of Perficient met with Mr. Davis and Mr. Thompson in St. Louis to develop a more detailed understanding of Vertecon's organizational structure.

        On August 11, 2001, the first draft of a term sheet, which outlined proposed terms of a merger with a Perficient subsidiary, was delivered by Mr. McDonald to Mr. Windsor, and the parties commenced more detailed reviews of the operations, businesses and finances of the respective companies.

        On August 11, 2001, Mr. McDonald contacted the members of our Board of Directors to notify them of the discussions that were taking place with respect to Vertecon.

        On August 17, 2001, the final form of a term sheet was agreed to by both parties.

        On August 17, 2001, our Board of Directors received from Mr. McDonald financial and other information with respect to Vertecon.

        On August 21, 2001, Mr. McDonald, Mr. Fatigato and Mr. Clark had a dinner meeting with Mr. Davis and Mr. Thompson in Austin to further discuss the proposed merger, roles and responsibility in the new organization and the terms of the merger, including terms of employment agreements and issues relating to the lease for the St. Louis office.

        On August 22, 2001, Mr. Thompson and Mr. Davis met with various members of Perficient's management team, including Mr. McDonald, Mr. Fatigato, Mr. Sweet, Eric Simone, and Mr. Clark to discuss Perficient's organization. Topics discussed included project management methodology, chain of command below the executive level, sales and marketing strategy and operation of regional offices combined with a national practice.

        On September 5, 2001, our Board of Directors met to discuss the proposed transaction with Vertecon. At the meeting, Mr. McDonald presented to the Board a description of the business of Vertecon, including a description of the members of management and their qualifications, the locations of Vertecon's offices and the partners and business relationships of Vertecon. Mr. McDonald reviewed the financial statements and the results of operations of Vertecon with our Board. Mr. McDonald reviewed with the Board the proposed terms of the Vertecon Merger as outlined in the term sheet. Finally, Mr. McDonald reviewed with the Board the rationale for, potential benefits from, and risks related to the proposed acquisition.

        On September 5 and September 7, 2001, Mr. McDonald, Mr. Fatigato, and Mr. Clark held conference calls with Mr. Davis, Mr. Thompson and Michael Martin, Vertecon's head of marketing, to discuss communication regarding the potential merger.

        From August 17, 2001 through the date that the Vertecon Merger Agreement was signed, there were numerous meetings held between representatives of Perficient and Vertecon to negotiate the merger agreement and the related documents. In addition, during such time, we completed our due diligence investigation into the business and affairs of Vertecon.

        During the period from August 17, 2001 through the date the Vertecon Merger Agreement was signed, representatives of Perficient and Vertecon, including their counsel and accountants, had several meetings, in person or by telephone, to discuss the merger and to prepare and negotiate a definitive merger agreement. These meetings also included discussions of:

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  the structure of the transaction;

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  tax and accounting treatment;

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  preparation of the requisite financial statements; and

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  similar matters.

        As of September 30, 2001, the Vertecon Merger Agreement was executed by Perficient and Vertecon.

        On October 3, 2001, a press release announcing the contemplated Vertecon Merger was issued.

        We filed this proxy statement on November 15, 2001 on a preliminary basis and on March 26, 2002 on a definitive basis.

Recommendation of the Perficient Board of Directors And Reasons For The Vertecon Merger And The Vertecon Stock Issuance.

        On September 5, 2001, our Board of Directors concluded unanimously that the Vertecon Merger was in the best interests of Perficient and our stockholders, authorized and approved the Vertecon Merger, the Vertecon Merger Agreement and the issuance of shares of Perficient common stock in connection with the Vertecon Merger, and recommended that our stockholders approve the stock issuance in connection with the Vertecon Merger.

        The decision of our Board of Directors was based upon potential benefits of the Vertecon Merger, including the following:

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  an increased revenue base;

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  Vertecon's significant and longstanding customer relationships;

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  geographic expansion into the St. Louis market;

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  an increase in qualified information technology consultants;

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  diversification of the sources of Perficient's revenues;

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  the addition of experienced members of management;

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  significant eBusiness solution selling and implementation expertise; and

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  an established and proven eBusiness solution methodology.

        In its evaluation of the Vertecon Merger, our Board reviewed several factors, including the following:

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  historical information concerning the respective businesses of Perficient and Vertecon including, financial performance and condition and operations and management;

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  the status and quality of Vertecon's relationship with its largest customers, including Paragon Life, XTRA Lease and Express Scripts;

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  Vertecon's backlog and pipeline of business;

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  our management's view of the financial condition, results of operations and businesses of Perficient and Vertecon before and after giving effect to the Vertecon Merger and information regarding the merger's effect on stockholder value;

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  reports from management and accounting advisors as to the results of the due diligence investigation of Vertecon;

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  the potential impact of the merger on our clients, employees, suppliers, licensors, licensees and other business partners; and

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  the potential impact of the merger on our business, including economies of scale, compatibility of networks and management and consolidation of operating centers.

        In its evaluation of the Vertecon Merger, our Board reviewed financial information and financial analyses which included the following to determine if the acquisition was fair to shareholders:

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  a pro forma income statement accretion/dilution analysis giving effect to the acquisition and to identified cost saving opportunities;

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  a proforma balance sheet analysis and liquidity analysis giving effect to the acquisition;

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  a share dilution analysis giving effect to the new shares and options to be issued in conjunction with the acquisition

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  a valuation analysis illustrating Vertecon's price on both an absolute and relative basis

        In its deliberations concerning the Vertecon Merger, our Board also considered various additional risks and uncertainties, including:

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  the risk of immediate and substantial dilution of the percentage equity and voting interest of Perficient;

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  the risk that the Vertecon stockholders may be able to significantly influence Perficient following the Vertecon Stock Issuance;

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  the risk that we may not be able to successfully integrate Vertecon into our operations; and

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  liquidity risks surrounding the liabilities of Vertecon and the cash impact of the acquisition.

        In evaluating the Vertecon Merger, the Board addressed issues relating to Vertecon's indebtedness, working capital deficit, transaction costs in connection with the Vertecon Merger and liabilities generally, including Vertecon's overdrawn line of credit, letters of credit totaling $900,000 and the potential need for Vertecon to obtain additional funding before the merger was completed (See "Risk Factor- Inability of Perficient to satisfy Vertecon's liability and absorb Vertecon's net working deficit" on page 24). Our Board also considered the fact that many of Vertecon's contracts with material customers have a short term or can be terminated following a short notice period (See "Risk Factor-We may lose rights under contracts with customers and other third parties as a result of the Vertecon Merger" on page 23). The Board reviewed the specific plans of our management to handle these issues, including progress of negotiations to reduce the letters of credit and plans by Perficient to raise additional equity. The Board reviewed the value of the transaction in light of these issues.

        These risks are described in more detail under "Risks Particular to the Acquisition of Vertecon" beginning on page 23. Our Board concluded that the potential benefits of the Vertecon Merger and Vertecon Stock Issuance to us and our stockholders outweigh the risks associated with the Vertecon Merger and Vertecon Stock Issuance. This discussion of the information and factors considered by our Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Vertecon Merger and the Vertecon Stock Issuance, our Board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination. After careful consideration, our Board of Directors has unanimously determined that the Vertecon Merger Agreement, the Vertecon Merger and the Vertecon Stock Issuance are in the best interests of Perficient and its stockholders.

        Perficient's Board of Directors chose not to retain a fairness opinion from an outside financial advisor with respect to the Vertecon Merger. We concluded that given that this acquisition is small and relatively routine, the business model of Vertecon is similar enough to Perficient's business model that we could evaluate it without the help of an outside advisor, and that Perficient had enough in-house sophistication, knowledge and expertise to assist the Board in evaluating the financial impact of the acquisition and the fairness of the acquisition terms.

Vertecon's Reasons for the Merger; Approval by Vertecon Shareholders

        The Vertecon Board of Directors believes that the terms of the merger are in the best interests of Vertecon and its stockholders. Accordingly, the Vertecon Board of Directors has unanimously approved the Vertecon Merger Agreement. The Vertecon Board of Directors believes that the merger represents a strategic opportunity for Vertecon and its stockholders. Vertecon believes that it will obtain the necessary approval of the merger by the holders of a majority of its outstanding common stock.

        The Vertecon Board of Directors believes that the merger is advantageous to the Vertecon stockholders because by merging with Perficient, Vertecon will be better able to expand and maintain its operations.

        The terms of the Vertecon Merger Agreement, including the merger consideration, were the result of arm's-length negotiations between Vertecon and Perficient. In fixing the consideration consisting mainly of Perficient common stock, Vertecon management considered the relative values of the two companies. The Vertecon Board of Directors consulted with legal advisors and management of Vertecon and after careful review and consideration, the Vertecon Board of Directors determined that the merger is a desirable transaction from the standpoint of holders of Vertecon common stock.

        In reaching its decision to approve the Vertecon Merger Agreement, in addition to the factors described above, the Vertecon Board of Directors considered the following factors:

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  the strategic benefits of joining with Perficient;

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  improved financial base;

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  the lack of liquidity for the Vertecon common stock and current and historical market prices of the Perficient common stock;

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  the effects of the merger on Vertecon's stockholders; and

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  the terms of the merger agreement.

        In determining that the Vertecon Merger is in the best interests of Vertecon's stockholders, the Vertecon Board of Directors considered the above factors as a whole and did not assign specific or relative weights to them. In the view of the Vertecon Board of Directors, each of the factors listed above reinforced its belief that the transaction was in the best interests of Vertecon and its stockholders.

Accounting Treatment

        The merger of Vertecon with and into our wholly-owned subsidiary will be accounted for as a "purchase." Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the merger, over the value of the net assets acquired is classified as goodwill on the unaudited pro forma combined condensed balance sheet included in this proxy statement/prospectus. The estimated fair values and useful lives of assets acquired and liabilities assumed are based on a preliminary valuation and are subject to final valuation adjustments.

Federal Income Tax Consequences

        The following is a summary of the material anticipated U.S. federal income tax consequences of the Vertecon Merger to Vertecon stockholders who hold Vertecon common stock as a capital asset, that is, generally, for investment. The summary is based on the Internal Revenue Code (the "Code"), Treasury regulations issued under the Code, and administrative rulings and court decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. This discussion summarizes the opinion of the law firm of Armstrong Teasdale, LLP, counsel to Vertecon and certain tax consequences that may be expected to flow from the conclusion reached in that opinion. This summary is not a complete description of all of the U.S. federal income tax consequences of the Vertecon Merger and, in particular, may not address considerations applicable to Vertecon stockholders subject to special treatment under U.S. federal income tax law. Vertecon stockholders subject to special treatment include, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of Vertecon common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Vertecon common stock as part of a "hedge," "straddle" or "conversion transaction." In addition, no information is provided in this document with respect to the tax consequences of the Vertecon Merger under any foreign, state or local laws.

        VERTECON STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE VERTECON MERGER TO THEM IN THEIR PARTICULAR SITUATIONS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN, ESTATE AND OTHER TAX LAWS.

        In connection with the filing of the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part, Armstrong Teasdale, has delivered to Vertecon its opinion, dated on or about the effective date of this proxy statement/prospectus, addressing the U.S. federal income tax consequences of the Vertecon Merger described below. Armstrong Teasdale, rendered its opinion solely on the basis of facts, representations and assumptions set forth or referred to in its opinion. In rendering this opinion, Armstrong Teasdale required and relied upon factual representations contained in certificates of officers of Perficient and Vertecon. The opinion is that, for U.S. federal income tax purposes, the Vertecon Merger will be treated as a "reorganization"—that is, a transaction of a type that is generally tax-free. As a result:

  •
  neither Perficient nor Vertecon will recognize any gain or loss as a result of the Vertecon Merger;

  •
  Vertecon stockholders who exchange all of their Vertecon common stock solely for Perficient common stock pursuant to the Vertecon Merger will recognize no gain or loss as a result of that exchange;

  •
  the aggregate tax basis of the shares of Perficient common stock received by Vertecon stockholders will equal the aggregate tax basis of the shares of Vertecon common stock surrendered in exchange for that Perficient common stock; and

  •
  the holding period of a share of Perficient common stock received in the Vertecon Merger will include the holder's holding period in the Vertecon common stock surrendered in exchange for that Perficient common stock.

        The tax opinion is not binding on the Internal Revenue Service (the "IRS") or the courts, and the parties do not intend to request a ruling from the IRS with respect to the Vertecon Merger. Accordingly, there can be no assurance that the IRS will not challenge the conclusion reflected in the opinion or that a court will not sustain such a challenge.

Regulatory Matters

        Other than the declaration of the effectiveness of the Registration Statement of which this proxy statement/prospectus is a part by the Securities & Exchange Commission and any state securities administrators in connection with the registration of up to 2,092,287 shares to be issued in connection with the Vertecon Merger, there are no federal or state regulatory requirements applicable to the merger.

No Appraisal Rights

        While Section 262 of the Delaware General Corporation Law provides appraisal rights (sometimes referred to as "dissenters' rights") to stockholders of Delaware corporations in certain situations, these appraisal rights are not available to the stockholders of Perficient in connection with the proposed Vertecon Merger. Such appraisal rights will be available to the stockholders of Vertecon. Under Missouri law, Vertecon stockholders who dissent from the merger and who perfect their appraisal rights, must be paid "fair value" for their Vertecon shares.

Securities Law Consequences; Resale of Merger Shares

        Although the Vertecon stockholders receiving shares in the Vertecon Merger will be subject to the contractual restrictions on resale discussed below, the Perficient common stock issued in the Vertecon Merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except that shares issued to any Vertecon stockholder who may be deemed to be an "affiliate" of Vertecon for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act will be subject to the resale restrictions contained in Rule 145 and shares issued to persons who become affiliates of Perficient after the Vertecon Merger will be subject to the resale restrictions contained in Rule 144 under the Securities Act. An affiliate of a person is any individual or entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such person. It is expected that each affiliate of Vertecon will agree not to transfer any Perficient common stock received in the Vertecon Merger except in compliance with the resale provisions of Rule 145 under the Securities Act and will make no disposition of any Perficient stock received in connection with the Vertecon Merger unless such disposition has been registered under the Securities Act, or in the opinion of counsel reasonably acceptable to Perficient, the disposition is otherwise exempt from registration under the Securities Act.

        Each Vertecon stockholder will agree for a one-year period beginning on the closing date of the Vertecon Merger to refrain from (a) selling, offering to sell, contracting to sell, or granting any option to sell, any shares of Perficient common stock received in connection with the merger or securities convertible into or exchangeable for shares of Perficient common stock; (b) proposing, or publicly disclosing an intent to propose, any of the foregoing; or (c) assisting or advising any other persons or entities in connection with the foregoing. The foregoing prohibition, however, does not apply to private sales by the estate of any Vertecon stockholder upon the death of such stockholder to the extent of estate tax liability related to the transfer of the shares upon the death of the stockholder.

        Each Vertecon stockholder will further agree, during the period beginning one year following the closing date of the Vertecon Merger and ending two years following the closing date of the Vertecon Merger, not to sell, pledge, transfer, hypothecate or otherwise dispose of, a number of shares of Perficient common stock in any 90 day period equal to more than 1% of Perficient's outstanding common stock at the time of any such disposition.

        The prohibition on sales during the first year following the Vertecon Merger and the limitation on sales during the second year following the Vertecon Merger will terminate upon the "Corporate Sale" of Perficient. This includes the sale of all or substantially all of Perficient's assets, the sale of more than 51% of Perficient's common stock in a single transaction, the termination of business and liquidation of Perficient and a merger or consolidation to which Perficient is not the surviving entity.

        Under the Vertecon Merger Agreement, at the effective time of the Vertecon Merger, Perficient will assume the stock option plan of Vertecon and all stock options granted under the plan. Each stock option outstanding under the plan at the effective time will be converted into a stock option to acquire Perficient common stock on substantially the same terms and conditions as applied to the Vertecon stock option, except that the number and exercise price of shares subject to each option will be adjusted as described below, under the caption "Vertecon Stock Options." Upon consummation of the merger, options to purchase up to 1,197,074 shares of Vertecon common stock will be converted into options to purchase up to 161,840 shares of common stock of Perficient.

        Perficient has agreed to prepare and file with the Securities and Exchange Commission an appropriate registration statement registering the sale of the shares of Perficient common stock subject to the assumed Vertecon stock options.

        Perficient has also agreed to provide certain former shareholders of Vertecon with "piggy-back" registration rights in the event that Perficient, within five years from the closing date of the merger, files a registration statement covering any equity securities held by shareholders of Perficient. These former Vertecon shareholders will be afforded the opportunity to sell up to a specified percentage of the shares to be included under any registration statement.

Fee to WWC Securities, Inc.

        In connection with this transaction, we have agreed to pay to WWC Securities, Inc. a fee for their services rendered in identifying Vertecon as an acquisition candidate. The fee is equal to 2.5% of the aggregate consideration to be paid to Vertecon in connection with this transaction. The fee is payable only upon successful consummation of the acquisition

THE VERTECON MERGER AGREEMENT

Structure: Effective Time

        The Vertecon Merger Agreement contemplates the merger of Vertecon with and into a wholly-owned subsidiary of Perficient, with our subsidiary surviving the merger and continuing its corporate existence under the laws of the State of Delaware. Upon consummation of the merger, the separate corporate existence of Vertecon will terminate. The merger will become effective on the date of filing of certificates of merger with the Secretary of State of Delaware and the Secretary of State of Missouri (or at such later date as is specified in the certificates of merger), which is expected to occur as promptly as possible, but in no event later than the third business day after all of the conditions precedent to the merger have been satisfied or waived.

Merger Consideration

        Perficient intends to acquire all of the outstanding shares of Vertecon common stock through a merger of Vertecon with and into a wholly-owned subsidiary of Perficient.

        The total consideration to be paid by Perficient in connection with the merger consists of up to 2,092,287 shares of Perficient common stock.

        On a per share basis, one share of Vertecon common stock is convertible into a maximum of up to 0.14 shares of Perficient common stock.

        One-half of the shares of Perficient common stock being issued in connection with the merger to key employee shareholders of Vertecon and one-quarter of the shares of Perficient common stock being issued in connection with the Vertecon Merger to certain non-employee shareholders of Vertecon are subject to forfeiture under certain conditions more fully described in the merger agreement relating to the continued employment of Vertecon's employees and indemnification for breaches of representations, warranties and covenants under the merger agreement.

        The number of shares of Perficient common stock being issued in connection with the Vertecon Merger will be adjusted in the event of any reclassification, recapitalization or exchange of shares or if a stock split, combination, stock dividend, stock rights or dividend is declared by our Board of Directors prior to the closing of the Vertecon Merger.

        In addition, no fractional shares of Perficient common stock will be issued in connection with the acquisition of Vertecon. Instead, Vertecon stockholders that would otherwise be entitled to receive fractional shares will receive cash for any fractional share of Perficient common stock based on the average closing price of Perficient common stock on the Nasdaq SmallCap Market for the twenty (20) consecutive trading days ending on the trading day immediately before the closing date.

Vertecon Stock Options

        At the effective time of the merger, Perficient will assume the stock option plan of Vertecon and all stock options granted under the plan. Each stock option outstanding under the plan at the effective time will be converted into a stock option to acquire Perficient common stock on substantially the same terms and conditions as applied to the Vertecon stock option. The number of shares of Perficient common stock subject to any assumed option will be determined by multiplying the number of shares of Vertecon common stock subject to that Vertecon option by the ratio of the number of shares of Perficient common stock issued in connection with the merger (plus the number of shares having a value equal to the cash price, if any) versus the number of shares of Perficient common stock outstanding at the time of the merger. The exercise price per share of Perficient common stock under any assumed option will be equal to the exercise price per share of Vertecon common stock divided by the ratio described in the preceding sentence. Upon consummation of the merger, options to purchase up to 1,197,074 shares of Vertecon common stock will be converted into options to purchase up to a maximum of approximately 161,840 shares of common stock of Perficient.

Certain Covenants

        Interim Operations of Vertecon.    From the date of execution of the Vertecon Merger Agreement until the effective time of the merger, Vertecon is required to conduct its business in the ordinary course consistent with past practice and to use its reasonable best efforts to preserve intact its business organization and relationships with customers and to keep available the services of its employees. In particular, during this period, Vertecon, without the express written consent of Perficient, may not:

  •
  declare or pay dividends or make any distribution in respect of its capital stock;

  •
  make any payment or dispose any funds;

  •
  enter into any commitment, obligation or understanding;

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  split, reclassify, or combine, repurchase or redeem its shares;

  •
  issue any securities other than upon the exercise of outstanding stock options;

  •
  amend its organizational documents;

  •
  make any capital expenditures;

  •
  enter into any new line of business;

  •
  enter into any merger or consolidation;

  •
  acquire any assets;

  •
  take any action that would make any representation or warranty of Vertecon under the merger agreement untrue as of the date of the agreement or result in the breach of a covenant or failure of a condition under the merger agreement;

  •
  change its methods of accounting in effect as of December 31, 2000;

  •
  enter into any arrangement with a current or former director, officer or employee or increase any compensation to any director, officer or employee;

  •
  incur any indebtedness;

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  sell any assets;

  •
  make any tax election;

  •
  pay or discharge any claim or obligation;

  •
  enter into any lease, contract, agreement or commitment;

  •
  waive any right; or

  •
  agree or commit to take any of the actions described above.

        Registration Statement on Form S-4.    We have agreed that we will prepare and file with the SEC the registration statement on Form S-4 of which this proxy statement/prospectus is a part, in connection with the issuance of shares of Perficient common stock to Vertecon shareholders. We have agreed to file this registration statement within 45 days of the date of the merger agreement.

        Special Meeting; Proxy Material.    We have agreed under the Vertecon Merger Agreement to cause a meeting to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of the merger agreement and the related stock issuance. In connection with the meeting, we have agreed that we will (i) promptly prepare and file with the SEC, use our best efforts to have cleared by the SEC, and thereafter mail to our stockholders as promptly as practicable, a proxy statement for the meeting and all other proxy materials for such meeting, (ii) hold the meeting as promptly as practicable, (iii) recommend to our stockholders the approval of each of the matters through our Board of Directors, and (iv) obtain the necessary approval from our stockholders of the Vertecon Merger Agreement and the transactions contemplated thereby.

        No Solicitation.    Vertecon has agreed in the merger agreement that it will not, and that it will cause its subsidiaries and the directors, officers, employees, representatives, agents and financial and legal advisors of Vertecon not to, directly or indirectly take any action to solicit or hold discussions or negotiations with, or assist or provide any information to, any person, entity or group concerning (i) any merger, consolidation, business combination, share exchange, or other similar transaction involving Vertecon; (ii) any sale, lease, exchange, mortgage, pledge, license transfer or other disposition of any shares of Vertecon common stock or significant assets of Vertecon; or (iii) the issuance of any new shares of capital stock of Vertecon or any options, warrants or other rights to acquire shares of capital stock of Vertecon. Vertecon has agreed to notify us of the terms of any proposal, discussion, negotiation or inquiry relating to a merger or a disposition of a significant portion of its capital stock or assets or similar transaction involving Vertecon and the identity of the party making such proposal or inquiry.

        Vertecon's Covenant to Retain Employees.    Vertecon and its stockholders have agreed to immediately notify us if they have any knowledge of the intention of an employee of Vertecon to terminate his employment with Vertecon. In addition, Vertecon and its stockholders have agreed that from the date of the Vertecon Merger Agreement and continuing to the effective time of the merger, they will not take any action or fail to take any action that will result in the termination of an employee of Vertecon without first consulting with us and providing us with an opportunity to provide advice with respect to any such action or inaction.

        Employment Agreements.    Pursuant to the Vertecon Merger Agreement, we agreed to enter into employment agreements with Jeffrey Davis and Timothy Thompson for employment terms beginning on the closing date of the Vertecon Merger. Mr. Davis will serve as our Chief Operating Officer and will be employed for an initial term of two years. He will be paid an annual salary of $205,000 and will be granted a non-qualified option under our option plan to purchase 110,810 shares of our common stock and another non-qualified stock option in satisfaction of certain accrued bonus payments owed to him by Vertecon. Mr. Davis was advanced a $15,625 bonus in satisfaction of certain accrued bonus payments owed to him by Vertecon which is subject to forfeiture if the merger is not consummated. Mr. Davis is also eligible to receive an annual bonus equal to up to 30% of his salary. Mr. Thompson will be our Chief Business Development Officer and will be employed for an initial term of two years. Mr. Thompson will be paid an annual salary of $160,000 and advanced a $66,875 bonus in satisfaction of certain accrued bonus payments owed to him by Vertecon which is subject to forfeiture if the merger is not consummated. Each year, Mr. Thompson will be eligible to receive a bonus based on our direct sales. We will also grant Mr. Thompson a non-qualified option to purchase 110,810 shares of our common stock under our stock option plan.

        Severance Agreements.    In connection with the Vertecon Merger Agreement, we have agreed, effective on the Closing Date, to guarantee the payment of certain obligations of Vertecon under Separation and Release Agreements with Charles E. Windsor, Jr., the former President and Chief Executive Officer of Vertecon, and Dan Sills, the former Chief Financial Officer of Vertecon. Mr. Windsor has resigned from his position as President and CEO of Vertecon as of September 30, 2001 and will resign as a Vertecon employee on the effective date of the merger. Vertecon has agreed to pay Mr. Windsor a severance payment equal to $160,000 and has agreed to continue providing certain benefits for a period of up to one year following the effective date of the merger. Mr. Windsor has agreed to release Vertecon and Perficient from any claims he may have against them arising before September 30, 2001. Mr. Windsor has also agreed not to compete with our business for one year and not to solicit our customers or employees for two years.

        Perficient Shareholder Voting Agreement.    Certain Perficient shareholders, holding more than 51% of our outstanding stock, have executed letter agreements agreeing to vote all of their shares in favor of the share issuance pursuant to the Vertecon Merger.

        Assumption of Line of Credit/Letter of Credit.    We have agreed to repay the outstanding balance (not to exceed $800,000) under Vertecon's line of credit at the closing. We have also agreed to replace certain letters of credit of Vertecon and a shareholder of Vertecon after the closing.

        Certain Other Covenants.    The Vertecon Merger Agreement contains certain mutual covenants of the parties, including covenants relating to: actions to be taken so as not to jeopardize the intended tax or accounting treatment of the merger; public announcements; notification of certain matters; access to information; disclosure supplements; no inconsistent actions; further assurances; cooperation in connection with certain governmental filings and in obtaining consents and approvals; and confidential treatment of non-public information.

Certain Representations and Warranties

        The Vertecon Merger Agreement contains, subject to certain exceptions, representations and warranties made by Vertecon and certain of its stockholders as to, among other things, due organization and good standing; corporate authorization to enter into the contemplated transactions; governmental approvals required in connection with the contemplated transactions; absence of any breach of organizational documents and certain material agreements as a result of the contemplated transactions; capitalization; ownership of subsidiaries; financial statements; absence of certain material adverse changes since July 31, 2001; absence of undisclosed material liabilities; agreements with regulatory agencies; compliance with laws and court orders; litigation; finders' fees; tax matters; employee matters; material contracts; environmental matters; ownership and use of real property; insurance matters; labor issues; and intellectual property rights.

        The Vertecon Merger Agreement contains, subject to certain exceptions, representations and warranties made by Perficient and our wholly-owned subsidiary as to, among other things: due organization and good standing; corporate authorization to enter into the contemplated transactions; governmental approvals required in connection with the contemplated transactions; absence of any breach of organizational documents as a result of the contemplated transactions; capitalization; ownership of subsidiaries; finders' fees; SEC reports; voting requirements regarding the merger; no prior activities; labor matters; financial statements; absence of undisclosed liabilities and absence of material adverse changes since June 30, 2001.

        Generally, the representations and warranties in the Vertecon Merger Agreement survive the effective time of the Merger for one year except for the representations and warranties made by Vertecon and the stockholders that are a party to the Vertecon Merger Agreement with respect to tax matters and environmental matters, which survive indefinitely.

Conditions to the Merger

        Conditions to Each Party's Obligations to Effect the Merger.    The obligations of Perficient, our wholly-owned subsidiary, Vertecon and the stockholders of Vertecon to consummate the Vertecon Merger are subject to the satisfaction of the following conditions:

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  receipt and continued effectiveness of all regulatory approvals; and

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  no applicable law or regulation, judgment, injunction, order or decree prohibits or enjoins the consummation of the merger or the transactions contemplated thereby.

        Conditions to the Obligations of Perficient and the Vertecon Merger Sub to Effect the Merger.    The obligations of Perficient and our wholly-owned subsidiary to effect the Vertecon Merger are further subject to the satisfaction of the following conditions:

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  the approval by the stockholders of Perficient to the Vertecon Merger and related matters;

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  the representations and warranties of Vertecon and its shareholders contained in the merger agreement being true in all material respects as of the date of the merger agreement;

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  the performance by Vertecon and its shareholders, in all material respects, of all its obligations, agreements and covenants under the merger agreement at or prior to the effective time of the merger;

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  Vertecon having received all consents and approvals from PrivateBank and Creve Coeur Development, L.L.C., Vertecon's lending bank and landlord, respectively, and any other third parties (none were disclosed to Perficient under the Merger Agreeement) required to be obtained by it at or prior to the effective date of the merger;

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  Vertecon's delivery to Perficient of a list of Vertecon's employees as of a date that is 10 days before the effective date;

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  Vertecon's delivery to Perficient of a list of its optionholders;

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  dissenters', appraisal or similar rights have not been exercised by more than 2% of the holders of Vertecon common stock;

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  Perficient's receipt of legal opinions regarding the merger from counsel to Vertecon and counsel to CDM Ventures, a shareholder of Vertecon; and

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  the continued effectiveness and execution by an escrow agent of two escrow agreements that govern the forfeiture of Perficient shares held in escrow under the merger agreement to secure obligations of Vertecon and its shareholders that have executed the merger agreement related to employee retention and breaches of representation and warranties.

        Conditions to the Obligations of Vertecon to Effect the Merger.    The obligations of Vertecon to effect the merger is subject to the satisfaction of the following conditions:

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  the representations and warranties of Perficient and our wholly-owned subsidiary contained in the merger agreement being true as of the date of the merger agreement;

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  the performance by Perficient and our wholly-owned subsidiary of our obligations under the merger agreement at or prior to the effective time;

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  Charles Windsor having been elected to the Board of Directors of Perficient and our wholly-owned subsidiary;

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  Vertecon's receipt of a legal opinion from counsel to Perficient and our wholly-owned subsidiary regarding the merger;

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  the non-escrowed shares of Perficient common stock issued in connection with the merger have been delivered to Vertecon and the escrowed shares issued in connection with the merger have been delivered to the escrow agent;

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  the stockholders of Vertecon having approved the merger and the related transactions on or prior to the effective time;

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  the execution by Perficient of employment agreements with Jeffrey Davis and Timothy Thompson and severance agreements with Charles Windsor and Dan Sills;

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  confirmation from Vertecon's counsel that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

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  the continued effectiveness and execution by an escrow agent of two escrow agreements that govern the forfeiture of Perficient shares held in escrow under the merger agreement to secure obligations Vertecon and its shareholders that have executed the merger agreement related to employee retention and breaches of representation and warranties;

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  our payment of Vertecon's obligations under a certain line of credit and letter of credit; and

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  the receipt of consent from Silicon Valley Bank, our lender.

Termination of the Vertecon Merger Agreement

        Right to Terminate:    The Vertecon Merger Agreement may be terminated and the acquisition of Vertecon abandoned at any time prior to the effective time as follows:

  (a)
  by mutual consent of Perficient and Vertecon in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

  (b)
  by either Perficient or Vertecon (provided, however, that the right to terminate the merger agreement is not available to any party whose failure to fulfill any of its obligations under the merger agreement has been the cause of or resulted in the failure of the closing to occur) if there is a material breach of any of the representations, warranties, covenants or agreements set forth in the merger agreement on the part of the other party; or

  (c)
  by Vertecon if the merger is not consummated by March 31, 2002 (which date may be extended by an additional 30 days at the request of Perficient, if the closing is delayed solely because any governmental approval or approval by the shareholders of Perficient has not been obtained due to issues relating to information in this proxy statement and Perficient is diligently undertaking to obtain such approval).

        In the event that the Vertecon Merger Agreement is validly terminated by either Perficient or Vertecon as provided above, the merger agreement will become void and have no effect except that the provisions of the merger agreement relating to "nondisclosure of confidential information," "payment of expenses" and "break-up fees" survive the termination of the merger agreement. Upon valid termination, there will be no further obligation on the part of Perficient, Vertecon Merger Sub or Vertecon, or their respective officers or directors or the stockholders of Vertecon except for the obligations under the provisions listed above. However, no party is relieved or released from any liabilities or damages arising out of its intentional breach of any provision of the merger agreement.

        Fees and Expenses.    We have agreed to pay up to $25,000 to reimburse Vertecon for legal fees incurred by it if the merger is not consummated as a result of our failure to close the merger (other than as a result of breach of the merger agreement by Vertecon or other failure of a condition precedent). In the event that the merger is consummated, we have agreed to reimburse Vertecon for up to $60,000 in auditing, accounting review and legal fees incurred by Vertecon in connection with the merger. If the legal and auditing fees incurred by Vertecon are greater than $60,000, Perficient has agreed to pay the excess fees and reduce the shares of stock issued in connection with the merger by an amount of shares having a value equal to such excess fees.

  Break-up fees.

        If either Perficient or Vertecon terminates the merger agreement for the reasons set forth below, then a $500,000 termination fee, payable ten days following the delivery of the notice of termination, will be paid as follows:

  •
  the termination fee will be paid by Vertecon to Perficient, if the merger agreement is terminated by Perficient as a result of a material breach of a representation, warranty, covenant or agreement by Vertecon;

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  the termination fee will be paid by Perficient to Vertecon, if the merger agreement is terminated by Vertecon as a result of a material breach of a representation, warranty, covenant or agreement by Perficient; and

  •
  the termination fee will be paid by Perficient to Vertecon, if the merger agreement is terminated by Vertecon after April 30, 2002 (other than a termination as a result of a material breach of a representation, warranty, covenant or agreement by Vertecon or our inability to satisfy all of the requirements of the Securities and Exchange Commission regarding the registration of the securities issued in the merger, if we are diligently undertaking efforts to satisfy such requirements).

Amendments; Extension; Waiver

        Subject to compliance with applicable law, the merger agreement may be amended by the parties by action taken or authorized by their respective Boards of Directors. Non-material amendments to the merger agreement may be made without the authorization of the respective Boards of Directors of the parties. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        At any time prior to the effective time of the merger, the parties to the merger agreement, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the Vertecon Merger Agreement and (c) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to the merger agreement to any such extension or waiver is valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Interests Of Certain Persons In The Vertecon Merger And Related Matters

        The directors and executive officers of Perficient do not have any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon at the Special Meeting.

Comparative Rights of Holders Perficient and Vertecon Common Stock

        The rights of our shareholders are currently governed by the Delaware General Corporation Law (DGCL) and by our certificate of incorporation and bylaws. The rights of Vertecon shareholders are currently governed by the General and Business Corporation Law of Missouri (GBCLM) and Vertecon's certificate of incorporation and bylaws. Upon consummation of the merger, the rights of our shareholders and of Vertecon shareholders who become Perficient shareholders in the Vertecon Merger will be governed by the DGCL and Perficient's certificate of incorporation and bylaws. Our certificate of incorporation and bylaws are not being amended in connection with the merger and therefore the rights of our existing shareholders will be unaffected by the merger. In addition, the Shareholders' Agreement of Vertecon will be terminated upon the consummation of the merger.

        The following table provides a summary of the material differences between the rights of Perficient and Vertecon shareholders. This summary does not purport to be complete and is qualified in its entirely by reference to the relevent provisions of the DGCL and GBCLM and the organizational documents of Perficient and Vertecon.

	Perficient Shareholder Rights	Vertecon Shareholder Rights
CORPORATE GOVERNANCE	The rights of Perficient shareholders currently are governed by the DGCL and the certificate of incorporation and by-laws of Perficient.	The rights of Vertecon shareholders currently are governed by the GBCLM and the Articles of Incorporation and by-laws of Vertecon.
	Upon completion of the merger, the rights of Perficient shareholders will continue to be governed by the DGCL and the certificate of incorporation and by-laws of Perficient.	Upon completion of the merger, the rights of the former Vertecon shareholders will be governed by the DGCL and the certificate of incorporation and by-laws of Perficient.
AUTHORIZED CAPITAL STOCK	The authorized capital stock of Perficient is set forth under the "Description of Perficient Capital Stock" on page 126.	Vertecon is authorized to issue up to 3,000,000 shares of common stock, par value $.01 per share.
BOARD OF DIRECTORS
	Perficient currently has six directors. The Perficient by-laws provide that the board of directors cannot be comprised of fewer than one director. The number of directors is fixed by the board from time-to-time and may be enlarged by a vote of the majority of the directors then in office.	Vertecon currently has six directors. Vertecon's by-laws provide that the board of directors shall be comprised of six directors.

REMOVAL OF DIRECTORS
Perficient's by-laws do not provide for the removal of directors. Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by holders of a majority of shares then entitled to vote at an election of directors.
Under Vertecon's by-laws directors can be removed by a majority of shareholders or a majority of directors, if the director being removed fails to meet the qualifications for election in the Articles of Incorporation or by-laws or is in breach of any agreement with Vertecon relating to such director's services as a director or employee of Vertecon.
SPECIAL MEETINGS OF SHAREHOLDERS; SHAREHOLDER ACTION WITHOUT MEETING
	Special meetings of the shareholders may be called at any time by Perficient's Chairman of the Board of Directors, President, or a majority of the board of directors. Business transacted at any special meeting of shareholders is limited to matters relating to the purpose or purposes stated in the notice of meeting.	Special meetings of the shareholders may be called by Vertecon's CEO, the board of directors or by the holders of not less than 20% of the outstanding shares entitled to vote at the meeting.
Although permitted by the DGCL, Perficient's Certificate of Incorporation provides that shareholders are not permitted to take actions through written consent in lieu of a meeting.
The GBCLM and Vertecon's by-laws permit action to be taken without a meeting, if consents in writing, setting forth the action so taken, are signed by all the shareholders entitled to vote on such matter.
SHAREHOLDER PROPOSALS	Perficient has no provision in its charter or by-laws relating to shareholder proposal.	Vertecon has no provisions in its charter or by-laws relating to shareholder proposal.
QUORUM FOR MEETING OF SHAREHOLDERS
	Perficient's By-laws provide that, except as provided by the DGCL, the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business.	The holders of a majority of the outstanding shares entitled to vote at a meeting, present in person or represented by proxy, constitutes a quorum for the transaction of business at a meeting.
SHAREHOLDER'S VOTING RIGHTS	Each share of Perficient common stock entitles the holder to one vote.	Each share of Vertecon common stock entitles the holder to one vote.

LIQUIDATION RIGHTS
Upon liquidation or dissolution, after payment had been made to any holder of the preferred stock of the full amount to which they are entitled, the holders of common stock are entitled to share ratably with the holders of preferred stock according to the number of shares of common stock held by them in all remaining assets of the corporation available for distribution to its shareholders.
Upon liquidation or dissolution, each outstanding common share is entitled to share equally in the assets legally available for distribution to shareholders after payment of all debts and other liabilities.
CONVERSION RIGHTS	See description of Series A Preferred Stock on page 131.	No convertible preferred stock has been authorized.
DIVIDEND RIGHTS
Dividends are payable on Perficient common stock when, as and if declared by Perficient's board of directors, out of funds legally available for distribution. The DGCL provides that dividends on Perficient common stock may be paid only out of Perficient's surplus or net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.
Subject to the GBCLM, Vertecon's board of directors may, from time to time, declare and pay dividends. Generally, the GBCLM prohibits the payment of dividends at any time when the net assets of a corporation are less than its stated capital or when the payment thereof would reduce the net assets of the corporation below its stated capital.
	Perficient has not paid dividends to date.	Vertecon has not paid dividends to date.
APPRAISAL RIGHTS	Perficient shareholders are not entitled to appraisal rights under the DGCL in connection with the merger.	Under the GBCLM, Vertecon shareholders who dissent from the merger and who perfect their appraisal rights, must be paid "fair value" for their Vertecon shares.
SHAREHOLDER RIGHTS PLAN	Perficient does not have a shareholder rights plan.	Vertecon does not have a shareholder rights plan.

CHARTER AND BY-LAWS AMENDMENTS
Perficient's charter may be amended by vote of a majority of the outstanding stock entitled to vote thereon and, subject to certain restrictions relating to amendments that adversely affect the holders of Series A Preferred Stock, by a majority of Perficient's board of directors.

Perficient's by-laws may be amended by the affirmative vote of a majority of the directors or by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote.
Under the GBCLM, Vertecon's charter may be amended by vote of a majority of the outstanding stock entitled to vote thereon.

Vertecon's by-laws may be amended (i) by the affirmative vote of a majority of the directors present at any meeting of the board of directors provided the notice of the meeting sets forth the intention of the board to amend the by-laws or (ii) by the affirmative vote of a 2/3 of all the members of the board if no prior notice of the intention to amend the by-laws is provided.

PROPOSAL 2. APPROVAL OF ISSUANCE OF SHARES OF PERFICIENT COMMON STOCK IN THE JAVELIN MERGER

General

        The Javelin Merger Agreement provides that, at the effective time, Javelin will merge with and into a wholly-owned subsidiary of Perficient and Javelin's common stock will be converted into the right to receive up to 2,216,255 shares of Perficient common stock and notes in an aggregate principal amount of up to $1.5 million. Cash will be paid in lieu of fractional shares.

        Assuming the maximum stock issuance in the Javelin Merger, Javelin stockholders will own approximately 26% of the outstanding shares of Perficient common stock after the merger without giving effect to the Vertecon Merger and approximately 21% of the outstanding shares of Perficient common stock after giving effect to the Vertecon Merger. This information is based on the number of shares of Perficient common stock outstanding on December 31, 2001.

Nasdaq Requirement For Stockholder Approval

        The Nasdaq SmallCap Market regulations require that we obtain approval from our stockholders in connection with a transaction, other than a public offering, involving the sale or issuance by us of common stock (or securities convertible into, or exercisable for, common stock) equal to 20% or more of the common stock, or 20% or more of the voting power of our securities, which were outstanding before the issuance of the common stock in connection with such transaction. We will issue up to 2,216,255 shares of Perficient common stock in connection with the Javelin Merger which would represent approximately 21% of the number of shares of our common stock outstanding on a fully-diluted basis as of December 31, 2001 after giving effect to the Vertecon Merger and the Javelin Merger (assuming the maximum number of shares is issued in connection with each of the mergers). As a result, even though the Javelin Stock Issuance is not required to be approved by Perficient's stockholders under the terms of the Delaware General Corporation Law, such stockholder approval is required under the regulations of Nasdaq to which Perficient is subject. A majority of the total votes cast in person or by proxy at the Special Meeting is required to approve the Javelin Stock Issuance.

Background Of The Merger

        On March 6, 2001, we retained WWC Securities, Inc. to assist us in identifying potential acquisition candidates that complement our business and fit our stated acquisition plan—which was to further our internal goal of becoming a leading eBusiness solution provider in the Midwest by acquiring small ($4 million to $10 million in annual revenue) solution orientated technical services companies with a strong geographic presence in St. Louis, Minneapolis, Kansas City, Cincinnati, Milwaukee, Columbus, Chicago, Detroit and/or Phoenix.

        On August 8, 2001, WWC Securities identified Javelin as a potential acquisition candidate for us. We agreed to investigate further as it met our acquisition criteria. It was of a size (approximately $8 million in revenues) that we felt could be readily integrated into our current business, it was in Minnesota, one of our target cities, and it had a strong solutions orientation. We also felt Javelin's business model was similar enough to Vertecon's that we could integrate both acquisitions simultaneously. We advised WWC that if both Javelin and Vertecon were consummated it was unlikely that we would attempt to add a third acquisition simultaneously.

        On August 10, 2001, Matt Clark and Jack McDonald had a conference call with Dale Klein, the CEO and Treasurer of Javelin, to discuss the possibility of an acquisition of Javelin by Perficient. Mr. McDonald and Mr. Clark outlined Perficient's strategy to expand in the Midwest and the type of firm Perficient was interested in acquiring (i.e., small, solutions-oriented and Midwest-based). Mr. Klein informed Perficient that he was not actively soliciting acquisition offers, but that he and his stockholders were always willing to listen and they had a strong interest in expanding some of their local business, particularly their commodities market practice, to a more national scope, and that preliminarily, he felt that Perficient might give them the platform to do so. This was the first discussion between Mr. Klein, Mr. McDonald and Mr. Clark. All parties agreed there was a possible match and that further discussions were in order.

        Between August 10, 2001 and August 21, 2001, Mr. Clark and Mr. Klein exchanged basic financial and organizational data, including backlog, pipeline and revenue by customer, about their respective companies.

        On August 30, 2001, Sam Fatigato, COO of Perficient, Jeff Davis, COO of Vertecon and Mr. McDonald met in Minnesota with Mr. Klein, and Javelin's other founders, Ken Faanes, Warren Golla, Jon Waddell and Tim Huenemann. At the meeting, the two management teams discussed the results of operations of their respective companies, their projected performance, their business models and how and if Javelin could fit together with Perficient.

        Between September 1, 2001 and October 26, 2001, the parties had numerous telephone conversations that outlined a detailed framework of how Javelin could fit together with Perficient structurally, including functional areas of responsibility (e.g. management roles in the combined company) and terms of the proposed merger. Topics discussed included the role of the Javelin principals in Perficient following the acquisition, employee benefit plans, executive employment agreements and a preliminary structure around the building of a national commodities market practice.

        Between September 1, 2001 and October 19, 2001, Mr. Davis and Tim Thompson of Vertecon and Mr. Fatigato of Perficient had numerous telephone conversations with Mr. Golla and Mr. Faanes of Javelin that outlined a detailed framework for building a national commodities market practice led by Mr. Golla.

        On September 7, 2001, the first draft of a term sheet, which outlined proposed terms of a merger, was delivered by Mr. McDonald to Mr. Klein and both parties commenced more detailed reviews of each other's operations, businesses and finances.

        On September 10, 2001, Mr. McDonald contacted the members of our Board of Directors to notify them of the discussions that were taking place with respect to Javelin.

        On September 17, 2001, the final form of a term sheet was agreed to by both parties.

        On October 8, 2001, our Board of Directors received a package from Mr. McDonald that contained financial and other information with respect to Javelin.

        On October 9, 2001, Mr. McDonald, Mr. Fatigato, Mr. Clark and Andy Sweet of Perficient, Mr. Thompson and Mr. Davis of Vertecon and Mr. Klein of Javelin met in St. Louis to further clarify roles and organizational structure of Perficient following the proposed mergers. Specifically discussed was the use of Javelin as a base for a regional Minnesota practice, Mr. Klein taking on a national strategy role along with running the Minnesota regional office, regional autonomy, and how to overlay a national commodities market practice with local offices.

        On October 11, 2001, our Board of Directors met to discuss the proposed transaction with Javelin. At the meeting, Mr. McDonald presented a description of the business of Javelin, including a description of the members of Javelin's management and their qualifications, the locations of Javelin's offices and the partners and business relationships of Javelin. Mr. McDonald also presented to the Board a review of the financial statements and the results of operations of Javelin. Mr. McDonald outlined the proposed terms of the Javelin Merger Agreement and reviewed a copy of the proposed term sheet. Finally, Mr. McDonald explained the rationale and potential benefits to Perficient of the proposed merger as well as certain risks relating to the transaction.

        From September 17, 2001 through the date that the Javelin Merger Agreement was signed, there were numerous meetings held between representatives of Perficient and Javelin to negotiate the merger agreement and the related documents. In addition, during this period we completed our due diligence review of the business affairs of Javelin.

        During the period from September 17, 2001 through October 26, 2001, representatives of Perficient and Javelin, including their counsel and accountants, had several meetings, in person or by telephone, to discuss the merger and to prepare and negotiate a definitive merger agreement. These meetings also included discussions of:

  •
  the structure of the transaction;

  •
  tax and accounting treatment;

  •
  preparation of the requisite financial statements; and

  •
  similar matters.

        On October 26, 2001, after the market closed, Perficient and Javelin executed the Javelin Merger Agreement.

        On October 29, 2001, before the market opened, a press release announcing the contemplated Javelin Merger was released.

        We filed this proxy statement on November 15, 2001 on a preliminary basis and on March 26, 2002 on a definitive basis.

Recommendation of the Perficient Board of Directors And Reasons For The Javelin Merger And The Javelin Stock Issuance.

        On October 11, 2001, our Board of Directors concluded unanimously that the Javelin Merger was in the best interests of Perficient and our stockholders, authorized and approved the Javelin Merger, the Javelin Merger Agreement and the issuance of shares of Perficient common stock in connection with the Javelin Merger and recommended that our stockholders approve the stock issuance in connection with the Javelin Merger.

        The decision of our Board of Directors was based upon potential benefits of the Javelin Merger, including the following:

  •
  an increased revenue base;

  •
  significant and longstanding customer relationships;

  •
  geographic expansion into the Minneapolis market;

  •
  an increase in qualified information technology consultants;

  •
  diversification of the sources of Perficient's revenues;

  •
  the addition of experienced members of management;

  •
  significant eBusiness solution selling and implementation expertise;

  •
  an established and proven eBusiness solution methodology;

  •
  established industry expertise around the Agribusiness and Financial industries; and

  •
  other advantages discussed below.

        In its evaluation of the Javelin Merger, our Board considered several factors, including the following:

  •
  historical information concerning the respective businesses of Perficient and Javelin including, financial performance and condition, operations and management;

  •
  the status and quality of Javelin's relationship with its largest customers including, Louis Dreyfus, Cargill and Union Bank of California;

  •
  Javelin's backlog and pipeline of services business;

  •
  our management's view of the financial condition, results of operations and businesses of Perficient and Javelin before and after giving effect to the Javelin Merger and information regarding the merger's effect on stockholder value;

  •
  reports from our management and accounting advisors as to the results of the due diligence investigation of Javelin;

  •
  the potential impact of the merger on our clients, employees, suppliers, licensors, licensees and other business partners; and

  •
  the potential impact of the merger on our business, including economies of scale, compatibility of the networks and management and consolidation of operating centers.

        In its evaluation of the Javelin Merger, our Board reviewed the following financial documents:

  •
  a pro forma income statement accretion/dilution analysis giving effect to the acquisition and identified cost saving opportunities;

  •
  a pro forma balance sheet analysis and liquidity analysis giving effect to the acquisition;

  •
  a share dilution analysis giving effect to the new shares and options to be issued in connection with the acquisition; and

  •
  a valuation analysis illustrating Vertecon's price on both an absolute and relative basis.

        In its deliberations concerning the Javelin Merger, our Board of Directors also considered various additional risks and uncertainties, including:

  •
  the risk to Perficient of increased indebtedness;

  •
  the risk of immediate and substantial dilution of the percentage equity and voting interest of Perficient stockholders;

  •
  the risk that the Javelin stockholders may be able to significantly influence Perficient following the Javelin Stock Issuance;

  •
  the risk that we may not be able to successfully integrate Javelin into our operations; and

  •
  the risk that Perficient and Javelin may not be able to capitalize on Javelin's backlog and pipeline of business.

        These risks are described in more detail under Risks Particular to the Acquisition of Javelin beginning on page 24. Our Board concluded that the potential benefits of the Javelin Merger and Javelin Stock Issuance to us and our stockholders outweigh the risks associated with the Javelin Merger and Javelin Stock Issuance. The discussion of the information and factors considered by our Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Javelin Merger and the Javelin Stock Issuance, our Board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination. After careful consideration, our Board of Directors has unanimously determined that the Javelin Merger Agreement, the Javelin Merger and the Javelin Stock Issuance are in the best interests of Perficient and its stockholders.

        Perficient's Board of Directors chose not to retain a fairness opinion from an outside financial advisor with respect to the Javelin Merger. We concluded that, because this acquisition is small and relatively routine and the business model of Javelin is similar enough to Perficient's business model, our Board could evaluate it without the help of an outside advisor, and that Perficient had enough in-house sophistication, knowledge and expertise to assist the Board in evaluating the financial impact of the acquisition and the fairness of the acquisition terms.

Javelin's Reasons for the Merger; Approval by Javelin Shareholders

        The Javelin Board of Directors believes that the terms of the merger are in the best interests of Javelin and its stockholders. Accordingly, the Javelin Board of Directors has unanimously approved the Javelin Merger Agreement. The Javelin Board of Directors believes that the merger represents a strategic opportunity for Javelin and its stockholders.

        The Javelin Board of Directors believes that the merger is advantageous to the Javelin stockholders because the merger will achieve greater liquidity for its stockholders, since Perficient's common stock is traded on the Nasdaq SmallCap Market.

        The terms of the Javelin Merger Agreement, including the merger consideration, were the result of arm's-length negotiations between Javelin and Perficient. In fixing the consideration consisting mainly of Perficient common stock, Javelin management considered the relative values of the two companies. The Javelin Board of Directors consulted with its legal advisors and management of Javelin and, after careful review and consideration, the Javelin Board of Directors determined that the merger is a desirable transaction from the standpoint of holders of Javelin common stock.

        In reaching its decision to approve the Javelin Merger Agreement, in addition to the factors described above, the Javelin Board of Directors considered the following factors:

  •
  the lack of liquidity for the Javelin common stock and the current and historical market prices of the Perficient common stock;

  •
  the effects of the merger on Javelin's stockholders; and

  •
  the terms of the merger agreement.

        In determining that the Javelin Merger is in the best interests of Javelin's stockholders, the Javelin Board of Directors considered the above factors as a whole and did not assign specific or relative weights to them. In the view of the Javelin Board of Directors, each of the factors listed above reinforced its belief that the transaction was in the best interests of Javelin and its stockholders.

Accounting Treatment

        The merger of Javelin with and into our wholly-owned subsidiary will be accounted for as a "purchase." Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the merger, over the value of the net assets acquired is classified as goodwill on the unaudited pro forma combined condensed balance sheet included in this proxy statement/prospectus. The estimated fair values of assets acquired and liabilities assumed are based on a preliminary valuation and are subject to final valuation adjustments.

Federal Income Tax Consequences

FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material anticipated U.S. federal income tax consequences of the Javelin Merger to Javelin stockholders who hold Javelin common stock as a capital asset, that is, generally, for investment. The summary is based on the Internal Revenue Code (the "Code"), Treasury regulations issued and proposed under the Code, and administrative rulings and court decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. This discussion summarizes the opinion of the law firm of Oppenheimer Wolff & Donnelly LLP, counsel to Javelin, and certain tax consequences that may be expected to flow from the conclusions reached in that opinion.

        This summary is not a complete description of all of the U.S. federal income tax consequences of the Javelin Merger and, in particular, may not address considerations applicable to Javelin stockholders subject to special treatment under U.S. federal income tax law, including, for example: foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of Javelin common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Javelin common stock as part of a "hedge," "straddle" or "conversion transaction." In addition, no information is provided in this document with respect to the tax consequences of the Javelin Merger under any foreign, state or local laws.

        JAVELIN STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE JAVELIN MERGER TO THEM IN THEIR PARTICULAR SITUATIONS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN, ESTATE AND OTHER TAX LAWS.

        In connection with the filing of the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part, Oppenheimer Wolff & Donnelly LLP has delivered to Javelin its opinion, dated on or about the effective date of this proxy statement/prospectus, addressing the U.S. federal income tax consequences of the Javelin Merger described below. Oppenheimer Wolff & Donnelly LLP rendered its opinion solely on the basis of facts, representations and assumptions set forth or referred to in its opinion. In rendering this opinion, Oppenheimer Wolff & Donnelly LLP required and relied upon factual representations and covenants contained in certificates of officers of Perficient, Javelin Merger Sub and Javelin. A significant assumption in the opinion is that the fair market value at the Effective Time of the Perficient common stock issued in the Javelin Merger in exchange for Javelin common stock exceeds the fair market value of the cash, if any, notes and any other property issued to the Javelin stockholders in the Javelin Merger.

        The tax opinion states that, assuming the assumptions set forth therein are true at the Effective Time, the Javelin Merger will be considered a "reorganization" within the meaning of Section 368(a) of the Code and the following federal income tax consequences will likely result to the Javelin stockholders:

(i)
No gain or loss will be recognized by a Javelin stockholder upon the receipt of Perficient common stock in exchange for Javelin common stock pursuant to the Javelin Merger provided, however, that a portion of the Escrowed Shares may be treated as imputed interest (and taxable to the Javelin stockholders as ordinary income) when such Perficient common stock is released to the Javelin stockholders pursuant to the Escrow Agreement, with any such Perficient common stock so treated as imputed interest: (a) having a basis equal to its fair market value and a holding period beginning the day after its receipt by a Javelin stockholder, and (b) being excluded from the discussion under paragraph (iii) and (iv) below.

(ii)
Gain, if any, but not loss, will be recognized by a Javelin stockholder but limited to the amount of any cash or other property (so-called "boot") received by a Javelin stockholder pursuant to the Javelin Merger. Provided that a Javelin stockholder does not choose to accelerate any gain caused by the receipt of boot in the form of the Series A Notes and Series B Notes (the "Notes"), gain caused by the receipt of boot should be recognizable by the Javelin stockholders on an "installment" basis as principal payments are made on the Notes (see Proposed Treasury Regulations Section 1.453-1(f)(2)). Because the Notes are non-interest bearing, payments on the Notes must first be allocated between imputed interest (taxable as ordinary income) and principal (treated as "boot" received on an installment basis as described above). The maximum amount of a Javelin stockholder's gain (recognition of which is limited to the amount of cash and boot received) will be equal to the difference, if any, between the fair market value of the Perficient common stock, cash, if any, and Notes received and the Javelin stockholder's adjusted tax basis in the Javelin common stock surrendered in the Javelin Merger. As noted, such gain will be recognized in an amount equal to the principal payments received on the Notes under the installment method, provided the payment of such boot is not treated as a dividend distribution as described below. If the exchange has the effect of a distribution of a dividend, some or all of the gain recognized will be treated as a dividend and installment sale treatment will not be available. If the exchange does not have the effect of a distribution of a dividend, all of the gain recognized will be a capital gain (provided that the Javelin common stock transferred in the Javelin Merger was held as a capital asset at the Effective Time of the Javelin Merger). The determination of whether the exchange of stock for cash pursuant to the Javelin Merger has the effect of a distribution of a dividend will be made, on a stockholder-by-stockholder basis, by applying the rules of Sections 302 and 318 of the Code. It is anticipated that, under such rules, the Javelin stockholders will not be subject to dividend-type treatment but will qualify for capital gain treatment on any boot received.

(iii)
The basis of the Perficient common stock received by a Javelin stockholder will generally be the same as the basis of the Javelin common stock surrendered in exchange therefor, decreased by the amount of boot received by such stockholder, and increased by the amount of capital gain recognized by such stockholder and the amount, if any, treated as a dividend to such stockholder. To the extent that a Javelin stockholder's basis in such stockholder's Javelin common stock surrendered in the exchange exceeds the fair market value of the Perficient common stock received by such stockholder in the exchange, the basis of the Perficient common stock will be its fair market value and any excess basis will be applied to the Notes received in the exchange, thereby entering into the installment sale computation of the Javelin's shareholder's gain as principal payments are made on the Notes. (See Proposed Treasury Regulation Section 1.453-1(f)(2)(iv) (example 1)).

(iv)
The holding period of the Perficient common stock received by a Javelin stockholder will include the period during which the Javelin common stock surrendered in exchange therefor was held (provided that such Javelin common stock was held as a capital asset).

(v)
Cash received by a Javelin stockholder in lieu of a fractional share interest in Perficient common stock will be treated as received in redemption of that fractional share interest, and a Javelin stockholder will recognize a capital gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of Javelin common stock allocable to that fractional share interest, so long as the deemed redemption meaningfully reduces the Javelin's stockholder's interest in Perficient, taking into account the constructive ownership rules under Section 318 of the Code.

        The tax opinion of Oppenheimer Wolff & Donnelly LLP is not binding on the Internal Revenue Service (the "IRS") or the courts, and the parties do not intend to request a ruling from the IRS with respect to the Javelin Merger. Accordingly, there can be no assurance that the IRS will not challenge the conclusions reflected in the opinion or that a court will not sustain such a challenge. If the IRS were to successfully assert that the Javelin Merger is not a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (whether due to the inaccuracies of certain assumptions or representations, including the anticipated fair market value at the Effective Time of the Perficient common stock, or otherwise), the Javelin Merger would be a taxable transaction (possibly treated as an asset sale and liquidation as described below) and you would be required to recognize gain or loss approximately equal to the difference between:

  (i)
  the fair market value of all Perficient common stock, cash and Notes and any other property received in the Javelin Merger; and

  (ii)
  your adjusted tax basis in the Javelin common stock surrendered in the Javelin Merger.

        In such an event, your total initial tax basis in the Perficient common stock received would be equal to its fair market value, and your holding period for the Perficient common stock would begin the day after the Javelin Merger. Because Javelin is taxable as an S corporation under the Code, a taxable forward merger of Javelin into Javelin Merger Sub may be viewed as an asset sale of all of Javelin's assets, subject to all of Javelin's liabilities, followed by a liquidation of Javelin and a distribution of the Javelin Merger consideration to the Javelin stockholders in complete liquidation.

        Payments on the Notes issued in respect of Javelin common stock or a fractional share of Perficient common stock may be subject to the information reporting requirements of the IRS and a 30% (or lower statutory rate) backup withholding tax. Backup withholding will not apply to a payment made to you if you complete and sign a substitute Form W-9 that may be requested by Perficient, or you otherwise prove to the satisfaction of Perficient or its exchange agent that you are exempt from backup withholding.

        If you exchange shares of Javelin common stock in the Javelin Merger for Perficient common stock, you are required to retain records of the transaction, and to attach to your federal income tax return for the year of the Javelin Merger a statement setting forth all relevant facts with respect to the nonrecognition of gain or loss upon the exchange. At a minimum, the statement must include (i) your tax basis in the Javelin common stock surrendered; and (ii) the amount of cash (if any) or boot and the fair market value, as of the Effective Time of the Javelin Merger, of the Perficient common stock received in exchange.

        THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES OF THE JAVELIN MERGER THAT MAY BE RELEVANT TO A PARTICULAR JAVELIN SHAREHOLDER. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS.

Regulatory Matters

        Other than the declaration of the effectiveness of the Registration Statement of which this proxy statement/prospectus is a part by the Securities & Exchange Commission and any state securities administrators in connection with the registration of up to 2,216,255 shares to be issued in connection with the Javelin Merger, there are no federal or state regulatory requirements applicable to the Javelin Merger.

No Appraisal Rights

        While Section 262 of the Delaware General Corporation Law provides appraisal rights (sometimes referred to as "dissenters' rights") to stockholders of Delaware corporations in certain situations, these appraisal rights are not available to the stockholders of Perficient in connection with the proposed

Javelin Merger. Section 302A.471 of the Minnesota Business Corporations Act provides dissenters' rights to shareholders of a corporation in certain situations, including a merger in which such corporation is a constituent organization. However, because all of the Javelin shareholders have consented to the merger, these dissenters' rights do not apply.

Securities Law Consequences; Resale of Merger Shares

        Although the Javelin stockholders receiving shares in the Javelin Merger will be subject to the contractual restrictions on resale discussed below, the Perficient common stock issued in the Javelin Merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except that shares issued to any Javelin stockholder who may be deemed to be an "affiliate" of Javelin for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act will be subject to the resale restrictions contained in Rule 145 and shares issued to persons who become affiliates of Perficient after the Javelin Merger will be subject to the resale restrictions contained in Rule 144 under the Securities Act. An affiliate of a person is any individual or entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such person.

        Each Javelin stockholder has agreed for a one-year period beginning on the closing date of the Javelin Merger to refrain from selling any shares of Perficient common stock received in connection with the merger.

        Each Javelin stockholder has further agreed, during the period beginning one year following the closing date of the Javelin Merger and ending two years following the closing date of the Javelin Merger, not to sell, pledge, transfer, hypothecate or otherwise dispose of, a number of shares of Perficient common stock in any 90 day period equal to more than 1% of Perficient's outstanding common stock at the time of any such disposition.

        Under the Javelin Merger Agreement, at the effective time of the Javelin Merger, Perficient will assume the stock option plan of Javelin and all stock options granted under the plan. Each stock option outstanding under the plan at the effective time will be converted into a stock option to acquire Perficient common stock on substantially the same terms and conditions as applied to the Javelin stock option, except that the number and exercise price of shares subject to each option will be adjusted as described below, under the caption "Javelin Stock Options." Upon consummation of the merger, options to purchase up to 1,206,250 shares of Javelin common stock will be converted into options to purchase up to approximately 495,325 shares of common stock of Perficient (assuming an exchange price of $1.30).

        Perficient has agreed to prepare and file with the Securities and Exchange Commission an appropriate registration statement registering the sale of the shares of Perficient common stock subject to the assumed Javelin stock options.

        Perficient has also agreed to provide former shareholders of Javelin with "piggy-back" registration rights in the event that Perficient files a registration statement covering any equity securities held by shareholders of Perficient. These former Javelin shareholders will be afforded the opportunity to sell up to a specified percentage of the shares to be included under the registration statement.

Fee to WWC Securities, Inc.

        In connection with this transaction, we have agreed to pay to WWC Securities, Inc. a fee for their services rendered in identifying Javelin as an acquisition candidate. The fee is equal to 2.5% of the aggregate consideration of the transaction. The fee is payable only upon successful consummation of the acquisition.

THE JAVELIN MERGER AGREEMENT

Structure: Effective Time

        The Javelin Merger Agreement contemplates the merger of Javelin with and into a wholly-owned subsidiary of Perficient, with the subsidiary surviving the merger and continuing its corporate existence under the laws of the State of Delaware. Upon consummation of the merger, the separate corporate existence of Javelin will terminate. The merger will become effective on the date of filing of certificates of merger with the Secretary of State of Delaware and the Secretary of State of Minnesota (or at such later date as is specified in the certificates of merger).

Merger Consideration

        Perficient intends to acquire all of the outstanding shares of Javelin common stock through a merger of Javelin with and into a wholly-owned subsidiary of Perficient.

        The total consideration to be paid by Perficient in connection with the merger consists of up to $1.5 million in issued or assumed notes and up to 2,216,255 shares of Perficient common stock.

        Note Price.    Pursuant to the Javelin Merger Agreement, Perficient will issue the following to the shareholders of Javelin:

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  non-interest bearing promissory notes in an aggregate principal amount equal to $1 million less the aggregate final principal amount of certain notes of Javelin for which Perficient will become the guarantor (which aggregate principal amount will be further reduced on a dollar-for-dollar basis for every dollar that Javelin's net working capital, as calculated under the terms provided in the merger agreement, is less than $300,000 at closing); and

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  non-interest bearing promissory notes in the aggregate principal amount of $500,000 (all unpaid installments of these notes issued to certain employee shareholders are subject to forfeiture upon the termination of such employee shareholder for any reason during the two year period following the closing of the Javelin Merger Agreement).

        Stock Price.    The number of shares payable to Javelin shareholders in connection with the merger will be equal to 2,216,255 shares of Perficient common stock (subject to a share for share reduction in the event that Javelin issues any options to purchase the stock of Javelin after September 15, 2001 without the prior approval of Perficient).

        Escrowed Consideration.    A portion of the notes having an aggregate principal value of $500,000 and one half of the shares payable to Javelin shareholders in connection with the merger will be placed in escrow subject to forfeiture under certain conditions more fully described in the merger agreement relating to the continued employment of Javelin's employees and indemnification for breaches of representations, warranties and covenants under the merger agreement.

        On a per share basis, one share of Javelin common stock is convertible into up to $0.18 in notes and 0.27 shares of Perficient common stock.

        The number of shares of Perficient common stock being issued in connection with the Javelin Merger will be adjusted in the event of any reclassification, recapitalization or exchange of shares or if a stock split, combination, stock dividend, stock rights or dividend is declared by our Board of Directors prior to the closing of the Javelin Merger.

        In addition, no fractional shares of Perficient common stock will be issued in connection with the acquisition of Javelin. Instead, Javelin stockholders that would otherwise be entitled to receive fractional shares will receive cash for any fractional share of Perficient common stock owed them based on the average closing price of Perficient common stock on the Nasdaq SmallCap Market for the twenty (20) consecutive trading days ending on the trading day immediately before the closing date.

Javelin Stock Options

        At the effective time of the merger, Perficient will assume the stock option plan of Javelin and all stock options granted under the plan. Each stock option outstanding under the plan at the effective time will be converted into a stock option to acquire Perficient common stock on substantially the same terms and conditions as applied to the Javelin stock option. The number of shares of Perficient common stock subject to any assumed option will be determined by multiplying the number of shares of Javelin common stock subject to that Javelin option by the ratio of the number of shares of Perficient common stock issued in connection with the merger (plus the number of shares having a value equal to the notes issued in connection with the merger and certain assumed notes) versus the number of shares of Perficient common stock outstanding at the time of the merger. The exercise price per share of Perficient common stock under any assumed option will be equal to the exercise price per share of Javelin common stock divided by the ratio described in the preceding sentence. Upon consummation of the merger, options to purchase up to 1,206,250 shares of Javelin common stock will be converted into options to purchase up to approximately 495,325 shares of common stock of Perficient (assuming an exchange price of $1.30).

Certain Covenants

        Interim Operations of Javelin.    From the date of execution of the Javelin Merger Agreement until the effective time of the merger, Javelin is required to conduct its business in the ordinary course consistent with past practice and to use its reasonable best efforts to preserve intact its business organization and relationships with customers and to keep available the services of its employees. In particular, during this period, Javelin, without the express written consent of Perficient, has agreed not to:

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  declare or pay dividends or make any distribution in respect of its capital stock (except for certain tax distributions);

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  split, reclassify, or combine, repurchase or redeem its shares;

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  issue any securities;

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  amend its organizational documents;

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  make any capital expenditures in excess of $25,000;

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  enter into any new line of business;

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  enter into any merger or consolidation;

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  acquire any assets outside of the ordinary course of business;

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  change its methods of accounting in effect as of December 31, 2000;

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  enter into any arrangement with a current or former director, officer or employee or increase any compensation to any director, officer or employee;

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  incur any indebtedness other than in the ordinary course of business;

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  sell, lease or encumber any assets;

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  make any tax election;

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  pay or discharge any claim or obligation;

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  enter into any lease, contract, agreement or commitment outside of the ordinary course of business in an individual amount over $20,000 or over $100,000 in the aggregate;

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  waive any right, whether in equity or at law; or

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  agree or commit to take any of the actions described above.

        Interim Operations of Perficient and the Javelin Merger Sub.    From the date of execution of the Javelin Merger Agreement until the effective time of the merger, Perficient and Javelin Merger Sub have agreed not to:

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  declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

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  split, reclassify or combine, repurchase or redeem its shares;

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  issue, deliver or sell any of its capital stock other than pursuant to Perficient's employee benefit plans;

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  amend its organizational documents;

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  change its methods of accounting in effect as of December 31, 2001;

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  except for the equity or convertible debt financing contemplated in the Javelin Merger Agreement or under Perficient's credit facility or any equipment or capital lease facilities, incur any indebtedness except in the ordinary course of business and except for indebtedness in an amount less than $100,000; or

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  agree or commit to take any of the actions described above.

        Registration Statement on Form S-4.    We have agreed that we will prepare and file with the SEC the registration statement on Form S-4 of which this proxy statement/prospectus is a part in connection with the issuance of shares of Perficient common stock to Javelin shareholders.

        Special Meeting; Proxy Material.    We have agreed under the Javelin Merger Agreement to cause a meeting to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of the merger agreement. In connection with the meeting, we have agreed that we will (i) promptly prepare and file with the SEC, use our reasonable best efforts to file with the SEC and thereafter mail to our stockholders as promptly as practicable a proxy statement for the meeting and all other proxy materials for such meeting, (ii) hold the meeting as promptly as practicable, (iii) recommend to our stockholders the approval of each of the matters through our Board of Directors, and (iv) use our reasonable best efforts to obtain the necessary approval from our stockholders of the Javelin Merger Agreement and the transactions contemplated thereby.

        No Solicitation.    Javelin has agreed in the merger agreement that it will not, and that it will cause its subsidiaries and the directors, officers, employees, representatives, agents and financial and legal advisors not to, directly or indirectly take any action to solicit or hold discussions or negotiations with, or assist or provide any information to, any person, entity or group concerning (i) any merger, consolidation, business combination, share exchange, or other similar transaction involving Javelin; (ii) any sale, lease, exchange, mortgage, pledge, license transfer or other disposition of any shares of Javelin common stock or significant assets of Javelin; or (iii) the issuance of any new shares of capital stock of Javelin or any options, warrants or other rights to acquire shares of capital stock of Javelin. Javelin has agreed to notify us of the terms of any proposal, discussion, negotiation or inquiry relating to a merger or a disposition of a significant portion of its capital stock or assets or similar transaction involving Javelin and the identity of the party making such proposal or inquiry.

        Employment Agreements.    Pursuant to the Javelin Merger Agreement, we have agreed to enter into two-year employment agreements with Dale Klein, Warren Golla, Ken Faanes, Jon Waddell and Tim Huenemann on employment terms beginning on the effective date of the merger.

        Perficient Shareholder Voting Agreement.    Certain Perficient shareholders, holding more than 51% of our outstanding stock, have executed letter agreements agreeing to vote all of their shares in favor of the share issuance pursuant to the Javelin Merger.

        Certain Other Covenants.    The Javelin Merger Agreement contains certain mutual covenants of the parties, including covenants relating to: actions to be taken so as not to jeopardize the intended tax or accounting treatment of the merger; public announcements; notification of certain matters; access to information; further assurances; cooperation in connection with certain governmental filings and in obtaining consents and approvals; assumption of personal guarantees; disclosure supplements; no inconsistent actions; employee benefits; establishment of a national commodities marketplace practice; subordination agreement; and confidential treatment of non-public information.

Certain Representations and Warranties

        The Javelin Merger Agreement contains, subject to certain exceptions, representations and warranties made by Javelin and its stockholders as to, among other things: due organization and good standing; corporate authorization to enter into the contemplated transactions; governmental approvals required in connection with the contemplated transactions; absence of any breach of organizational documents and certain material agreements as a result of the contemplated transactions; capitalization; ownership of subsidiaries; financial statements; absence of certain material adverse changes since September 30, 2001; absence of undisclosed material liabilities; compliance with laws and court orders; litigation; finders' fees; tax matters; employee matters; material contracts; environmental matters; ownership and use of real property; insurance matters; labor issues; and intellectual property rights.

        The Javelin Merger Agreement contains, subject to certain exceptions, representations and warranties made by Perficient and our wholly-owned subsidiary as to, among other things: due organization and good standing; corporate authorization to enter into the contemplated transactions; governmental approvals required in connection with the contemplated transactions; absence of any breach of organizational documents as a result of the contemplated transactions; capitalization; ownership of subsidiaries; broker's fees; SEC reports; voting requirements; no prior activities; labor matters; financial statements; legal proceedings; the registration statement of which this proxy statement/prospectus is a part; and continued listing of stock.

        Generally, the representations and warranties in the Javelin Merger Agreement survive the effective time of the Merger for fifteen months except for the representations and warranties made by Javelin and its stockholders with respect to tax matters and environmental matters, which survive for a period equal to the applicable statute of limitations on any claim relating thereto.

Conditions to the Merger

        Conditions to Each Party's Obligations to Effect the Merger.    The obligations of Perficient, our wholly-owned subsidiary, Javelin and the stockholders of Javelin to consummate the Javelin Merger are subject to the satisfaction of the following conditions:

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  receipt and continued effectiveness of all regulatory approvals; and

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  no applicable law or regulation, judgment, injunction, order or decree prohibits or enjoins the consummation of the merger or the transactions contemplated thereby.

        Conditions to the Obligations of Perficient and the Javelin Merger Sub to Effect the Merger.    The obligations of Perficient and our wholly-owned subsidiary to effect the Javelin Merger are subject to the satisfaction of the following conditions:

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  the approval by the stockholders of Perficient to the Javelin Merger and related matters;

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  the representations and warranties of Javelin and its shareholders contained in the merger agreement being true in all material respects as of the date of the merger agreement;

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  the performance by Javelin and its shareholders, in all material respects, of all their respective obligations, agreements and covenants under the merger agreement at or prior to the effective time of the merger;

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  Javelin having received consent to enter into the merger from Wells Fargo Bank, its lender;

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  Javelin's delivery to Perficient of a list of Javelin's employees who will become employees of Perficient or our wholly-owned subsidiary immediately following the effective date of the merger;

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  Perficient entering into employment agreements with each of Dale Klein, Warren Golla, Ken Faanes, Jon Waddell and Tim Huenemann;

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  the shareholders of Javelin do not have any right to exercise dissenters', appraisal or similar rights by virtue of the Javelin Merger;

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  Perficient's receipt of legal opinions regarding the merger from counsel to Javelin and Javelin's shareholders;

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  Javelin is licensed, qualified or authorized to conduct business in all necessary jurisdictions;

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  Javelin and its shareholders have entered into a termination agreement terminating the Shareholder's Agreement, dated June 5, 1997 and all amendments thereto;

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  Javelin, its shareholders, Perficient, our wholly-owned subsidiary and the escrow agent shall each have executed an escrow agreement, which governs the distribution of the escrowed notes and escrowed stock;

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  no material adverse change to Javelin shall have occurred and no event that would be reasonably likely to cause a material adverse change to Javelin shall have occurred; and

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  the delivery by Javelin to Perficient of audited financial statements for no less than the last two fiscal years, prepared in accordance with generally accepted accounting principles.

        Conditions to the Obligations of Javelin to Effect the Merger.    The obligations of Javelin to effect the merger are subject to the satisfaction of the following conditions:

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  the representations and warranties of Perficient and our wholly-owned subsidiary contained in the merger agreement being true as of the date of the merger agreement;

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  the performance by Perficient and our wholly-owned subsidiary of our obligations under the merger agreement at or prior to the effective time;

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  the person selected by the shareholders of Javelin having been elected to the Board of Directors of Perficient;

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  Javelin's receipt of a legal opinion from counsel to Perficient and the our wholly-owned subsidiary regarding the merger;

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  the non-escrowed shares of Perficient common stock and non-escrowed notes issued in connection with the merger have been delivered to Javelin's shareholders and the escrowed stock and escrowed notes issued in connection with the merger have been delivered to the escrow agent;

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  the stockholders of Javelin having approved the merger and the related transactions on, or prior to, the closing date of the merger;

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  the execution by Perficient of employment agreements with Dale Klein, Warren Golla, Ken Faanes, Jon Waddell and Tim Huenemann;

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  Perficient's completion of a financing transaction pursuant to which it will receive gross proceeds of $1.5 million (subject to a reduction of up to $400,000 under certain circumstances);

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  Perficient, our wholly-owned subsidiary, Javelin, Javelin's shareholders and the escrow agent shall have executed the Escrow Agreement;

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  no material adverse change to Perficient or our wholly-owned subsidiary shall have occurred and no event that would be reasonably likely to cause a material adverse change to Perficient or our wholly-owned subsidiary shall have occurred;

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  the Vertecon Merger Agreement shall be in full force and effect and no facts or circumstances shall exist which would lead, or be reasonably likely to lead to termination of, or entitle a party thereto to any right to terminate, such agreement; and

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  Perficient shall have caused the personal guarantees of the shareholders of Javelin to be fully released and discharged by the beneficiaries thereof and Perficient shall have guaranteed certain notes issued by Javelin to its shareholders.

Termination of the Javelin Merger Agreement

        Right to Terminate:    The Javelin Merger Agreement may be terminated and the acquisition of Javelin abandoned at any time prior to the effective time as follows:

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  by mutual consent of Perficient and Javelin in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

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  by either Perficient or Javelin (provided, however, that the right to terminate the merger agreement is not available to any party whose failure to fulfill any of its obligations under the merger agreement has been the cause of or resulted in the failure of the closing to occur) if there shall have been a breach of any of the representations, warranties, covenants or agreements set forth in the merger agreement on the part of the other party and such breach has not been cured within ten days after notice thereof to the breaching party; or

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  by either Perficient or Javelin if the merger is not consummated by (i) March 31, 2002 if this proxy statement/prospectus is subject to review by the Securities and Exchange Commission or (ii) January 31, 2002 if this proxy statement/prospectus is not subject to SEC review (which deadlines may be extended by an additional 30 days at the request of Perficient, if the closing is delayed solely because any governmental approval or approval by the shareholders of Perficient has not been obtained and Perficient is diligently undertaking to obtain such approval).

        In the event that the Javelin Merger Agreement is validly terminated by either Perficient or Javelin as provided above, the merger agreement shall become void and have no effect except that the provisions of the merger agreement relating to "nondisclosure of confidential information" and "break-up fees" survive the termination of the merger agreement. Upon valid termination, there will be no further obligation on the part of Perficient, the Javelin Merger Sub or Javelin, or their respective officers or directors or the stockholders of Javelin except for the obligations under the provisions listed above. However, no party is relieved or released from any liabilities or damages arising out of its intentional breach of any provision of the merger agreement.

        Fees and Expenses.    In the event that the merger is consummated, we have agreed to reimburse Javelin for up to $50,000 of Javelin's costs in connection with the merger, less any amount previously paid and added to the cash balance on Javelin's final closing date balance sheet.

  Break-up fees.

        If either Perficient or Javelin terminates the merger agreement for the reasons set forth below, then a $500,000 termination fee, payable within ten days of notice of termination, will be paid as follows:

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  the termination fee will be paid by Javelin to Perficient, if:

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  except as provided below, the merger agreement is terminated by Javelin for any reason other than as a result of a material breach of a representation, warranty, covenant or agreement by Perficient or if the merger is not consummated by March 31, 2002 if this proxy statement/prospectus is subject to review by the SEC or January 31, 2002 if this proxy statement/prospectus is not subject to SEC review (which deadlines may be extended by an additional 30 days at the request of Perficient if the closing is delayed solely because any governmental approval or approval by the shareholders of Perficient has not been obtained and Perficient is working diligently to obtain such approval);

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  Perficient terminates the merger agreement due to a majority of the Employee Shareholders failing to execute the employment agreements at the closing due to reasons other than death or disability of Employee Shareholders;

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  Perficient terminates the merger agreement due to the shareholders of Javelin having the right to exercise dissenters', appraisal or similar rights by virtue of the merger;

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  Perficient terminates the merger agreement because Javelin has failed to terminate the Shareholders Agreement, dated June 5, 1997, by the closing; or

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  Javelin terminates the merger agreement as a result of its failure to obtain the approval of its shareholders for the transactions contemplated by the Javelin Merger Agreement.

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  the termination fee will be paid by Perficient to Javelin, if:

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  the merger agreement is terminated by Perficient other than (i) as a result of a material breach of a representation, warranty, covenant or agreement by Javelin or (ii) if the merger is not consummated by March 31, 2002 if this proxy statement/prospectus is subject to SEC review or January 31, 2002 if this proxy statement/prospectus is not subject to SEC review (which deadlines may be extended by an additional 30 days at the request of Perficient if the closing is delayed solely because any governmental approval or approval by the shareholders of Perficient has not been obtained and Perficient is working diligently to obtain such approval);

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  the merger agreement is terminated by Javelin as a result of Perficient's failure to deliver the non-escrowed notes and Perficient common stock at the closing;

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  the merger agreement is terminated by Javelin as a result of Perficient's failure to execute the employment agreements with the employee shareholders by the closing date;

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  the merger agreement is terminated by Javelin as a result of Perficient's failure to have a shareholder nominee elected to Perficient's board of directors by the closing date; or

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  the merger agreement is terminated by Perficient due to Perficient's failure to obtain the approval of its shareholders for the transactions contemplated by the Javelin Merger Agreement (but only if such failure is due to a default by a Perficient shareholder under his/her agreement to approve the merger).

Amendments; Extension; Waiver

        Subject to compliance with applicable law, the merger agreement may be amended by the parties thereof, by action taken or authorized by their respective Boards of Directors. Notwithstanding the foregoing, non-material amendments to the merger agreement may be made without the authorization of the respective Boards of Directors of the parties thereof. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereof.

        At any time prior to the effective time of the merger, the parties to the merger agreement, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties to the merger Agreement, (b) waive any inaccuracies in the representations and warranties contained in the Javelin Merger agreement in any document delivered pursuant to the Javelin Merger Agreement, and (c) waive compliance with any of the agreements or conditions contained in the Javelin Merger Agreement. Any agreement on the part of a party to the merger agreement to any such extension or waiver is valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Interests Of Certain Persons In The Javelin Merger And Related Matters

        The directors and executive officers of Perficient do not have any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon at the Special Meeting.

Comparative Rights of Holders of Perficient and Javelin Common Stock

        The rights of our shareholders are currently governed by the Delaware General Corporation Law (DGCL) and by our certificate of incorporation and bylaws. The rights of Javelin shareholders are currently governed by the Minnesota Business Corporations Act (MBCA) and Javelin's certificate of incorporation and bylaws. Accordingly, upon consummation of the merger, the rights of our shareholders and of Javelin shareholders who become Perficient shareholders in the Javelin Merger will be governed by the DGCL and Perficient's Certificate of Incorporation and bylaws. Our certificate of incorporation and bylaws are not being amended in connection with the merger and therefore the rights of our existing shareholders will be unaffected by the merger. In addition, the Shareholders' Agreement of Javelin will be terminated upon the consummation of the merger.

        The following table provides a summary of the material differences between the rights of Perficient and Javelin shareholders. This summary does not purport to be complete and is qualified in its entirely by reference to the relevent provisions of the DGCL and MBCA and the organizational documents of Perficient and Javelin.

	Perficient Shareholder Rights	Javelin Shareholder Rights
CORPORATE GOVERNANCE	The rights of Perficient shareholders currently are governed by the DGCL and the certificate of incorporation and by-laws of Perficient.	The rights of Javelin shareholders currently are governed by the MBCA and the Amended and Restated Articles of Incorporation and by-laws of Javelin.
	Upon completion of the merger, the rights of Perficient shareholders will continue to be governed by the DGCL and the certificate of incorporation and by-laws of Perficient.	Upon completion of the merger, the rights of the former Javelin shareholders will be governed by the DGCL and the certificate of incorporation and by-laws of Perficient.

AUTHORIZED CAPITAL STOCK	The authorized capital stock of Perficient is set forth under the "Description of Perficient Capital Stock" on page 126.	Javelin is authorized to issue up to 50,000,000 shares of common stock, par value $.01 per share.
BOARD OF DIRECTORS
Perficient currently has six directors. The Perficient by-laws provide that the Board of Directors cannot be comprised of fewer than one director. The number of directors is fixed by the board from time-to-time and may be enlarged by a vote of the majority of the directors then in office.
Javelin currently has five directors. Javelin's by-laws provide that the board of directors shall be comprised of at least one director or such other number of directors as is determined by the board or the shareholders.
REMOVAL OF DIRECTORS
	Perficient's by-laws do not provide for the removal of directors. Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by holders of a majority of shares then entitled to vote at an election of directors.	Under Javelin's by-laws any director may be removed, with or without cause, by holders of a majority of shares entitled to elect such director.
SPECIAL MEETINGS OF SHAREHOLDERS; SHAREHOLDER ACTION WITHOUT MEETING
Special meetings of the shareholders may be called at any time by Perficient's Chairman of the board of directors, President, or a majority of the board of directors. Business transacted at any special meeting of shareholders is limited to matters relating to the purpose or purposes stated in the notice of meeting.
Special meetings of the shareholders may be called by the President or CEO or at the request of two or more directors or one or more shareholders holding not less than 10% of the voting power of all shares of Javelin entitled to vote.
	Although permitted by the DGCL, Perficient's Certificate of Incorporation provides that shareholders are not permitted to take actions through written consent in lieu of a meeting.	Javelin's by-laws permit action to be taken without a meeting if authorized by a writing or writings signed by all the shareholders entitled to vote on such matter.
SHAREHOLDER PROPOSALS	Perficient has no provision in its charter or by-laws relating to shareholder proposals.	Javelin has no provisions in its charter or by-laws relating to shareholder proposals.

QUORUM FOR MEETING OF SHAREHOLDERS
Perficient's By-laws provide that, except as provided by the DGCL, the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business.
The holders of a majority of the voting power of the shares entitled to vote at a meeting, present in person or represented by proxy, constitute a quorum for the transaction of business at a meeting, except as otherwise provided by the MBCA.
SHAREHOLDER'S VOTING RIGHTS	Each share of Perficient common stock entitles the holder to one vote.	Each share of Javelin common stock entitles the holder to one vote.
LIQUIDATION RIGHTS
Upon liquidation or dissolution, after payment had been made to any holder of the preferred stock of the full amount to which they are entitled, the holders of common stock are entitled to share ratably with the holders of preferred stock according to the number of shares of common stock held by them in all remaining assets of the corporation available for distribution to its shareholders.
Upon liquidation or dissolution, each outstanding common share is entitled to share equally in the assets legally available for distribution to shareholders after payment of all debts and other liabilities.
CONVERSION RIGHTS	See description of Series A Preferred Stock on page 131.	No convertible preferred stock has been authorized.
DIVIDEND RIGHTS
Dividends are payable on Perficient common stock when, as and if declared by Perficient's board of directors, out of funds legally available for distribution. The DGCL provides that dividends on Perficient common stock may be paid only out of Perficient's surplus or net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.
Subject to the MBCA, Javelin's board of directors may, from time to time, declare and pay dividends.

Generally, the MBCA provides that a corporation may pay a dividend if its board of directors determines that the corporation will be able to pay its debts in the ordinary course of business after paying the dividend and if, among other things, the dividend payment does not reduce the remaining net assets of the corporation below the aggregate preferential amount payable in the event of liquidation to the holders of any shares having preferential rights.
	Perficient has not paid dividends to date.	Javelin has not paid dividends to date.

APPRAISAL RIGHTS	Perficient shareholders are not entitled to appraisal rights under the DGCL in connection with the merger.
The MBCA provides dissenters' rights to shareholders of a corporation in certain situations, including a merger in which such corporation is a constituent organization. However, because all of the Javelin shareholders have consented to the merger, these dissenters' rights do not apply.
SHAREHOLDER RIGHTS PLAN	Perficient does not have a shareholder rights plan.	Javelin does not have a shareholder rights plan.
CHARTER AND BY-LAWS AMENDMENTS
Perficient's charter may be amended by vote of a majority of the outstanding stock entitled to vote thereon and, subject to certain restrictions relating to amendments that adversely affect the holders of Series A Preferred Stock, by a majority of Perficient's board of directors.
The MBCA requires the affirmative vote of the holders of the majority of the voting power present and entitled to vote at the meeting (and of each class, if entitled to vote as a class) to amend Javelin's charter.
Perficient's by-laws may be amended by the affirmative vote of a majority of the directors or by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote.
Javelin's by-laws may be amended by the board or the shareholders provided that the board may not adopt, amend or repeal any by-law fixing the quorum for shareholder meetings, prescribing procedures for removing directors or filling vacancies or fixing the number of directors or their classifications, qualifications or terms of office.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

        The following unaudited pro forma combined condensed financial statements give effect to the proposed acquisitions of Primary Webworks, Inc. d/b/a Vertecon, Inc. and Javelin Solutions, Inc. to be accounted for as purchase business combinations. The pro forma combined condensed statements of operations assume each of the acquisitions occurred as of January 1, 2001.

        On September 30, 2001, Perficient entered into a merger agreement with Vertecon for consideration valued at $3.4 million, consisting of 2,092,287 shares of Perficient common stock, the assumption of options to purchase an estimated 161,840 shares of Perficient common stock and direct acquisition costs. On October 26, 2001, Perficient entered into a merger agreement with Javelin for consideration valued at $6.1 million, consisting of 2,216,255 shares of Perficient common stock, the assumption of options to purchase approximately 495,325 shares of Perficient common stock, the issuance of non-interest bearing notes in principal amounts totaling $1,500,000 and direct acquisition costs.

        The unaudited pro forma combined condensed balance sheet combines the historical condensed balance sheets of Perficient, Vertecon and Javelin as of December 31, 2001 to present a combined balance sheet of Perficient and Vertecon and also the combined balance sheet of Perficient, Vertecon and Javelin. The pro forma balance sheet also gives effect to the proposed issuance of preferred stock and associated warrants, and the recognition of the related beneficial conversion feature.

        The unaudited pro forma combined condensed statements of operations give effect to (1) the proposed merger between Perficient and Vertecon (prior to the Javelin acquisition), and (2) the proposed merger between Perficient and Javelin (including the effect of the Vertecon acquisition), as if they occurred on January 1, 2001. Additionally, the pro forma statements of operations present the effect of the beneficial conversion feature and dividends on net loss available to common shareholders as a result of the issuance of preferred stock. The unaudited pro forma combined statement of operations for the year ended December 31, 2001 combines the audited historical statements of operations of Perficient, Vertecon and Javelin for the year ended December 31, 2001.

        The unaudited pro forma combined condensed financial statements do not include the realization of cost savings from operating efficiencies, synergies or other restructurings that may result from the mergers.

        The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisitions had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this proxy statement/prospectus. The pro forma information should be read in conjunction with the accompanying notes thereto, Perficient's historical financial statements, Vertecon's historical financial statements and Javelin's historical financial statements and related notes included elsewhere in this filing.

Unaudited Pro Forma Combined Condensed Balance Sheet
December 31, 2001

	Historical Perficient	Historical Vertecon	Pro Forma Adjustments Note (2)		Subtotal Pro Forma Combined	Historical Javelin	Pro Forma Adjustments Note (2)		Total Pro Forma Combined
Assets
Cash	$1,412,238	$176,687	$—		$1,588,925	$12,508	$(250,000)	(f)	$
							1,884,000	(g)		3,235,433
Accounts receivable, net	2,594,435	851,043			3,445,478	1,373,833				4,819,311
Note receivable from Vertecon	603,469	—	(603,469)	(a)	—	—				—
Other current assets	157,302	82,203	—		239,505	73,565				313,070

Total current assets	4,767,444	1,109,933	(603,469)		5,273,908	1,459,906	1,634,000			8,367,814
Property and equipment, net	533,948	630,765	—		1,164,713	751,582				1,916,295
Intangibles, net	3,550,100	—	232,000	(b)		—	250,000	(f)
			809,000	(c)		—	296,885	(b)
			929,697	(d)			1,298,000	(h)
			3,048,893	(e)			(795,182)	(d)
					8,569,690		4,173,634	(e)		13,793,027
Deferred acquisition expenses	104,885	—	(55,000)	(b)	49,885	—	(49,885)	(b)		—
Other noncurrent assets	161,318	54,479	—		215,797	—	—			215,797

Total assets	$9,117,695	$1,795,177	$4,361,121		$15,273,993	$2,211,488	$6,807,452			$24,292,933

Liabilities and stockholders' equity
Accounts payable	$243,160	$334,821	$—		$577,981	$6,624	$—			584,605
Line of credit	700,000	795,400	—		1,495,400	200,000	—			1,695,400
Note payable to Perficient	—	603,469	(603,469)	(a)	—	—	—			—
Current portion of note payable	3,144	—	—		3,144	—	472,000	(h)		475,144
Current portion of capital lease obligation	38,373	121,396	—		159,769	155,630	—			315,399
Stock repurchase payable	—	43,730	—		43,730	—	—			43,730
Other current liabilities	1,288,576	727,656	177,000	(b)		716,321	247,000	(b)
			201,000	(c)	2,394,232					3,357,553

Total current liabilities	2,273,253	2,626,472	(225,469)		4,674,256	1,078,575	719,000			6,471,831
Note payable, less current portion	3,667	—	—		3,667	—	826,000	(h)		829,667
Other liabilities	—	—	608,000	(c)	608,000	—	—			608,000
Capital lease obligation, less current portion	4,474	98,402	—		102,876	337,731	—			440,607

Total liabilities	2,281,394	2,724,874	382,531		5,388,799	1,416,306	1,545,000			8,350,105
Stockholders' equity:
Convertible preferred stock	—	—				—	1,884,000	(g)		1,884,000
Common stock	6,289	160,624	(160,624)	(d)		82,071	(82,071)	(d)
			2,092	(e)	8,381		2,216	(e)		10,597
Additional paid-in capital	66,140,446	1,494,181	(1,494,181)	(d)		510,304	(510,304)	(d)
			3,010,801	(e)			3,765,418	(e)
			36,000	(e)			832,000	(e)
					69,187,247		1,300,000	(b)		75,084,665
Warrants	—	—			—	—	546,000	(g)		546,000
Unearned stock compensation	(348,021)	—			(348,021)	(87,048)	87,048	(d)
							(426,000)	(e)		(774,021)
Accumulated other comprehensive loss	(72,103)	—			(72,103)	—				(72,103)
Treasury stock	—	(167,022)	167,022	(d)	—	—				—
Retained deficit	(58,890,310)	(2,417,480)	2,417,480	(d)	(58,890,310)	289,855	(289,855)	(d)
							(1,300,000)	(g)
							(546,000	)(g)		(60,736,310)

Total stockholders' equity	6,836,301	(929,697)	3,978,590		9,885,194	795,182	5,262,452			15,942,828

Total liabilities and stockholders' equity	$9,117,695	$1,795,177	$4,361,121		$15,273,993	$2,211,488	$6,807,452			$24,292,933

See accompanying notes to unaudited pro forma combined condensed financial statements.

Unaudited Pro Forma Combined Condensed Statement of Operations
Year Ended December 31, 2001

	Historical Perficient	Historical Vertecon	Pro Forma Adjustments Note(3)	Subtotal Pro Forma Combined	Historical Javelin	Pro Forma Adjustments Note(3)		Total Pro Forma Combined
Revenue	$20,416,643	$7,673,185	$—	$28,089,828	$7,480,069	$(4,200)	(b)	$35,565,697
Cost of revenue	11,879,224	3,773,751	—	15,652,975	5,105,056	(5,880)	(b)	20,752,151

Gross margin	8,537,419	3,899,434	—	12,436,853	2,375,013	1,680		14,813,546
Selling, general and administrative	8,832,043	4,328,013		13,160,056	3,273,641	—		16,433,697
Stock compensation	663,948	—	—	663,948	72,139	236,000	(c)	972,087
Intangibles amortization	15,312,280	—	200,000 (a)	15,512,280	—	200,000	(a)	15,712,280
Impairment charge	26,798,178	—	—	26,798,178	—	—		26,798,178
Postponed offering costs	123,354	—	—	123,354	—	—		123,354
Write down of investments	—	264,279	—	264,279	—	—		264,279
Restructuring	643,123	26,997	—	670,120	295,467	—		965,587

Income (loss) from operations	(43,835,507)	(719,855)	(200,000)	(44,755,362)	(1,266,234)	(434,320)		(46,455,916)
Acquisition related expenses	—	(511,328)	—	(511,328)	(81,626)	—		(592,954)
Interest income (expense)	(91,302)	(127,450)	—	(218,752)	(39,134)	(91,187)	(d)	(349,073)
Other income (expense)	(1,608)	—	—	(1,608)	(16,315)	—		(17,923)

Income (loss) before income taxes	(43,928,417)	(1,358,633)	(200,000)	(45,487,050)	(1,403,309)	(525,507)		(47,415,866)
Provision (benefit) for income taxes	(42,261)	—	—	(42,261)	—	—		(42,261)

Net income (loss)	$(43,886,156)	$(1,358,633)	$(200,000)	$(45,444,789)	$(1,403,309)	$(525,507)		$(47,373,605)

Beneficial conversion for preferred stock and warrant amortization								1,846,000 (f)
Dividend payable on preferred stock								124,000 (f)

Net income available to common stockholders								$(49,343,605)

Net loss per share:
Basic and diluted	$(7.46)			$(6.14)				$(5.80) (e)

Shares used in computing net loss per share	5,882,272			7,395,536				8,503,664 (e)

See accompanying notes to unaudited pro forma combined condensed financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1.    General

        Perficient will account for the acquisitions of Primary Webworks, Inc. d/b/a Vertecon, Inc. and Javelin Solutions, Inc. as purchase business combinations. The accompanying unaudited pro forma combined condensed financial statements reflect estimated aggregate purchase prices of approximately $3.4 million for Vertecon and $5.8 million for Javelin.

        The aggregate purchase price of Vertecon is estimated to consist of the fair value of 2,092,287 shares of Perficient common stock ($3,013,000), the assumption of options to purchase an estimated 162,000 shares of Perficient common stock ($36,000) and direct acquisition costs ($334,000). The aggregate purchase price of Javelin is estimated to consist of 2,216,255 shares of Perficient common stock ($3,768,000), the assumption of options to purchase approximately 495,000 shares of Perficient common stock ($406,000), the issuance of non-interest bearing notes totaling $1,500,000 ($1,298,000) and direct acquisition costs ($300,000).

        The estimated amounts allocable to intangibles recorded for the Vertecon and Javelin acquisitions are as follows:

	Vertecon	Javelin
Employment and noncompete agreements	$100,000	$100,000
Customer relationships	750,000	750,000
Goodwill	4,170,000	4,373,000

	$5,020,000	$5,223,000

        The employment and noncompete agreements have been assigned a useful life of 2 years and customer relationships have an assigned useful life of 5 years.

        FASB Statement No. 142, provides that goodwill arising from acquisitions consummated subsequent to June 30, 2001 shall not be amortized. However, any goodwill associated with acquisitions consummated prior to June 30, 2001 would continue to be amortized through December 31, 2001. Subsequent to December 31, 2001, goodwill and other indefinite lived intangible assets will no longer be amortized. Goodwill and intangible assets from an acquisition with a consummation date subsequent to June 30, 2001 but prior to the January 1, 2002 effective date for FAS Statement No. 142 shall continue to be reviewed for impairment in accordance with Opinion 17 or Statement 121 until January 1, 2002.

2.    Unaudited Pro Forma Combined Condensed Balance Sheet

        The accompanying unaudited pro forma condensed balance sheet has been prepared as if the acquisitions were consummated on December 31, 2001. Pro forma adjustments were made:

  (a)
  To eliminate advances made by Perficient to Vertecon.

  (b)
  To reclassify prepaid acquisition costs to intangible assets and accrue remaining acquisition costs. Certain legal expenses incurred as of December 31, 2001 are currently recorded as prepaid expenses and are reclassified to be a component of the purchase price in the pro forma presentation. Estimated acquisition costs are comprised of the following:

	Vertecon	Javelin
Legal fees	$113,000	$88,000
Accounting fees	55,000	20,000
Filing, printing and related fees	28,000	28,000
Broker fee	106,000	131,000
Other acquisition related fees	32,000	33,000

	334,000	300,000
Less legal fees included in prepaids/acquisition expense	(157,000)	(53,000)

Acquisition costs to be accrued	$177,000	$247,000

  (c)
  To record the remaining commitment under a lease for Vertecon corporate headquarters in St. Louis. The lease accrual represents the pro rata allocation of the total rent costs applicable to the leased space that will be vacated, segregated and not used in anticipation of the merger.

  (d)
  To eliminate the historical equity of Vertecon and Javelin.

  (e)
  To record the value of stock and options issued in the Vertecon and Javelin acquisitions. The value of the options assumed in the Vertecon and Javelin acquisitions was determined using a Black Scholes model, an assumed volatility of 50%, a risk-free interest rate of 5.25%, a weighted-average expected life of 4 years, and a dividend rate of 0%. The fair value of the assumed options are recorded as a component of the respective purchase price allocation in accordance with FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation. The intrinsic value of unvested options assumed in the purchase of Javelin has been recorded as deferred compensation in accordance with FASB Interpretation No. 44. The intrinsic value of unvested options assumed in the Vertecon acquisition was zero. The number of options assumed in the Vertecon and Javelin acquisitions was determined based upon a conversion ratio determined based on the purchase price valuations.

  (f)
  To record the shareholder distribution to be made by Javelin to fund the tax liability of the Javelin shareholders as discussed in Section 6.22(b)(i) of the Javelin merger agreement.

  (g)
  To record estimated proceeds from this issuance of preferred stock and associated warrants and beneficial conversion feature. Perficient has closed in escrow as of January 7, 2002 a private placement of approximately 1,984,000 shares of preferred stock in order to provide financing to Perficient which may be used to satisfy a portion of the funding requirement under the Javelin Merger Agreement, further accelerate our previously announced acquisition program, strengthen our working capital position and for other corporate purposes. The preferred stock is expected to be issued at a price of $1 per share and include warrants to purchase one share of Perficient common stock for every two shares of preferred stock purchased. The preferred stock will accrue dividends at the prime rate plus .15% and will be convertible into shares of common stock based on a conversion ratio as defined in the agreement, initially set at $1 and adjusted from time to time based on certain anti-dilution provisions. Each share of preferred stock will have voting rights equal to the number of shares of common stock into which the preferred stock could then be converted. The beneficial conversion charge represents the intrinsic value of the feature using a fair market value of common stock of $1.38 and an exchange ratio of 1.27:1, resulting in an estimated beneficial conversion charge of $1,300,000, in accordance with EITF 98-5 and EIFT 00-27. The beneficial conversion charge was calculated by first deducting the value of the warrants issued from the proceeds to compute an effective conversion ratio. The warrants were valued at

    $546,000 using a Black Scholes model, an assumed volatility of 50%, a risk-free interest rate of 3.5%, a weighted-average expected life of 4 years, and a dividend rate of 0%. The values assigned to the beneficial conversion feature and the warrants has been shown as a dividend against retained earnings.

  (h)
  To record the net present value of notes issued to Javelin shareholders. The notes issued will consist of non-interest bearing promissory notes in an aggregate principal amount equal to $1 million (subject to reduction based on defined working capital requirements of Javelin at closing) that are payable in four equal annual installments. In addition, the notes will consist of non-interest bearing promissory notes in the aggregate principal amount of $500,000 (all unpaid installments of these notes issued to certain employee shareholders are subject to forfeiture upon the termination of such employee shareholder for any reason during the two year period following the closing of the Javelin Merger Agreement) that are payable in eight equal quarterly installments. The net present value of the notes was determined using an assumed interest rate of 7.5%.

        The above represents the preliminary allocation of the purchase price of Vertecon and Javelin as of December 31, 2001, and is for illustrative purposes only. The actual purchase price allocation will be based on fair values of the acquired assets and assumed liabilities as of the actual acquisition date.

3.    Unaudited Pro Forma Combined Condensed Statements of Operations

        The accompanying unaudited pro forma condensed statements of operations have been prepared as if the acquisition was consummated as of January 1, 2001. Pro forma adjustments were made to reflect the following:

  (a)
  Represents the amortization of identifiable intangible assets from the Vertecon and Javelin acquisitions, with an amortization period of 2 years for employment agreements and 5 years for customer relationship intangibles.

  (b)
  Represents the elimination of transactions between the combined entities.

  (c)
  Represents the recognition of stock compensation expense associated with the options assumed in the Javelin acquisition. The stock compensation expense represents the amortization of the intrinsic value of unvested options assumed in the purchase of Javelin in accordance with FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation. The intrinsic value of unvested options assumed in the Vertecon acquisition was zero.

  (d)
  Represents the imputed interest expense on the note payable to Javelin shareholders using an assumed incremental borrowing rate of 7.5%.

  (e)
  Represents the effect of the issuance of shares of Perficient common stock for the acquisitions of Vertecon and Javelin as if the transactions had occurred on January 1, 2001. The pro forma basic earnings per share calculation exclude contingent shares of Perficient common stock issued in connection with the Compete, Vertecon and Javelin acquisitions. A reconciliation of historical shares to pro forma shares used in the computing earnings per share follows:

Year Ended December 31, 2001
Perficient historical basic shares	5,882,272
Shares issued without contingency for Vertecon acquisition	1,513,264
Shares issued without contingency for Javelin acquisition	1,108,128

8,503,664

  (f)
  Represents estimated beneficial conversion charge and dividends associated with the issuance of preferred stock to obtain financing contemplated by the Javelin merger agreement.

BUSINESS OF PERFICIENT

        The statements contained in this proxy statement/prospectus that are not purely historical statements are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations, beliefs, hopes, intentions or strategies regarding the future. These forward-looking statements include, among other things, references to the market potential for Internet implementation, our competitive advantage over systems integrators and technology professionals, potential demand for our services, and the benefits and advantages of our business model and involve substantial risks and uncertainties. Actual results may differ materially from those indicated in such forward-looking statements. Please see "Risk Factors," "Special Cautionary Note Regarding Forward-Looking Statements" and the factors and risks discussed in the reports we file from time to time with the Securities and Exchange Commission.

Overview

        Perficient was incorporated in Texas in September 1997. In May 1999, we reincorporated in Delaware. We are an eBusiness solutions provider to large and major midsize companies and Internet software vendors. We enable our clients and partners to optimize profitability and strengthen customer relationships through reliable, quick-to-market eBusiness solutions. We provide a broad range of end-to-end business and technology solutions with a focus on serving the financial services, healthcare, technology and energy industries.

        Our business is structured around two relationship models, each based on providing cost-effective eBusiness solutions:

  •
  eBusiness Solutions Services.  These are comprised of a broad array of end-to-end eBusiness solutions that we market and provide directly to large and major midsize companies, primarily in the Midwestern United States. Our solutions include electronic customer relationship management (eCRM), second-generation eCommerce platforms, enterprise portals, middleware and enterprise application integration (EAI) and business intelligence. Customer leads are generated by our sales and marketing organization as well as through recommendations from partners and customers.

  •
  Virtual Services Organizations (VSOs).  These are comprised of teams of technology professionals that we provide to software vendors which desire to outsource all or a portion of the professional services required to support their customers. This enables software vendors to focus on their core business of developing and marketing software without the need to make a significant capital and management investment to build and properly manage an internal professional services organization. Under these arrangements, customer engagements are sourced through the software vendor's sales and marketing organization. In 2000, we signed a VSO outsourcing agreement with IBM Corporation under which we may provide up to $73.5 million in services to IBM and its enterprise customers over the next three years, including deployment, integration and training services for IBM's WebSphere™ customers. IBM may terminate this agreement on four month's notice.

        Perficient employs more than 97 professionals in 5 offices in the United States, Canada and Europe as of February 28, 2002.

Industry Overview

        In the early stages of commercial use of the Internet, companies viewed the Internet primarily as a means of advertising their business. Accordingly, many established a web presence consisting primarily of static promotional web pages. In order to develop and deploy these relatively simple front-end web projects, these companies used internal technology personnel or hired online advertising agencies and web design firms.

        In the late 1990s, as web usage grew, companies sought to more fully harness the potential of the Internet to transform and enhance additional business initiatives, such as building on-line relationships with customers, suppliers and business partners, creating new revenue opportunities, improving operating efficiencies and improving internal and external communications. These companies have determined that critical business information needed for these business initiatives is primarily contained within their pre-existing applications, commonly referred to as legacy applications, that were not designed to be used with the Internet. In order to successfully align their business and e-commerce strategies, companies increasingly needed to find a way to integrate their back-end legacy applications with their more sophisticated Internet projects.

        In response to these dynamics, software companies began to offer packaged software applications and middleware software platforms for enabling e-commerce initiatives and integrating them with back-end systems. Packaged software is a pre-built application designed to automate key business functions such as transaction processing or to enable new functionality such as content management. Middleware platforms function as a messaging layer, either enabling legacy applications to effectively communicate with web-based packaged applications or assisting users to create their own custom developed business applications. These new Internet software applications utilize enabling technologies such as JAVA and XML to facilitate the integration of disparate platforms, applications and data sources necessary to web-enable enterprise systems. By using either packaged or custom developed software applications and middleware software platforms, organizations can create sophisticated web-based e-commerce applications that are completely integrated with their existing business processes and legacy systems.

        Substantial customization is required to integrate Internet software with each business user's own unique business processes, infrastructure and system requirements. Due to the complexity and strategic importance of these projects, there is increasing demand for Internet implementation services to integrate legacy and back-end systems with web sites. International Data Corporation projects that the demand for Internet implementation services in the United States will grow from $6.3 billion in 1999 to $29.9 billion in 2004, representing a compound annual growth rate of approximately 36.3%. These Internet implementation services include project management, configuration services, custom software development, staging and prototyping, installation and migration services.

Our Solutions

        eBusiness Solutions Services. Our target market for eBusiness solutions services is large and major midsize corporations, principally in the Midwestern United States. We believe that these businesses invest in technology products and related services for four principal reasons:

  •
  to reach new markets and increase revenues;

  •
  to strengthen customer relationships;

  •
  to reduce operating costs and increase productivity; and

  •
  to empower their workers.

        In addition, we believe that these companies require, as a predicate to making such investment, a demonstrable positive return-on-investment potential, and an eBusiness solutions partner with proven experience in delivering similar projects and familiarity with the issues and concerns specific to the industry in which they operate.

        Accordingly, we focus on a targeted number of industries for which we have developed domain expertise and provide solutions that we believe can generate a meaningful positive return-on-investment for our customers. Our primary eBusiness solutions offerings are described below:

  •
  eCRM. Customer Relationship Management (CRM)—eCRM provides businesses with a 360-degree view of their customer. Perficient integrates data from disparate information sources to provide continuous, interactive and multi-platform customer interaction and value exchange. Perficient can deliver CRM components including: personalization, point of sale, telesales, Web-based selling, data mining, online advertising, call/contact center information and systems integration, field service dispatch, lead tracking, geocoding, and multiple front and back-office applications.

  •
  Second-generation eCommerce Platforms. We develop eCommerce applications and further enhance existing sites to introduce new technology that will allow companies to scale up to better serve eBusiness needs. Perficient designs systems that either manage or integrate the "back-end" order fulfillment process to leading ERP systems such as SAP and JD Edwards for business-to-consumer and business-to-business Web sites. Perficient provides second generation commerce site enhancements, including advanced catalog management and search and cross-sell and up-sell capabilities. Perficient offers clients packaged or custom electronic bill presentation and implementation solutions based on an individual company's needs.

  •
  Middleware and EAI. Middleware and Enterprise Application Integration software are two key components to developing enterprise-class, second-generation eCommerce platforms for large and mid-size companies. Perficient designs and implements complex website-to-legacy system integration that significantly reduce round-trip transaction times for these enterprise-class websites. Additionally, new standards-based technologies are beginning to emerge that will dramatically improve EAI and middleware. This umbrella of technologies is commonly called Web Services. To maximize our value to customers, Perficient has partnered with Web Services firms such as IBM, BEA, and Microsoft.

  •
  Enterprise Portals. Communication is the basis of success for any organization. We design, build and deploy "self-service" and collaborative solutions for business-to-employee, business-to-consumer and business-to-business implementations and enable workflow efficiencies by exchanging data and information in a cost-efficient, effective manner. Many organizations implement business-to-employee portals to improve employee communication. Perficient helps clients to extend these benefits externally in business-to-consumer and business-to-business portals that provide secure line of business application integration and personalized buying communities.

  •
  Supply Chain Web Enablement. In the manufacturing and service industries, the implementation of a portal, business hub, Net exchange or extranet system enables established companies to build new models, alliances, partnerships and relationships around eBusiness. Each company and industry has unique design and build requirements to support purchasing, distribution and sales. Perficient helps companies develop the strategies and build the solutions they need to facilitate the exchange of information and transactions at critical points along the supply-chain.

  •
  Business Intelligence. Business Intelligence is the technology that allows organizations to access, analyze, and share information in order to drive more informed business decisions. The core benefit of business intelligence is that it helps turn information into knowledge into profit. This benefit can be further refined as: 1) reduced cost by providing organizations with a clear understanding of their business processes; 2) increased revenues by differentiating their offerings from the competition by providing information-based services to their customers; and 3) improved customer satisfaction by enabling self-service access to information.

        Virtual Services Organizations (VSOs).    Our target market for VSOs is Internet software vendors focused on large enterprise customers. By outsourcing through a VSO all or a portion of the professional services required to support their customers, a software vendor can better focus on their core business of developing and marketing software. They can also reduce the otherwise significant capital and management investment necessary to build and properly manage an internal professional services organization.

        We believe that as Internet software companies look to manage costs and increase market share, they will look to establish relationships with solutions integration partners that have specific expertise in their applications. We believe our VSO model offers our partners and their end-user customers the following advantages:

  •
  Deep Technology Expertise. We develop technology expertise around a targeted set of core Internet and legacy products and technologies through focused VSO partnerships with Internet software companies. Leveraging our technology expertise, our consultants can rapidly and successfully integrate our partners' products and efficiently satisfy the specific needs of end-users. In addition, we assist partners' engineering and development teams with certain aspects of new product development as well as provide training and education services for their internal services organizations and third-party service providers.

  •
  Focus on Core Business/Reduced Costs. By leveraging our technology experts, our partners can focus on their core business of researching, developing and marketing software applications without the investment and diversion of management and capital resources necessary to properly manage a professional services organization. In addition, for end-user customers, shorter implementation times reduce their costs and risks associated with Internet software projects.

Our Strategy

        Our objective is to be a leading eBusiness solutions provider to large and major midsize companies and Internet software vendors. To achieve our goal, our strategy is to:

  •
  target for expansion vital but underserved markets in the Midwestern and Southwestern United States (in addition to current and planned locations in Austin, Chicago, Minneapolis and St. Louis, we are investigating Kansas City, Milwaukee, Cincinnati, Columbus, Indianapolis, Ames, Omaha, Tulsa, Dallas and Houston);

  •
  use acquisitions to supplement organic growth and achieve critical mass;

  •
  continue to grow our IBM partnership and seek VSO arrangements with other major software vendors;

  •
  provide our customers end-to-end solutions that generate a demonstrable positive return on investment;

  •
  continue to invest in the professional development of our consulting staff and provide them entrepreneurial opportunities within Perficient; and

  •
  retain and strengthen a culture built on teamwork, a passion for technology and client service and a focus on cost control and the bottom line.

Our Services

        Perficient helps its clients use Internet-based technologies to reach new markets and increase revenues, strengthen customer relationships, reduce operating costs and increase productivity and empower their workers. We employ a broad-based approach, grounded in a thorough understanding of our clients' overall business strategy and competitive environment in order to develop new customer value propositions and new business opportunities by taking advantage of existing distribution channels, customer service networks and information systems.

        For our project engagements, we perform any or all of the following services:

  •
  analyze end-user customer business goals and requirements;

  •
  define the scope of the implementation project;

  •
  design a project plan; and

  •
  custom develop solutions as well as install, configure, and integrate our partners' Internet software products.

        Our goal is to reduce significantly the time required to implement an effective eBusiness solution. This enables our customers to quickly realize the benefits associated with our partners' software products and allows our partners to more rapidly expand their market share.

        The following examples help illustrate the scope of the services that we have provided using software from our partners.

        Hewlett Packard is one of the major manufacturers of hardware and software solutions in the world. With hundreds of thousands of end users of Hewlett Packard (HP) products and technologies, HP has a tremendous amount of information that it must make available to both the general public as well as corporate clients. HP required a content management solution that would let it disseminate information to end users from their disparate back end legacy systems in the most efficient manner. HP chose Vignette's Story Server platform, a major undertaking for HP in the Enterprise Web arena. Faced with the challenge and uncertainty of planning and implementing this program, HP retained Perficient to architect and engineer their entire solution. The project called for a level of technical expertise in several key areas, including systems design (hardware, software, networking), training (on Story Server development and administration), customization of processes, as well as the phased implementation processes required to ensure flawless deployments to their "live" production site.

        MCI WorldCom, with operations in more than 65 countries, is a premier provider of facilities-based and fully integrated local, long distance, international telephone and Internet services. Perficient implemented an IBM WebSphere-based solution for multiple Web sites for MCI WorldCom. These sites were designed to leverage enterprise JavaBeans and Java Servlets to allow flexibility and ease-of-use in harnessing multiple sources of data from all parts of MCI WorldCom's business domain. The ease-of-use and flexibility of Visual Age for Java and WebSphere provided the developers with the tools to quickly make changes and adapt to new site requirements on the fly. Perficient helped reduce the delivery cycle for a typical site from over three months to six to eight weeks. All sites developed are 24x7 production sites aimed at more than 25,000 MCI WorldCom employees, including their entire worldwide sales force. Perficient has been involved in multiple development efforts at MCI WorldCom for more than two years.

        SBC Communications Inc., through its subsidiaries, Southwestern Bell, Ameritech, Pacific Bell, SBC Telecom, Nevada Bell, SNET and Cellular One, provides local and long-distance phone service, wireless and data communications, paging, high-speed Internet access and messaging, cable and satellite television, security services and telecommunications equipment, as well as directory advertising and publishing. SBC sought to improve customer service and reduce costs by enabling customers of all of its United States holding companies to manage their telecommunications service options (such as three-way calling, call forwarding and caller ID) over the web. SBC was faced with the burden of developing a method for numerous divergent company systems using distinct hardware and software to have access to a common processing center. Using Vignette's StoryServer™ for personalization and management and IBM's WebSphere™ products for legacy integration, we developed a system that supports the provisioning needs for over 60 million access lines that currently processes over 30,000 orders per week.

Our Partners

        Perficient's partners are eBusiness technology and services providers including IBM, Vignette, Stellent, and Autonomy. These partners are key vendors in middleware and application servers, enterprise application integration (EAI), content management, and Web services. We believe these partnerships enable us to leverage our core competencies, extend our service offerings, reach new clients and decrease costs/time-to-market for Perficient and our customers.

        In October 2000, we entered into a new services agreement with IBM under which we will provide deployment, integration and training services to IBM's WebSphere™ customers. The agreement provides for us to render services over a three-year period not to exceed $73.5 million in total value. Under the agreement with IBM, we are paid for services rendered, subject to a guaranteed minimum utilization by IBM of a specified number of hours per consultant per year. The agreement may be terminated at any time by IBM on four month's notice.

Technology Leadership Council

        Our technology leadership council, led by our chief technology officer, performs a critical role in maintaining our technology leadership. Assisted by a technology team consisting of key members from each of our practice areas, the council frames our new partner strategies, conducts regular conferences on the Internet with our technology professionals on specific partner and general technology issues and trends, conducts promotional activities, such as white paper publication and speaking engagements by our professionals, identifies services opportunities between and among our partners' products, oversees our quality assurance programs and assists in acquisition-related technology due diligence.

Sales and Marketing

        eBusiness Solutions Services.    Our business development approach is market-focused with specific and tailored strategies for the industry vertical markets we serve. We target companies with annual revenues between $250 million and $5 billion, specifically focused in financial services (insurance, banking and brokerage), healthcare (pharmacy benefit managers and pharmaceutical manufacturers) and commodity (agribusiness and energy) markets. We also pursue opportunities in other industries where we can leverage our horizontal solutions expertise. We utilize a direct sales force that consists of 10 consultative sales professionals and a "solutions" selling process that has proven effective in the consulting services industries.

        Virtual Services Organizations (VSOs).    Our VSO service engagements are generated through our partners. As a result, our principal sales and marketing activity consists of establishing VSO relationships with Internet software companies and continuing to market our services with our partners' organizations after a relationship is established. We have a business development group that works with our technology leadership council to identify partner prospects and to engage those partners to develop a VSO partnership. We also market our services by establishing informal relationships with venture capital firms and other service providers that work with emerging Internet software companies. These relationships help us identify and form partner relationships with emerging companies. Once a partnership is established, a managing director is responsible for coordinating projects and stimulating additional demand from that partner.

Technology Professionals

        Recruiting.    Our most valuable assets are our technology professionals. We are dedicated to hiring, developing and retaining technology professionals who combine a depth of understanding of current Internet and legacy technologies with the ability to implement complex solutions.

        Our recruiting efforts are an important element of our growth. We generally target technology professionals with extensive experience and demonstrated expertise. After initially identifying qualified candidates, we conduct an extensive screening process.

        To attract technology professionals, we use a broad range of sources including internal referrals, other technology companies and technical associations, the Internet and advertising in technical periodicals.

        We believe that our focus on a target set of core Internet technologies and our commitment to continuing training and advancement opportunities makes us an attractive career choice for experienced professionals. Because our partners are current and emerging market leaders, our technology professionals have an opportunity to work with cutting-edge information technology. We foster professional development by training our technology professionals in the skills critical to successful consulting engagements such as implementation methodology and project management.

        Training.    To ensure continued development of our technical staff, we place a high priority on training. We offer extensive training for our professionals around industry-leading technologies. We have an intensive three-week Java immersion "boot camp" for our newly hired technology professionals and a modified, refresher program for our existing professionals. Boot camp curriculum includes J2EE and JSP modules and offers integration strategies and technologies among our partners' products and technologies. In addition, we have established an on-line, Internet-based education and training program that offers over 200 topics, including CORBA, EJB architecture, HTML, J2EE, Linux, Network Security and XML fundamentals. This web-based education system is offered to all of our technology professionals to facilitate their ongoing professional development and increase their technical expertise.

        The Perficient Promise.    We continue to build our corporate culture around a common set of values based on expertise, honesty and teamwork. We hold annual, off-site company meetings to foster training, teamwork and the Perficient culture.

        We have codified our commitments to each other in The Perficient Promise, which consist of the following seven simple commitments our management and technology professionals make to each other:

  •
  we work with cutting-edge technologies and leading-edge clients;

  •
  we maintain an informal team culture;

  •
  we provide our technology professionals with high-quality infrastructure support services;

  •
  we offer rapid advancement opportunities;

  •
  we provide competitive incentives including equity ownership;

  •
  we reinvest in continuing training and education; and

  •
  we treat each other with respect.

        We take these commitments extremely seriously, because we believe that we can succeed only if The Perficient Promise is kept.

        MyPerficient.com—The Corporate Portal.    To ensure ubiquitous access to a wide range of information and tools, we have created a corporate portal, MyPerficient.com. It is a secure, centralized communications tool implemented using IBM's Websphere Portal Server product. It allows each of our technology professionals unlimited access to information, productivity tools, time and expense entry, benefits administration and quality management information directories and documentation.

Employees

        As of February 28, 2002, we employed approximately 97 full-time employees. Of our total employees, 71 were technology professionals and 26 were involved in sales, general administration and marketing. Our employees are not represented by any collective bargaining unit, and we have never experienced a work stoppage.

Competition

        We compete in the Internet professional services market, which is relatively new and intensely competitive. We expect competition to intensify as the market further develops and evolves. We believe that our competitors fall into several categories, including:

  •
  in-house information technology and professional services and support departments of software companies;

  •
  systems integrators, such as Cambridge Technology Partners, Cysive Inc., Proxicom, Inc., Sapient Corporation, Scient Corporation, Cbridge and Viant Corporation;

  •
  large consulting firms, such as Accenture and the consulting arms of the large accounting firms; and

  •
  information technology staffing firms, such as Keane, Inc. and Renaissance Worldwide.

        We believe that the principal competitive factors affecting our market, and on which we focus our efforts, include experience of personnel, number of customers, the breadth and depth of a given solution, service quality and performance, core technologies, product scalability, reliability and product features and the ability to implement solutions quickly and respond timely to customer needs. In addition, there are relatively low barriers to entry into this market and we expect to face additional competition from new entrants.

        Most of our competitors have longer operating histories, larger client bases, greater name recognition and possess significantly greater financial, technical and marketing resources than we do. As a result, our competitors may be better able to attract Internet software companies to which we market our services and adapt more quickly to new technologies or evolving customer or industry requirements. Many competitive factors are outside of our control, such as the ability of our competitors to hire, retain and motivate qualified technology professionals.

Properties

        We lease approximately 5,900 square feet of office space in Austin, Texas from HUB Properties Trust. The initial term of the lease is three years from April 2000 with the right to extend the lease for two additional periods of three years each. Annual fixed rent is $10,314 per month in the first year of the initial term, $10,560 per month in the second year of the initial term, and $10,805 per month in the third year. We are also obligated to pay 5.77% of our landlord's taxes and operating costs associated with the building as additional rent, resulting in a total monthly rental payment of approximately $15,000. During November 2000, we began subleasing approximately 2,900 square feet of office space in Austin, Texas from Powershift Ventures, LLC, under an agreement, as revised in March 2001, that terminated on December 31, 2001. The rent is approximately $2,900 per month. Steven G.

Papermaster, a member of our Board of Directors, is the president and a beneficial owner of Powershift Ventures, LLC. Mr. Papermaster also controls Powershift Ventures, L.P., one of our principal stockholders.

        We lease approximately 1,100 square feet of office space in New London, Connecticut under an agreement with Columbus Park, which terminates on October 31, 2002. Annual rent is $1,243 per month during the first year and $1,280 per month during the second year of the lease. We lease approximately 4,320 square feet of office space in Lisle, Illinois from Ronald L. Berns and Vincent A. Solano, Jr. under a lease expiring on September 14, 2003. The rent is approximately $6,900 per month. We began leasing office space in London, England under a lease that expired in November 2001 for approximately $8,400 per month that is continuing on a month to month basis. We previously leased office space in Maidenhead, England under a lease that expired in March 2001 for approximately $3,200 per month and a subsequent lease that expired in August 2001 for approximately $9,500 per month. We lease approximately 2,400 square fee of office space in London, Ontario under an agreement that expires March 2004, for approximately $3,200 per month.

Acquisitions

        In 2000, Perficient acquired three companies—Loredata Inc., Compete, Inc., and CoreObjective, Inc. All three companies were acquired to deepen Perficient's technical expertise, add key management personnel, and add customer and partner relationships. Compete was a substantial fifty person operation headquartered in Chicago which formed the basis for our relationship with IBM. Loredata and CoreObjective constituted smaller acquisitions that were integrated into our existing business.

Pending Acquisitions

        Perficient currently has signed definitive agreements to acquire Vertecon and Javelin. We expect these acquisitions to further our plan to become a leading eBusiness Solution provider in the Midwest by expanding our geographic presence, adding key management personnel and customer relationships and expanding our technical expertise.

Legal Proceedings

        We are not currently a party to any material legal proceedings.

        We received a demand letter from a company claiming that our Web Site induces patent infringement by others and requesting that we enter into a license agreement with the company that could require us to pay up to $150,000. We believe the claim is without merit and intend to vigorously defend the claim.

THE BUSINESS OF VERTECON

Overview

        Vertecon is a St. Louis based eBusiness Solutions provider that uses advanced technology solutions to create competitive business advantages for its clients. Vertecon provides its customers with comprehensive solutions across the e-Business life cycle, including strategy, architecture, design, development and implementation services. Vertecon employs approximately 40 professionals from its St. Louis office. Its partners include IBM, Microsoft, DIGEX, Stellant, Oracle and Sun.

        Originally an activity of Primary Network (now Mpower Communications), Vertecon was established as an independent company in March 1999, under the name Primary WebWorks (but has been known as Vertecon since October 2000) to conduct consulting activities.

Vertecon's Consulting Services

        Vertecon endeavors to help its clients understand the impact of the Internet on their core business models and define new business strategies for the digital economy. Vertecon employs a broad-based approach, grounded in a thorough understanding of its clients' overall business strategy and competitive environment, in order to develop new customer value propositions and new business opportunities by taking advantage of existing distribution channels, customer service networks and information systems.

Vertecon's Strategy

        Vertecon's model is based on several key strategies, primarily focused upon assisting with their clients' efforts in Customer Relationship Management (CRM) and Supply Chain Management (SCM), these strategies include:

  •
  developing target industry specific solutions that utilize a combination of services, software and hardware;

  •
  developing eBusiness strategy through design, development, implementation and application management and hosting support;

  •
  leveraging its experience in eBusiness processes—supply chain and customer relationship management in particular;

  •
  establishing relationships with targeted clients and geographic locations which are underserved;

  •
  developing recurring revenue relationships with its clients based on multi-phase projects and long term managed application evolution and hosting support;

  •
  retaining employees that understand the business processes and technologies along the CRM and SCM value chain; and

  •
  employing targeted recruiting and retention, re-tooling and continual education of employees to emphasize a rapid immersion in eBusiness fundamentals and the appropriate technologies.

        User Centered Design (UCD).    Vertecon incorporates a User-Centered Design approach to its business activities. User-centered design is a process for creating successful user experiences and a set of interface design and user feedback techniques employed iteratively within the design/development process. The basic tenets of this approach include:

  •
  putting the user at the center of the design;

  •
  placing an early focus on users and their tasks;

  •
  measuring usability empirically; and

  •
  designing iteratively, whereby a product is designed, modified, and tested with "real" users repeatedly in quick iterations.

        A user-centered design approach incorporates user feedback into the design of the solution early and often throughout the design/development cycle by involving typical users of the solution in a variety of user-feedback activities. Vertecon believes that its UCD approach will result in higher end-user satisfaction and conversion rates, increasing the return-on-investment for its customers' technology initiatives.

        Enable Methodology.    Vertecon uses the eNable methodology of software development. The eNable methodology is its process map for gathering requirements, designing and implementing web applications. Its eNable methodology addresses not only the design and development of the web applications, but the branding and user experience aspects of the required effort as well.

        The following is a summary of Vertecon's primary areas of service:

        eBusiness Strategy:    Vertecon assists companies with eBusiness model analysis and design. Vertecon focuses on developing business models that enable competitive advantages and profitability.

        Application Development and Integration:    Vertecon supports both custom Java & Microsoft based development in or around a selected packaged software application.

        eMarketplaces and Supply Chain:    Vertecon enables the implementation of Internet based exchanges that facilitate transactions over the Web. Typically these exchanges link a business with their customers, suppliers or partners.

        Customer Relationship Management:    Vertecon focuses on key Web-based customer relationship components including customer self-service, eStores, eEnrollment and Data Warehousing.

        Ecommerce:    Vertecon designs systems that manage the front and back-end order fulfillment process of business-to-consumer and business-to-business Web sites.

        User-centered Design:    Vertecon's user-focused, outside-in approach to systems enhances the user's experience and usability within any web application.

        Architectural Assessments:    Vertecon can supply technical architecture analysis and design, package software selection and content management solutions.

        Implementation Operations and Support:    Vertecon provides application integration and use case testing, infrastructure selection and set-up, training and change management and performance testing and tuning.

        Web-Hosting, Site Management & Maintenance:    In addition to assisting in the development of customer Web sites, Vertecon also hosts Web sites on its secure servers or through a strategic partnership with Digex.

Competition

        Competition in the eBusiness services market is intense and Vertecon expects the competition in this market to intensify for the foreseeable future. The principal competitive factors in this market include quality of service, speed of implementation, price and reputation. Vertecon's competitors fall into several categories, including:

  •
  systems integrators, such as Sapient Corporation, Scient Corporation, Divine Ventures and Viant Corporation;

  •
  large consulting firms, such as Accenture and the consulting arms of the large accounting firms;

  •
  outsourcing firms, such as Computer Sciences Corporation, Electronic Data Systems and Perot Systems;

  •
  information technology staffing firms, such as Keane, Inc. and Renaissance Worldwide;

  •
  in-house information technology and professional services and support departments of current and potential Vertecon Customers; and

  •
  regional technology services firms.

        Vertecon also expects other companies to enter its market because relatively low barriers to entry characterize Vertecon's market.

        Most of Vertecon's competitors have longer operating histories, larger client bases, greater name recognition and possess significantly greater financial, technical and marketing resources than Vertecon. As a result, its competitors may be able to better attract companies to which Vertecon markets its services and adapt more quickly to new technologies or evolving customer requirements. Many competitive factors are outside of Vertecon's control, such as the ability of its competitors to hire, retain and motivate qualified information technology professionals.

Employees

        Vertecon's business is labor intensive. In addition, there are limited persons with the experience, technological background and know-how who are able to provide the services necessary to Vertecon's end-user customers. Accordingly, Vertecon's future success depends in large part upon its ability to attract, train, retain, motivate and manage highly skilled information technology professionals. Furthermore, there is a high rate of attrition among such personnel. Any inability to attract, train and retain highly skilled information technology professionals would impair Vertecon's ability to adequately manage and staff its existing projects and to bid for or obtain new projects, which in turn would adversely affect its operating results.

        As of January 31, 2002, Vertecon had 41 full-time employees. Of its total employees, 31 are information technology professionals, and 10 are involved in sales, general administration, and marketing. Vertecon employees are not represented by any collective bargaining unit, and it has never experienced a work stoppage. Vertecon believes employee relations are good.

Properties

        Vertecon leases approximately 25,952 square feet of office space in the St. Louis, Missouri area from Creve Coeur Development LLC under a lease expiring on October 31, 2005.

Legal Proceedings

        Beyond Your Maintenance filed a lawsuit against Vertecon, Trammel Crow and Lisa Prinster in the Circuit Court of the City of St. Louis, State of Missouri (Cause No. 002-8743, Division No. 1). We have been informed by Vertecon that the case is based on a claim by Beyond Your Maintenance that it entered into a valid contract with Vertecon to build out interior tenant space in a building owned by Trammel Crow. We have been informed that it is Vertecon's position that no valid contract existed between Vertecon and Beyond Your Maintenance. The complaint alleges two causes of action with aggregate damages exceeding $160,000. We have been informed that Vertecon has recorded no associated liabilities to date because it believes that the plaintiff is not likely to prevail. The litigation is ongoing, and the eventual outcome is uncertain. From time to time, Vertecon is also party to other legal proceedings.

BUSINESS OF JAVELIN

Overview

        Javelin Solutions, Inc. is a Minneapolis-based professional services firm providing eBusiness strategy consulting, application design, implementation and integration services to large and major midsize companies. Javelin helps its clients define eBusiness strategies to improve their competitive position and business efficiency and then designs, architects, develops and implements solutions to execute those strategies. Javelin seeks to solve complex eBusiness challenges and create solutions that provide its clients with significant competitive advantages. Javelin offers a full range of integrated services consisting of strategic consulting, design of information architectures, and the creation, customization and implementation of software applications. Javelin also provides consulting services to help clients address security issues and web hosting decisions. As part of these services, Javelin provides application management services for its clients. Javelin employs more than 45 professionals from its Minnesota facilities. Its partners include IBM, Art Technology Group and BEA Systems, Inc.

        Javelin was founded in 1996 as Javelin Technology Corporation. Its five founders, all former MCI Systemhouse project leaders and systems architects, sought to create a project-based solutions company that provides clients end-to-end solutions, with a strong underlying technology focus. In 1997, Javelin began to provide off-site internet development of sophisticated e-business applications. Some of Javelin's first clients were large coastal banks. In 1998, Javelin launched their Creative Services group. In 1999, Javelin expanded its services by opening a hosting center and forming a Managed Services group. Early in 2000, Javelin began to offer business strategy and branding services.

Javelin's Consulting Services

        Javelin seeks to develop technology-based strategies that set its clients' eBusiness initiatives apart from the competition in a cost-effective manner. Javelin creates eBusiness systems that utilize sophisticated architectures and are extensible, scalable, secure, and based on open industry standards. Javelin is focused on providing technologies to its clients that enable them to fully benefit from the potential of eBusiness and is experienced in the provision of large-scale, enterprise-wide business modeling and development engagements. Javelin has dedicated a portion of its technology professionals to continually review market trends and evaluate new products and technologies.

        Javelin has developed and adopted a Solutions Center model for delivering its services. In this model, the Javelin project team can be based at Javelin's headquarters location during an engagement, rather than at the clients' offices. This approach has the desirable result of reducing employee travel responsibilities, a leading cause of turnover at other firms. This model also results in benefits to the client by enabling more rapid and efficient solution delivery. Javelin has developed a number of proprietary processes, methodologies and enabling technologies that allow for the successful implementation of this delivery model. Even though Javelin's engagements are fulfilled primarily from its Solutions Center, Javelin has and will continue to deliver solutions from client locations at the client's request, and Javelin consultants are prepared to travel to on-site client projects.

        Javelin offers the following consulting services:

        Technology Services:    Javelin's technology professionals specialize in enterprise solutions, including custom application development, system architecture, third-party package implementations, enterprise application integration and external workflow automation. Areas of focus include supply chain integration and enterprise resource planning.

        e-Business Strategy: Javelin's eBusiness strategies focus on business-process analysis and transactional efficiencies. Javelin's eBusiness strategies are designed to be synchronized with their other service offerings throughout the development process.

        Interactive Marketing, Branding and Creative Services: Javelin provides a tailored marketing solution including situation, competitive and audience assessments. Together these deliverables form a strategy for integrating marketing and technology. Javelin creates user interfaces by combining information architecture, navigation, content management and graphic design for maximum usability.

        Managed Services: Javelin has the capabilities to manage the technical operations of an e-Business. Javelin's suite of managed services includes security, hosting, networking, infrastructure development, monitoring, optimization, software license management and web management.

Competition

        Competition in the eBusiness services market is intense and Javelin expects the competition in this market to intensify for the foreseeable future. The principal competitive factors in its market include quality of service, speed of implementation, price and reputation. Javelin's competitors fall into several categories, including:

  •
  systems integrators, such as Sapient Corporation, Scient Corporation, Divine Ventures and Viant Corporation;

  •
  large consulting firms, such as Accenture and the consulting arms of the large accounting firms;

  •
  outsourcing firms, such as Computer Sciences Corporation, Electronic Data Systems and Perot Systems;

  •
  information technology staffing firms, such as Keane, Inc. and Renaissance Worldwide;

  •
  in-house information technology and professional services and support departments of current and potential Javelin Customers; and

  •
  regional technology services firms.

        Because relatively low barriers to entry characterize Javelin's market, Javelin also expects other companies to enter its market.

        Most of Javelin's competitors have longer operating histories, larger client bases, greater name recognition and possess significantly greater financial, technical and marketing resources than Javelin does. As a result, its competitors may be able to better attract companies to which Javelin markets its services and adapt more quickly to new technologies or evolving customer requirements. Many competitive factors are outside of Javelin's control, such as the ability of its competitors to hire, retain and motivate qualified information technology professionals.

        Javelin, except when competing with other regional firms, has tended to be smaller than the majority of its competitors. After the acquisition, Perficient believes Javelin may successfully compete by providing targeted technical / industry expertise, leveraging Javelin's existing relationships and reputation to acquire new business, by providing superior, more personal service than our larger, better capitalized competitors and by leveraging our national relationship with IBM into the local markets.

Employees

        Javelin's business is labor intensive. In addition, there are limited persons with the experience, technological background and know-how who are able to provide the services necessary to Javelin's end-user customers. Accordingly, Javelin's future success depends in large part upon its ability to attract, train, retain, motivate and manage highly skilled information technology professionals. Furthermore, there is a high rate of attrition among such personnel. Any inability to attract, train and retain highly skilled information technology professionals would impair Javelin's ability to adequately manage and staff its existing projects and to bid for or obtain new projects, which in turn would adversely affect its operating results.

        As of January 31, 2002, Javelin had 48 full-time employees. Of its total employees, 39 are information technology professionals and 9 are involved in sales, general administration and marketing. Javelin employees are not represented by any collective bargaining unit, and it has never experienced a work stoppage. Javelin believes its employee relations are good.

Properties

        Javelin leases approximately 18,889 square feet of office space in Minneapolis, Minnesota at Butler Square, in the heart of the city's historic warehouse district, from Butler Properties, LLC under a lease expiring on September 30, 2006.

Legal Proceedings

        Javelin is not currently a party to any material legal proceedings.

MARKET PRICE AND DIVIDEND INFORMATION

        Our common stock is traded on the Nasdaq SmallCap Market under the symbol "PRFT." Public trading of our common stock commenced on July 29, 1999. Prior to that, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low closing price per share of our common stock on the Nasdaq SmallCap Market.

	High	Low
Year Ended December 31, 1999:
Third Quarter (from July 29, 1999)	$12.00	$6.25
Fourth Quarter	17.88	6.50
Year Ended December 31, 2000:
First Quarter	$27.13	$10.06
Second Quarter	21.00	11.00
Third Quarter	18.13	8.94
Fourth Quarter	19.38	5.00
Year Ended December 31, 2001:
First Quarter	$8.00	$2.44
Second Quarter	4.82	2.50
Third Quarter	3.55	1.20
Fourth Quarter	2.49	0.84

        On October 2, 2001, the last full trading day prior to the public announcement of the Vertecon Merger, the closing price on the Nasdaq SmallCap Market was $1.50 per share of Perficient common stock after a high of $1.55 and low of $1.50 during the course of trading that day. On October 26, 2001, the last full trading day prior to the public announcement of the Javelin Merger, the closing price on the Nasdaq SmallCap Market was $1.70 per share of Perficient common stock after a high of $1.70 and low of $1.55 during the course of trading that day. On March 21, 2002, the closing price on the Nasdaq SmallCap Market was $1.55 per share of Perficient common stock. Under the terms of the Vertecon Merger Agreement, Vertecon Stockholders may receive up to 2,092,287 shares of Perficient common stock and under the terms of the Javelin Merger Agreement, Javelin stockholders may receive up to 2,216,255 shares of Perficient common stock regardless of the value of Perficient common stock on any particular date.

        We have never declared or paid any cash dividends on our common stock or other securities and do not anticipate paying cash dividends in the foreseeable future. Our line of credit currently prohibits the payment of cash dividends.

        We have entered into a Convertible Preferred Stock Purchase Agreement, dated as of December 21, 2001, with a limited number of investors under which we have sold 1,984,000 shares of our Series A Convertible Preferred Stock, par value $0.001 per share, to such investors for a purchase price of $1.00 per share. Each share of Series A Preferred Stock is initially convertible into one share of our common stock, par value $0.001 per share, at the election of the holder. We have also issued Warrants to purchase 992,000 shares of our common stock in connection with this sale of Series A Preferred Stock. For every two shares of Series A Preferred Stock purchased by an investor, such investor received a Warrant to purchase one share of our common stock at an initial exercise price of $2.00 per share of common stock. This sale was conducted in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as a transaction not involving a public offering.

        Subject to earlier release under certain circumstances, the proceeds from the sale of Series A Preferred Stock as well as the certificates representing the Series A Preferred Stock and the Warrants will remain in escrow subject to the consummation of the Vertecon Merger and the Javelin Merger and the approval of certain matters by Perficient stockholders. If these conditions are not satisfied by April 30, 2002, or if either the Vertecon Merger or Javelin Merger is terminated, all proceeds from the sale of the Series A Preferred Stock will be promptly returned to the investors.

Vertecon

        Vertecon's common stock is not traded in any public market. Vertecon has never paid any cash dividends and does not contemplate the payment of cash dividends in the foreseeable future. As of March 21, 2002, there were approximately 84 holders of record of Vertecon common stock.

Javelin

        Javelin's common stock is not traded in any public market. Javelin has never paid any cash dividends and does not contemplate the payment of cash dividends in the foreseeable future. As of March 21, 2002, there were 6 holders of record of Javelin common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Perficient

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and notes thereto and the other financial information included elsewhere in this proxy statement/prospectus. In addition to historical information, this management's discussion and analysis of financial condition and results of operations and other parts of this proxy statement/prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those indicated in such forward-looking information as a result of certain factors, including but not limited to, those set forth under Risk Factors and elsewhere in this proxy statement/prospectus.

        We were incorporated in September 1997 and began generating revenue in February 1998. We generate revenues from professional services performed for our end-user customers, software company partners and their end-user customers.

        In October 2000, we entered into a new services agreement with IBM under which we provide deployment, integration and training services to IBM's WebSphere™ customers. The agreement provides for us to render services over a three-year period which began in October 2000 for potential total revenue to us not to exceed $73.5 million in total value. Revenue from IBM was approximately 37% of total revenue for 2001. Accordingly, any deterioration in our relationship with IBM could have a material adverse affect on our consulting revenue. Our agreement with IBM provides generally that we receive four month's notice of any termination. Our agreements generally do not obligate our partners to use our services for any minimum amount or at all, and our partners may use the services of our competitors.

        We derive our revenue from professional services that are provided primarily on a time and materials basis. Revenue is recognized and billed monthly by multiplying the number of hours expended by our professionals in the performance of the contract by the established billing rates. We are reimbursed for direct expenses allocated to a project such as airfare, lodging and meals. Consequently, these direct reimbursements are excluded from revenue.

        Our revenue and operating results are subject to substantial variations based on our partners' sales and our end-user customers' expenditures and the frequency with which we are chosen to perform services for their end-user customers. Revenue from any given customer will vary from period to period. We expect, however, that significant customer concentration will continue for the foreseeable future. To the extent that any significant customer uses less of our services or terminates its relationship with us, our revenue could decline substantially.

        Our gross margins are affected by trends in the utilization rate of our professionals, defined as the percentage of our professionals' time billed to customers, divided by the total available hours in a period. If a project ends earlier than scheduled, or, as has been the case, we retain professionals in advance of receiving project assignments, our utilization rate will decline and adversely affect our gross margins.

        On May 1, 2000, we acquired all the outstanding shares and assumed all outstanding options of Compete, Inc. The acquisition was accounted for as a purchase business combination. Accordingly, the results of operations of Compete have been included with ours for the periods subsequent to the acquisition date.

        During 2001, we implemented certain cost reduction initiatives and workforce reductions resulting in charges of approximately $289,000 during the first quarter of 2001, $143,000 during the second quarter of 2001 and $211,000 during the third quarter of 2001 consisting mostly of severance costs to former employees and the remaining commitment under an office space lease Perficient no longer utilizes as a result of the workforce reductions. The workforce reductions during the third quarter of 2001 also include actions taken in connection with the integration plan and elimination of duplicate roles in anticipation of the mergers with Javelin and Vertecon. As part of this restructuring, we reduced our workforce by a total of 84 employees, of which 66 were technology professionals and 18 were involved in selling, general administration and marketing. As of December 31, 2001, approximately $23,000 of restructuring costs is included in other current liabilities, which we expect to pay prior to March 31, 2002. We also expensed, during the first quarter of 2001, $123,000 of costs associated with a proposed offering of shares of our common stock that was contemplated during 2000 but was not pursued.

Results Of Operations

Year Ended December 31, 2000 Compared to Year Ended December 31, 2001

        Revenue.    Revenue increased from $19,964,000 during 2000 to $20,417,000 during 2001. The increase in revenue from 2000 to 2001 is the result of increased revenue attributed to Compete, Inc., which was acquired on May 1, 2000. On a pro forma basis, including the results of the acquisition of Compete, revenue declined from $23,111,00 for 2000 to $20,417,000 for 2001 reflecting a decrease in the number of projects and consultants performing services, and the general decline of the service market. The number of consultants who performed services for us declined from 171 at December 31, 2000 to 89 at December 31, 2001. During 2001, 37% of our revenue was derived from IBM.

        Cost of Revenue.    Cost of revenue, consisting of salaries and benefits associated with our technology professionals and of project related expenses, increased from $9,931,000 for 2000 to $11,879,000 for 2001. The increase in cost of revenue is attributable to the acquisition of Compete, Inc., which was acquired on May 1, 2000. On a pro forma basis, including the results of the acquisition of Compete, cost of revenue was $11,421,000 in 2000 and $11,879,000 in 2001. The slight increase in cost of services reflects an increase in our average salary and the implementation of a bonus plan that was in place during the entire period of 2001 and only a portion of the period in 2000, offset by a decline in the number of consultants who performed services for us over the related periods The number of consultants who performed services for us decreased from 171 at December 31, 2000 to 89 at December 31, 2001. Certain of the 2001 workforce reductions were made near the end of the current period and the cost reductions are not yet reflected in the results.

        Gross Margin.    Gross margin decreased from $10,033,000 for 2000 to $8,537,000 for 2001. Gross margin as a percentage of revenue was 50% in 2000 and 42% in 2001. The decrease in gross margin as a percentage of revenue is due to the lower effective utilization rates during the period and an increase in our average salary. The future direction for gross margin is uncertain due to many factors including our ability to successfully manage the utilization rates of our consultants.

        Selling, General and Administrative.    Selling, general and administrative expenses consist of salaries and benefits for sales, executive and administrative employees, training, marketing activities, investor relations, recruiting, non-reimbursable travel costs and expenses, and miscellaneous expenses. Selling, general and administrative expenses decreased from $10,580,000 for 2000 to $8,832,000 for 2001. Selling, general and administrative expenses as a percentage of revenue were 53% in 2000 and 43% in 2001. The decrease in selling, general and administrative expenses was the result of a $2,300,000 decrease in travel and entertainment, recruiting, marketing, investor relations, professional fees, public relations and other miscellaneous costs as a result of cost cutting initiatives and lower recruiting volume offset by a $200,000 increase in depreciation and tangible amortization, a $100,000 increase in rent expense and a $200,000 increase in telecom costs resulting from increased operations requirements as the Compete acquisition was in the numbers for all of 2001 and only a part of the 2000 period. On a pro forma basis, including the results of operations of Compete, our selling, general and administrative expenses decreased from $11,311,000 for 2000 compared to $8,832,000 for 2001. This decrease is a result of workforce reductions, cost controls put in place around non-billable travel and entertainment and other cost reduction initiatives implemented during 2001.

        Stock Compensation.    Stock compensation expense consists of non-cash compensation arising from certain option grants to employees with exercise prices below fair market value at the date of grant, option grants made to outside consultants during 2001, and compensation expense recognized as a result of certain modifications made to outstanding options. Stock compensation expense increased from $76,000 during 2000 to $664,000 in 2001 as a result of option grants to employees at below fair market value and the granting of options to certain non-employee consultants.

        Intangibles Amortization and Impairment Charge.    Intangibles amortization expense consists of amortization of goodwill arising from our acquisitions of LoreData, Inc. in January 2000, Compete, Inc. in May 2000 and Core Objective, Inc. in November 2000. We amortized the goodwill and other acquired intangibles associated with these acquisitions over a three-year period. Amortization expense increased from $12,942,000 for 2000 to $15,312,00 for 2001. The increase in amortization expense during 2001 compared to 2000 is due to a full year of amortization expense being recognized during 2001 whereas 2000 includes amortization subsequent to the respective acquisition dates. During the third quarter of 2001, we recognized an impairment charge of approximately $27 million to write down the carrying value of our goodwill for the amount by which the carrying value of goodwill exceeded fair value based on undiscounted cash flows and other factors including market capitalization, net book value, and other indicators of value.

        Interest Income (Expense).    Interest income for 2000 was $263,000 compared to interest income of $31,000 for 2001. Interest income during 2000 was higher than 2001 due to the higher cash balance in 2000 resulting from our July 1999 initial public offering and our February 2000 private placement. Interest expense was approximately $151,000 during 2000 compared to $122,000 during 2001. The decrease in interest expense is due to a lower average interest rate on our borrowings, and a decrease in average total borrowings outstanding during 2001 compared to 2000.

Liquidity And Capital Resources

        We had a line of credit facility with Silicon Valley Bank, which provided for us to borrow up to $6,000,000, subject to certain borrowing base calculations as defined. Borrowings under this agreement, which was set to expire June 29, 2002, bear interest at the bank's prime rate plus 0.85%. In December 2001, we entered into a new line of credit arrangement with Silicon Valley Bank that expires in December 2003. The agreement provides for us to borrow up to $6,000,000, subject to certain borrowing base calculations based on eligible accounts receivable as defined in the agreement. We are required to maintain certain financial covenants under this agreement. Borrowings under the agreement bear interest at the bank's prime rate plus 1.5%. The agreement also provides for a minimum interest payment and an early termination fee. As of December 31, 2001, there was $700,000 outstanding and approximately $900,000 remaining in availability under this line of credit. The line of credit agreement of Vertecon with The PrivateBank and the line of credit agreement of Javelin with Wells Fargo Bank will each be satisfied in full and terminated following the closing of each of the respective acquisitions. We intend to utilize funds available under our line of credit with Silicon Valley Bank and available cash following the closings to satisfy the Vertecon and Javelin indebtedness.

        Cash provided by operations for the year ended December 31, 2001 was $2,752,000. As of December 31, 2001, we had $1,412,000 in cash and working capital of $2,494,000.

        On December 21, 2001 we entered into a Convertible Preferred Stock Purchase agreement under which we sold 1,984,000 shares of Series A Convertible Preferred Stock for a purchase price of $1.00 per share. Each share of Series A Convertible Preferred Stock is initially convertible into one share of common stock at the election of the holder. We have also issued Warrants to purchase up to 992,000 shares of our common stock in connection with this issuance. We obtained access to $825,000 of the funds from the sale of Series A Preferred Stock on January 29, 2002. The rest of the funds are in escrow subject to the completion of the Vertecon and Javelin mergers, and will be released when those mergers close. If the Vertecon Merger or the Javelin Merger is not consummated by April 30, 2002 or the approval of shareholders sought by this proxy statement is not obtained by April 30, 2002, all proceeds from the sale of the Series A Preferred Stock will be promptly returned to the investors. We plan to use these funds to strengthen our working capital position and other corporate purposes.

        During October through December 2001, we loaned $600,000 to Vertecon to fund Vertecon's short-term working capital requirements. The promissory note bears interest at the prime rate plus 0.50% and matures at the earlier of March 31, 2002, the closing of our merger with Vertecon, or termination of the merger agreement. The promissory note is subordinate to Vertecon's line of credit with The PrivateBank, and repayment cannot occur without the prior written consent of The PrivateBank or at such time that all amounts due The PrivateBank have been paid in full. We borrowed $600,000 under our line of credit facility with Silicon Valley Bank to fund this advance. We anticipate loaning Vertecon an additional $200,000 in the first quarter of 2002 to fund their working capital needs up until the acquisition consummation date and intend to use available borrowings under our line of credit with Silicon Valley Bank to fund this anticipated advance.

        In connection with the pending acquisition of Javelin we will issue $1.5 million in notes. $1 million of the notes will be paid in equal annual installments over four years on the anniversary of the closing date of the acquisition. The other $500,000 will be paid in eight equal quarterly installments following the closing date of the acquisition.

        We expect to fund our operations during 2002 from cash generated from operations and short-term borrowings and, as necessary, from our line of credit facility, in addition to the aforementioned sale of Series A Convertible Preferred Stock. If our capital is insufficient to fund our activities in either the short or long term, we may need to raise additional funds. If we raise additional funds through the issuance of equity securities, our existing stockholders' percentage ownership will be diluted. These equity securities may also have rights superior to our common stock. Additional debt or equity financing may not be available when needed or on satisfactory terms. If adequate funds are not available on acceptable terms, we may be unable to expand our services, respond to competition, pursue acquisition opportunities or continue our operations.

        As a result of the Vertecon and Javelin mergers, in addition to the aforementioned Preferred Stock issuance, we expect to borrow under our existing line of credit facility to fund the costs of the merger and to fund the payment of certain of Vertecon's outstanding obligations. The amount of borrowings available to us is based on a percentage of our receivables. In the event our working capital needs subsequent to the merger exceed our borrowing capacity, we may need to obtain additional financing to continue our operations. In the ordinary course of business, we are continuing to engage in discussions with a variety of sources in an attempt to gain additional financing. Additional debt or equity financing may not be available when needed or on satisfactory terms.

Accounting Policies

        Consulting revenues are comprised of revenue from consulting fees recognized on a time and material basis as performed. The Company's normal payment terms are net 30 days. The Company's agreement with IBM provides for net 45 day payment terms. Reimbursements for out-of-pocket expenses are included as a component of cost of services. We have arrangements with a limited number of customers. IBM accounted for 37% of our revenue during 2001. Any termination of our relationship with, or significant reduction or modification of the services we perform for, IBM would have a material adverse effect on our business, operating results and financial condition. Amounts owed to us by IBM represented 31% of our accounts receivable, or $913,000, as of December 31, 2001. Failure of IBM to pay that amount would have a material adverse effect on our working capital, cash position, business, operating results and financial condition. However, IBM has a strong historical payment record with Perficient. We believe that the risk is also mitigated because the accounts receivable are spread out over numerous end-user projects.

        The Company periodically reviews the carrying amounts of property and equipment, identifiable intangible assets and excess of cost over fair value of net assets acquired both purchased in the normal course of business and acquired through acquisition to determine whether current events or circumstances, as defined in Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, warrant adjustments to such carrying amounts by considering, among other things, the future cash inflows expected to result from the use of the asset and its eventual disposition less the future cash outflows expected to be necessary to obtain those inflows, market capitalization, among other valuation methodologies. Management reviews the valuation and amortization periods of excess of cost over fair value of net assets acquired on a periodic basis, taking into consideration any events and circumstances which might result in diminished fair value or revised useful life, which may include:

  •
  the significant decline over a sustained period of time in the Company's stock price;

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  the significant deficit in the Company's net book value compared to its current market capitalization;

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  the reduced demand for our services and corresponding reduction in revenues in light of the current economic recession and general softness in demand for IT services; and

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  a history of operating losses.

Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for our fiscal year beginning January 1, 2002. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

        We will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. During 2002, we will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002. Management does not expect the adoption of these Statements to have a material affect on Perficient's consolidated financial position or results of operations due to the impairment charge recorded during the quarter ended September 30, 2001 in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which reduced the recorded intangibles to current estimated fair value.

        In November 2001, the FASB issued Topic No. D-103, Income Statement Characterization of Reimbursements Received for "Out-of-Pocket" Expenses Incurred. This FASB Staff Announcement stated that it believes that reimbursements received for out-of-pocket expenses incurred should be characterized as revenue in the income statement. This FASB Announcement will be effective for our fiscal year beginning January 2002 and will result in a restatement of revenues to increase revenues for the amount of reimbursements received for out-of-pocket expenses. The current presentation of revenue excludes out-of-pocket expenses and includes them, on a net basis, as a component of cost of services.

PRIMARY Webworks, Inc., d/b/a VERTECON, INC.

        The following discussion and analysis of Vertecon's financial condition and results of operations should be read in conjunction with its financial statements and notes thereto and the other financial information included elsewhere in this proxy statement/prospectus. In addition to historical information, this management's discussion and analysis of financial condition and results of operations and other parts of this proxy statement/prospectus contain forward-looking information that involve risks and uncertainties. Vertecon's actual results could differ materially from those anticipated by such forward-looking information as a result of certain factors, including but not limited to, those set forth under Risk Factors and elsewhere in this proxy statement/prospectus.

        Vertecon was incorporated in March 1999 and began generating revenue in the same month. Vertecon's primary revenue is derived from professional services performed for clients based on a time and materials basis. This revenue is recognized and billed monthly by multiplying the number of hours expended by Vertecon's professionals in the performance of the contract by the established billing rates. Vertecon is reimbursed for direct expenses allocated to a project such as airfare, lodging and meals. Consequently, these direct reimbursements are excluded from revenues. Vertecon also generates revenue from certain maintenance service and web-hosting agreements which is recognized ratably over the terms of the agreements. Billing is established at the beginning of these contracts and is typically billed and collected on a monthly basis.

        Revenues are typically derived from a small number of clients at any given time. Vertecon's top three clients comprised 72% of revenues in 2001. This concentration of revenue from a small number of clients creates results that are subject to substantial variations based on the client's expenditures. Revenues from any given customer will vary from period to period. Vertecon expects, however, that this significant client concentration will continue for the foreseeable future. To the extent that any significant client uses less of Vertecon's services or terminates its relationship with Vertecon, revenues could decline substantially.

        Gross margins are affected by trends in the utilization rate of Vertecon's professionals, defined as the percentage of their professionals' time billed to customers, divided by the total available hours in a period. If a project ends earlier than scheduled or, as has been the case, Vertecon retains professionals in advance of receiving project assignments, the utilization rate will decline and adversely affect the gross margins.

        As of September 30, 2001, Vertecon entered into a merger agreement that allowed for Vertecon to be acquired by Perficient, Inc. As part of this acquisition, Vertecon incurred certain related charges that totaled $511,000 in 2001, including included $130,000 for legal and accounting fees, additional legal fees totaling approximately $15,000 for renegotiating leases and debt arrangements, $302,000 in severance, $58,000 related to unused office space and approximately $5,000 for additional travel and miscellaneous expenses associated with the merger. As of December 31, 2001, $224,000 of the acquisition related costs are included in other current liabilities.

Results Of Operations

Year Ended December 31, 2000 Compared to Year Ended December 31, 2001

        Consulting Revenues.    Revenues increased from $5,927,000 during 2000 to $7,673,000 during 2001. The increase in revenues reflected the increase in the number of projects performed and in the number of professionals performing services. The number of consultants performing services for Vertecon increased from 48 at December 31, 2000 to a high of 58 in March 2001 to 33 at December 31, 2001.

        Professional Expenses.    Professional expenses, consisting of salaries and benefits for technology professionals assigned to projects, and project related expenses, increased from $2,421,000 for 2000 to $3,774,000 for 2001. The increase in professional expenses is attributable to the increase in the number of professionals who performed services for Vertecon over the related periods and the salary costs of those consultants. The number of consultants performing services for Vertecon increased from 48 at December 31, 2000 to a high of 58 in March 2001 to 33 at December 31, 2001.

        Gross Margin.    Gross margin increased from $3,506,000 for 2000 to $3,899,000 for 2001. Gross margin as a percentage of consulting revenues was 59% in 2000 and 51% in 2001. The decrease in gross margin as a percentage of consulting revenues is due to lower effective utilization during the period caused by the lower demand for our services during 2001. The future direction for gross margin is uncertain due to many factors including Vertecon's ability to successfully manage the utilization rates and rate per hour of its consultants.

        Selling, General and Administrative.    Selling, general, and administrative expenses consist of salaries and benefits for sales, executive and administrative employees, training, marketing activities, office space and the related leasehold improvements depreciation, furniture depreciation and non-reimbursable travel costs and expenses. Selling expenses increased from $809,000 during 2000 to $857,000 during 2001. The increase in selling costs is reflective of increases in salaries during the period and the use of external service providers for obtaining market information used in the sales process. General and administrative expenses decreased from $3,221,000 during 2000 to $3,060,000 during 2001. This decrease in general and administrative costs is the result of the termination of the CEO and CFO in the fourth quarter and whose respective severance expense is included as a component of Restructuring and Acquisition Expenses.

        Other    Other expenses consists of acquisition expenses, non-acquisition related severance, and loss on investments. Vertecon had $802,000 in other expenses in 2001. Acquisition expenses represent costs incurred in connection with the proposed merger with Perficient. These expenses totaled $511,000 in 2001, including included $130,000 for legal and accounting fees, additional legal fees totaling approximately $15,000 for renegotiating leases and debt arrangements, $302,000 in severance, $58,000 related to unused office space and approximately $5,000 for additional travel and miscellaneous expenses associated with the merger. Loss on investments was $264,000 during 2001, as equity instruments received as payment for services during 2000 were written down to zero due to the respective companies ceasing operations during 2001.

        Interest Expense.    Interest expense increased from $65,000 for 2000 to $127,000 for 2001. This increase is due to the increase in the amount outstanding on our note payable, the associated costs due to obtaining letters of credit to secure our office space and furniture, and interest incurred in conjunction with repurchasing treasury shares.

Liquidity And Capital Resources

        Vertecon has a line of credit facility which provides Vertecon the ability to borrow up to $1,700,000. This facility consists of a $700,000 letter of credit, a $200,000 letter of credit, and a $800,000 line of credit. The $700,000 letter of credit and the $800,000 line of credit expire May 31, 2002, and the $200,000 letter of credit expires September 30, 2002. Borrowings under the credit facility bear interest at the bank's prime rate plus 0.50%. As of December 31, 2001, there was approximately $1,696,000 utilized under this loan agreement, including the outstanding letters of credit of approximately $900,000.

        During October through December 2001, Vertecon was loaned $600,000 by Perficient to fund Vertecon's short-term working capital requirements. The promissory note bears interest at the prime rate plus 0.50% and matures at the earlier of March 31, 2002, the closing of our merger with Vertecon, or termination of the merger agreement. The promissory note is subordinate to Vertecon's line of credit with The PrivateBank, and repayment cannot occur without the prior written consent of The PrivateBank or at such time that all amounts due The PrivateBank have been paid in full. Vertecon anticipates it will borrow an additional $200,000 for Perficient during the first quarter of 2002 to fund working capital requirements.

        In addition, during the year ended December 31, 2000, Vertecon raised approximately $1,900,000 through the issuance of common stock. Of this amount, $500,000 was invested during the ten months ended December 31, 1999, but payment was received in 2000. The proceeds from these activities were used to fund the operations and the purchase of assets for Vertecon. Specific uses include purchasing furniture, equipment and leasehold improvements of approximately $750,000 and the balance was used to fund the operations of Vertecon.

        Cash used in operations for the 2001 was $247,000. As of December 31, 2001, Vertecon had $177,000 in cash and a working capital deficit of $1,517,000.

        Vertecon currently has a significant working capital deficit, has generated operating losses and is fully drawn on its line of credit. Vertecon has received a "going concern" opinion from its auditors for the year ended December 31, 2001. Vertecon may need additional financing prior to the merger to meet its current obligations if cash flow from operations is insufficient to meet its obligations. In the event the merger with Perficient is terminated, Vertecon would be required to obtain additional financing in order to continue its operations. Additional debt or equity financing may not be available for Vertecon when needed or on satisfactory terms, and if not available, Vertecon would be unable to continue its operations.

Javelin Solutions, Inc.

        The following discussion and analysis of financial condition and results of operations should be read in conjunction with the financial statements and notes thereto and the other financial information included elsewhere in this filing. In addition to historical information, this management's discussion and analysis of financial condition and results of operations and other parts of this filing contain forward-looking information that involves risks and uncertainties. Actual results could differ materially from those indicated in such forward-looking information as a result of certain factors, including but not limited to, those set forth under Risk Factors and elsewhere in this filing.

        Javelin Solutions was incorporated in April 1996. Revenues are derived from professional services performed for end-user customers primarily on a time and materials basis. Revenue is recognized and billed monthly by applying the hours expended in the performance of contracted services by the established hourly billing rates. Reimbursement of direct project expenses such as airfare, lodging and meals are excluded from revenue.

        Revenues and operating results are subject to substantial variations based on clients' capital expenditure planning and customer satisfaction of work performed. Revenue from any given client will vary from period to period. Javelin derives much of its revenue from a relatively small concentration of customers. Therefore, revenue could be negatively impacted by a termination of the consulting relationship resulting from technology spending cuts or client dissatisfaction.

        Gross margins are affected by billable professional utilization rate trends, defined as the percentage of professionals' billed time, divided by the total available hours in a period. If a project ends earlier than scheduled, or, as has been the case, professionals are retained in advance of receiving project assignments, utilization rates will decline and adversely affect gross margins.

Restructuring & Merger

        Over the course of 2001, Javelin implemented workforce reductions resulting in charges of $177,880 for severance pay to former employees. In October 2001, Javelin entered into a merger agreement with Perficient, Inc. The company expects the merger to close in the first quarter of 2002. Restructuring expenses related to the merger agreement amounted to $81,626 in the fourth quarter of 2001. Severance and merger related expenses are included in general & administrative operating expense.

Results Of Operations

Fiscal Year Ended December 31, 2000 Compared To December 31, 2001

        Revenue:    Revenue decreased from $13,418,000 in 2000 to $7,480,000 in 2001. The decrease in revenue is the result of a downturn in technology related capital spending across the spectrum of the United States economy.

        Cost of Revenue:    Cost of revenue, consisting of direct costs, primarily salaries and benefits for consulting professionals assigned to projects, and of project related expenses, decreased from $6,892,000 in 2000 to $5,105,000 in 2001. The cost of revenue decrease is attributable to the decrease in the number of consulting professionals who performed services for the company over the related periods. The company's number of consulting professionals decreased from 80 at December 31, 2000 to 39 at December 31, 2001.

        Gross Margin:    Gross margin decreased from $6,526,000 in 2000 to $2,375,000 in 2001. Gross margin as a percentage of revenue was 49% in 2000 and 32% in 2001. The decrease in gross margin as a percentage of revenue is due to the lower effective utilization rates in 2001. Future gross margin performance will remain highly dependent on utilization rates of billable consultants.

        Human Resources, Selling, and General & Administrative:    Human resource, selling, and general & administrative expenses consist primarily of employee salaries and benefits for these functions in addition to office space leasing, network communications, marketing, and non-reimbursable travel expenses. Human resource, selling, general & administrative expenses decreased from $4,951,000 in 2000 to $3,533,000 in 2001. These expenses as a percentage of revenue were 37% in 2000 and 47% in 2001. The decrease in expense was related to workforce reductions and other cost reduction initiatives implemented during 2001. On a percentage of revenue basis, office rent increased 4.3% and depreciation increased 4.2%. These percentage increases were the result of the relatively fixed nature of these expenses as applied to a decreasing revenue base.

        Stock Compensation:    Stock compensation expense consists of non-cash compensation arising from certain option grants to employees with exercise prices below fair market value at the date of grant. Stock compensation expense decreased from $101,000 in 2000 to $72,000 in 2001 as a result of the workforce reductions in conjunction with a hiring freeze undertaken in 2001.

        Interest Income (Expense):    Interest income increased from $23,000 in 2000 to $46,000 in 2001. Interest income during 2001 was higher than 2000 as a result of a $34,000 increase in customer financing charges being applied to past due accounts receivable balances, partially offset by lower cash balances drawing bank interest. Interest expense was $90,000 in 2000 compared to $86,000 during 2001. The decrease in interest expense is attributable to decreased outstanding loan and lease obligations.

        Loss on Disposals of Property and Equipment:    Javelin wrote off $82,000 of leasehold improvements in 2001 as a result of terminating certain office space leases. In addition, as a result of work force reductions, the company sold and disposed of excess computer equipment at a loss of $36,000. This resulted in $118,000 in 2001 capital losses. The company incurred no such expenses in 2000.

        Other Financing Expenses:    Other financing expense decreased from $42,000 in 2000 to $1,000 in 2001 due to the termination of fixed fee investment banking contracts undertaken in 2000.

        Other Expenses:    Other expenses increased from $1,000 in 2000 to $15,000 in 2001 due to increased Minnesota S-Corporation fees in 2001 as a result of the increased revenue base in 2000 used to determine the 2001 assessment.

Liquidity And Capital Resources

        Javelin Solutions has a line of credit facility with Wells Fargo Bank, which provides for borrowings up to $1,500,000, subject to certain borrowing base calculations as defined. Borrowings under this agreement, which expires March 31, 2002, bear interest at the bank's prime rate plus 0.50%. As of December 31, 2001, $200,000 was outstanding under this arrangement.

        Cash provided by operations for the year ended December 31, 2001 was $576,000. As of December 31, 2001, the company had $13,000 in cash and working capital of $1,460,000. Net working capital was $381,000.

        The company expects to fund operations during 2002 and beyond from cash generated from operations and short-term borrowings as necessary from the line of credit facility. If this capital is insufficient to fund activities in either the short or long term, additional funding may be required. If additional funds are raised through the issuance of equity securities, existing stockholders' percentage ownership will be diluted. In addition, newly issued equity securities may also have rights superior to the current outstanding common stock. Additional debt or equity financing may not be available when needed or on satisfactory terms. If adequate funds are not available on acceptable terms, the company may be unable to expand services, respond to competition, pursue acquisition opportunities, or continue operations.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Perficient's Share Ownership

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 20, 2002 for (i) each person or entity who is known by us to own beneficially more than five percent (5%) of our common stock; (ii) each executive officer listed in the Summary Compensation table below; (iii) each director of Perficient; and (iv) all directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Shares Beneficially Owned	Percent of Class(2)
Powershift Ventures, L.P 7600-B North Capital of Texas Highway Austin, TX 78731	633,750	10.06%
Beekman Ventures, Inc. 47 Pascal Lane Austin, TX 78746	512,892	8.15%
Bryan R. Menell(3)	485,000	7.70%
John T. McDonald(4)	1,091,853	15.90%
Sam J. Fatigato(5)	788,044	12.25%
John A. Hinners(6)(7)	132,199	2.07%
Steven G. Papermaster(8)	828,450	13.16%
Dr. W. Frank King(9)	30,000	*
Philip J. Rosenbaum(14)	30,000	*
Eric Simone(10)	757,666	11.83%
Robert Anderson(11)	391,427	6.20%
David S. Lundeen(12)	1,272,235	17.57%
Matthew Clark(13)	74,784	1.17%
Watershed-Perficient, LLC 7000 Bee Caves Rd. Suite 250 Austin, TX 78746(15)	937,500	12.96%
WWC Capital Fund, L.P 11911 Freedom Drive Reston, VA 20190(16)	900,000	12.51%
Directors and executive officers as a group (8 persons)	4,247,565	52.05%

*
Indicates less than 1% of the outstanding shares of Perficient common stock.

(1)
Unless otherwise indicated, the address of each person or entity is 7600-B North Capital of Texas Highway, Suite 340, Austin, Texas 78731.

(2)
Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. The percentage of beneficial ownership is based on 6,296,711 shares of common stock outstanding as of February 20, 2002.

(3)
Includes an aggregate of 200,000 shares of Perficient common stock that are subject to options granted by Mr. Menell to certain employees and officers of Perficient.

(4)
Includes 512,892 shares owned by Beekman Ventures, Inc., of which Mr. McDonald is president and sole stockholder. Mr. McDonald is deemed to be the beneficial owner of such shares. Also includes 150,000 shares of Perficient common stock that may be acquired from Mr. Menell upon the exercise of a stock option granted to Mr. McDonald by Mr. Menell and options to purchase 269,211 shares under Perficient's stock option plan. Does not include options to purchase 250,000 shares of Perficient Common Stock that are not exercisable within 60 days of the date hereof. Includes 100,000 shares of Series A Preferred Stock and warrants to purchase 50,000 shares of Perficient common stock. Does not include 150,000 shares of Perficient common stock that may be acquired from Mr. Papermaster upon the exercise of a stock option granted to Mr. McDonald by Mr. Papermaster that is not exercisable within 60 days hereof.

(5)
Includes options to purchase 60,944 shares exercisable within 60 days of the date hereof. Does not include options to purchase 160,414 shares of Perficient common stock that are not exercisable within 60 days of the date hereof. Also includes 50,000 shares of Series A Preferred Stock and warrants to purchase 25,000 shares of Perficient common stock.

(6)
Includes 5,000 shares held in the name of the Aubry Smith Hinners Section 2503(c) Trust.

(7)
Includes options to purchase 71,199 shares of Perficient common stock and 10,000 shares of Perficient common stock that may be acquired from Mr. Menell upon the exercise of a stock option granted to Mr. Hinners by Mr. Menell that are exercisable within 60 days of the date hereof.

(8)
Includes 633,750 shares owned by Powershift Ventures, L.P., of which Mr. Papermaster is the sole general partner. Mr. Papermaster is deemed to be the beneficial owner of such shares. Includes 150,000 shares of Perficient common stock that are subject to an option granted by Mr. Papermaster to Mr. McDonald.

(9)
Includes options to purchase 30,000 shares of Perficient common stock exercisable within 60 days of the date hereof.

(10)
Includes options to purchase 30,566 shares exercisable within 60 days of the date hereof. Does not include options to purchase 17,705 shares of Perficient common stock that are not exercisable within 60 days of the date hereof. Also includes 50,000 shares of Series A Preferred Stock and warrants to purchase 25,000 shares of Perficient common stock.

(11)
Includes options to purchase 17,843 shares exercisable within 60 days of the date hereof. Does not include options to purchase 2,824 shares of Perficient common stock that are not exercisable within 60 days of the date hereof.

(12)
Includes options to purchase 5,000 shares of Perficient common stock exercisable within 60 days of the date hereof. Also includes 625,000 shares of Series A Preferred Stock and warrants to purchase 312,500 shares of Perficient common stock held by Watershed-Perficient, LLC, a limited liability company in which Mr. Lundeen is managing member. Mr. Lundeen is deemed to be the beneficial owner of such shares.

(13)
Includes options to purchase 74,784 shares exercisable within 60 days of the date hereof. Does not include options to purchase 66,086 shares of Perficient common stock that are not exercisable within 60 days of the date hereof.

(14)
Includes options to purchase 30,000 shares of Perficient common stock exercisable within 60 days of the date hereof. Does not include 625,000 shares of Series A Preferred Stock and warrants to purchase 312,500 shares of Perficient common stock held by Watershed-Perficient, LLC, a limited liability company in which Mr. Rosenbaum is a member.

(15)
Includes 625,000 shares of Series A Preferred stock and warrants to purchase 312,500 shares of Perficient common stock. Additionally, Robert Pickering, a nominee for director, is an investor in Watershed-Perficient, LLC.

(16)
Includes 600,000 shares of Series A Preferred Stock and warrants to purchase 300,000 shares of Perficient common stock. Additionally, Michael J. Cromwell, III, a nominee for director, is a control person of WWC Capital Management, L.L.C., which is the general partner of WWC Capital Fund, L.P. This information is based solely on the Schedule 13D filed by WWC Capital Fund, L.P. on January 11, 2002.

Vertecon's Share Ownership

        The following table and footnotes sets forth information regarding the beneficial ownership of Vertecon's common stock as of February 20, 2002 and the percentage which such ownership bears to the total number of outstanding shares as of that date by (i) persons known to Vertecon to be beneficial owners of more than 5% of the Vertecon common stock; (ii) each executive officer of Vertecon, (iii) each director of Vertecon and (iv) all executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Shares Beneficially Owned	Percent of Class(2)
Charles Windsor	1,944,780	12.9%
Charles F. Wiegert	1,496,400	9.9%
Carol D Matthews	1,461,600	9.7%
Brian L. Matthews(3)	2,510,970	16.5%
Welton J.L. Brison	1,164,600	7.7%
Jeff Davis	1,004,890	6.6%
Thomas W. Hesterman	825,600	5.5%
CDM Ventures	935,170	6.2%
Tim Thompson	569,230	3.8%
Dan Sills	475,000	3.1%
Directors and executive officers as a group (5 persons)	6,504,870	42.6%

(1)
Unless otherwise indicated, the address for each stockholder in the table is c/o Vertecon, Inc., 622 Emerson Road, Suite 400, Creve Coeur, Missouri, 63141.

(2)
Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as otherwise indicated and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholders' name.

(3)
Includes 935,170 shares owned by CDM Ventures, of which Mr. Matthews is deemed to be the beneficial owner of such shares. Also includes options to purchase 125,000 shares of Vertecon common stock exercisable within 60 days of the date hereof. Does not include options to purchase 125,000 shares of Vertecon common stock that are not exercisable within 60 days of the date hereof.

Javelin's Share Ownership

        The following table and footnotes sets forth information regarding the beneficial ownership of Javelin's common stock as of February 20, 2002 and the percentage which such ownership bears to the total number of outstanding shares as of that date by (i) persons known to Javelin to be beneficial owners of more than 5% of the Javelin common stock; (ii) each executive officer of Javelin, (iii) each director of Javelin and (iv) all executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Shares Beneficially Owned	Percent of Class(2)
Dale Klein	1,600,000	19.5%
Ken Faanes	1,600,000	19.5%
Warren Golla	1,600,000	19.5%
Jon Waddell	1,600,000	19.5%
Tim Huenemann	1,600,000	19.5%
Directors and executive officers as a group (5 persons)	8,000,000	97.5%

(1)
Unless otherwise indicated, the address for each stockholder in the table is c/o Javelin Solutions, Inc., 100 North 6th Street, Suite 935C, Minneapolis, Minnesota, 55403.

(2)
Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as otherwise indicated and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholders' name.

MANAGEMENT OF PERFICIENT

Executive Officers, Directors and Key Employees

Name	Age	Position with Perficient	Held Position Since
John T. McDonald	38	Chief Executive Officer and Chairman of the Board of Directors	1999
Sam J. Fatigato	41	President, Chief Operating Officer and Director	2000
Matthew Clark	30	Chief Financial Officer	2001
Steven G. Papermaster	43	Director	1998
David S. Lundeen	40	Director	1998
Dr. W. Frank King	62	Director	1999
Philip J. Rosenbaum	51	Director	1999
Andy Sweet	35	Chief Technology Officer	2000
Jeff Davis(1)	37	Proposed Chief Operating Officer	N/A
Tim Thompson(1)	41	Proposed Chief Business Development Officer	N/A
Dale Klein(2)	36	Proposed Chief Corporate Development Officer and Anticipated Nominee for Director	N/A
Charles Windsor(1)(3)	41	Nominee for Director	N/A
Michael J. Cromwell III(3)	45	Nominee for Director	N/A
Robert E. Pickering, Jr.(3)	50	Nominee for Director	N/A

(1)
Will assume indicated position upon the closing of the Vertecon Merger.

(2)
Will assume indicated position upon the closing of the Javelin Merger.

(3)
Nominee for Director.

Certain Biographical Information Concerning Directors, Executive Officers, and Key Employees

        John T. McDonald joined Perficient in April 1999 as Chief Executive Officer and was elected Chairman of the Board in March 2001. Since October 1998, Mr. McDonald has been the president of Beekman Ventures, Inc., a venture capital firm specializing in private equity investments in technology companies. From April 1996 to October 1998, Mr. McDonald was president of VideoSite, Inc., a multimedia software company that is currently a subsidiary of GTECH Corporation. GTECH acquired VideoSite in October 1997, 18 months after Mr. McDonald became VideoSite's president. From May 1995 to April 1996, Mr. McDonald was a Principal with Zilkha & Co., a New York-based merchant banking firm. From June 1993 to April 1996, Mr. McDonald served in various positions at Blockbuster Entertainment Group, including Director of Corporate Development and Vice President, Strategic Planning and Corporate Development of NewLeaf Entertainment Corporation, a joint venture between Blockbuster and IBM. From 1987 to 1993, Mr. McDonald was an attorney with Skadden, Arps, Slate, Meagher & Flom in New York focusing on mergers and acquisitions and corporate finance. Mr. McDonald received a B.A. in Economics from Fordham University in 1984 and a J.D. from Fordham Law School in 1987.

        Sam J. Fatigato was named President in March 2001 and was appointed to the Board of Directors and has served as Chief Operating Officer since May 1, 2000, upon the acquisition by way of merger of Compete, Inc. From 1996 until May 2000, Mr. Fatigato served as Chief Executive Officer of Compete, Inc. Prior to co-founding Compete, Mr. Fatigato was employed by IBM for 12 years, where he held various technical, sales and operational management positions. Mr. Fatigato received a B.A. from Northwestern University in 1983.

        Matthew P. Clark joined Perficient as Managing Director of Finance in May 2000 and was promoted to the CFO position in August 2001. Prior to Perficient, Matt served as CFO of Compete Inc., a Chicago based Internet Services firm. Before joining Compete, Matt worked as a research analyst for Salomon Brothers, covering the Computer Services sector, including companies such as EDS, FDC and ADP. Matt graduated Magna Cum Laude with a B.S. degree in Quantitative Economics from the University of California at San Diego in 1993.

        Steven G. Papermaster joined Perficient in April 1998 as a director and served as Chairman from May 1999 through February 2001. He is also the Chairman of Powershift Group, an Austin-based technology venture development firm, and the general partner of Powershift Ventures, L.P., one of our principal stockholders. Mr. Papermaster served as Chief Executive Officer of Agillion, Inc. through November 2000. Agillion, Inc. filed for protection under the federal bankruptcy laws in July 2001. He currently serves as a member of the Board of Directors of Vignette Corporation and various privately-held companies. From 1987 to December 1997, Mr. Papermaster was the founder, chairman and Chief Executive Officer of BSG Corporation. Mr. Papermaster received a B.A. in Finance from the University of Texas at Austin in 1981 and began his career as a consultant with Arthur Andersen & Co. in the Management Information Consulting Division.

        David S. Lundeen joined Perficient in April 1998 as a director. Since March 1999, Mr. Lundeen has been a partner with Watershed Capital, a private equity firm based in Mountain View, California. From June 1997 to February 1999, Mr. Lundeen was self-employed, managed his personal investments and acted as a consultant and advisor to various businesses. From June 1995 to June 1997, he served as the Chief Financial Officer and Chief Operating Officer of BSG. From January 1990 until June 1995, Mr. Lundeen served as President of Blockbuster Technology and as Vice President of Finance of Blockbuster Entertainment Corporation. Prior to that time, Mr. Lundeen was an investment banker with Drexel Burnham Lambert in New York City. Mr. Lundeen currently serves as a member of the Board of Directors of Netpliance, Inc. Mr. Lundeen received a B.S. in Engineering from the University of Michigan in 1984 and an M.B.A. from the University of Chicago in 1988.

        Dr. W. Frank King became a member of the Board of Directors in June 1999. He has served as a Director of PSW Technologies, Inc., now known as Concero Inc., a publicly-traded consulting services company, since October 1996. From 1992 to August 1998, Dr. King served as President and Chief Executive Officer of PSW. From 1988 to 1992, Dr. King was Senior Vice President of the Software Business group of Lotus, a software publishing company. Prior to joining Lotus, Dr. King was employed with IBM for 19 years, where his last position was Vice President of Development for the Personal Computing Division. Dr. King currently serves on the boards of directors of Aleri, Inc., Eon Communications, Inc., Ivasis and Natural Microsystems Corporation. Dr. King earned a Ph.D. in electrical engineering from Princeton University, an M.S. in electrical engineering from Stanford University and a B.S. in electrical engineering from the University of Florida.

        Philip J. Rosenbaum became a member of Perficient's Board of Directors in June 1999. Since May 1995, Mr. Rosenbaum has been a self-employed developer of new businesses, investor and consultant. From February 1993 to May 1995, Mr. Rosenbaum was Vice President of International Operations of Unify Corporation, a software development tool supplier. Mr. Rosenbaum also serves on the board of directors of a privately held software company. Mr. Rosenbaum received a B.S. from Rutgers in 1972.

        Andy Sweet joined Perficient in May 2000 as Chief Technology Officer. From November 1998 until joining Perficient, Andy was CTO of Compete, Inc. where he focused on Java and XML technologies. Prior to Compete, Andy co-founded Visual Software Integration, a product and consulting services firm focused on high-volume e-commerce websites. Andy is a frequent speaker on e-commerce architecture and implementation. Andy received a B.S. in Computer Science from Louisiana Tech University.

        Jeff Davis will become Perficient's Chief Operating Officer upon the closing of the Vertecon Merger. He is currently serving the same role at Vertecon prior to its merger with Perficient. Mr. Davis has 13 years of experience in technology management and consulting. Prior to Vertecon, Jeff was a Senior Manager and member of the leadership team in Arthur Andersen's Business Consulting Practice, where he was responsible for defining and managing internal processes, while managing business development and delivery of products, services and solutions to a number of large accounts. Jeff has an M.B.A. from Washington University and a B.S. degree in Electrical Engineering from the University of Missouri.

        Tim Thompson will become Perficient's Chief Business Development Officer upon the closing of the Vertecon Merger. Tim currently is serving in the same role at Vertecon. Before joining Vertecon, Tim was Director of Business Development for Arthur Andersen's Great Plains Market Circle, a rapidly growing business unit with more than $200 million in annual revenue. Before that, he spent several years in marketing, sales and management with IBM. Tim has an M.B.A. from Washington University and a B.S. in Mathematics from the University of Notre Dame. He is a certified facilitator of Franklin-Covey's Seven Habits of Highly Effective People.

        Dale S. Klein will become the Chief Corporate Development Officer and General Manager of the Minneapolis Region of Perficient following the closing of the Javelin Merger. Mr. Klein is the Chief Executive Officer and a co-founder of Javelin. Prior to his employment with Javelin, Mr. Klein was employed by MCI Systemhouse where he held various technical consulting positions. Mr. Klein received an M.B.A from the University of Dallas and a B.S. from Minnesota State University, Mankato.

        Charles Windsor will become a director of Perficient upon the closing of the Vertecon Merger. Charles was Vertecon's President and Chief Executive Officer. Prior to his experience at Vertecon, Charles was a Senior Manager with Ernst & Young's Consulting Services Practice, where he was a key part of growing the business from $200 million to $2.5 billion in revenues. Earlier, Charles was with Andersen Consulting in their Aerospace and Defense Practice. Charles has an M.B.A. in Finance from Boston University and a B.A. degree from the University of Missouri. He is involved with numerous charitable, civic and community organizations.

        Michael J. Cromwell, III is a nominee for director. Michael is the co-founder of WWC Capital Group, LLC, which provides investment banking services to middle market technology companies. Michael focuses his efforts on information technology services firms and enterprise software firms. Since co-founding WWC Capital Group, LLC, nearly four years ago, Michael has advised IT firms on nearly $1 billion in merger and acquisition transactions. Prior to forming WWC Capital Group, LLC, Michael spent twelve years as a senior executive with ManTech International Corporation, a leading IT services firm, and its publicly traded affiliate, GSE Systems, Inc. At ManTech, Michael was the principal executive responsible for completing over twenty acquisitions, several divestitures and over twelve financing transactions ranging from senior debt to mezzanine capital to an initial public offering. Michael earned a BA degree from Yale University and a JD from Georgetown University. He is a member of the Board of Directors of the Rowing Club at St. Albans and National Cathedral Schools.

        Robert E. Pickering, Jr. is a nominee for director. Robert began his IT services career in 1985 at Arthur Andersen (now Accenture), where he was a partner. After 11 years at Andersen, working with such clients as Continental Airlines, Halliburton, Tenneco, and other Fortune 500 firms. Mr. Pickering joined First City Bankcorp as CIO. Three years later, he became CIO of Continental Airlines. Robert was also Chairman and CEO of Origin, one of the largest IT services companies in Europe. Robert was chairman and CEO of edi,BV which filed for protection under the federal bankruptcy laws in December 2001. Robert also serves on the boards of a variety of organizations including the American Chamber of Commerce in the Netherlands. B&J Foodservice in Kansas City, Ora and Information Innovation, a technology products group based in the Netherlands. Robert is a graduate of Baylor University.

Composition and Meetings of the Board of Directors and Committees

        The Board of Directors is currently comprised of six directors. In connection with Perficient's acquisition by way of merger of Compete Inc., Bryan R. Menell resigned his position as a director effective May 1, 2000. As a condition to the acquisition of Compete Inc., we agreed to nominate and recommend Mr. Fatigato as one of our directors so long as he and the other shareholders and accelerated option holders of Compete Inc. and their affiliates own more than ten percent (10%) of the shares of Perficient common stock issued to them in the acquisition transaction. If Mr. Fatigato, however, is not elected to the Board of Directors, he will continue to have the right to attend and observe all meetings of our Board of Directors.

        Gilford Securities Incorporated, the underwriter of Perficient's initial public offering and placement agent in Perficient's private placement, may also designate one person for election to our Board of Directors through February 2003. To date, Gilford has not designated any persons to the Board of Directors. In the event Gilford does not elect to designate a nominee to the Board of Directors, Gilford may designate one person to attend meetings of the Board of Directors as an observer during such period.

Committees of the Board of Directors

        The Board of Directors has created a Compensation Committee and an Audit Committee. The Board of Directors has not created a Nominating or similar Committee. Both the Compensation Committee and the Audit Committee are comprised of Dr. W. Frank King and Philip J. Rosenbaum, each of whom is an independent director.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

        The Compensation Committee, which held no meetings and acted 5 times by unanimous written consent during fiscal year 2001, establishes salaries, incentives and other forms of compensation for Perficient's directors, executive officers and key employees and administers its equity incentive plans and other incentive and benefit plans.

Compensation of Directors and Executive Officers

        The following table sets forth information concerning the annual and long-term compensation earned by the individuals who served as Perficient's Chief Executive Officer and certain other executive officers during fiscal year 2001 for services rendered in all capacities during the years presented. John T. McDonald joined Perficient in April 1999 and assumed the duties of Chief Executive Officer. John A. Hinners joined Perficient in April 1999 and resigned in July 2001. Sam J. Fatigato joined Perficient in May 2000. Matthew P. Clark joined Perficient in May 2000 and was appointed Chief Financial Officer in August 2001.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)(1)	Securities Underlying Options (#)(2)
John T. McDonald, Chief Executive Officer and Chairman of the Board	2001 2000 1999	$174,825 154,750 50,000	$	— — —	$2,627 2,246 —	406,211 50,000 —
Sam J. Fatigato, President, Chief Operating Officer and Director	2001 2000	166,500 103,750		— —	2,502 1,388 —	212,217 —
Matthew P. Clark,(3) Vice President and Chief Financial Officer	2001	121,875		—	1,981	83,484
John A. Hinners, Vice President and Chief Financial Officer	2001 2000 1999	103,125 141,667 79,618		— — —	39,231 2,125 —	96,199 67,500 60,000

(1)
Amounts represent 401(k) employer match and also includes severance pay for Mr. Hinners.

(2)
In January 2002, Mr. McDonald was granted options to purchase 63,000 shares of our common stock with an exercise price of $1.25 per share. In September 2001, Mr. McDonald was granted options to purchase 106,383 shares of common stock with an exercise price of $0.31 per share in lieu of a $50,000 cash bonus.

(3)
Mr. Clark became Chief Financial Officer in August 2001.

Compensation of Directors

        Dr. W. Frank King and Philip J. Rosenbaum receive an annual retainer of $15,000 to serve on the Board of Directors. Other directors receive no cash remuneration for serving on the Board of Directors. Non-employee directors, however, are granted options to purchase 20,000 shares of our common stock in their first year of service and are granted additional options to purchase 5,000 shares of our common stock in each subsequent year of service. All directors are reimbursed for reasonable expenses incurred by them in attending Board and Committee meetings.

Employment Arrangements

        Perficient has a two-year employment agreement with Mr. McDonald that terminates on December 31, 2003. Mr. McDonald's employment agreement provides for the grant of options to purchase 100,000 shares of our common stock that vest over a three year period. In addition, Mr. McDonald may receive a bonus and/or stock option under Perficient's stock option plan as determined by the Board of Directors. Mr. McDonald will receive twelve months severance pay if: (1) Perficient terminates him without cause; (2) he is terminated following a change of control; or (3) Mr. McDonald terminates his employment within twelve months after a change of control of Perficient. Additionally, Mr. McDonald has agreed to refrain from competing with Perficient for a period of two years following the termination of his employment. At the request of our Board of Directors, Mr. McDonald waived a $50,000 accrued cash bonus in consideration of the issuance of options to purchase 100,000 shares in 2002 of our common stock at an exercise price of $0.31 per share.

        Perficient has a two-year employment agreement with Mr. Fatigato that terminates on December 31, 2003. Mr. Fatigato's employment agreement provides for the grant of options to purchase 100,000 shares of our common stock that vest over a three-year period. In addition, Mr. Fatigato may receive a bonus and/or stock options under Perficient's stock plan as determined by our Board of Directors and CEO. Mr. Fatigato will receive 12 months severance pay if Perficient terminates him without cause. Additionally, Mr. Fatigato has agreed to refrain from competing with Perficient for a period of two years following the termination of his employment.

401(k) Profit Sharing Plan

        Perficient has adopted a 401(k) Profit Sharing Plan. The 401(k) plan is available to all employees who have attained age 21. An employee may contribute, on a pre-tax basis, up to 20% of his or her wages, subject to limitations specified under the Internal Revenue Code. Under the terms of our 401(k) plan, we may make a discretionary matching contribution equal to a percentage of the employee's contribution to the 401(k) plan and a discretionary amount determined annually by us and divided among eligible participants based upon an employee's annual compensation in relation to the aggregate annual compensation of all eligible participants. Contributions are allocated to each employee's individual account and are, at the employee's election, invested in one, all or some combination of the investment funds available under the 401(k) plan. Employee contributions are fully vested and non-forfeitable. Any matching or discretionary contributions vest 25% for each year of service. Beginning January 1, 2000, we began matching employee contributions at the rate of 25% of the first 6% of their contributions.

Option Grants in Last Fiscal Year to Named Executive Officers

        The following table sets forth information related to the grant of stock options by us during the year ended December 31, 2001 to the named executive officers.

Individual Grants
		% of Total Options Granted to Employees in Fiscal 2001(3)				Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options (#)(2)			Market Price on Date of Grant ($/sh)
Exercise or Base Price ($/sh)
Expiration Date
						0% ($)	5% ($)	10% ($)
John T. McDonald	250,000 12,828 106,383 37,000	10.32% 0.53% 4.39% 1.53%	3.75 0.74 0.31 1.25	3.75 2.95 1.25 1.25	03/28/11 04/17/11 09/21/11 09/21/11	— 28,350 100,000 —	589,589 52,149 183,630 29,086	1,494,134 88,661 311,934 73,711
Sam J. Fatigato	100,000 12,217 100,000	4.13% 0.50% 4.13%	3.75 0.74 1.35	3.75 2.95 1.35	03/28/11 04/17/11 10/12/11	— 27,000 —	235,835 49,665 84,901	597,653 84,438 215,155
Matthew P. Clark	55,000 8,484 20,000	2.27% 0.35% 0.83%	3.75 0.74 2.77	3.75 2.95 2.77	03/28/11 04/17/11 08/07/11	— 18,750 —	129,710 34,489 34,841	328,709 58,638 88,293
John A. Hinners	85,000 11,199	3.51% 0.46%	3.75 0.74	3.75 2.95	03/28/11 04/17/11	— 24,750	200,460 45,527	508,005 77,402

(1)
The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(2)
In January 2002, Mr. McDonald was granted options to purchase 63,000 shares of our common stock with an exercise price of $1.25 per share.

(3)
Based on an aggregate of 2,422,449 options granted during the year ended December 31, 2001.

Option Exercises and Fiscal Year End Values

        The following table sets forth information concerning the fiscal year-end number and value of unexercised options (market price of our common stock less the exercise price with respect to the named executive officers). None of the named executive officers exercised stock options during the fiscal year ended December 31, 2001. No stock appreciation rights were outstanding as of December 31, 2001.

	Number of Securities Underlying Unexercised Options at December 31, 2001 (#)
			Value of Unexercised in-the-Money Options at December 31, 2001 ($)(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
John T. McDonald	269,211	187,000	94,621	—
Sam J. Fatigato	52,610	168,748	5,009	—
Matthew P. Clark	69,159	71,711	3,478	—
John A. Hinners	71,199	—	43,592	—

(1)
Based on the fair market value of Perficient's common stock at December 31, 2001 ($1.15 per share), as reported on the NASDAQ SmallCap Market.

Certain Transactions

Sales of Securities

        During the last two years, Perficient made the following sales of its common stock in transactions that were not registered under the Securities Act of 1933:

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  On February 7, 2000, Perficient completed an $8.1 million private placement of its common stock. Perficient issued and sold a total of 400,000 shares of common stock resulting in gross proceeds of $5.6 million. John T. McDonald and Bryan R. Menell, each an officer and a director of Perficient at the time of this transaction, and David S. Lundeen, a director, sold the remaining 180,000 shares of common stock in the private placement. The private placement was priced at $14.00 per share. Gilford Securities Incorporated acted as placement agent in connection with the private placement. We granted certain registration rights to the purchasers of the shares.

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  On May 1, 2000, Perficient consummated the acquisition by way of merger of Compete Inc., an Illinois corporation, with and into its wholly-owned subsidiary, Perficient Compete, Inc., a Delaware corporation. As part of the merger consideration Perficient issued an aggregate of 1,001,933 shares of common stock, par value $.001 per share, to the shareholders of Compete Inc. at closing, of which 324,550 shares were issued to Sam Fatigato, Compete's Chief Executive Officer. In connection with the Compete transaction, Mr. Fatigato was appointed to the Board of Directors and named our Chief Operating Officer. Additionally, Perficient issued 1,001,933 shares of its common stock that was held in escrow until being released in May 2001 for disposition by the escrow agent in accordance with the Escrow Agreement dated as of May 1, 2000, of which 324,550 shares are issued in the name of Mr. Fatigato. Perficient granted certain registration rights to the former shareholders of Compete to whom shares of Perficient common stock were issued.

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  John T. McDonald, our Chairman and Chief Executive Officer, has purchased 100,000 shares of Series A Preferred Stock. Sam J. Fatigato, our President, Chief Operating Officer and Director, has purchased 50,000 shares of Series A Preferred Stock. Such purchases were made on the same terms as those by non-affiliated investors and, in fact, were a condition to the purchase of the Series A Preferred Stock by the non-affiliated investors.

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  David Lundeen, a director of Perficient, is managing member of Watershed-Perficient, LLC which purchased 625,000 shares of Series A Preferred Stock. This purchase was made on the same terms as those by non-affiliated investors.

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  Michael J. Cromwell, III, a nominee for director of Perficient, is a control person of WWC Capital Management, L.L.C., which is the general partner of WWC Capital Fund, L.P. WWC Capital Fund purchased 600,000 shares of Series A Preferred Stock (this information is based solely on the Schedule 13D filed by WWC Capital Fund on January 11, 2002). This purchase was made on the same terms as those by non-affiliated investors.

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  Robert E. Pickering, Jr., a nominee for director of Perficient, is an investor in Watershed-Perficient, LLC which purchased 625,000 shares of Series A Preferred Stock. This puchase was made on the same terms as those by non-affiliated investors.

        These sales were conducted in reliance upon exemptions from registration under Section 4(2) of the Securities Act of 1933, as transactions not involving a public offering.

Powershift Sublease

        From April 1998 until March 2000, Perficient subleased office space on a month-to-month basis from Powershift Ventures, LLC, of which Mr. Papermaster is president and a beneficial owner. Since August 1999, Perficient had been paying rent of $4,500 a month, which it believes was consistent with prevailing market rates. The monthly rental amounts were arrived at by arms' length negotiations. Perficient terminated this sublease as of April 8, 2000 but began subleasing the same space under similar terms during November 2000 to fill its increased needs. Perficient's remaining lease commitment with Powershift is rent of $2,900 per month through December 31, 2001.

Vignette Relationship

        Mr. Papermaster, a member of the Board of Directors, has served on the board of directors of Vignette Corporation, since September 1998. During 2000, Vignette accounted for 30% of Perficient's revenue.

Future Transactions

        All future transactions, including loans, if any, between our officers, directors, principal stockholders or their affiliates and Perficient, are required by the Board of Directors to be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

DESCRIPTION OF PERFICIENT CAPITAL STOCK

        We are authorized to issue 20,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of February 20, 2002, there are outstanding 6,296,711 shares of common stock owned by approximately 400 holders of record. In July 1999, we completed an initial public offering in which we sold 1,000,000 shares of our common stock for an aggregate offering price of $8 million. In February 2000, we completed an $8.1 million private placement of our common stock for $14 per share in which a total of 400,000 shares were newly issued by us. John T. McDonald and Bryan R. Menell, each at such time an officer and a director of Perficient, and David S. Lundeen, a director of Perficient, sold a total of 180,000 shares of Perficient common stock (out of the 580,000 shares) in the private placement. As part of the Vertecon and Javelin mergers, we will issue up to 4,912,420 shares of Perficient common stock to the stockholders of Vertecon and Javelin, and assume options to purchase up to an additional 665,025 shares of common stock.

Common Stock

        The holders of Perficient common stock are entitled to one vote for each share held of record in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors. As a result, the holders of more than 50 percent of the shares voting for the election of directors can elect all of the directors. Holders of common stock are entitled:

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  to receive any dividends as may be declared by the board of directors out of funds legally available for such purpose; and

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  in the event of our liquidation, dissolution, or winding up, to share ratably in all assets remaining after payment of liabilities and after provision has been made for each class of stock having preference over the common stock.

        All of the outstanding shares of our common stock are validly issued, fully paid and nonassessable. Holders of Perficient common stock have no preemptive right to subscribe for or purchase additional shares of any class of Perficient capital stock.

Preferred Stock

        Our Board of Directors has the authority, within the limitations stated in the certificate of incorporation, to provide by resolution for the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of Perficient common stock and could adversely affect the voting and other rights of the holders of Perficient common stock.

        In January 2002, we issued 1,984,000 shares of Series A Preferred Stock.

Warrants

        In July 1999, we issued warrants to purchase up to 100,000 shares of Perficient common stock at an exercise price of $12.00 per share in connection with our underwriting agreement with Gilford Securities Incorporated. In addition, we issued warrants to purchase up to 25,000 shares of common stock at an initial exercise price of $21.00 per share to Gilford in connection with the placement agent agreement between us and Gilford. The exercise price and number of shares of common stock that may be issued under the warrants is subject to adjustment upon the occurrence of stock splits, stock dividends, reclassifications, reorganizations, consolidations or mergers.

        In July 1999, we issued warrants to purchase up to 3,750 shares of Perficient common stock at an exercise price of $8.00 per share in connection with our credit facility provided by Silicon Valley Bank.

        In January 2002, we issued warrants to purchase up to 992,000 shares of common stock in connection with the sale of Series A Preferred Stock.

Transfer Agent and Registrar

        The transfer agent and registrar for Perficient common stock is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004.

Reports to Stockholders

        As part of our initial public offering, we registered our common stock under the provisions of Section 12(g) of the Securities Exchange Act of 1934. Such registration requires us to comply with periodic reporting, proxy solicitation and certain other requirements of the Securities Exchange Act of 1934.

Shares Eligible for Future Sale

        Assuming no exercise of outstanding options and warrants and no conversion of Series A Preferred Stock, as of February 20, 2002 we have 6,296,711 shares of common stock outstanding. Of such amount, 1,000,000 shares were offered in connection with our initial public offering and are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate," which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act. An aggregate of 624,901 shares have been included in two registration statements covering the sale by selling stockholders of shares of common stock in the open market from time to time, declared effective by the Securities and Exchange Commission on July 6, 2000 and August 18, 2000, respectively.

        The majority of the remaining shares of common stock currently outstanding are "restricted securities" or owned by "affiliates," as those terms are defined in Rule 144, and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to an exemption from such registration requirements such as the exemption available under Rule 144 under the Securities Act. As of February 20, 2002, there were outstanding options to purchase 3,314,279 shares of Perficient common stock. We intend to file a registration statement on Form S-8 to register the shares of Perficient common stock subject to outstanding stock options and shares that may be issued under our Stock Option Plan, which will permit the resale of these shares in the public market without restriction after any applicable lock-up period expires.

Rule 144

        Generally, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of Perficient or persons whose shares are aggregated with an affiliate, who has owned restricted shares of common stock beneficially for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

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  1% of our then outstanding shares of common stock; or

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  the average weekly trading volume of shares of our common stock during the four calendar weeks preceding such sale.

        A person who is not an affiliate, has not been an affiliate within three months prior to sale, and has beneficially owned the restricted securities for at least two years, is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

Market for Perficient Common Stock

        Shares of Perficient common stock are listed on the Nasdaq SmallCap market under the symbol "PRFT" and on the Boston Stock Exchange under the symbol "PRF".

Charter and Bylaws Provisions and Delaware Anti-Takeover Statute

        We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations from engaging under certain circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder," or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the date such stockholder became an "interested stockholder," unless:

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  the transaction in which such stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained such status;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

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  the business combination is approved by the board of directors and authorized at an annual or Special Meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting, and our bylaws eliminate the right of stockholders to call Special Meetings of stockholders. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in our control. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in the control or management of Perficient even if doing so would be beneficial to our stockholders.

Limitation on Director/Officer Liability

        Article 6 of our certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

        Article 11 of our bylaws provide that we shall indemnify, to the fullest extent permitted by Delaware law, any and all of our directors and officers, or former directors and officers, or any person who may have served at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

        We have entered into Indemnity Agreements with each of our directors and officers. Under these agreements, we are obligated, to the extent permitted by Delaware Law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they served as directors or officers or assumed certain responsibilities at our direction. We have purchased directors and officers liability insurance in order to limit our exposure to liability for indemnification of directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Legal Matters

        Certain legal matters relating to Perficient in connection with the Vertecon Merger and the Javelin Merger, including, among other things, certain legal matters with respect to the validity of the Perficient common stock to be issued in connection with the mergers, will be passed upon for Perficient by McCarter & English, LLP. Certain legal matters with respect to the federal income tax consequences of the Vertecon Merger will be passed upon by Armstrong Teasdale, LLP. Certain legal matters with respect to the federal income tax consequences of the Javelin Merger will be passed upon by Oppenheimer Wolff & Donnelly, LLP.

Experts

        The consolidated financial statements of Perficient, Inc. at December 31, 2001 and 2000 and for the years then ended, included in this proxy statement/prospectus of Perficient, Inc., which is referred to and made part of this proxy statement/prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements for Primary Webworks, Inc. d/b/a Vertecon, Inc. as of and for the year ended December 31, 2001 have been audited by Wipfli Ullrich Bertelson LLP, independent auditors, and included in this proxy statement/prospectus in reliance upon their report and upon the authority of such firm as experts in accounting and auditing. Their report dated February 8, 2002 contains an explanatory paragraph that states that Vertecon has experienced losses from operations and deficits in cash flows from operating activities, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        The financial statements of Primary WebWorks, Inc. d/b/a Vertecon, Inc. as of and for the year ended December 31, 2000 have been included in this proxy statement/prospectus in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing. Their report dated September 21, 2001 (except for Note 6 which is as of October 4, 2001), contains an explanatory paragraph that states that Vertecon has experienced losses from operations and deficits in cash flows from operating activities, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Primary WebWorks, Inc. d/b/a Vertecon, Inc. has agreed to indemnify and hold KPMG LLP (KPMG) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG's consent to the inclusion of its audit report on the Company's December 31, 2000 financial statements included in this registration statement.

        The financial statements of Javelin Solutions, Inc. as of and for the years ended December 31, 2001 and 2000 have been audited by Wipfli Ullrich Bertelson LLP, independent auditors, and included in this proxy statement/prospectus in reliance upon their report and upon the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

        Perficient files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. These SEC filings are available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http://www.sec.gov."

PROPOSAL 3. APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK IN CONNECTION WITH THE CONVERSION OF SERIES A PREFERRED STOCK AND EXERCISE OF COMMON STOCK PURCHASE WARRANTS

General

        We have entered into a Convertible Preferred Stock Purchase Agreement, dated as of December 21, 2001, with a limited number of investors under which we have sold 1,984,000 shares of our Series A Convertible Preferred Stock, par value $0.001 per share, to such investors for a purchase price of $1.00 per share. Each share of Series A Preferred Stock is initially convertible into one share of our common stock, par value $0.001 per share, at the election of the holder. We have also issued Warrants to purchase 992,000 shares of our common stock in connection with this sale of Series A Preferred Stock. For every two shares of Series A Preferred Stock purchased by an investor, such investor received a Warrant to purchase one share of our common stock at an initial exercise price of $2.00 per share of common stock.

        Subject to earlier release under certain circumstances, the proceeds from the sale of Series A Preferred Stock as well as the certificates representing the Series A Preferred Stock and the Warrants will remain in escrow subject to the consummation of the Vertecon Merger and the Javelin Merger and the approval of Perficient stockholders sought by this proxy statement. If these conditions are not satisfied by April 30, 2002, or if either the Vertecon Merger or Javelin Merger is terminated, all proceeds from the sale of the Series A Preferred Stock will be promptly returned to the investors.

Nasdaq Requirement For Stockholder Approval

        Nasdaq regulations require that we obtain approval from our stockholders in connection with a transaction, other than a public offering, involving the sale or issuance by us of common stock (or securities convertible into, or exercisable for, common stock) equal to 20% or more of our common stock, or 20% or more of the voting power of our securities, which were outstanding before the issuance of the common stock in connection with such transaction. We will issue up to 2,976,000 shares of Perficient common stock in connection with the conversion of Series A Preferred Stock and the exercise of the Warrants. As a result, even though the issuance of this Perficient common stock is not required to be approved by Perficient's stockholders under the terms of the Delaware General Corporation Law, such stockholder approval is required under the regulations of Nasdaq to which Perficient is subject. A majority of the total votes cast in person or by proxy at the Special Meeting is required to approve the issuance of our common stock in connection with the conversion of the Series A Preferred Stock and exercise of the Warrants.

Use of Proceeds

        We intend to use the proceeds from the sale of the Series A Preferred Stock to further accelerate our previously announced acquisition program, strengthen our working capital position and for other corporate purposes.

Appointment of Member of our Board of Directors

        The holders of a majority of the voting power of Series A Preferred Stock, voting as a separate class, have the right to elect:

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  one member of our Board of Directors; or

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  such number of directors as constitutes one-half the members of our Board of Directors, in the event that we fail to redeem shares of Series A Preferred Stock within 45 days following a request occurring not less than five years after the closing date of the sale of Series A Preferred Stock.

Description of Series A Preferred Stock

        The following description of Series A Preferred Stock does not purport to be complete and is subject in all respects to the Delaware General Corporation Law and our Certificate of Incorporation and the Certificate of Designation, Rights and Preferences related to the Series A Preferred Stock.

Conversion	At any time following shareholder approval of the issuance of the common stock upon conversion of the Series A Preferred Stock sought by this proxy statement, holders of Series A Preferred Stock have the right to convert such shares of Series A Preferred Stock into our common stock. The initial conversion ratio is one-to-one (one share of common stock for each share of Series A Preferred Stock converted), subject to adjustment in certain circumstances. Each of the outstanding shares of Series A Preferred Stock will be automatically converted into common stock in the event that the closing price of our common stock on the Nasdaq SmallCap Market is greater than $3.00 for any twenty consecutive trading days (provided there is an average daily trading volume of at least 50,000 shares of common stock during such period) or at the election of holders of 50% of the voting power of the Series A Preferred Stock.
Voting
In addition to any other voting rights provided in our Certificate of Incorporation or as otherwise required by law, holders of Series A Preferred Stock will vote together with holders of common stock on all matters as to which holders of common stock are entitled to vote. Each share of Series A Preferred Stock entitles the holder thereof to one vote for each share of common stock into which such share of Series A Preferred Stock is then convertible.
Dividends
Holders of Series A Preferred Stock are entitled to dividends only upon the liquidation, dissolution or sale of Perficient or the redemption or conversion of the Series A Preferred Stock. Such dividends will accrue and be payable at an annual rate per share equal to $1.00 multiplied by the Prime Rate plus 150 basis points.
Liquidation Preference
In the event of the liquidation, dissolution or winding up of Perficient or the sale of Perficient, holders of Series A Preferred Stock will be entitled to receive $1.00 per share (subject to certain adjustments) plus all unpaid, accrued dividend payments. After payment of the full liquidation preference to the holders of Series A Preferred Stock, any remaining assets of Perficient will be distributed ratably among the holders of Perficient common stock and Series A Preferred Stock. In the event that the assets of Perficient are insufficient to pay the full liquidation preference to the holders of Series A Preferred Stock, the assets of Perficient will be distributed ratably among such holders.
Registration Rights
We have agreed to file a registration statement covering the resale of the shares of common stock issuable upon the conversion of the Series A Preferred Stock (and exercise of the Warrants) within thirty days following the date of the special meeting contemplated by this proxy statement. Our Board of Directors can extend this filing deadline by sixty days under certain circumstances.

Adjustment to Conversion Ratio
The initial conversion ratio of one share of common stock for each share of Series A Preferred Stock will be adjusted proportionally, subject to certain exceptions, in the event that we issue shares of common stock or securities convertible or exchangeable into common stock or options to purchase common stock, for a consideration per share less than the greater of $1.00 (subject to adjustment) or the current market price of our common stock.
Redemption
At the request of holders of a majority of the outstanding shares of Series A Preferred Stock made at any time after December 30, 2006 and in the discretion of our Board of Directors, Perficient may redeem such number of shares of Series A Preferred Stock as are requested by the requesting holders of Series A Preferred Stock for a redemption price per share equal to $1.00 (subject to adjustment).
Protective Provisions	Perficient may not (without the approval of a majority of the voting power of the outstanding shares of Series A Preferred Stock):
	•	Amend or repeal any provision of our certificate of incorporation in a way that would materially and adversely change the rights of holders of Series A Preferred Stock;
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Authorize or issue shares of any class of stock, at any time prior to the fifth anniversary of the closing date of the purchase of Series A Preferred Stock, ranking on par with or having any preference or priority as to dividends or liquidation superior to Series A Preferred Stock;
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Authorize or issue shares of any class of stock or any securities convertible into or exchangeable for any shares of any class of stock of Perficient at any time on or after the fifth anniversary of the closing date of the purchase of Series A Preferred Stock; or
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Sell all or substantially all of the assets of Perficient or enter into a merger in which the holders of voting securities of Perficient do not own at least 50% of the voting securities of the surviving corporation, unless, in each case, John T. McDonald is Chief Executive Officer or Chairman of the Board at the time such transaction is approved by our Board of Directors.

Description of Warrants

        The following description of the Warrants does not purport to be complete and is subject in all respects to the Delaware General Corporation Law and the provisions of the Warrants.

Exercise Price	Each Warrant entitles the holder thereof to purchase a specified number of shares of our common stock at an exercise price of $2.00/share (subject to adjustment under certain circumstances).
Expiration	The Warrants are exercisable at any time, and from time to time, until December 30, 2011 (subject to earlier redemption).

Exercise
The Warrants are exercisable by presentation and surrender of the Warrant at our principal office or the office of our transfer agent with the purchase form annexed thereto duly executed and accompanied by the payment of the exercise price for the purchase of the number of shares specified in the purchase form. Warrants may also be exercised through a "cashless exercise" pursuant to which the Warrant or a portion thereof can be surrendered in exchange for a number of shares of common stock as is determined based on the difference between the exercise price of the Warrant and the current market price of our common stock.
Mandatory Redemption
In the event that the closing price of our common stock on the Nasdaq SmallCap Market is greater than $5.00 for any twenty consecutive trading days (provided there is an average daily trading volume of at least 50,000 shares of common stock during such period), we can redeem the Warrants upon 60 days' written notice to the holders. In exchange for the surrender of the Warrants in connection with a redemption by Perficient, the holders of redeemed Warrants will receive a number of shares of common stock equal to that number of shares that would have been received if the warrant holder had made a "cashless exercise" on the redemption date.
Antidilution Provisions	Proportional adjustments will be made to the exercise price and number of shares purchasable upon the exercise of the Warrants in the event of:
	•	any stock dividend, stock split, reverse stock split or reclassification of Perficient common stock;
	•	any issuance of common stock for a purchase price lower than the current market value of Perficient common stock; or
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any issuance of securities convertible or exchangeable into common stock for an exchange price less than the greater of the current exercise price of the Warrants or the market value of our common stock on the date of issuance of such securities.

        The Board of Directors recommends a vote FOR the approval of the issuance of up to 2,976,000 shares of common stock in connection with the conversion of Series A Preferred Stock and the exercise of Warrants.

PROPOSAL 4. APPROVAL OF AMENDMENT TO 1999 STOCK OPTION/STOCK ISSUANCE PLAN

        At the Special Meeting, our stockholders will be asked to vote upon a proposal to approve an amendment to the 1999 Stock Option/Stock Issuance Plan to increase by 614,000 the number of shares of Perficient common stock for which options may be granted thereunder from 3,732,085 shares to 4,346,085 shares.

Reasons for the Proposal

        Under the Perficient Option Plan as currently in effect, options for up to 3,732,085 shares of Perficient common stock may be granted. Currently, options to purchase 583,385 shares of Perficient common stock are available to be granted under the plan. Perficient stockholders are being asked to approve an amendment to our 1999 Stock Option/Stock Issuance Plan to increase the number of shares authorized under the plan from 3,732,085 to 4,346,085 shares of Perficient common stock. This increase will be needed to have options available for grants made to Vertecon employees and shareholders, Javelin employees and shareholders and employees of other companies that may be acquired in the future. With our recent acquisitions and the proposed mergers, our number of employees has grown or will grow significantly, and we need additional options to grant to employees to serve as an incentive for superior performance.

Description of the Perficient Option Plan

        The Perficient Option Plan was adopted by our Board of Directors and approved by our stockholders on May 3, 1999. The plan became effective upon its adoption by the Board of Directors.

        At Perficient's annual meeting held on June 14, 2001, Perficient's shareholders voted to raise the number of shares reserved for issuance under the Perficient Option Plan from 1,850,000 to 3,229,000 and to increase the limit on yearly option grants or direct stock issuances from 75,000 shares to 300,000 shares. The shareholders also approved a proposal to implement an automatic share increase program whereby the number of shares of common stock available for issuance under the Perficient Option Plan will automatically increase on the first trading day in January each year, beginning with the 2002 calendar year, in an amount equal to 8% of the shares of common stock outstanding on the last trading day in December, up to a maximum annual increase of 1,000,000 shares of common stock.

        The Perficient Option Plan has three separate programs: (i) the discretionary option grant program under which eligible individuals in our employ or service, including officers, non-employee board members and consultants, may be granted options to purchase shares of Perficient common stock, (ii) the stock issuance program under which such individuals may be issued shares of common stock directly, through the purchase of such shares or as a bonus tied to the performance of services, and (iii) the automatic option grant program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members.

        The discretionary option grant and stock issuance programs are administered by the compensation committee of our Board of Directors. This committee determines which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the exercise or purchase price for each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. Neither the compensation committee nor the Board exercises any administrative discretion with respect to option grants made under the automatic option grant program for the non-employee Board members.

        The exercise price for the options may be paid in cash or in shares of Perficient common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the compensation committee may allow a participant to pay the option exercise price or direct issue price, and any associated withholding taxes incurred in connection with the acquisition of shares, with a full-recourse, interest-bearing promissory note.

        In the event that we are acquired, whether by merger or asset sale or Board-approved sale by the stockholders of more than 50% of our voting stock, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or otherwise continued will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The compensation committee may grant options under the discretionary option grant program which will accelerate in the acquisition even if the options are assumed or which will accelerate if the optionee's service is subsequently terminated. The compensation committee may grant options and issue shares which accelerate in connection with a hostile change in control effected through a successful tender offer for more than 50% of our outstanding voting stock or by proxy contest for the election of Board members or the options and shares may accelerate upon a subsequent termination of the individual's service.

        Stock appreciation rights may be issued under the discretionary option grant program which will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the fair market value of the vested shares subject to the surrendered option less the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Perficient common stock.

        The compensation committee has the authority to cancel outstanding options under the discretionary option grant in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of Perficient common stock on the new grant date.

        Under the automatic option grant program, each individual who first joins our Board of Directors as a non-employee board member will automatically be granted an option to purchase 20,000 shares of Perficient common stock at the time of his or her commencement of Board service. In addition, on the date of each annual stockholders meeting, each individual who is to continue to serve as a non-employee Board member and was not a member of our Board prior to this offering will receive an option grant to purchase 5,000 shares of Perficient common stock, provided he or she has served on the Board at least six months. Each of these options will be fully-vested upon grant.

        Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant program and may be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with such a limited stock appreciation right may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of Perficient's outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share equal to the highest price per share of common stock paid in connection with the tender offer less the exercise price payable for such share.

        Our Board of Directors may amend or modify the Perficient Option Plan at any time, subject to any required stockholder approval. The Perficient Option Plan will terminate no later than May 2, 2009.

Other Stock Option Grants

        As of January 31, 2002, a total of 721,899 options have been granted outside of the Perficient Option Plan, of which 83,625 of these non-plan options have been exercised, and there are non-plan options currently outstanding to purchase 521,274 shares of Perficient common stock at exercise prices ranging from $0.02 to $4.00 per share. Of these non-plan options outstanding, a total of 276,375 options reduce the number of options available to be granted under the Perficient Option Plan. Including the 276,375 options, there are currently outstanding 3,061,235 options to purchase shares of Perficient common stock at exercise prices ranging from $0.10 to $26.00 per share under the Perficient Option Plan.

        The Board of Directors recommends a vote FOR the amendment to the stock option plan to increase the number of shares of Perficient common stock underlying the plan to 4,346,085.

PERFICIENT, INC.
INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Perficient, Inc. and Subsidiaries

        We have audited the accompanying consolidated balance sheets of Perficient, Inc. and Subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Perficient, Inc. and Subsidiaries at December 31, 2000 and 2001, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

                      /s/ Ernst & Young LLP

Austin, Texas
January 21, 2002

PERFICIENT, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2000	2001
ASSETS
Current assets:
Cash	$842,481	$1,412,238
Accounts receivable, net of allowance for doubtful accounts of $563,357 in 2000 and $363,327 in 2001	7,038,794	2,594,435
Income tax receivable	10,916	—
Note receivable from Vertecon	—	603,469
Other current assets	42,400	157,302

Total current assets	7,934,591	4,767,444
Property and equipment:
Hardware	657,648	822,409
Furniture and fixtures	260,738	273,500
Leasehold improvements	106,688	110,786
Software	119,804	158,362
Accumulated depreciation	(340,472)	(831,109)

Net property and equipment	804,406	533,948
Net intangible assets	45,558,173	3,550,100
Deferred acquisition expenses	—	104,885
Other noncurrent assets	317,772	161,318

Total assets	$54,614,942	$9,117,695

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$358,779	$243,160
Note payable to related party	224,969	—
Line of credit	1,500,000	700,000
Current portion of note payable	3,338	3,144
Current portion of capital lease obligation	81,415	38,373
Other current liabilities	2,392,568	1,288,576

Total current liabilities	4,561,069	2,273,253
Note payable, less current portion	7,232	3,667
Capital lease obligation, less current portion	72,694	4,474

Total liabilities	4,640,995	2,281,394
Commitments and contingencies
Stockholders' equity:
Common stock, $.001 par value; 20,000,000 shares authorized; 6,252,233 shares in 2000 and 6,288,566 shares in 2001 issued and outstanding	6,252	6,289
Additional paid-in capital	65,049,514	66,140,446
Unearned stock compensation	(76,000)	(348,021)
Accumulated other comprehensive loss	(1,665)	(72,103)
Retained deficit	(15,004,154)	(58,890,310)

Total stockholders' equity	49,973,947	6,836,301

Total liabilities and stockholders' equity	$54,614,942	$9,117,695

See accompanying notes.

PERFICIENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2000	2001
Revenue	$19,963,759	$20,416,643
Cost of revenue	9,931,064	11,879,224

Gross margin	10,032,695	8,537,419
Operating expenses:
Selling, general and administrative	10,579,652	8,832,043
Stock compensation	76,000	663,948
Intangibles amortization	12,941,570	15,312,280
Impairment charge	—	26,798,178
Restructuring	—	643,123
Postponed offering costs	—	123,354

Total operating expenses	23,597,222	52,372,926

Loss from operations	(13,564,527)	(43,835,507)
Interest income	263,263	31,093
Interest expense	(151,086)	(122,395)
Other	—	(1,608)

Loss before income taxes	(13,452,350)	(43,928,417)
Provision (benefit) for income taxes	175,000	(42,261)

Net loss	$(13,627,350)	$(43,886,156)

Basic and diluted net loss per share	$(2.96)	$(7.46)

See accompanying notes.

PERFICIENT, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

	Common Stock
					Accumulated Other Comprehensive Loss
			Additional Paid-in Capital	Unearned Stock Compensation		Retained (Deficit)	Total Stockholders' Equity
	Shares	Amount
Balance at January 1, 2000	3,503,333	$3,503	$7,777,392	$(152,000)	$—	$(1,376,804)	$6,252,091
Issuance of common stock, net of issuance costs	400,000	400	5,257,691	—	—	—	5,258,091
Issuance of common stock and options in purchase of businesses	2,285,664	2,286	51,858,024	—	—	—	51,860,310
Stock options exercised	62,736	63	57,025	—	—	—	57,088
Other	500	—	99,382	—	—	—	99,382
Amortization of unearned compensation	—	—	—	76,000	—	—	76,000
Foreign currency translation adjustment	—	—	—	—	(1,665)	—	(1,665)
Net loss	—	—	—	—	—	(13,627,350)	(13,627,350)

Total comprehensive loss							(13,629,015)

Balance at December 31, 2000	6,252,233	6,252	65,049,514	(76,000)	(1,665)	(15,004,154)	49,973,947
Issuance of common stock, net of issuance costs	10,833	11	38,989	—	—	—	39,000
Stock options exercised	20,000	20	5,980	—	—	—	6,000
Issuance of stock to acquisition broker	5,500	6	109,994	—	—	—	110,000
Deferred stock compensation	—	—	967,303	(967,303)	—	—	—
Amortization of unearned compensation	—	—	(31,334)	695,282	—	—	663,948
Foreign currency translation adjustment	—	—	—	—	(70,438)	—	(70,438)
Net loss	—	—	—	—	—	(43,886,156)	(43,886,156)

Total comprehensive loss							(43,956,594)

Balance at December 31, 2001	6,288,566	$6,289	$66,140,446	$(348,021)	$(72,103)	$(58,890,310)	$6,836,301

See accompanying notes.

PERFICIENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2000	2001
OPERATING ACTIVITIES
Net loss	$(13,627,350)	$(43,886,156)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Depreciation	270,270	494,586
Intangibles amortization	12,941,570	15,312,280
Impairment charge	—	26,798,178
Non-cash stock compensation	76,000	663,948
Other non-cash expense	—	39,000
Non-cash interest expense	107,810	—
Loss from disposal of fixed assets	502	—
Changes in operating assets and liabilities (net of the effect of acquisitions):
Accounts receivable	(3,921,449)	4,349,789
Other assets	(187,890)	50,214
Accounts payable	152,810	(114,122)
Other liabilities	1,391,286	(956,006)

Net cash provided by (used in) operating activities	(2,796,441)	2,751,711
INVESTING ACTIVITIES
Purchase of property and equipment	(610,373)	(227,200)
Purchase of businesses, net of cash acquired	(7,841,603)	(284,496)
Advances to Vertecon	—	(603,469)
Acquisition costs	—	(104,885)
Proceeds from disposal of assets	204,977	—

Net cash used in investing activities	(8,246,999)	(1,220,050)
FINANCING ACTIVITIES
Payments on capital lease obligation	(41,866)	(111,024)
Proceeds from short-term borrowings	1,543,531	4,800,000
Payments on short-term borrowings	(833,658)	(5,600,000)
Payments on long-term debt	—	(3,231)
Proceeds from stock issuances, net	5,405,560	6,000

Net cash provided by (used in) financing activities	6,073,567	(908,255)

Effect of exchange rate on cash and cash equivalents	(6,564)	(53,649)
Change in cash and cash equivalents	(4,976,437)	569,757
Cash and cash equivalents at beginning of year	5,818,918	842,481

Cash and cash equivalents at end of year	$842,481	$1,412,238

Supplemental disclosures:
Interest paid	$43,276	$129,573

Non cash activities:
Common stock and options issued in purchase of businesses	$51,869,311	$110,000

Issuance of note payable in purchase of business	$162,215	$—

Issuance of common stock	$—	$39,000

See accompanying notes.

PERFICIENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001

1. Business Overview

        Perficient, Inc. (the "Company") is an eBusiness solutions provider to large and major midsize companies and Internet software vendors. The Company enables our clients and partners to optimize profitability and strengthen customer relationships through reliable, quick-to-market eBusiness solutions. We provide a broad range of end-to-end business and technology solutions with a focus on serving the financial services, healthcare, technology and energy industries.

        The Company was incorporated on September 17, 1997 in Texas. The Company began operations in 1997 and is structured as a "C" corporation. On May 3, 1999 the Company reincorporated in Delaware. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

2. Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates, and such differences could be material to the financial statements.

Revenue Recognition

        Consulting revenues are comprised of revenue from consulting fees recognized on a time and material basis as performed. The Company's normal payment terms are net 30 days. The Company's agreement with IBM provides for net 45 day payment terms. Reimbursements for out-of-pocket expenses are included as a component of cost of services.

Cash Equivalents

        Cash equivalents consist primarily of cash deposits and investments with original maturities of ninety days or less when purchased.

Advertising Expense

        The cost of advertising is expensed as incurred. Advertising cost for the years ended December 31, 2000 and 2001 were not material.

Property and Equipment

        Property and equipment are recorded at cost. Depreciation of property and equipment is computed using the straight-line method over the useful lives of the assets (generally 2 to 5 years). Leasehold improvements are amortized over the shorter of the life of the lease or the estimated useful life of the assets. Amortization of assets recorded under capital leases is computed using the straight-line method over the shorter of the asset's useful life or the term of the lease, and such amortization expense is included with depreciation expense.

Intangible Assets

        Intangible assets, primarily resulting from purchase business combinations, are being amortized using the straight-line method over a three-year period. Intangible assets consists of the following:

	LoreData	Compete	Core Objective	Total
Employment and noncompete agreements	$—	$300,000	$50,000	$350,000
Customer relationships	—	3,000,000	100,000	3,100,000
Goodwill	2,372,000	51,110,000	1,670,000	55,152,000
Impairment charge	(987,000)	(25,811,000)	—	(26,798,000)
Accumulated amortization	(1,385,000)	(26,165,000)	(704,000)	(28,254,000)

	$—	$2,434,000	$1,116,000	$3,550,000

Impairment of Long-Lived Assets

        The Company periodically reviews the carrying amounts of property and equipment, identifiable intangible assets and excess of cost over fair value of net assets acquired both purchased in the normal course of business and acquired through acquisition to determine whether current events or circumstances, as defined in Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, warrant adjustments to such carrying amounts by considering, among other things, the future cash inflows expected to result from the use of the asset and its eventual disposition less the future cash outflows expected to be necessary to obtain those inflows. Management reviews the valuation and amortization periods of excess of cost over fair value of net assets acquired on a periodic basis, taking into consideration any events and circumstances which might result in diminished fair value or revised useful life.

        The Company, as part of its review of financial results for the year ended December 31, 2001, performed an assessment of the carrying value of the Company's long-lived assets to be held and used including significant amounts of goodwill and other intangible assets recorded in connection with the acquisitions of Lore Data, Inc. in January 2000 and Compete, Inc. in May 2000. The goodwill from these acquisitions was recorded at the fair value of the common stock at the time the merger agreements were executed and announced. The assessment was performed pursuant to Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, because of the recent appearance of several impairment indicators including:

  •
  the significant decline over a sustained period of time in the Company's stock price;

  •
  the significant deficit in the Company's net book value compared to its current market capitalization;

  •
  the reduced demand for our services and corresponding reduction in revenues in light of the current economic recession and general softness in demand for IT services; and

  •
  a history of operating losses.

        The conclusion of management's analysis was that the acquired assets were permanently impaired, and accordingly, an impairment charge of approximately $27 million was recorded in the third quarter of 2001 based on the amount by which the carrying value of the goodwill exceeded its estimated fair market value. Fair value was determined based on undiscounted cash flows, and other factors including but not limited to market capitalization and net book value analyses, from the acquired businesses of approximately $4.2 million over the next three years. This amount was compared to the remaining intangibles balance of $31 million resulting in an impairment charge of approximately $27 million. The forecasted cash flows were based on revenue run rates consistent with then current run rates and estimated direct and overhead costs based on then current plans. It did not provide for an increase in revenue over the period given the current economic downturn and uncertain time frame for economic recovery.

Income Taxes

        The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. This Statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Foreign Currency Transactions

        For the Company's foreign subsidiaries, the functional currency has been determined to be the local currency, and therefore, assets and liabilities are translated at year end or period end exchange rates, and income statement items are translated at average exchange rates prevailing during the year or period. Such translation adjustments are recorded in aggregate as a component of stockholders' equity. Gains and losses from foreign currency denominated transactions are included in other income (expense), and were not material during 2000 and 2001.

Segments

        The Company follows the provisions of the SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires a business enterprise, based upon a management approach, to disclose financial and descriptive information about its operating segments. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. Under this definition, the Company operates as a single segment for all periods presented.

Earnings Per Share

        The Company follows the provisions of SFAS No. 128, Earnings Per Share. Basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share includes the weighted average number of common shares outstanding and the number of equivalent shares which would be issued related to stock options, warrants, and contingently issuable common shares using the treasury method, unless such additional equivalent shares is anti-dilutive.

Stock-Based Compensation

        SFAS No. 123, Accounting for Stock-Based Compensation, prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options. As allowed by SFAS No. 123, the Company has elected to account for its employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting For Stock Issued To Employees, ("APB 25").

Fair Value of Financial Instruments

        Cash equivalents, accounts receivable, accounts payable, other accrued liabilities, and debt are stated at cost which approximates fair value due to the short-term maturity of these instruments.

Recently Issued Accounting Standards

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for the Company's fiscal year beginning January 1, 2002. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives. Statement No. 142 provides that goodwill arising from acquisitions consummated subsequent to June 30, 2001 shall not be amortized. However, any goodwill associated with acquisitions consummated prior to June 30, 2001 would continue to be amortized through December 31, 2001. Subsequent to December 31, 2001, goodwill and other indefinite lived intangible assets will no longer be amortized. Goodwill and intangible assets from an acquisition with a consummation date subsequent to June 30, 2001 but prior to the January 1, 2002 effective date for Statement No. 142 shall continue to be reviewed for impairment in accordance with Opinion 17 or Statement 121 until January 1, 2002. Accordingly, the Company continued to amortize goodwill through December 31, 2001 for its acquisitions completed prior to June 30, 2001, and will cease amortization upon the January 1, 2002, the effective date of Statement 142. The impact of Statement 142 is estimated to increase net income (decrease net loss) by approximately $1,292,000 during the year ended December 31, 2002 as a result of the non-amortization provisions for goodwill prescribed by Statement 142.

        The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. During 2002, the Company will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002. Management does not expect the adoption of these Statements to have a material affect on the Company's consolidated financial position or results of operations due to the impairment charge recorded during the quarter ended September 30, 2001 in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which reduced the recorded intangibles to current estimated fair value.

        In November 2001, the FASB issued Topic No. D-103, Income Statement Characterization of Reimbursements Received for "Out-of-Pocket" Expenses Incurred. This FASB Staff Announcement stated that it believes that reimbursements received for out-of-pocket expenses incurred should be characterized as revenue in the income statement. This FASB Announcement will be effective for the

Company's fiscal year beginning January 2002 and will result in a restatement of revenues to increase revenues for the amount of reimbursements received for out-of-pocket expenses. The current presentation of revenue excludes out-of-pocket expenses and includes them as a component of cost of services.

3. Net Income (Loss) Per Share

        Computations of the net loss per share are as follows:

	Year Ended December 31,
	2000	2001
Net loss	$(13,627,350)	$(43,886,156)
Weighted-average shares of common stock outstanding	5,409,353	6,261,053
Less common stock subject to contingency	(803,070)	(378,781)

Shares used in computing basic net loss per share	4,606,283	5,882,272

Basic and diluted net loss per share	$(2.96)	$(7.46)

        Diluted net loss per share is the same as basic net loss per share, as the effect of the assumed exercise of stock options and warrants and the issuance of contingently issuable shares issued in business combinations, are antidilutive due to the Company's net loss for all periods presented. Diluted net loss per share excludes common stock equivalents of 1,521,699 and 945,919 for 2000 and 2001, respectively.

4. Concentration of Credit Risk and Significant Customers

        Cash and accounts receivable potentially expose the Company to concentrations of credit risk. Excess cash is placed with highly rated financial institutions. The Company provides credit, in the normal course of business, to its customers. The Company generally does not require collateral or up front payments. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. Customers can be denied access to services in the event of non-payment. One customer accounted for approximately 11% and 31% of accounts receivable and 30% and 37% of revenues at December 31, 2000 and 2001, and for the years then ended, respectively. In October 2000, the Company entered into a services agreement with IBM under which the Company will provide deployment, integration and training services to IBM's WebSphere™ customers. The agreement provides for the Company to render services over a three-year period, which began in October 2000, for potential total revenue to the Company not to exceed $73.5 million. The contract provides for payment of services on a time and materials basis.

5. Employee Benefit Plan

        The Company has a qualified 401(k) profit sharing plan available to full-time employees who meet the plan's eligibility requirements. This defined contribution plan permits employees to make contributions up to maximum limits allowed by the Internal Revenue Code. The Company, at its discretion, matches a portion of the employee's contribution under a predetermined formula based on the level of contribution and years of vesting services. The Company made matching contributions equal to 25% of the first 6% of employee contributions totaling $109,000 and $127,000 during 2000 and 2001, respectively, which vest over a three year period of service. The Company's related costs for the plan were approximately $5,500 and $15,400 during 2000 and 2001, respectively.

6. Common Stock and Stock Options

        During July 1999, the Company completed an initial public offering in which the Company sold 1,000,000 shares of common stock for net proceeds to the Company of approximately $6,300,000, after deducting the underwriters' discount and other costs of the offering. The Company granted 100,000 fully exercisable warrants with an exercise price of $12 per share to the underwriter of the initial public offering.

        During February 2000, the Company completed a private placement of 400,000 shares of common stock for net proceeds to the Company of approximately $5,258,000, after deducting costs of the offering. The Company received approximately $90,000 of insider proceeds from certain selling shareholders participating in the private placement. The Company granted 25,000 fully exercisable warrants with an exercise price of $21 per share to the underwriter of this private placement.

        In May 1999, the Company's Board of Directors and stockholders approved the 1999 Stock Option/Stock Issuance Plan (the "1999 Plan"). The 1999 Plan contains programs for (i) the discretionary granting of stock options to employees, non-employee board members and consultants for the purchase of shares of the Company's commons stock, (ii) the discretionary issuance of common stock directly to eligible individuals, and (iii) the automatic issuance of stock options to non-employee board members. The Compensation Committee of the Board of Directors administers the 1999 Plan, and determines the exercise price and vesting period for each grant. Options granted under the 1999 Plan have a maximum term of 10 years. In the event that the Company is acquired, whether by merger or asset sale or board-approved sale by the stockholders of more than 50% of the Company's voting stock, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or otherwise continued will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The compensation committee may grant options under the discretionary option grant program which will accelerate in the acquisition even if the options are assumed or which will accelerate if the optionee's service is subsequently terminated. The compensation committee may grant options and issue shares which accelerate in connection with a hostile change in control effected through a successful tender offer for more than 50% of the Company's outstanding voting stock or by proxy contest for the election of board members or the options and shares may accelerate upon a subsequent termination of the individual's service.

        The Company has granted stock options to various employees under the terms of the respective employee agreements. The stock options generally vest over three years. The term of each option is ten years from the date of grant.

        The Company recorded $880,000 in non-cash compensation in connection with the sale of stock that occurred in January 1999. In addition, the Company has recorded deferred stock compensation totaling $228,000 in connection with stock options that were granted in January 1999, representing the difference between the exercise price and the fair value of common stock on the date of grant. Amortization of stock compensation expense related to these options was recognized on a straight-line basis over the three year vesting period. During 2001, the Company recognized approximately $664,000 of stock compensation expense related to the grant of stock options to certain non-employees and the grant of options with exercise prices below the fair market value of common stock on the date of grant. Stock compensation expense related to these grants is being recognized on a straight-line basis over the related vesting periods. Stock compensation expense for option grants to non-employees was determined using a Black Scholes pricing model.

        A summary of changes in common stock options during 2000 and 2001 is as follows:

	Shares	Range of Exercise Prices	Weighted- Average Exercise Price
Options outstanding at January 1, 2000	498,334	$0.05-$8.12	$2.22
Options granted	1,553,214	$0.02-$26.00	$10.17
Options exercised	(62,736)	$0.05-$8.13	$0.91
Options canceled	(211,383)	$0.05-$11.03	$11.03

Options outstanding at December 31, 2000	1,777,429	$0.02-$26.00	$8.16
Options granted	2,422,449	$0.10-$4.50	$2.79
Options exercised	(20,000)	$0.10-$0.50	$0.30
Options canceled	(889,600)	$0.50-$26.00	$8.80

Options outstanding at December 31, 2001	3,290,279	$0.02-$26.00	$4.06

Options vested, December 31, 2000	602,715	$0.02-$14.69	$3.94

Options vested, December 31, 2001	1,612,842	$0.02-$26.00	$3.98

        The following is additional information related to stock options outstanding at December 31, 2001:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Options	Weighted Average Exercise Price
$0.02-$0.50	469,111	$0.35	7.63	441,457	$0.35
$0.60-$1.41	677,932	$1.09	9.63	152,099	$0.74
$2.77-$4.50	1,609,360	$3.67	8.95	731,345	$3.67
$7.50-$12.97	363,932	$10.71	8.44	204,069	$10.52
$13.25-$26.00	169,944	$15.54	8.21	83,872	$15.73

$0.02-$26.00	3,290,279	$4.06	8.81	1,612,842	$3.98

        Pro forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options granted under the fair value method prescribed by SFAS No. 123. The fair value for these options was estimated at the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2000	2001
Risk-free interest rate	6.00%	3.50%
Dividend yield	0.00%	0.00%
Weighted-average expected life of options (years)	5	5
Expected volatility	0.870	1.032

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

	Year Ended December 31,
	2000	2001
Pro forma compensation expense	$1,098,153	$(2,207,874)
Pro forma net loss	$(14,725,503)	$(46,094,030)
Pro forma net loss per share—basic and diluted	$(3.20)	$(7.84)

        At December 31, 2000 and 2001, the weighted-average remaining contractual life of outstanding options was 9.06 and 8.81 years, respectively. The weighted-average grant-date fair value of options granted during 2000 and 2001 at market prices was approximately $9.13 and $2.71, respectively. The weighted- average grant-date fair value of options granted during 2001 at below market prices was approximately $2.10.

        At December 31, 2000 and 2001, 2,051,197 and 3,516,580 shares of common stock were reserved for future issuance (at December 31, 2000 1,922,447 shares were reserved for options and 128,750 shares were reserved for warrants and at December 31, 2001 3,387,830 shares were reserved for options and 128,750 shares were reserved for warrants) and 145,018 and 97,551 options were available for future grants, respectively.

7. Line of Credit and Long Term Debt

        The Company has a line of credit facility providing up to $6,000,000 or 85% of the eligible receivables, subject to certain borrowing base calculations as defined. Borrowings under this agreement, which expires December 6, 2003, bear interest at the bank's prime rate plus 1.50%. (6.25% at December 31, 2001) with a minimum of $5,000 per month. The Company is required to maintain certain financial covenants under this agreement. The line of credit is collateralized by substantially all the assets of the Company. The Company must pay a fee equal to $1,000 per month for collateral monitoring charges of the unused portion of the committed line of credit. This line of credit replaced the $6,000,000 line of credit and $750,000 equipment line of credit that the Company had in place during 2000.

        Notes payable consists of term debt with a bank for the purchase of equipment, assumed in the purchase of Core Objective. This note bears interest at the bank's prime rate plus 1.5%. The note is payable in monthly principal installments of approximately $280 plus interest. The future annual principal payments are as follows: $3,144 in 2002, $3,144 in 2003, and $523 in 2004.

        Notes payable to related party at December 31, 2000 consists of: a $162,000 non interest bearing note payable to the shareholders of Core Objective, Inc. ("Core Objective") representing the note payable portion of the purchase consideration in the acquisition of Core Objective and was paid in May 2001; and $63,000 of notes payable to certain shareholders of Core Objective, Inc. assumed in the purchase of Core Objective, which were paid in February 2001.

8. Income Taxes

        As of December 31, 2001, the Company had tax net operating loss carry forwards of approximately $767,000 that will begin to expire in 2019 if not utilized.

        Utilization of net operating losses may be subject to an annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses before utilization.

        Significant components of the provision for income taxes attributable to continuing operations are as follows:

	Year ended December 31,
	2000	2001
Current:
Federal	$—	$—
Foreign	175,000	(42,261)
State	—	—

Total current	175,000	(42,261)

Deferred:
Federal	—	—
Foreign	—	—
State	—	—

Total deferred	—	—

	$175,000	$(42,261)

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes as of December 31, 2000 and 2001 are as follows:

	December 31,
	2000	2001
Deferred tax liabilities:
Deferred income	$(265,845)	$(322,226)
	—	—

Total deferred tax liabilities	(265,845)	(322,226)

Deferred tax assets:
Depreciable assets	3,595	75,961
Tax carryforwards	211,125	283,651
Bad debt	215,475	113,072
Stock compensation	56,242	56,242
Accrued liabilites and other	49,404	27,764

Total deferred tax assets	535,841	556,690
Valuation allowance for deferred tax assets	(269,996)	(234,464)

Net deferred tax assets	265,845	322,226

Net deferred taxes	$—	$—

        The Company has established a valuation allowance equal to the net deferred tax assets due to uncertainties regarding the realization of deferred tax assets based on the Company's lack of earnings history. The valuation allowance increased by approximately $108,000 during 2000 and decreased by approximately $36,000 during 2001. As of December 31, 2001, approximately $190,000 of the valuation allowance relates to tax benefits for stock option deductions included in the net operating loss carryforward, which when realized, will be allocated directly to contributed capital to the extent the benefits exceed amounts attributable to deferred compensation expense.

        Undistributed earnings of the Company's foreign subsidiary are considered to be permanently reinvested and, accordingly, no provision for US federal and/or state income taxes has been provided thereon.

        The Company's provision for income taxes differs from the expected tax expense (benefit) amount computed by applying the statutory federal income tax rate of 34% to income before income taxes as a result of the following:

	Year Ended December 31,
	2000	2001
Tax at statutory rate of 34%	$(4,573,803)	$(14,935,662)
State taxes, net of federal benefit	(21,676)	(27,150)
Goodwill	4,400,134	14,607,549
Effect of foreign operations	63,659	29,854
Stock based compensation	—	225,742
Change in valuation allowance	108,000	(36,000)
Other	198,686	93,406

	$175,000	$(42,261)

9. Commitments And Contingencies

        The Company leases its office facilities and equipment under various operating and capital lease agreements. The Company has the option to extend the term of certain of its office facilities leases. Future minimum commitments under these lease agreements are as follows:

	Capital Leases	Operating Leases
2002	$40,110	$492,250
2003	4,658	167,974
2004	—	24,327
2005	—	6,416
2006	—	—

Total minimum lease payments	$44,768	$690,967

Less amount representing interest	(1,921)

Present value of minimum lease payments	42,847
Less current portion	(38,373)

Long-term capital lease obligation	$4,474

        Rent expense for the years ended December 31, 2000 and 2001 was $798,000 and $933,000, respectively.

        In addition, the Company had entered into a sublease with a related party for office rent. The lease agreement with the related party was on a month-to-month basis during 1999 and through March 2000, and in November 2000 a new agreement was entered into, subsequently modified in March 2001, for a period ending December 31, 2001. During the years ended December 31, 2000 and 2001, the Company recorded combined rent expense of approximately $24,000 and $48,000, respectively, under these agreements.

10. Business Combinations

        Effective September 30, 2001, the Company executed a definitive merger agreement with Primary Webworks, Inc. d/b/a Vertecon, Inc. ("Vertecon") to acquire all of the outstanding shares and assume all assets and liabilities of Vertecon. The acquisition is pending shareholder approval among other approvals and is expected to close before June 30, 2002. The merger agreement provides for the issuance of up to 2,696,165 shares of Perficient common stock and the payment of up to $250,000 cash if specified criteria are met during the fourth quarter of 2001. As of December 31, 2001, the Company has loaned $600,000 to Vertecon to fund Vertecon's short-term working capital requirements. The promissory note bears interest at the prime rate plus 0.50% and matures at the earlier of March 31, 2002, the closing of our merger with Vertecon, or termination of the merger agreement. The promissory note is subordinate to Vertecon's line of credit with The PrivateBank, and repayment cannot occur without the prior written consent of The PrivateBank or at such time that all amounts due The PrivateBank have been paid in full. The Company borrowed $600,000 under its line of credit facility to fund this advance.

        Effective October 26, 2001, the Company executed a definitive merger agreement with Javelin Solutions, Inc. ("Javelin") to acquire all of the outstanding shares and assume all assets and liabilities of Javelin. The acquisition is pending shareholder approval among other approvals and conditions and is expected to close simultaneously with the Vertecon acquisition before June 30, 2002. The merger agreement provides for the issuance of up to 2,216,255 shares of Perficient common stock and the issuance of up to $1,500,000 of promissory notes payable, with $500,000 of promissory notes payable in equal quarterly installments over a two year period and $1,000,000 of promissory notes payable in equal annual installments over a four year period.

        On January 3, 2000, the Company acquired LoreData, Inc. ("LoreData"). The Company acquired LoreData for an aggregate purchase price of approximately $2.4 million, subject to certain post-closing adjustments. The aggregate purchase price of $2.4 million consisted of: (1) $385,000 in cash that was paid at closing, (2) 30,005 shares of our common stock, also paid at closing, and (3) 131,709 shares of common stock that were held in escrow until January 2001. The acquisition was accounted for as a purchase business combination. The excess of purchase price over fair value of the net assets was recorded as goodwill ($2.3 million), and was being amortized using the straight-line method over the estimated useful life through September 30, 2001 when a goodwill impairment charge was taken of $987,000. This impairment charge left the net goodwill balance at zero.

        On May 1, 2000, the Company acquired all the outstanding shares and assumed all outstanding options of Compete, Inc. ("Compete"). Compete provided specialized consulting services for IBM's WebSphere and Visual Age product lines. The aggregate purchase price of Compete consisted of (1) $3,425,000 in cash, (2) $2,527,500 in non interest bearing promissory notes to be repaid within six months following the closing, (3) 2,003,866 shares of common stock, of which 1,001,933 shares were subject to adjustment or forfeiture and which were held in escrow until being released in May 2001, and (4) the assumption of Compete's outstanding employee options. The total cost of the acquisition, including the assumption of outstanding options and transaction costs, is as follows (in thousands):

Cash	$3,425
Note (less imputed interest of $107.5)	2,420
Common stock	40,077
Assumption of existing option plan	8,278
Transaction broker fees	694
Transaction costs	325

Total purchase price	$55,219

        The acquisition was accounted for as a purchase business combination. Accordingly, the results of operations of Compete have been included with those of the Company for periods subsequent to the date of acquisition. The excess of purchase price over fair value of the net assets was recorded as goodwill ($54.4 million), and is being amortized using the straight-line method over the estimated useful life of three years. At September 30, 2001, an impairment charge was taken of $25,811,000. As of December 31, 2001, accumulated amortization of goodwill related to the Compete acquisition was approximately $51,975,000, including the impairment charge.

        On November 17, 2000, the Company acquired Core Objective, Inc. ("Core Objective"), a Canadian corporation. Core Objective was a consulting firm specializing in object oriented design and development of software for Fortune 2000 companies. The Company acquired Core Objective for an aggregate purchase price of approximately $1,940,000, consisting of cash, a note payable due six months from the purchase date, 107,526 shares of common stock (of which 53,763 were being held in escrow for a one year period until being released in November 2001) and the assumption of outstanding options. The acquisition was accounted for as a purchase business combination. Accordingly, the results of operations of Core Objective have been included with those of the Company for periods subsequent to the date of acquisition. The excess of purchase price over fair value of the net assets was recorded as goodwill ($1,820,000), and is being amortized using the straight-line method over the estimated useful life of three years. As of December 31, 2001, accumulated amortization of goodwill related to the Compete acquisition was approximately $704,000.

11. Segments of Business and Geographic Area Information

        The Company considers its business activities to constitute a single segment of business. A summary of the Company's operations by geographic area follows:

	Year ended December 31,
	2000	2001
Revenue:
United States	$18,225,081	$17,654,607
Canada	139,889	1,391,517
United Kingdom	1,598,789	1,370,519

Total revenue	$19,963,759	$20,416,643

Net loss:
United States	$(13,954,836)	$(43,674,053)
Canada	45,888	19,556
United Kingdom	281,598	(231,659)

Total net loss	$(13,627,350)	$(43,886,156)

Identifiable assets:
United States	$53,225,351	$8,151,640
Canada	339,760	223,627
United Kingdom	1,049,831	742,428

Total identifiable assets	$54,614,942	$9,117,695

12. Restructuring

        During 2001, the Company implemented certain cost reduction initiatives and workforce reductions resulting in charges of approximately $289,000 during the first quarter of 2001, $143,000 during the second quarter of 2001 and $211,000 during the third quarter of 2001 consisting mostly of severance costs to former employees and the remaining commitment under an office space lease the Company no longer utilizes as a result of the workforce reductions. The workforce reductions during the third quarter of 2001 also include actions taken in connection with the integration plan and elimination of duplicate roles in anticipation of the mergers with Javelin and Vertecon. As part of this restructuring, the Company reduced its workforce by a total of 84 employees, of which 66 were technology professionals and 18 were involved in selling, general administration and marketing. As of December 31, 2001, approximately $23,000 of restructuring costs is included in other current liabilities, which is expected to be paid prior to March 31, 2002. The Company also expensed, during the first quarter of 2001, $123,000 of costs associated with a proposed offering of shares of our common stock that was contemplated during 2000 but was not pursued.

13. Balance Sheet Components

	December 31,
	2000	2001
Accounts receivable:
Accounts receivable	$5,936,186	$2,642,000
Unbilled revenue	1,665,965	315,762
Allowance for doubtful accounts	(563,357)	(363,327)

Total	$7,038,794	$2,594,435

Other current liabilities:
Accrued bonus	$723,072	$475,766
Accrued vacation	336,602	223,598
Other payroll liabilities	326,022	8,883
Sales and use taxes	64,961	60,537
Other accrued expenses	730,505	383,584
Accrued medical claims	—	111,553
Deferred revenue	—	24,655
Accrued broker fee—Compete acquisition	211,406	—

Total	$2,392,568	$1,288,576

14. Subsequent Event

        On December 21, 2001, the Company entered into a Convertible Preferred Stock Purchase agreement under which the Company has sold 1,984,000 shares of Series A Convertible Preferred Stock for a purchase price of $1.00 per share. Each share of Series A Convertible Preferred Stock is initially convertible into one share of common stock at the election of the holder. The Company also issued warrants to purchase up to 992,000 shares of common stock in connection with this issuance. The Company obtained access to $825,000 of those funds on January 29, 2002. The remainder of the funds are in escrow subject to the completion of the Vertecon and Javelin mergers, and will be released when those mergers close. If the Vertecon Merger or Javelin Merger is not consummated by April 30, 2002, or if certain matters are not approved by Perficient stockholders before April 30, 2002, all proceeds from the sale of Series A Preferred Stock will be promptly returned to the investors. The Company plans to use these funds for its working capital need and other corporate purposes post the Vertecon and Javelin mergers.

Independent Auditors' Report

The Board of Directors
Primary WebWorks, Inc. d/b/a Vertecon, Inc.

        We have audited the accompanying balance sheet of Primary WebWorks, Inc. d/b/a Vertecon, Inc. (the Company) as of December 31, 2001, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Primary Webworks, Inc. d/b/a Vertecon, Inc. as of December 31, 2000, were audited by other auditors whose report dated September 21, 2001, expressed an unqualified opinion on those statements.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the 2001 financial statements referred to above present fairly, in all material respects, the financial position of Primary WebWorks, Inc. d/b/a Vertecon, Inc. as of December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has experienced losses from operations and deficits in cash flows from operating activities, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Wipfli Ullrich Bertelson LLP

February 8, 2002
Eau Claire, Wisconsin

Independent Auditors' Report

The Board of Directors
Primary WebWorks, Inc. d/b/a Vertecon, Inc.

        We have audited the accompanying balance sheet of Primary WebWorks, Inc. d/b/a Vertecon, Inc. (the Company) as of December 31, 2000, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Primary WebWorks, Inc. d/b/a Vertecon, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 3 to the financial statements, the Company has experienced losses from operations and deficits in cash flows from operating activities, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                      /s/ KPMG LLP

St. Louis, Missouri
September 21, 2001, except for note 6
                    which is as of October 4, 2001

PRIMARY WEBWORKS, INC. D/B/A VERTECON, INC.

BALANCE SHEETS

	December 31,
	2000	2001
Assets
Current assets:
Cash and cash equivalents	$246,530	$176,687
Accounts receivable, net of allowance of $166,000 and $31,000, at December 31, 2000 and 2001, respectively	1,083,720	851,043
Employee subscription receivable	25,685	—
Prepaid expenses and other current assets	30,088	82,203

Total current assets	1,386,023	1,109,933
Property and equipment, net	889,234	630,765
Investments	264,278	—
Deposits and other assets	73,614	54,479

Total assets	$2,613,149	$1,795,177

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$499,630	334,821
Accrued expenses	271,211	727,656
Stock repurchase payable	44,864	43,730
Current installments of capital lease obligation	130,036	121,396
Line of credit	863,462	795,400
Notes payable—Perficient, Inc.	—	603,469
Due to related party	74,386	—

Total current liabilities	1,883,589	2,626,472
Long-term capital lease obligation, less current installments	208,245	98,402

Total liabilities	2,091,834	2,724,874

Stockholders' equity:
Common stock, $.01 par value, 30,000,000 shares authorized; 16,062,490 shares issued and outstanding	160,624	160,624
Additional paid in capital	1,494,181	1,494,181
Accumulated deficit	(1,058,847)	(2,417,480)

	595,958	(762,675)
Less cost of 731,570 and 931,740 shares of common stock in treasury at December 31, 2000 and 2001, respectively	(74,643)	(167,022)

Total stockholders' equity (deficit)	521,315	(929,697)

Total liabilities and stockholders' equity (deficit)	$2,613,149	$1,795,177

See accompanying notes to financial statements.

PRIMARY WEBWORKS, INC. D/B/A VERTECON, INC.

STATEMENTS OF OPERATIONS

Years Ended December 31, 2000 and 2001

	2000	2001
Revenues	$5,927,238	$7,673,185
Professional expenses	2,420,891	3,773,751

Gross profit	3,506,347	3,899,434
Sales and marketing	808,832	856,739
General and administrative	3,220,559	3,059,569
Restructuring and acquisition expenses	—	538,325
Depreciation and amortization	258,222	411,705

Loss from operations	(781,266)	(966,904)

Other expense:
Interest expense	(65,084)	(127,451)
Other, net	(12,901)	—
Write-off of investments	—	(264,278)

Total other expense	(77,985)	(391,729)

Net loss	$(859,251)	$(1,358,633)

Net loss per share, basic and diluted	$(0.06)	$(0.09)

Shares used in computing basic and diluted net loss per share	14,478,925	15,230,835

See accompanying notes to financial statements.

PRIMARY WEBWORKS, INC. D/B/A VERTECON, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY

Years Ended December 31, 2000 and 2001

	Common stock
	Shares	Par value	Additional paid in capital	Accumulated deficit	Treasury stock	Total stockholders' equity
Balance, January 1, 2000	14,066,770	$140,667	$372,587	$(199,596)	$—	$313,658
Issuance of common stock	1,995,720	19,957	1,121,594	—	—	1,141,551
Purchase of treasury stock	—	—	—	—	(74,643)	(74,643)
Net loss	—	—	—	(859,251)	—	(859,251)

Balance, December 31, 2000	16,062,490	160,624	1,494,181	(1,058,847)	(74,643)	521,315

Purchase of treasury stock	—	—	—	—	(92,379)	(92,379)
Net loss	—	—	—	(1,358,633)	—	(1,358,633)

Balance, December 31, 2001	16,062,490	$160,624	$1,494,181	$(2,417,480)	$(167,022)	$(929,697)

See accompanying notes to financial statements.

PRIMARY WEBWORKS, INC. D/B/A VERTECON, INC.

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2000 and 2001

	2000	2001
Cash flows from operating activities:
Net loss	$(859,251)	$(1,358,633)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	258,222	411,705
Loss on disposal of property and equipment	13,913	—
Forgiveness of amount due to related party	—	(74,386)
Write-off of investments	—	264,278
Provision for bad debt	—	(135,000)
Changes in operating assets and liabilities:
Accounts receivable	(751,042)	393,362
Prepaid expenses	(30,088	(52,115)
Deposits and other assets	(74,501)	8,687
Accounts payable	376,890	(164,809)
Accrued expenses	34,954	527,265
Due to related party	(91,909)	—
Deferred revenue	104,657	(67,351)

Net cash used in operating activities	(1,018,155)	(246,997)

Cash flows from investing activities—
Capital expenditures	(745,243)	(142,788)

Cash flows from financing activities:
Net borrowings on line of credit	863,462	(68,062)
Advances from Perficient, Inc.	—	600,000
Principal payments on capital leases	—	(118,483)
Purchase of treasury stock	(29,779)	(93,513)
Proceeds from the issuance of common stock	1,115,866	—

Net cash provided by financing activities	1,949,549	319,942

Increase (decrease) in cash and cash equivalents	186,151	(69,843)
Cash and cash equivalents at beginning of year	60,379	246,530

Cash and cash equivalents at end of year	$246,530	$176,687

Supplemental disclosure of cash flow information—
cash paid during the year for interest	$65,084	$128,229

Supplemental disclosure of noncash activities:
Investments received in settlement of accounts receivable	$264,278	$—
Increase in capital lease obligations	338,281	—

See accompanying notes to financial statements.

PRIMARY WEBWORKS, INC D/B/A VERTECON, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2001

(1)  Nature of Business

Primary WebWorks, Inc. d/b/a Vertecon, Inc. ("WebWorks," "Vertecon," or the "Company") is an innovative provider of integrated eBusiness services, Internet commerce solutions, and systems implementation services. Using a methodology designed to ensure on-budget and on-time delivery, Vertecon offers a variety of integrated services to help clients rapidly achieve their critical business objectives. The Company, incorporated in 1999 as a Missouri corporation, had approximately 40 employees in its St. Louis headquarters as of December 31, 2001.

(2)  Summary of Significant Accounting Policies

        (a)  Basis of Presentation

    The accompanying financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America. The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

        (b)  Cash and Cash Equivalents

    All highly liquid investments with original maturities of three months or less are considered cash equivalents. Cash and cash equivalent balances consist of deposits and repurchase agreements with a large U.S. commercial bank.

        (c)  Investment Securities

    Investments consist of non-marketable equity securities. Investments in these companies comprise less than 20% ownership and are accounted for on the cost method. During 2001 these investments were deemed to be worthless and the cost of the investments were written-off.

        (d)  Property and Equipment

    Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, which range from three to eight years.

        (e)  Stock Split

    On January 25, 2000, the Board of Directors declared a sixty-for-one stock split of the Company's outstanding common stock. On October 18, 2000, the Board of Directors declared a ten-for-one stock split of the Company's common stock. As a result of these actions, incremental shares were issued to shareholders of record as of the dates of the declared splits. All references to the number of common shares and per common share amounts have been restated to give retroactive effect to the stock splits for the periods presented.

        (f)  Revenue Recognition

    Revenues pursuant to time and material contracts are recognized as services are provided. Revenues from maintenance agreements are recognized ratably over the terms of the agreements. Revenues pursuant to fixed-fee contracts are recognized as services are rendered on the percentage-of-completion method of accounting (based on the ratio of costs incurred to total estimated costs).

    Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses are determined. Unbilled revenues on contracts are comprised of costs, plus earnings on certain contracts in excess of contractual billings on such contracts. Billings in excess of costs plus earnings are classified as deferred revenues.

        (g)  Income Taxes

    Vertecon records income taxes using the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, operating loss, and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established, if necessary, to reduce deferred tax assets to an amount that will more likely than not be realized.

        (h)  Impairment of Long-Lived Assets

    The Company periodically reviews the carrying amounts of property and equipment, identifiable intangible assets and excess of cost over fair value of net assets acquired both purchased in the normal course of business and acquired through acquisition to determine whether current events or circumstances, as defined in Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, warrant adjustments to such carrying amounts by considering, among other things, the future cash inflows expected to result from the use of the asset and its eventual disposition less the future cash outflows expected to be necessary to obtain those inflows. At this time, future cash inflows exceed future cash outflows; thus, no impairment loss has been recognized. Management reviews the valuation and amortization periods of excess of cost over fair value of net assets acquired on a periodic basis, taking into consideration any events and circumstances which might result in diminished fair value or revised useful life. No events or circumstances have occurred to warrant a diminished fair value or reduction in the useful life of excess of cost over fair value of net assets acquired. (See Note 2(n) for future accounting changes).

        (i)  Segments

    The Company follows the provisions of the Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information. Statement

    No. 131 requires a business enterprise, based upon a management approach, to disclose financial and descriptive information about its operating segments. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. Under this definition, the Company operates as a single segment for all periods presented.

        (j)  Stock-Based Compensation

    Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123") and Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, which further clarifies APB 25, prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options. As allowed by SFAS 123, the Company has elected to account for its employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting For Stock Issued To Employees, ("APB 25").

        (k)  Fair Value of Financial Instruments

    Cash equivalents, accounts receivable, accounts payable, other accrued liabilities, and debt are stated at cost which approximates fair value due to the short-term maturity of these instruments.

        (l)  Advertising Costs

    The Company expenses advertising costs as they are incurred. Advertising costs for the years ended December 31, 2000 and 2001 were not material.

        (m)  Net loss per Share

    The Company follows the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share. Basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share includes the weighted average number of common shares outstanding and the number of equivalent shares which would be issued related to stock options and warrants, and contingently issuable common shares using the treasury method, unless such additional equivalent shares are antidilutive. For the year ended December 31, 2001, diluted net loss per share excludes 714,488 equivalent shares, which represents the number of stock options outstanding at December 31, 2001, as they are considered antidilutive.

        (n)  Allowance for Doubtful Accounts

    The allowance for doubtful accounts is established through a provision for bad debts charged to expense. Bad debt incurred is charged against the allowance for doubtful accounts when management believes that the ability to collect the balance is unlikely.

    Management believes the allowance for doubtful accounts is adequate to cover probable credit losses relating to specifically identified accounts receivable balances, as well as probable credit losses inherent in the balance of the accounts receivable population.

    The allowance is based on past events and current economic conditions and does not include the effects of expected losses on specific groups of accounts receivables that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. At December 31, 2000 and 2001, the balance in the allowance for doubtful accounts was $166,000 and $31,000 respectively.

        (o)  Future Accounting Changes

    In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 supersedes Accounting Principles Board (APB) Opinion No. 16, Business Combinations, and SFAS No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. SFAS No. 141 requires the use of the purchase method of accounting for business combinations initiated after June 30, 2001. SFAS No. 142 supersedes APB Opinion No. 17, Intangible Assets. SFAS No. 142 addresses how intangible assets acquired outside of a business combination should be accounted for upon acquisition and how goodwill and other intangible assets should be accounted for after they have been initially recognized. SFAS No. 142 eliminates the amortization for goodwill and other intangible assets with indefinite lives. Other intangible assets with a finite life will be amortized over their useful life. Goodwill and other intangible assets with indefinite useful lives shall be tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset may be impaired. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The Corporation's adoption of SFAS 142 on January 1, 2002 is not anticipated to have a material impact on the financial statements as of the date of adoption.

    In August 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supersedes Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Livid Assets to be Disposed Of. Because Statement 121 did not address the accounting for a segment of a business accounted for as a discontinued operation under Opinion 30, two accounting models existed for long-lived assets to be disposed of. SFAS 144 establishes a single accounting model for long-lived assets to be disposed of. SFAS 144 also removes goodwill from its scope and, therefore, eliminates the requirement of SFAS 121 to allocate goodwill to long-lived assets to be tested for impairment. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company's adoption of SFAS 142 on January 1, 2002 is not anticipated to have a material impact on the financial statements as of the date of adoption.

(3)  Continuing Operations

Since its inception, the Company has incurred net operating losses and has an accumulated deficit totaling approximately $2,400,000 at December 31, 2001. In addition, the Company used cash in operating activities totaling approximately $1,630,000 since its inception ($251,600 in 2001). Cash requirements for 1999 and 2000 were met by issuance of common stock. Cash requirements for 2001 were met by note proceeds from Perficient, Inc.

Management believes that its proposed merger with Perficient, Inc (Note 11), extension of its debt agreements (Note 6), and restructuring their organization (Note 12) will provide the Company with the necessary funds to continue as a going concern and meet operating cash needs. However, no assurances can be given that the Company will complete its proposed merger, extend its debt agreements, or improve its profitability. If the Company is not successful with these plans, it is substantially doubtful that the Company will be able to continue as a going concern.

(4)  Property and Equipment

Property and equipment consist of the following at December 31:

	2000	2001
Computer software	$223,442	$327,266
Furniture and fixtures	415,505	417,724
Computer equipment	415,505	338,612
Leasehold improvements	203,510	203,810

	1,144,623	1,287,412
Less accumulated depreciation	255,389	656,647

Property and equipment, net	$889,234	$630,765

During year ended December 31, 2000 and 2001, depreciation expense totaled approximately $206,000 and $225,000, respectively and amortization expense for property and equipment totaled approximately $44,000 and $176,000 for the years ended December 31, 2000 and 2001.

(5)  Significant Customers

Vertecon engages in business activities in one operating segment, which provides integrated management consulting services, Internet commerce solutions, and systems implementation services on a time and materials basis. Three customers accounted for approximately 65% and 72% of total revenues in 2000 and 2001, respectively. In addition, three customers comprised approximately 67% and 83% of total accounts receivable at December 31, 2000 and 2001, respectively.

(6)  Line of Credit

The Company has a $1,700,000 bank line of credit arrangement that expires on May 15, 2002. The borrowings under this arrangement are guaranteed by a shareholder, and collateralized by substantially all assets of the Company. Interest is payable for the line of credit at the bank's prime rate plus 0.50%, (5.25% at December 31, 2001).

The Company has two letters of credit outstanding, which aggregate approximately $900,000. The outstanding letters of credit are utilizing the remaining balance available under the line of credit.

(7)  Benefit Plan

The Company maintains an employee benefit plan for all eligible employees of the Company under the provisions of the Internal Revenue Code Section 401(k). The Vertecon, Inc. 401(k) Plan allows employees to contribute up to 15% of compensation and the Company may make discretionary contributions to the plan. A total of $4,500 and $31,000 were charged to operations for the Company's matching contributions in 2000 and 2001, respectively.

(8)  Notes Payable—Perficient, Inc.

The Company has 4 notes payable with Perficient, Inc (Note 11). The notes are unsecured with interest due monthly at an agreed-upon Bank's prime rate plus .5% (5.25% at December 31, 2001), due March 31, 2002. At December 31, 2001, the amount outstanding on the notes payable was $603,469, of which, $3,469 represented accrued interest.

(9)  Stock Options

In February 2001, the Company's Board of Directors and stockholders approved the 2001 Stock Option Plan (the "2001 Plan"). The 2001 Plan contains programs for the discretionary granting of stock options to employees, non-employee board members and consultants for the purchase of shares of the Company's commons stock. The Stock Option Committee of the Board of Directors administers the 2001 Plan, and determines the exercise price and vesting period for each grant. Options granted under the 2001 Plan have a maximum term of 10 years.

The Company has granted stock options to various employees under the terms of the respective employee agreements. The stock options generally vest from two to four years. The term of each option is ten years from the date of grant.

No deferred stock compensation was recorded in connection with stock options that were granted in June 2001, as the difference between the exercise price and the fair value of common stock on the date of grant was zero.

A summary of change in common stock options during 2001 is as follows:

	Shares	Range of Exercise Prices	Weighted- Average Exercise Price
-Options granted	1,197,074	$0.58	$0.58
-Options canceled	(464,586)	$0.58	$0.58

Options outstanding at December 31, 2001	714,488	$0.58	$0.58

Options vested, December 31, 2001	348,500	$0.58	$0.58

The following is additional information related to stock options outstanding at December 31, 2001:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Options	Weighted Average Exercise Price
$0.58	714,488	$0.58	9.50	348,500	$0.58

Pro forma information regarding net income is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options granted under the fair value method prescribed by SFAS 123. The fair value for these options was estimated at the date of grant using the minimum value model with the following weighted average assumptions:

Risk-free interest rate	6.00%
Dividend yield	0.00%
Weighted-average expected life of options	3 years

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

Pro forma additional compensation expense	$9,970
Pro forma net loss	$(1,368,603)
Pro forma net loss per share—basic and diluted	$(0.09)

At December 31, 2001, the weighted-average remaining contractual life of outstanding options was 9.5 years, the weighted-average grant-date fair value of options granted was $0.58, and 5,285,512 shares of common stock were reserved for future issuance.

(10)  Leases

The Company leases certain facilities and office equipment under various non-cancelable operating and capital lease agreements. Rent expense under operating leases was approximately $566,000 and $120,000 for the years ended December 31, 2001 and 2000, respectively.

Future minimum lease payments under non-cancelable operating and capital leases with initial lease terms in excess of one year as of December 31, 2001 are as follows:

Twelve months ending December 31,	Capital Leases	Operating Leases
2002	$139,447	$872,747
2003	103,014	686,750
2004	—	644,475
2005	—	551,480

	242,461	$2,755,452

Less interest portion of capital lease payments (at rates of 11%)	22,663

Present value of net minimum capital lease payments	219,798
Current installments	121,396

Capital lease obligation, less current installments	$98,402

Included in prepaid expenses is approximately $46,000, which represents the Company's last four payments due on one of its capital leases.

(11)  Income Taxes

The Company has generated tax losses since its inception. Accordingly, no income tax expense (benefit) has been recognized. The primary reconciling differences between income tax expense (benefit) and the amount of tax expense (benefit) that would be expected to result by applying the U.S. Federal corporate income tax rate of 34% to the book income (loss) before income taxes is as follows:

	2000	2001
Expected Federal income tax benefit	$(292,000)	$(450,000)
State income taxes, net of Federal benefit	(28,000)	(43,000)
Increase in valuation allowance	320,000	493,000

Income tax benefit	$—	$—

The tax effects of the temporary differences that give rise to deferred tax assets is primarily the allowance for doubtful accounts and the net operating loss carryforwards of the Company, which are offset by a valuation allowance. As of December 31, 2000 and 2001, the Company had net operating loss carryforwards of approximately $823,000 and $2,300,000, respectively, which, if not used to offset taxable income, will expire between 2020 and 2021.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those deferred tax assets become realizable. Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable losses since inception, management believes it is more likely than not that they will realize the benefits of these deferred tax assets. Accordingly, a valuation allowance has been established for the deferred tax assets.

(12)  Certain Relationships and Related Transactions

Prior to March 1999, the business activities of Vertecon were conducted within Primary Network, Inc. ("Primary"). In March 1999, Vertecon was established as a separate operating company by the Primary shareholders. As a result, Vertecon was related to CDM Properties, Inc. ("CDM"), CDM Investment, Inc. ("Invest"), and CBC Distribution and Marketing, Inc. ("CBC"), who is the parent of Primary. For the year ended December 31, 2000, Vertecon had revenues of approximately $349,000 from Primary. Vertecon was provided approximately $27,000 of internet services (DSL, ISP, and T-1) from Primary in 2000. At the beginning of 2000, the payroll costs related to four Primary employees were paid by Vertecon. The companies had an arrangement where Primary reimbursed Vertecon for the actual cost of the Primary employees' payroll and employment taxes. This arrangement was terminated in March 2000. At December 31, 2000, Primary owed Vertecon no amounts related to this arrangement. During 2000, Primary was sold to Mpower Communications. Mpower Communications has no ownership in Vertecon; therefore transactions between Vertecon and Mpower are not related party transactions.

During 2000, Vertecon performed professional services for CDM, which reduced amounts owed CDM. For the year ended December 31, 2000, Vertecon had revenues from CDM of approximately $46,000 and outstanding payables at December 31, 2000 of approximately $74,000 due to CDM. During 2001, the outstanding payable balance of approximately $74,000 was forgiven by CDM.

(13)  Restructuring

During 2001, the Company implemented certain cost reduction initiatives, workforce reductions, and reorganization plans including costs association with the pending acquisition by Perficient, Inc. resulting in a charges of approximately $538,000 consisting mostly of severance costs to former employees, legal and professional fees, and the rent for a portion of an office space lease the Company no longer utilizes as a result of the workforce reductions. The workforce reductions during the third quarter of 2001 also include actions taken in connection with the integration plan and elimination of duplicate roles in anticipation of the merger with Perficient, Inc. As part of this restructuring, the Company reduced its workforce by approximately 20 employees, and entered into severance packages with various executives of the Company. As of December 31, 2001, approximately $173,000 was still owed to these individuals from these arrangements and payable within the first six months of 2002. Additional accrued restructuring costs as of December 31, 2001 totaled approximately $100,000, and was expected to be paid in the first quarter of 2002.

(14)  Internally-Developed Software Costs

In accordance with the American Institute of Certified Public Accountants Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the Company has capitalized certain costs that were directly related to the development of computer software. During 2000, the Company capitalized approximately $173,500, and during 2001, the Company capitalized approximately $88,500 for the development of a computer software program. These costs consisted mainly of direct payroll costs related to the development of the original program in 2000 and enhancement of the program in 2001. During 2001, the Company determined that the program had not retained its original estimated life and amortized the remaining balance of the capitalized costs. Amortization expense relating to this computer software program was $43,750 and $176,000 for the years ended December 31, 2000 and 2001 respectively.

(15)  Claims and Contingencies

The Company is party to a claim for unauthorized works in the Company's computer system. The Company has entered into various agreements to settle the claim, which the Company estimates will be approximately $51,000.

The Company is party to another claim for breach of contract in performance of construction work to be performed at their office location. The Company and the party have voluntarily agreed to mediate the matter subsequent to the court ordering arbitration. The Company does not believe it is liable to the party for any amount so no estimate of loss has been recorded.

The outcome of these matters is not predictable with assurance. The Company does not believe that any liability will result from the claim, or if a liability occurs that the amount will have a material effect on its financial position, cash flows, or liquidity.

(16)  Merger Activity

On October 3, 2001, the Company announced the signing of a definitive merger agreement. Under the terms of the agreement, the Company will be acquired by Perficient, Inc. in a stock-for-stock transaction. The transaction is subject to various conditions including the approval of Perficient's shareholders.

INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
Javelin Solutions, Inc.
Minneapolis, Minnesota

We have audited the accompanying balance sheets of Javelin Solutions, Inc. as of December 31, 2001 and 2000, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. Those financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Javelin Solutions, Inc. at December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ Wipfli Ullrich Bertelson LLP

January 25, 2002
St. Paul, Minnesota

JAVELIN SOLUTIONS, INC.

BALANCE SHEETS

	December 31, 2001 and 2000
	2001	2000
Assets
Current assets:
Cash	$12,508	$18,513
Accounts receivable	1,373,833	3,244,100
Prepaid expenses and other current assets	73,565	97,393

Total current assets	1,459,906	3,360,006

Property and equipment, net	751,582	1,288,699

TOTAL ASSETS	$2,211,488	$4,648,705

Liabilities and Stockholders' Equity
Current liabilities:
Line of credit	$200,000	$350,000
Current portion of long-term debt	—	100,000
Current portion of capital lease obligations	155,630	153,601
Accounts payable	6,624	116,555
Accrued expenses and other liabilities	716,321	1,227,043

Total current liabilities	1,078,575	1,947,199

Long-term liabilities:
Long-term debt, less current portion	—	25,007
Capital lease obligations, less current portion	337,731	493,362

Total long-term liabilities	337,731	518,369

Stockholders' equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 8,207,106 shares in 2001 and 8,000,000 shares in 2000 issued and outstanding	82,071	80,000
Additional paid-in capital	510,304	195,820
Unearned stock compensation	(87,048)	(92,632)
Retained earnings	289,855	1,999,949

Total stockholders' equity	795,182	2,183,137

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,211,488	$4,648,705

See accompanying notes to financial statements.

JAVELIN SOLUTIONS, INC.

STATEMENTS OF OPERATIONS

	Years Ended December 31, 2001 and 2000
	2001	2000
Consulting revenues	$7,480,069	$13,418,123
Costs of consulting revenues	5,105,056	6,892,075

Gross margin on consulting revenues	2,375,013	6,526,048
Operating expenses:
General and administrative	2,842,321	3,417,713
Sales	585,704	1,067,532
Human resources	105,120	465,966
Stock compensation	72,139	100,688

Total operating expenses	3,605,284	5,051,899

Income (loss) from operations	(1,230,271)	1,474,149
Other income (expense):
Interest income	46,471	23,055
Interest expense	(85,605)	(89,939)
Loss on disposals of property and equipment	(117,588)	—
Other financing expenses	(1,284)	(41,836)
Other expenses	(15,032)	(1,280)

Net income (loss)	$(1,403,309)	$1,364,149

Basic net income (loss) per share	$(0.17)	$0.17

Diluted net income (loss) per share	$(0.17)	$0.15

See accompanying notes to financial statements.

JAVELIN SOLUTIONS, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

	Years Ended December 31, 2001 and 2000
	Common Stock
			Additional Paid-In Capital	Unearned Stock Compensation	Retained Earnings
	Shares	Amount				Total
Balance—January 1, 2000	8,000,000	$80,000	$2,500	$—	$886,654	$969,154
Unearned compensation	—	—	193,320	(193,320)	—	—
Amortization of unearned compensation	—	—	—	100,688	—	100,688
Stockholder distributions	—	—	—	—	(250,854)	(250,854)
Net income	—	—	—	—	1,364,149	1,364,149

Balance—December 31, 2000	8,000,000	80,000	195,820	(92,632)	1,999,949	2,183,137
Unearned compensation	—	—	66,555	(66,555)	—	—
Amortization of unearned compensation	—	—	—	72,139	—	72,139
Issuance of common stock	207,106	2,071	247,929	—	—	250,000
Stockholder distributions	—	—	—	—	(306,785)	(306,785)
Net loss	—	—	—	—	(1,403,309)	(1,403,309)

Balance—December 31, 2001	8,207,106	$82,071	$510,304	$(87,048)	$289,855	$795,182

See accompanying notes to financial statements.

JAVELIN SOLUTIONS, INC.
STATEMENTS OF CASH FLOWS

	Years Ended December 31, 2001 and 2000
	2001	2000
Cash flows from operating activities:
Net income (loss)	$(1,403,309)	$1,364,149

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	516,859	366,836
Loss from disposal of property and equipment	117,588	—
Bad debt provision	(16,074)	348,807
Non-cash stock compensation	72,139	100,688
Changes in operating assets and liabilities:
Accounts receivable	1,886,341	(1,858,217)
Prepaid expenses	23,828	(71,480)
Accounts payable	(109,931)	100,322
Accrued and other liabilities	(510,722)	474,485

Total adjustments	1,980,028	(538,559)

Net cash provided by operating activities	576,719	825,590

Cash flows from investing activities:
Capital expenditures	(123,582)	(690,695)
Proceeds from disposal of property and equipment	26,252	—

Net cash used in investing activities	(97,330)	(690,695)

Cash flows from financing activities:
Net increase (decrease) in short-term note payable	(150,000)	200,000
Principal payments on long-term debt	(125,007)	(99,996)
Principal payments on capital lease obligations	(153,602)	(84,689)
Proceeds from issuance of common stock	250,000	—
Distributions to stockholders	(306,785)	(250,854)

Net cash used in financing activities	(485,394)	(235,539)

Net decrease in cash	(6,005)	(100,644)
Cash at beginning of year	18,513	119,157

Cash at end of year	$12,508	$18,513

See accompanying notes to financial statements.

JAVELIN SOLUTIONS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1    Nature of Business and Summary of Significant Accounting Policies

Business

        Javelin Solutions, Inc (the "Company") is a software services firm that uses advanced technologies to perform fully integrated project development activities at its solutions center in addition to supplying staff augmentation support. The Company is able to provide its customers with strategy, project management, application development, technical architecture, interactive design, creative and hosting services.

        The Company was incorporated in March 1996 in Minnesota. The Company is structured as an "S" Corporation and is headquartered in Minneapolis, Minnesota.

Use of Estimates

        The accounting and reporting policies conform to accounting principles generally accepted in the United States. In preparing the accompanying financial statements, management is required to make certain estimates and assumptions that directly affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

Revenue Recognition

        Consulting revenues are comprised of revenue from consulting fees recognized on a time and material basis as performed. Reimbursable expenses are included as a component of costs of consulting revenue.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents. Cash accounts are maintained at one financial institution and are insured by the Federal Deposit Insurance Corporation up to $100,000. At times, the Company's bank balance may exceed the insured amounts. Management believes the credit risk to the Company's deposits is minimal due to the Bank's strong credit rating.

Allowance for Doubtful Accounts

        The allowance for doubtful accounts is established through a provision for bad debts charged to expense. Bad debt incurred is charged against the allowance for doubtful accounts when management believes that the ability to collect the balance is unlikely.

        Management believes the allowance for doubtful accounts is adequate to cover probable credit losses relating to specifically identified accounts receivable balances, as well as probable credit losses inherent in the balance of the accounts receivable population.

        The allowance is based on past events and current economic conditions and does not include the effects of expected losses on specific groups of accounts receivables that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. At December 31, 2001 and 2000, the balance in the allowance for doubtful accounts was $552,504 and $568,578, respectively.

Income Taxes

        The Company has elected to be taxed under the provisions of subchapter "S" of the Internal Revenue Code and comparable state regulations. Under these provisions, the Company does not pay federal or state corporate income taxes on its taxable income (nor is it allowed a net operating loss carryback or carryover as a deduction). Instead, the stockholders report on their personal income tax returns their proportionate share of the Company's taxable income (or loss) and tax credits.

Fair Value of Financial Instruments

        Cash and cash equivalents, accounts receivable, accounts payable, and other accrued liabilities are stated at cost which approximates fair value due to the short-term maturity of these instruments.

Stock Option Plan

        The company currently accounts for its stock-based compensation plans using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation. Since the Company is not required to adopt the fair value based recognition provisions prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, it has elected only to comply with the disclosure requirements set forth in the Statement, which include disclosing pro forma net income as if the fair value based method of accounting had been applied.

Advertising Costs

        The Company expenses advertising costs as they are incurred. Advertising costs for the years ended December 31, 2001 and 2000 were not material.

Property, Equipment, and Depreciation

        Property and equipment are valued at cost and includes equipment under leases, which have been capitalized. Maintenance and repair costs are charged to expense as incurred. Gains and losses on disposition of property and equipment are reflected in income. Depreciation and amortization of property and equipment are provided using straight line and accelerated methods for financial reporting purposes over the estimated useful lives of the assets or terms of the lease, whichever is required.

Net Earnings Per Share

        The Company follows the provisions of Statement of Financial Accounting Standards No. 128 "Earnings Per Share." Basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share includes the weighted average number of common shares outstanding and the number of equivalent shares which would be issued related to stock options and warrants, and contigently issuable common shares using the treasury method, unless such additional equivalent shares are antidilutive.

Segments

        The Company follows the provisions of the Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information. Statement No. 131 requires a business enterprise, based upon a management approach, to disclose financial and descriptive information about its operating segments. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. Under this definition, the Company operates as a single segment for all periods presented.

Impairment of Long-Lived Assets

        The Company periodically reviews the carrying amounts of property and equipment, identifiable intangible assets and excess of cost over fair value of net assets acquired both purchased in the normal course of business and acquired through acquisition to determine whether current events or circumstances, as defined in Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Livid Assets to be Disposed of, warrant adjustments to such carrying amounts by considering, among other things, the future cash inflows expected to result from the use of the asset and its eventual disposition less the future cash outflows expected to be necessary to obtain those inflows. At this time, future cash inflows exceed future cash outflows; thus, no impairment loss has been recognized. Management reviews the valuation and amortization periods of excess of cost over fair value of net assets acquired on a periodic basis, taking into consideration any events and circumstances which might result in diminished fair value or revised useful life. No events or circumstances have occurred to warrant a diminished fair value of reduction in the useful life of excess of cost over fair value of net assets acquired.

Note 2    Investment Receivable

        The Company entered into an agreement with one of its customers whereby the Company would provide certain consulting services in exchange for cash and an equity investment (in the customer). As of December 31, 2001 and 2000, the Company has not received the investment portion of the agreement. As a result, included in accounts receivable is an amount due of $322,540 that is payable to the Company in the form of an equity investment in the customer. Management had reserved $161,270 of the December 31, 2000 balance, in the allowance for doubtful accounts. During 2001, the balance of the receivable was written-off as uncollectible.

Note 3    Line of Credit and Long Term Debt

        The Company has a line of credit facility providing up to $1,500,000, subject to certain borrowing base calculations as defined, which is secured by substantially all assets of the Company, expires March 31, 2002, and bears interest at the Bank's prime rate plus 0.50% (5.25% at December 31, 2001).

        The line of credit is supported by a credit agreement that provides, among other matters, certain restrictive covenants, including maintenance of certain ratios and minimum equity requirements. At

December 31, 2001, the Company was not in compliance with certain loan covenants, these being reported to and waived by the lender.

Note 4    Long-Term Debt

        Long-term debt consisted of the following at December 31:

	2001	2000
Variable rate note payable to a Bank at prime plus 0.5% payable in monthly installments of $8,333 plus interest, secured by accounts receivables, property and equipment, general intangibles, and personal guarantees of the stockholders, due March 31, 2002.	$—	$125,007

Less—current maturities	—	100,000

Total long-term debt	$—	$25,007

Note 5    Defined Contribution Profit Sharing Plan

        The Company sponsors a defined contribution profit sharing plan covering all eligible employees. Employees are allowed to make voluntary contributions to the plan. The Company may make certain discretionary contributions to the plan on behalf of the employees as determined by the Board of Directors. The Company's contribution to the plan was $83,133 and $183,600 for the year ended December 31, 2001 and 2000, respectively.

Note 6    Balance Sheet Components

        Prepaid expenses and other current assets consisted of the following at December 31:

	2001	2000
Prepaid rent	$38,471	$45,661
Prepaid insurance	29,086	39,113
Interest receivable	1,776	2,664
Prepaid parking	4,232	9,955

	$73,565	$97,393

        Accrued and other liabilities consisted of the following at December 31:

	2001	2000
Accrued payroll and payroll liabilities	$391,106	$775,069
Accrued vacation	212,222	267,384
Accrued defined contribution profit sharing plan	83,133	183,600
Other accrued expenses	29,860	990

	$716,321	$1,227,043

Note 7    Supplemental Cash Flow Information

	2001	2000
Cash paid during the year for interest	$86,889	$89,939

Noncash investing and financing activities:

        During 2000, a capital lease obligation of $681,725 was incurred when the Company entered into a lease for computer equipment. The fair market value of the equipment of $794,831 was recorded in the property and equipment account. The difference of $113,106 was applied towards the lease contract at its inception by the shareholders and was recorded as capital contribution (as a credit against shareholder distributions).

Note 8    Net Income (loss) Per Share

        The following table sets forth the computation of basic and diluted net income (loss) per share for the years ended December 31:

	2001	2000
Net income (loss)	$(1,403,309)	$1,364,149
Denominator for basic net income (loss) per share—weighted average shares	8,103,553	8,000,000
Effect of dilution securities—employee stock options	N/A	896,500

Denominator for diluted net income (loss) per share—weighted average shares adjusted for dilutive securities	8,103,553	8,896,500

Net income (loss) per share—basic	$(0.17)	$0.17

Net income (loss) per share—assuming dilution	$(0.17)	$0.15

        For 2001, diluted net loss per share is the same as basic net loss per share, as the effect of the assumed exercise of stock options are antidilutive due to the Company's net loss for that year ended. Diluted net loss per share excludes common stock equivalents of 962,500 shares for 2001.

Note 9    Leases

        The Company leases its office space and various items of property and equipment. Two of the leases for computer equipment, which are for 3 and 5 years, expiring in 2002 and 2004, are classified as capital leases. The office space and remaining property and equipment leases, expiring during the next six years, are classified as operating leases.

        Property and equipment includes the following amounts for the leases that have been capitalized:

	2001	2000
Computer equipment	$853,388	$853,388

Less—Accumulated amortization	455,004	189,415

Totals	$398,384	$663,973

        Lease amortization is included in depreciation expense.

        Future minimum payments, by year and in aggregate, under the capital and non-cancelable operating leases with initial or remaining terms in excess of one year consisted of the following:

	Capital Leases	Operating Leases
2002	$195,684	$415,061
2003	186,888	423,849
2004	186,888	413,007
2005	—	337,795
2006	—	247,095

Total minimum lease payments	569,460	$1,836,807

Amount representing interest	76,099

Present value of net minimum lease payments	493,361

Less—current maturities	155,630

Long-term capital lease obligation	$337,731

        Total rent expense for all operating leases was $678,575 and $528,270 for the years ended December 31, 2001 and 2000, respectively.

Note 10    Stock Option Plan

        In January 2000, the Company adopted a stock option plan designed to attract and retain qualified personnel in key positions. The plan provides for the grant of either incentive stock options (ISO's) or non-statutory stock options (NSO's). In general, ISO's granted under the plan are exercisable at a price equal to the fair value of the stock, as determined by the Board of Directors, on the date of the grant; NSO's granted under the plan are exercisable at a price as determined by the Board of Directors. Furthermore, the options are subject to various graded four-year vesting schedules with a maximum exercise period of ten years. The plan currently authorizes the issuance of 2,000,000 shares, of which 834,250 were unallocated as of December 31, 2001.

        The Company recorded $66,555 and $193,320 in deferred stock compensation in connection with stock options that were granted during 2001 and 2000, respectively, representing the difference between the exercise price and the fair value of the Company's common stock on the date of grant. Amortization of stock compensation expense related to the 2000 options will be recognized on prorata as they vest over the four-year vesting period. Amortization of stock compensation expense related to the 2001 options will be recognized on a prorata as they vest over the two-year vesting schedule. Stock compensation expense for the year ended December 31, 2001 and 2000 was $72,139 and $100,688, respectively.

        Activity in the stock option plan for the year ended December 31, 2001 and 2000 is summarized as follows:

	Shares	Range of Exercise Prices	Weighted -Average Exercise Price
Options outstanding at January 1, 2000	—	—	—
Options granted	1,414,750	$0.01 - $3.40	$0.70
Options forfeited	(142,500)	$0.01 - $2.75	$1.93

Options outstanding at December 31, 2000	1,272,250	$0.01 - $3.40	$0.67
Options granted	268,000	$0.01	$0.01
Options forfeited	(374,500)	$0.01 - $3.40	$1.00

Options outstanding at December 31, 2001	1,165,750	$0.01 - $3.40	$0.29

Options vested, December 31, 2000	237,625	$0.01 - $2.75	$0.17

Options vested, December 31, 2001	410,750	$0.01 - $3.40	$0.22

        As of December 31, 2001, the exercise price of all options outstanding ranged from $.01 to $3.40 and had a weighted-average life remaining life of approximately 8.5 years.

        Pro forma information regarding net income (loss) is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options granted under the fair value method prescribed by SFAS 123. The fair value for these options was estimated at the date of grant using the minimum value model with the following weighted average assumptions:

Risk-free interest rate	5.50%
Dividend yield	0.00%
Weighted-average expected life of options	4 years

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

	2001	2000
Pro forma compensation expense increase	$275	$1,000
Pro forma net income (loss)	$(1,403,584)	$1,363,149
Pro forma net income (loss) per share-basic	$(0.17)	$0.17
Pro forma net income (loss) per share-diluted	$(0.17)	$0.16

Note 11    Business and Credit Concentrations

        Sales of the Company's services are dependent upon the economic conditions of various industries and any specialized modifications and revisions proceeding in the technology industry. Changes in these industries may significantly affect management's estimates and the Company's performance.

        During 2001, one customer accounted for 21% of sales and 8% of the December 31, 2001 accounts receivable balance, and one other customer accounted for 17% of sales and 22% of the December 31, 2001 accounts receivable balance. During 2000, one customer accounted for 18% of sales and 2% of the December 31, 2000 accounts receivable balance, another customer accounted for 16% of sales and 14% of the December 31, 2000 accounts receivable balance, another customer accounted for 14% of sales and 2% of the December 31, 2000 accounts receivable balance, and one other customer accounted for 11% of sales and 1% of the December 31, 2000 accounts receivable balance. None of the customers noted were the same in 2001 and 2000.

Note 12    Restructuring

        Throughout 2001, the Company has implemented certain cost reduction initiatives and workforce reductions resulting in charges of approximately $255,000 consisting mostly of severance costs to former employees and outside services related to a potential merger (Note 11). The Company reduced its workforce by a total of 39 consulting professionals and 10 administrative and sales personnel, or a total of 49 employees. There were no accrued restructuring costs as of December 31, 2001.

Note 13    Business Combinations

        Effective October 26, 2001, the Company executed a definitive merger agreement with Perficient, Inc ("Perficient") who will acquire all of the Company's outstanding shares and assume all of the assets and liabilities of the Company. The acquisition is pending approval of Perficient's shareholders among other approvals and conditions. The merger is expected to close in the first quarter of 2002.

Note 14    Continuing Operations

        In 2001, the Company incurred a net operating loss in excess of $1,400,000, which, along with shareholder distributions, caused the Company's retained earnings to decrease by approximately 86%. The loss and reduction in retained earnings raises initial doubt about the Company's ability to continue as a going concern

        Management believes that its restructuring of expenses to match its current demand (Note 12) and its proposed merger with Perficient, Inc. (Note 13) will provide the mitigating factors to allow the Company to continue as a going concern. However, no assurances can be given that the Company will be successful in its plans. If the Company is not successful with these plans, management will be required to modify its current operations and future business strategies.

Note 15    Claims and Contingencies

        The Company is party to a claim, which they are contesting. The outcome of the matter is not predictable with assurance. The Company does not believe that any liability will result from the claim, or that any liability resulting from the claim will have a material adverse effect on its financial position, cash flows, or liquidity.

Note 16    Future Accounting Change

        In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 supersedes Accounting Principles Board (APB) Opinion No. 16, "Business Combinations", and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." SFAS No. 141 requires the use of the purchase method of accounting for business combinations initiated after June 30, 2001. SFAS No. 142 supersedes APB Opinion No. 17, "Intangible Assets." SFAS No. 142 addresses how intangible assets acquired outside of a business combination should be accounted for upon acquisition and how goodwill and other intangible assets should be accounted for after they have been initially recognized. SFAS No. 142 eliminates the amortization for goodwill and other intangible assets with indefinite lives. Other intangible assets with a finite life will be amortized over their useful life. Goodwill and other intangible assets with indefinite useful lives shall be tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset may be impaired. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The Corporations adoption of SFAS 142 on January 1, 2002 is not anticipated to have a material impact on the financial statements as of the date of adoption.

        In August 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Livid Assets to be Disposed of." Because Statement 121 did not address the accounting for a segment of a business accounted for as a discontinued operation under opinion 30, two accounting models existed for long-lived assets to be disposed of. SFAS 144 establishes a single accounting model for long-lived assets to be disposed of. SFAS 144 also removes goodwill from its scope and, therefore, eliminates the requirement of SFAS 121 to allocate goodwill to long-lived assets to be tested for impairment. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Corporations adoption of SFAS 142 on January 1, 2002 is not anticipated to have a material impact on the financial statements as of the date of adoption.

Note 17    Property and Equipment

        Property and equipment consist of the following at December 31:

	2001	2000
Computer equipment	$1,718,377	$1,749,293
Office furniture and equipment	31,848	21,490
Leasehold improvements	—	23,911

Subtotal	1,750,225	1,785,694
Less accumulated depreciation	998,643	496,995

Property and equipment, net	$751,582	$1,288,699

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law provides, in effect, that we may, and in certain cases must, indemnify any person made a party to any action by reason of the fact that he is or was one of our directors, officers, employees or agents against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

        Article 6 of our certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

        Article 11 of our bylaws provide that we shall indemnify, to the fullest extent permitted by Delaware law, any and all of our directors and officers, or former directors and officers, or any person who may have served at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

        We have entered into Indemnity Agreements with each of our directors and officers. Under these agreements, we are obligated, to the extent permitted by Delaware Law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they served as directors or officers or assumed certain responsibilities at our direction. We have purchased directors and officers liability insurance in order to limit our exposure to liability for indemnification of directors and officers.

ITEM 21. EXHIBITS.

Exhibit Number	Description
2.1###	Agreement and Plan of Merger, dated as of September 30, 2001, by and among Perficient, Inc., Perficient Vertecon, Inc., Primary Webworks, Inc. d/b/a Vertecon, Inc., and certain shareholders of Vertecon, Inc.
2.2###	Agreement and Plan of Merger, dated as of October 26, 2001, by and among Perficient, Inc., Perficient Javelin, Inc., Javelin Solutions, Inc. and the shareholders of Javelin Solutions, Inc.
3.1+	Certificate of Incorporation of Perficient, Inc.
3.2+	Bylaws of Perficient Inc.
4.1+	Specimen Certificate for shares of common stock.
4.2+	Warrant granted to Gilford Securities Incorporated.
4.3+++	Certificate of Designation, Rights and Preferences of Series A Preferred Stock.
4.4+++	Form of Common Stock Purchase Warrant.
5.1###	Opinion of McCarter & English, LLP.
8.1	Opinion of Armstrong Teasdale, LLP (including consent).
8.2###	Opinion of Oppenheimer Wolff & Donnelly, LLP (including consent).

10.1**	1999 Stock Option/Stock Issuance Plan, including all amendments thereto.
10.2###	Employment Agreement between the Company and John T. McDonald.
10.3+	Form of Indemnity Agreement between the Company and its directors and officers.
10.4+	Contractor Service Agreement, dated December 31, 1998, between Registrant and Vignette Corporation.
10.5*	Agreement and Plan of Merger, dated as of December 10, 1999, by and among the Registrant, Perficient Acquisition Corp., LoreData, Inc. and John Gillespie (including amendments thereto).
10.6**	Agreement and Plan of Merger, dated as of February 16, 2000 by and among the Registrant, Perficient Compete, Inc., Compete Inc., and the Shareholders of Compete, Inc.
10.7***	Registration Rights Agreement, dated as of January 3, 2000 between Perficient and John Gillespie.
10.8***	Form of Registration Rights Agreement between Perficient and certain purchasers of common stock.
10.9***	Subcontract Agreement, dated as of November 4, 1999 between Perficient and Plumtree, Inc.
10.10++	Lease by and between HUB Properties Trust and Perficient.
10.11#	Agreement dated October 10, 2000 between Perficient and International Business Machines, Inc.
10.12###	Employment Agreement of Sam J. Fatigato
10.13###	Employment Agreement with Jeffrey Davis
10.14###	Employment Agreement with Dale Klein
10.15###	Form of Voting Agreement regarding Vertecon Stock Issuance
10.16###	Form of Voting Agreement regarding Javelin Stock Issuance
10.17###	Form of Voting Agreement regarding Series A Preferred Stock and Warrants
10.18+++	Convertible Stock Purchase Agreement, dated as of December 21, 2001 by and among Perficient and the Investors listed on Schedule 1 thereto
21.1###	Subsidiaries.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of Wipfli Ullrich Bertelson LLP.
23.4###	Consent of McCarter & English, LLP (included in Exhibit 5.1 to this Registration Statement).
23.5###	Consent of Charles Windsor
23.6###	Consent of Dale Klein
23.7####	Consent of Michael J. Cromwell, III.
23.8####	Consent of Robert E. Pickering, Jr.
24.1###	Power of Attorney.
99.1###	Form of Proxy Card

+
Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Registration Statement on Form SB-2 (File No. 333-78337) declared effective on July 28, 1999 by the Securities and Exchange Commission and incorporated herein by reference.

++
Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Registration Statement on Form SB-2 (File No. 333-35948) declared effective on July 6, 2000 by the Securities and Exchange Commission and incorporated herein by reference.

+++
Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report on Form 8-K filed on January 17, 2002 and incorporated herein by reference.

*
Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report on Form 8-K filed on January 14, 2000 and incorporated herein by reference.

**
Previously filed with the Securities and Exchange Commission as an Appendix to the Company's Proxy Statement filed on April 7, 2000 and incorporated herein by reference.

***
Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Annual Report on Form 10-KSB filed on March 30, 2000 and incorporated herein by reference.

#
Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Annual Report on Form 10-KSB filed on April 2, 2001 and incorporated herein by reference.

##
To be filed by amendment.

###
Previously filed.

####
Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Annual Report on Form 10-KSB filed March 15, 2002 and incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (c)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement.

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment described in the preceding paragraph immediately shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)  That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

        (5)  That for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement for the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (6)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on March 25, 2002.

PERFICIENT, INC.
By:	/s/ JOHN T. MCDONALD John T. McDonald Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ JOHN T. MCDONALD John T. McDonald	Chief Executive Officer and Chairman of the Board of Directors (principle executive officer)	March 25, 2002
* Sam J. Fatigato	President, Chief Operating Officer and Director	March 25, 2002
/s/ MATTHEW CLARK Matthew Clark	Chief Financial Officer and Vice President (principal financial and accounting officer)	March 25, 2002
* David S. Lundeen	Director	March 25, 2002
* Dr. W. Frank King	Director	March 25, 2002
* Philip J. Rosenbaum	Director	March 25, 2002
* Steven G. Papermaster	Director	March 25, 2002
*By:	/s/ JOHN T. MCDONALD as Attorney-in-Fact